 As filed with the Securities and Exchange Commission on August 3, 1999
                                                      Registration No. 333-78773

================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------
                                 Amendment No. 1
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                              RIVA BANCSHARES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



        DELAWARE                         6712                   58-2398959
(State of Incorporation)     (Primary Standard Industrial    (I.R.S. Employer
                             Classification Code Number)    Identification No.)

                              13004 STARBUCK ROAD
                           ST. LOUIS, MISSOURI 63141
                                 (314) 514-8491

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                               RICHARD C. JENSEN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             RIVA BANCSHARES, INC.
                              13004 STARBUCK ROAD
                           ST. LOUIS, MISSOURI 63141
                                 (314) 514-8491
            (Name, address, including zip code and telephone number,
              including area code, of agent for service) Copies to:


       ROBERT C. SCHWARTZ, ESQ.            KENNETH H. SUELTHAUS, ESQ.
    SMITH, GAMBRELL & RUSSELL, LLP           SUELTHAUS & WALSH, P.C.
       PROMENADE II, SUITE 3100       7733 FORSYTH BOULEVARD, TWELFTH FLOOR
      1230 PEACHTREE STREET, N.E.           ST. LOUIS, MISSOURI 63105
        ATLANTA, GEORGIA 30309                   (314) 727-7676
            (404) 815-3500

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: Upon the effective date of the merger of Premier Bancshares, Inc. with and into the Registrant.

   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]



                                              CALCULATION OF REGISTRATION FEE
                                                               PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF                AMOUNT           OFFERING PRICE PER      PROPOSED MAXIMUM          AMOUNT OF
    SECURITIES TO BE REGISTERED        TO BE REGISTERED(3)           SHARE         AGGREGATE OFFERING PRICE REGISTRATION FEE
- ------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value           1,100,000 shares               (4)               $4,464,134(5)         $1,241.03(7)
==================================== ======================= ===================== ======================= ===================
Common Stock Purchase Warrants(1)            350,000                  $0                     $0                    $0
==================================== ======================= ===================== ======================= ===================
Common Stock, $.01 par value(2)              350,000              $12.00                $4,200,000(6)         $1,167.60
==================================== ======================= ===================== ======================= ===================


(1) Represents common stock purchase warrants reserved for issuance to the Premier Bancshares, Inc. shareholders in connection with the merger.
(2) Represents the shares of common stock which are issuable upon the exercise of the common stock purchase warrants.
(3) Based on the estimated maximum number of shares of the Registrant's common stock to be issued in connection with the proposed merger ("Merger") of Premier Bancshares, Inc. with and into the Registrant. In accordance with Rule 416 under the Securities Act of 1933, this Registration Statement shall also register any additional shares of the Registrant's common stock which may become issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions as provided by the agreement relating to the Merger.
(4)      Not applicable.
(5) Computed in accordance with Rule 457(f)(2) based upon the book value as of March 31, 1999 of the maximum estimated number of securities (42,000 shares of common stock of Premier Bancshares, Inc.) to be received by the Registrant in exchange for the securities registered hereby.
(6)      Computed in accordance with Rule 457(i).
(7)      Registration fee was previously paid
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

PREMIER BANCSHARES, INC.                                   RIVA BANCSHARES, INC.


                   MERGER PROPOSED-YOUR VOTE IS VERY IMPORTANT


         The Boards of Directors of Riva Bancshares, Inc. and Premier Bancshares, Inc. have agreed on a merger of our two companies. Before we can complete this merger, the agreement must be approved by each company's shareholders. We are sending you this Proxy Statement/Prospectus to ask you to vote in favor of the merger.


         Upon completion of the merger, each share of Premier common stock, other than shares held by Premier shareholders who perfect dissenters' rights, will be converted into the number of shares of Riva Bancshares common stock equal to the quotient obtained by dividing $215.136 by the initial public offering price of one share of Riva Bancshares common stock, rounded to the nearest third decimal. This is the exchange ratio. Cash will be paid in lieu of fractional shares. In addition, the shareholders of Premier will receive warrants to purchase 350,000 shares of Riva Bancshares common stock. Riva Bancshares has filed a registration statement on Form S-4 pursuant to the Securities Act of 1933, as amended, for up to 1,100,000 shares of its common stock to be issued in connection with the merger.



         Riva Bancshares' securities are not currently listed on any national securities exchange or the Nasdaq Stock Market. Riva Bancshares has filed a registration statement on Form S-1 registering its sale of 3,000,000 shares of common stock in its initial public offering. Riva Bancshares intends to qualify its common stock for trading on the Nasdaq National Stock Market following the initial public offering under the symbol "RIVA."


         THIS PROXY STATEMENT/PROSPECTUS PROVIDES DETAILED INFORMATION ABOUT THE MERGER. YOU SHOULD READ IT CAREFULLY. THE MERGER INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" ON PAGE __ OF THIS PROXY STATEMENT/PROSPECTUS.

         YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the special meeting, please vote by completing the enclosed proxy card and mailing it to us. If you sign, date and mail your proxy card without indicating how you want to vote, we will vote your proxy in favor of the merger. If you do not return your card, you will in effect vote against the merger.

         We are enthusiastic about this merger and the strength and capabilities we expect from the combined company. We join all the other members of each company's Board of Directors in recommending that you vote in favor of the merger.

         The dates, times and places of the meetings are:

           Riva Bancshares shareholders:         Premier shareholders:
           August ___, 1999, ______ a.m.         August 16, 1999, 6:30 p.m.
           13004 Starbuck Road                   815 West Stadium Boulevard
           St. Louis, Missouri 63141             Jefferson City, Missouri 65110


           Richard C. Jensen                              Charles R. Willibrand
           President                                      Chairman of the Board


================================================================================
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED THE SECURITIES TO BE ISSUED UNDER THIS PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THESE SECURITIES ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY OF ANY OF THE PARTIES, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.
================================================================================

         This Proxy Statement/Prospectus is dated August __,1999 and was first mailed to shareholders on or about August __, 1999.

                            PREMIER BANCSHARES, INC.
                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


                          TO BE HELD ON AUGUST 16, 1999

  NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of Premier Bancshares, Inc. will be held at 815 West Stadium Boulevard, Jefferson City,
        Missouri, on August 16, 1999 at 6:30 p.m., local time, for the following purposes:

         1. To approve the Amended and Restated Agreement and Plan of Merger, dated as of July 29, 1999 by and between Premier Bancshares, Inc. and Riva Bancshares, Inc., a Delaware corporation, pursuant to which Premier will merge with and into Riva Bancshares. Upon consummation of the merger, each issued and outstanding share of Premier common stock will be converted into the right to receive shares of Riva Bancshares common stock and stock purchase warrants, as more fully described in the merger agreement and further described in the Proxy Statement/Prospectus; and


         2. To transact such other business as may properly come before the special meeting or any adjournments or postponements thereof.

         NOTICE OF RIGHT TO DISSENT. If the merger is completed and you strictly follow the steps required by law, you will have the right to dissent from the merger and receive the fair value of your shares determined in accordance with ss.351.455 RSMo. The right of any such shareholder to dissenters' rights is contingent upon consummation of the merger and upon strict compliance with the requirements set forth in ss.351.455 RSMo., the full text of which is set forth as Appendix B to the accompanying Proxy Statement/Prospectus.


         Only shareholders of record at the close of business on August 1, 1999 (the "Record Date") will be entitled to receive notice of, and to vote at, the special meeting and any adjournments or postponements thereof. The affirmative vote of the holders of two-thirds of the shares of Premier common stock outstanding on the Record Date is required for the approval of the merger agreement and the transactions contemplated thereby, including the merger.


         THE BOARD OF DIRECTORS OF PREMIER UNANIMOUSLY RECOMMEND THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.



                              Charles R. Willibrand
                              Chairman of the Board

August ___, 1999


PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

                             RIVA BANCSHARES, INC.
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON AUGUST ___, 1999

               NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of Riva Bancshares, Inc. will be held at 13004 Starbuck Road, St.
Louis, Missouri, on August ____, 1999 at ___:00 a.m., local time, for the following purposes:



         1. To approve the Amended and Restated Agreement and Plan of Merger, dated as of July 29, 1999 by and between Premier Bancshares, Inc., a Missouri corporation, and Riva Bancshares, Inc., pursuant to which Premier will merge with and into Riva Bancshares. Upon consummation of the merger, each issued and outstanding share of Premier common stock will be converted into the right to receive shares of Riva Bancshares common stock and stock purchase warrants, as more fully described in the merger agreement and further described in the Proxy Statement/Prospectus; and


         2. To transact such other business as may properly come before the special meeting or any adjournments or postponements thereof.


         NOTICE OF RIGHT TO DISSENT. If the merger is completed and you strictly follow the steps required by law, you will have the right to dissent from the merger and receive the value of your shares determined in accordance with Title 8, Section 262, of the Delaware General Corporation Law. The right of any such shareholder to dissenters' rights is contingent upon consummation of the merger and upon strict compliance with the requirements set forth in Title 8, Section 262, the full text of which is set forth as Appendix C to the accompanying
Proxy Statement/Prospectus.


         Only shareholders of record at the close of business on ____________, 1999 (the "Record Date") will be entitled to receive notice of, and to vote at, the special meeting and any adjournments or postponements thereof. The affirmative vote of a majority of the shares of Riva Bancshares common stock outstanding on the Record Date is required for the approval of the merger agreement and the transactions contemplated thereby, including the merger.

         THE BOARD OF DIRECTORS OF RIVA BANCSHARES UNANIMOUSLY RECOMMEND THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.



                                Richard C. Jensen
                                President


August ___, 1999


PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

                                TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----

AVAILABLE INFORMATION AND REPORTS TO SECURITY HOLDERS.............................................................1

SUMMARY...........................................................................................................2
      The Companies:..............................................................................................2
      The Merger..................................................................................................2
      What Premier Shareholders Will Receive......................................................................2
      Reasons for the Merger......................................................................................2
      The Shareholders Meetings...................................................................................3
      Board of Directors Recommendations to Shareholders..........................................................3
      Record Date; Voting Power...................................................................................3
      Vote Required...............................................................................................3
      Interests of Persons Involved in the Merger that are Different from Yours...................................3
      Conditions to the Merger....................................................................................3
      Termination of the Merger Agreement.........................................................................4
      Regulatory Approvals........................................................................................4
      Accounting Treatment........................................................................................4
      Important Federal Tax Consequences..........................................................................4
      Dissenters' Rights..........................................................................................4

SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA......................................................................6

PRO FORMA FINANCIAL DATA..........................................................................................8

RISK FACTORS......................................................................................................9

THE SPECIAL MEETING OF RIVA BANCSHARES SHAREHOLDERS..............................................................16
      General....................................................................................................16
      Matters to be Considered...................................................................................16
      Vote Required..............................................................................................16
      Voting of Proxies..........................................................................................16
      Voting and Revocation of Proxies...........................................................................16
      Solicitation of Proxies....................................................................................17
      Record Date and Voting Rights..............................................................................17
      Recommendation of the Riva Bancshares Board................................................................17

THE SPECIAL MEETING OF PREMIER SHAREHOLDERS......................................................................18
      General....................................................................................................18
      Matters to be Considered...................................................................................18
      Vote Required..............................................................................................18
      Voting of Proxies..........................................................................................18
      Voting and Revocation of Proxies...........................................................................18
      Solicitation of Proxies....................................................................................19
      Record Date and Voting Rights..............................................................................19

      Recommendation of the Premier Board........................................................................19

THE MERGER.......................................................................................................20
      Description of the Merger..................................................................................20
      Effective Time and Closing of the Merger...................................................................21
      Exchange of Certificates...................................................................................21
      Background of and Reasons for the Merger...................................................................23
      Conditions Precedent to the Merger.........................................................................29
      Conduct of Business Prior to the Merger....................................................................30
      Termination................................................................................................32
      Expenses...................................................................................................33
      Material Federal Income Tax Consequences...................................................................33
      Interests of Certain Persons in the Merger.................................................................34
      Dissenters' Rights of Premier Shareholders and Riva Bancshares Shareholders................................36
      Accounting Treatment.......................................................................................38
      Bank Regulatory Matters....................................................................................38
      Status of Regulatory Approvals and Other Information  .....................................................39
      Restrictions on Resales....................................................................................39
      Recommendation of the Premier Board........................................................................40
      Recommendation of the Riva Bancshares Board................................................................40

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY..................................................................41
      Market Prices..............................................................................................41
      Dividend Policy............................................................................................41

INFORMATION ABOUT RIVA BANCSHARES................................................................................42
      General....................................................................................................42
      Acquisition of Premier Bancshares, Inc.....................................................................43
      Strategy of Riva Bancshares................................................................................44
      Operations of Riva Bancshares..............................................................................49
      Operations of Premier Bancshares, Inc......................................................................50
      Asset/Liability Management.................................................................................50
      Competition................................................................................................50
      Data Processing............................................................................................51
      Facilities.................................................................................................51
      Employees..................................................................................................51
      Legal Proceedings..........................................................................................51
      Principal Shareholders of Riva Bancshares..................................................................52
      Management of Riva Bancshares..............................................................................53
      Certain Transactions.......................................................................................59

INFORMATION ABOUT PREMIER........................................................................................60
      General....................................................................................................60
      Asset/Liability Management.................................................................................60
      Competition................................................................................................60
      Security Ownership of Certain Beneficial Owners and Management of Premier..................................60
      Facilities.................................................................................................61




                                      (ii)

      Employees..................................................................................................61
      Legal Proceedings..........................................................................................62
      Monetary Policies..........................................................................................62
      Certain Transactions.......................................................................................62

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
      CONDITION AND RESULTS OF OPERATIONS........................................................................63
      Riva Bancshares, Inc.......................................................................................63
      Premier Bancshares, Inc....................................................................................63
      Summary....................................................................................................65
      Results of Operations......................................................................................69
      Financial Condition........................................................................................69
      Year 2000 Readiness........................................................................................85
      Accounting Pronouncements..................................................................................86
      Effects of Inflation and Changing Prices...................................................................87
      Monetary Policies..........................................................................................87

DESCRIPTION OF RIVA BANCSHARES CAPITAL STOCK AND PREMIER CAPITAL STOCK...........................................88
      Riva Bancshares Capital Stock..............................................................................88
      Premier Capital Stock......................................................................................91

COMPARISON OF SHAREHOLDER RIGHTS.................................................................................92
      Call of Special Shareholder Meetings.......................................................................92
      Shareholder Consent in Lieu of Meeting.....................................................................92
      Shareholder Voting ........................................................................................92
      Limitation or Elimination of Directors' Personal Liability.................................................93
      Indemnification............................................................................................94
      Amendments to Articles or Certificate of Incorporation and Bylaws..........................................94
      Dissenters' Rights of Appraisal............................................................................95
      Inspection of Books, Records and Shareholders List.........................................................95
      Dissolution................................................................................................96
      Preemptive Rights..........................................................................................96
      Interested Director Transactions...........................................................................96
      Filling Vacancies on the Board of Directors................................................................96
      Dividends and Repurchases of Shares .......................................................................97
      Anti-Takeover Statutes.....................................................................................97

LEGAL OPINIONS...................................................................................................99

EXPERTS..........................................................................................................99

OTHER MATTERS....................................................................................................99

INDEX TO FINANCIAL STATEMENTS...................................................................................F-1

APPENDIX A - AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER..................................................A-1




                                      (iii)

APPENDIX B - MO. REV. STAT. ss.351.455..........................................................................B-1

APPENDIX C - DEL. CODE ANN., TITLE 8, ss.262....................................................................C-1

APPENDIX D - FAIRNESS OPINION OF GRA THOMPSON, WHITE & COMPANY, P.C.............................................D-1






                                      (iv)

              AVAILABLE INFORMATION AND REPORTS TO SECURITY HOLDERS



         Riva Bancshares filed a registration statement on Form S-4 to register with the Securities and Exchange Commission the Riva Bancshares common stock to be issued to Premier shareholders in the merger. You may read and copy any information filed by Riva Bancshares, without charge, at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Room. Copies of the registration statement may be obtained through commercial document retrieval services and at the Securities and Exchange Commission's internet site through "http://www.sec.gov."



         This joint Proxy Statement/Prospectus is a part of the registration statement and does not contain all the information included the registration statement. Neither Riva Bancshares nor Premier is currently subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. Upon completion of Riva Bancshares' initial public offering, Riva Bancshares will be subject to these reporting requirements and will be required to file annual and quarterly reports with the Securities and Exchange Commission.


         THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                     SUMMARY


         This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully, and for more complete descriptions of the legal terms of the merger, you should read carefully this entire document and the documents we have referred you to.


THE COMPANIES:


                             RIVA BANCSHARES, INC.
                               13004 Starbuck Road
                            St. Louis, Missouri 63141
                                 (314) 514-8491



         Riva Bancshares was organized under the laws of the state of Delaware on May 1, 1998. Riva Bancshares is a development stage company with no history of operations as a bank holding company. Prior to acquiring Premier, Riva Bancshares will not own any banks. The above address is temporary. We are currently in the process of negotiating for permanent office space in the St. Louis metropolitan area.


                            PREMIER BANCSHARES, INC.
                           815 West Stadium Boulevard
                         Jefferson City, Missouri 65110
                                 (573) 893-6000

         Premier is a bank holding company. Through its banking subsidiary, Premier Bank, Premier provides a wide range of banking services in the Jefferson City and Columbia, Missouri markets.

THE MERGER


         The acquisition of Premier by Riva Bancshares is governed by a merger agreement. We encourage you to read the merger agreement, which is attached as Appendix A.



FORMATION OF RIVA BANCSHARES AND THE INITIAL PUBLIC OFFERING



         We formed Riva Bancshares to create a multi-market bank serving business customers who are dissatisfied with the impersonal service delivered by super-regional and national banks. To accelerate the implementation of our business plan, we have agreed to acquire Premier and its wholly-owned subsidiary, Premier Bank, an independent state-chartered bank with total assets of approximately $67 million. Immediately after the closing of the merger, Riva Bancshares will close on an initial public offering of 3,000,000 shares of its common stock. An additional 450,000 shares of Riva Bancshares common stock will be issued if the underwriters exercise their over-allotment option. The completion of the initial public offering is dependent upon the closing of the acquisition of Premier. Upon completion of the acquisition, Premier Bank will be renamed Riva Bank. The proceeds of the offering will be used to support future growth of Premier Bank and to implement Riva Bancshares' business plan.


WHAT PREMIER SHAREHOLDERS WILL RECEIVE


         Premier shareholders will receive in exchange for each one share of Premier common stock the following:



         Riva Bancshares common stock with a value at the initial public offering price equal to $215.136

         A warrant to purchase 3.605 shares of Riva
            Bancshares common stock at the initial
            public offering price at any time
            within 10 years after the closing of
            the merger transaction*


         A warrant to purchase 5.020 shares of Riva
            Bancshares common stock at 120% of the
            initial public offering price at any time within 10 years after the closing of the merger transaction




*These warrants will not be received by Bruce W. Wiley. The warrants for shares of Riva Bancshares common stock at the initial public offering price that would otherwise have been distributed to him will be divided among the other shareholders of Premier.



         Premier shareholders should not send in their stock certificates until requested to do so after the merger is completed.


REASONS FOR THE MERGER


         The Board of Directors of Premier believes that the combined entity will provide a larger capital base and diversified markets for Premier Bank. It is anticipated that a public market for Riva Bancshares stock will exist, providing liquidity to Premier shareholders. The Board of Directors of Riva Bancshares believes that the merger will enable Riva Bancshares to expand its operations by building upon Premier's existing infrastructure, technology and outsourcing relationships.


THE SHAREHOLDERS MEETINGS


         Riva Bancshares Shareholders. We will hold the Riva Bancshares special meeting at _______________ St. Louis, Missouri, at ___ a.m. on _______, 1999. At
this meeting, we will ask Riva Bancshares shareholders:


1.       To approve the merger agreement; and

2. To act on any other matters that may be put to a vote at the Riva Bancshares special meeting.



         If the consent in favor of the merger can be obtained from the holders of a majority of the shares of Riva Bancshares common stock, we will not hold a shareholders meeting for Riva Bancshares.



         Premier Shareholders. We will hold the Premier special meeting at 815 West Stadium Boulevard, Jefferson City, Missouri, at 6:30 p.m., on August 16, 1999. At this meeting, we will ask Premier's shareholders:



1.       To approve the merger agreement; and
2. To act on any other matters that may be put to a vote at the Premier special meeting.

BOARD OF DIRECTORS RECOMMENDATIONS TO SHAREHOLDERS


         Riva Bancshares Shareholders. The Riva Bancshares Board of Directors believes that the merger is in the best interests of Riva Bancshares shareholders and recommends that they vote "for" the proposal to approve the merger agreement.


         Premier Shareholders. The Premier Board of Directors believes that the merger is fair to the Premier shareholders and in their best interests, and unanimously recommends that they vote "for" the proposal to approve the merger agreement.

RECORD DATE; VOTING POWER


         Riva Bancshares Shareholders. You may vote at the Riva Bancshares special meeting if you owned Riva Bancshares shares as of the close of business on __________, 1999. You will have one vote for each share of Riva Bancshares common stock you owned on that date.



         Premier Shareholders. You may vote at the Premier special meeting if you owned Premier shares as of the close of the business on August 1, 1999. You will have one vote for each share of Premier common stock you owned on August 1, 1999.



VOTE REQUIRED


         The merger must be approved by the holders of a majority of the shares of Riva Bancshares common stock. The merger must be approved by the holders of at least two-thirds of the holders of Premier common stock.


INTERESTS OF PERSONS INVOLVED IN THE MERGER THAT ARE DIFFERENT FROM YOURS


         Certain executive officers and directors of Riva Bancshares and Premier have interests in the merger agreement that are different from your interests generally, including employment and bonus arrangements, as well as stock option plans.


CONDITIONS TO THE MERGER

         The completion of the merger depends on the fulfillment of a number of conditions, including the following:


         - approval of the merger by the shareholders of Riva Bancshares and Premier;

         - the Registration Statement of which this prospectus is a part, being declared effective by the Securities and Exchange Commission;
         - receipt of the opinion of GRA Thompson, White & Company, P.C., as to the fairness from a financial point of view of the merger to Premier shareholders;
         -        approval of appropriate regulatory agencies; and

         - Riva Bancshares shall have entered into an underwriting agreement providing for the firm commitment underwriting of shares of its common stock having an aggregate gross purchase price of at least $25,000,000.

         - the underwriters in the initial public offering shall have given their assurances that they are ready, willing and able to close on the initial public offering, and have the funds available to pay for the shares sold in the initial public offering.

TERMINATION OF THE MERGER AGREEMENT

         The two companies can agree at any time to terminate the merger agreement before completing the merger, even if the shareholders of both companies have already voted to approve it.

         Either company may also terminate the merger agreement if:

         - the other party materially violates any of its representations or warranties under the merger agreement and fails to cure such violation;
         - there is an inaccuracy in any representation or warranty of the other party contained in the merger agreement which has not been cured within 30 days after written notice of such inaccuracy;
         - any government body whose approval is necessary to complete the merger makes a final decision not to approve the merger;

         - the Riva Bancshares shareholders or the Premier shareholders do not approve the merger agreement;

         -        the merger has not been consummated by September 30, 1999; or
         - the conditions to the obligations of a party to complete the merger cannot be satisfied by September 30, 1999.


         The merger agreement can also be terminated by Riva Bancshares if dissenter's rights are claimed by persons owning, in the aggregate, more than 10% of the issued and outstanding Premier stock. Premier may terminate the merger agreement if, prior to the effective time of the merger agreement, GRA Thompson White & Company, P.C. withdraws its fairness opinion or a third party makes a bona fide acquisition proposal that Premier's Board of Directors determines is more favorable to Premier shareholders than the merger agreement.


REGULATORY APPROVALS


         Riva Bancshares and Premier have filed all required applications for regulatory review and approval or notice with the Federal Reserve Board and the Missouri Division of Finance. On June 11, 1999, Riva Bancshares received the necessary Federal Reserve Board approval of the merger from the Federal Reserve Bank of St. Louis. On June 3, 1999, the parties received approval from the Missouri Division of Finance.


ACCOUNTING TREATMENT


         The merger will be accounted for as if Premier had acquired Riva Bancshares, and the consolidated financial statements of Premier will become the historical consolidated financial statements of Riva Bancshares.


IMPORTANT FEDERAL TAX CONSEQUENCES

         We expect that the two companies and their shareholders will not recognize any gain or loss for U.S. federal income tax purposes in the merger, except in connection with any cash that Premier shareholders receive instead of fractional shares. This tax treatment will not apply to any shareholder who exercises dissenter's rights. The tax treatment will depend on your specific situation. You should consult your own tax advisor for a full understanding of the merger's tax consequences.

DISSENTERS' RIGHTS


         Premier. Missouri law permits Premier shareholders to dissent from the merger and to have their shares appraised and the fair value paid to them in cash. To exercise dissenters' rights, Premier shareholders must follow certain procedures, including filing notices with Premier and either abstaining from voting or voting against the merger. If you follow the required formalities, your Premier shares will not become shares of Riva Bancshares common stock. Instead, your only right will be to receive the fair value of your Premier shares in cash.


         Riva Bancshares. Delaware law permits Riva Bancshares shareholders to dissent from the merger and to have their shares appraised and the fair value paid to them in cash. To exercise dissenters' rights, Riva Bancshares shareholders must follow certain procedures, including filing notices with Riva Bancshares and either abstaining from voting or voting against the merger.

                  SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA


The following tables set forth the summary of selected consolidated financial data of Premier Bancshares and Riva Bancshares for the periods indicated. Premier Bancshares' selected consolidated financial data as of December 31, 1997 and 1998 and for each of the years ended December 31, 1996, 1997, and 1998 are derived from Premier Bancshares' consolidated financial statements, which have been audited by KPMG LLP, independent auditors. Riva Bancshares' selected financial data as of December 31, 1998 and for the period from May 1, 1998 (date of inception) to December 31, 1998 are derived from Riva Bancshares' financial statements, which have been audited by KPMG LLP, independent auditors. These selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," Riva Bancshares' financial statements and notes and Premier Bancshares' consolidated financial statements and notes, and financial and other information included in other parts of this prospectus.



                                                       PREMIER BANCSHARES                               RIVA BANCSHARES
                                    ---------------------------------------------------------   -------------------------------
                                                                                SIX MONTHS         PERIOD FROM
                                    PERIOD FROM          YEARS ENDED               ENDED           MAY 1, 1998      SIX MONTHS
                                      APRIL 1-           DECEMBER 31,            JUNE 30,           (DATE OF           ENDED
                                    DECEMBER 31,   ------------------------   ---------------     INCEPTION) TO      JUNE 30,
                                        1995        1996     1997     1998     1998     1999    DECEMBER 31, 1998      1999
                                    ------------   ------   ------   ------   ------   ------   -----------------   -----------
                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
      SUMMARY INCOME STATEMENT:
        Interest income...........    $   515      $1,430   $2,175   $3,440   $1,431   $2,297        $    21          $    11
        Interest expense..........        302         883    1,309    2,090      884    1,350             --               --
                                      -------      ------   ------   ------   ------   ------        -------          -------
        Net interest income.......        213         547      866    1,350      547      947             21               11
        Provision for loan
          losses..................         64          80      112      292       74      105             --               --
                                      -------      ------   ------   ------   ------   ------        -------          -------
        Net interest income after
          provision for loan
          losses..................        149         467      754    1,058      473      842             21               11
        Noninterest income........         12          47       90      169       76       87             --               --
        Noninterest expense.......        324         627      736    1,196      553      858            143              259
                                      -------      ------   ------   ------   ------   ------        -------          -------
        Income (loss) before
          income tax expense......       (163)       (113)     108       31       (4)      71           (122)            (248)
        Income tax expense........         --          --       11        9       --       31             --               --
                                      -------      ------   ------   ------   ------   ------        -------          -------
        Net income (loss).........    $  (163)     $ (113)  $   97   $   22   $   (4)  $   40        $  (122)         $  (248)
                                      =======      ======   ======   ======   ======   ======        =======          =======
        Basic and dilutive
          earnings (loss) per
          share...................    $ (4.65)     $(3.54)  $ 2.99   $ 0.55   $(0.11)  $ 0.96        $(12.18)         $(24.83)
                                      =======      ======   ======   ======   ======   ======        =======          =======
      PERFORMANCE RATIOS:
        Net interest margin(1)....       7.13%       3.05%    3.32%    3.23%    2.95%    3.28%
        Efficiency ratio(2).......     140.00      122.02    87.25    97.48    88.83    82.95
        Average shareholders'
          equity to average
          assets..................      29.53       16.04    10.88     9.24     9.53     7.11
        Return on average
          assets..................      (2.04)      (0.58)    0.34     0.05    (0.02)    0.13
        Return on average
          shareholders' equity....      (6.91)      (3.60)    3.15     0.53    (0.23)    1.82


- ---------------------------

(1) Computed by dividing net interest income by average earning assets.

(2) Computed by dividing noninterest expense by the sum of net interest income and noninterest income.

                                                         PREMIER BANCSHARES                              RIVA BANCSHARES
                                        -----------------------------------------------------   ---------------------------------
                                                   AT DECEMBER 31,
                                        -------------------------------------        AT                AT                AT
                                         1995      1996      1997      1998     JUNE 30, 1999   DECEMBER 31, 1998   JUNE 30, 1999
                                        -------   -------   -------   -------   -------------   -----------------   -------------
                                                                         (dollars in thousands)
      SUMMARY BALANCE SHEET DATA:
       Investment securities..........  $ 5,398   $ 6,256   $ 5,418   $ 6,478      $ 9,397            $ --              $ --
       Loans, net.....................    6,264    15,206    23,342    41,171       49,164              --                --
       Earning assets.................   13,808    23,543    31,060    53,170       61,342             712               146
       Total assets...................   15,082    25,652    33,717    57,756       66,692             884               864
       Noninterest-bearing deposits...      341     2,576     1,478     2,817        3,014              --                --
       Total deposits.................   11,507    22,268    28,353    48,816       57,329              --                --
       Federal Home Loan Bank
         advances.....................       --        --       940     3,445        3,782              --                --
       Note payable...................      300       300     1,050       750          925              --                --
       Shareholders' equity...........  $ 3,191   $ 3,016   $ 3,222   $ 4,438      $ 4,335            $877              $629
                                        =======   =======   =======   =======      =======            ====              ====
      ASSET QUALITY RATIOS:
       Allowance for loan losses to
         total loans..................     1.00%     0.78%     0.89%     1.05%        1.01%
       Non-performing loans to total
         loans........................       --        --      0.69      0.23         0.37
       Net charge-offs to average
         loans........................       --      0.22      0.12      0.20         0.10
      CAPITAL RATIOS:
       Shareholders' equity to
         assets.......................    21.16%    11.76%     9.56%     7.68%        6.50%
       Total capital to risk-weighted
         assets.......................    38.75     18.63     18.17     11.62         9.79
       Tier 1 capital to risk-weighted
         assets.......................    38.00     17.92     17.06     10.57         8.80
       Tier 1 capital to average
         assets.......................    22.46     12.97     10.05      7.87         6.87

                            PRO FORMA FINANCIAL DATA


The unaudited pro forma summary income statement data set forth below assumes that Riva Bancshares was formed on January 1, 1998 and gives effect to the acquisition of Premier Bancshares as if the acquisition had occurred on January 1, 1998 and was accounted for as a reverse acquisition. The unaudited pro forma summary balance sheet data set forth below assumes that Riva Bancshares was formed on the date indicated. The pro forma financial data set forth below does not include the effects of this offering. The pro forma financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," Riva Bancshares' financial statements and notes, Premier Bancshares' consolidated financial statements and notes, and financial and other information included elsewhere in this prospectus. The pro forma results are not necessarily indicative of the results that would have been achieved had the acquisition of Premier Bank occurred on January 1, 1998, or of future operations.


                              RIVA             PREMIER                           RIVA
                           BANCSHARES         BANCSHARES                      BANCSHARES
                       -------------------   ------------                    -------------
                           PERIOD FROM
                           MAY 1, 1998
                       (DATE OF INCEPTION)    YEAR ENDED
                               TO            DECEMBER 31,     PRO FORMA        PRO FORMA
                        DECEMBER 31, 1998        1998       ADJUSTMENTS(1)   CONSOLIDATED
                       -------------------   ------------   --------------   -------------
                                      (in thousands, except per share data)
SUMMARY INCOME
 STATEMENT DATA:
 Interest income.....        $    21          $ 3,440          $  --           $ 3,461
 Interest expense....             --            2,090             --             2,090
                             -------           -------          -----           -------
 Net interest
   income............        $    21            1,350             --             1,371
 Provision for loan
   losses............             --               292             --               292
                             -------           -------          -----           -------
 Net interest income
   after provision
   for loan losses...             21             1,058             --             1,079
 Noninterest
   income............             --               169             --               169
 Noninterest
   expense...........            143             1,196            323             1,662
                             -------           -------          -----           -------
 Income (loss) before
   income tax
   expense...........           (122)               31           (323)             (414)
 Income tax
   expense...........             --                 9             --                 9
                             -------           -------          -----           -------
 Net income (loss)...        $  (122)          $    22          $(323)          $  (423)
                             =======           =======          =====           =======
 Basic and dilutive
   earnings (loss)
   per share.........        $(12.18)          $  0.55                          $ (0.51)(2)
                             =======           =======                          =======
SUMMARY BALANCE SHEET
 DATA:
 Investment
   securities........        $    --           $ 6,478          $  --           $ 6,478
 Loans, net..........             --            41,171             --            41,171
 Earning assets......            712            53,170             --            53,882
 Intangible asset....             --                --            588               588
 Total assets                    884            57,756            588            59,228
 Noninterest-bearing
   deposits..........             --             2,817             --             2,817
 Total deposits......             --            48,816             --            48,816
 Federal Home
Loan Bank advances...             --             3,445             --             3,445
 Note payable........             --               750             --               750
 Shareholders'
   equity............            877             4,438            588             5,903


                            RIVA           PREMIER
                         BANCSHARES       BANCSHARES                      RIVA BANCSHARES
                       --------------   --------------                    ---------------
                         SIX MONTHS       SIX MONTHS
                           ENDED            ENDED          PRO FORMA         PRO FORMA
                       JUNE 30, 1999    JUNE 30, 1999    ADJUSTMENTS(1)    CONSOLIDATED
                       --------------   --------------   --------------   ---------------
                                     (in thousands, except per share data)
SUMMARY INCOME
 STATEMENT DATA:
 Interest income.....     $    11          $ 2,297            $ --            $ 2,308
 Interest expense....          --            1,350              --              1,350
                          -------          -------            ----            -------
 Net interest
   income............          11              947              --                958
 Provision for loan
   losses............          --              105              --                105
                          -------          -------            ----            -------
 Net interest income
   after provision
   for loan losses...          11              842              --                853
 Noninterest
   income............          --               87              --                 87
 Noninterest
   expense...........         259              858             136              1,253
                          -------          -------            ----            -------
 Income (loss) before
   income tax
   expense...........        (248)              71            (136)              (313)
 Income tax
   expense...........          --               31              --                 31
                          -------          -------            ----            -------
 Net income (loss)...     $  (248)         $    40           $(136)           $  (344)
                          =======          =======            ====            =======
 Basic and dilutive
   earnings (loss)
   per share.........     $(24.83)         $  0.96                            $ (0.42)(2)
                          =======          =======                            =======
SUMMARY BALANCE SHEET
 DATA:
 Investment
   securities........     $    --          $ 9,397            $ --            $ 9,397
 Loans, net..........          --           49,164              --             49,164
 Earning assets......         146           61,342              --             61,488
 Intangible asset....          --               --             588                588
 Total assets                 864           66,692             588             68,144
 Noninterest-bearing
   deposits..........          --            3,014              --              3,014
 Total deposits......          --           57,329              --             57,329
 Federal Home
Loan Bank advances...          --            3,782              --              3,782
 Note payable........          --              925              --                925
 Shareholders'
   equity............         629            4,335             588              5,552


- ---------------------------

(1) In connection with the acquisition of Riva Bancshares by Premier, goodwill of $587,905 is reflected in the pro forma financial statements. Goodwill has been established based upon the excess of the purchase price of $217,799 over the fair value of net liabilities assumed of $370,106 (giving effect to the assumed redemption of the outstanding Series A Preferred Stock). The goodwill is being amortized on an accelerated basis over 3 years, the term of the employment contracts of the key members of Riva Bancshares management. The purchase price of Riva Bancshares is computed as follows:

    - The 100,000 warrants sold to certain investors have been valued at an aggregate price of $50,000 or $0.50 per warrant, as determined by an independent appraisal.

    - $167,799 relates to the sale of 475,000 shares of common stock and the granting of 115,798 warrants to the founders of Riva Bancshares. Common stock has been measured as the difference between the estimated fair value of $11.00 per share and the sale price of $0.01 per share, as adjusted for the 465,000 shares of common stock repurchased. The warrants have been valued at an aggregate price of $57,899, or $0.50 per warrant, as determined by an independent appraisal.


(2) Pro forma earnings (loss) per share have been computed based on an estimated 828,182 shares of common stock outstanding, which includes 818,182 shares of common stock to be issued to the shareholders of Premier in connection with the merger and 10,000 shares of common stock of Riva Bancshares which are currently outstanding.

                                  RISK FACTORS


An investment in our common stock involves a high degree of risk. You should carefully consider the risks below and other information in this Proxy Statement/Prospectus before deciding to invest in our common stock. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected. In this event, the trading price of our common stock could decline, and you may lose all or part of your investment.


RIVA BANCSHARES HAS NO OPERATING HISTORY UPON WHICH TO BASE AN ESTIMATE OF OUR FUTURE PERFORMANCE

We have no operating history on which to base any estimate of future performance. We incorporated Riva Bancshares on May 1, 1998 and have not engaged in any banking operations. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of development. We are at risk of not successfully addressing the following:

  - expansion into our identified markets;

  - building our customer base;

  - developing and retaining customer loyalty;

  - responding to competitive developments;

  - attracting, retaining and motivating qualified management and employees;

  - maintaining efficient operations through outsourcing of back office operations; and

  - upgrading our technologies, products and services.

IF WE FAIL TO MANAGE GROWTH AS WE PURSUE OUR EXPANSION STRATEGY, IT COULD NEGATIVELY AFFECT OUR OPERATIONS

Failure to manage our growth effectively or failure to attract and retain qualified personnel could have a material adverse effect on our business, future prospects, financial condition or results of operations, and could adversely affect our ability to successfully implement our business strategy.

We intend to pursue an aggressive growth strategy and our results of operations will be affected by our ability to:

  - identify suitable markets;

  - build our customer base;

  - maintain credit quality;

  - attract sufficient deposits to fund our anticipated loan growth;

  - attract qualified bank management in each of our targeted markets;

  - negotiate agreements with acceptable terms for the acquisition of existing banks; and

  - maintain adequate regulatory capital.

WE WILL HAVE BROAD DISCRETION IN USING THE PROCEEDS OF THE OFFERING

We will have broad discretion in the application of the net proceeds of this offering. The timing and specific application of the net proceeds will remain in the sole discretion of our management. Upon completion of the offering, we intend to contribute approximately $20 million of the net proceeds to the capital of Premier Bank to support the growth of its loan portfolio by increasing its legal lending limit, and to use approximately $1 million to redeem the outstanding Series A Preferred Stock. The remainder of the net proceeds will be applied in the future as needed to implement our business plan, including the opening of a banking center in the St. Louis market. We intend to accomplish our expansion primarily through the opening of additional banking centers in our identified markets, but our expansion in our target markets could include one or more acquisitions of existing financial institutions. You will not have the opportunity to evaluate the economic, financial and other relevant information which will be utilized by us in determining the application of such proceeds.

OUR SUCCESS LARGELY DEPENDS UPON THE SKILL AND EXPERIENCE OF OUR SENIOR MANAGEMENT TEAM

The success of our operations will depend upon the services of Richard C. Jensen, our President and Chief Executive Officer, as well as other senior officers and managers. The loss of any of these individuals could have a material adverse effect on our business, future prospects, financial condition or results of operations. We do not have key man life insurance with respect to any of our officers. Our future success also depends on our ability to identify, attract and retain qualified senior officers and other employees in our identified markets.

WE WILL BE VERY DEPENDENT ON THIRD PARTY SUPPLIERS

We are dependent on third parties to provide a number of our core processing functions. Our financial condition may suffer if the third parties we depend on for outsourcing our back office operations, data processing and other products and services either increase the cost of their services or fail to maintain the operational integrity of their networks. As a result, the failure of the systems of any of our third party providers could adversely affect our business operations and financial condition.

OUR RESULTS OF OPERATIONS WILL BE SIGNIFICANTLY AFFECTED BY THE ABILITY OF OUR BORROWERS TO REPAY THEIR LOANS

Lending money is an essential part of the banking business. However, borrowers do not always repay their loans. The risk of non-payment is affected by:

  - credit risks of a particular borrower;

  - changes in economic and industry conditions;

  - the duration of the loan; and

  - in the case of a collateralized loan, uncertainties as to the future value of the collateral.

Generally, commercial/industrial, construction and commercial real estate loans present a greater risk of non-payment by a borrower than other types of loans. Our focus on making these types of loans, especially our concentration in commercial real estate loans, will make us more susceptible to the risk of non-payment than other banks with a more diversified loan portfolio.

OUR FINANCIAL CONDITION AND OTHER RESULTS OF OPERATIONS WOULD BE ADVERSELY AFFECTED IF OUR ALLOWANCE FOR LOAN LOSSES IS NOT SUFFICIENT TO ABSORB ACTUAL LOSSES

There is no precise method of predicting loan losses. We can give no assurance that our allowance for loan losses will be sufficient to absorb actual loan losses. Excess loan losses could have a material adverse effect on our financial condition and results of operations. We will attempt to maintain an appropriate allowance for loan losses to provide for potential losses in our loan portfolio. We will periodically determine the amount of the allowance for loan losses based upon consideration of several factors, including:

  - an ongoing review of the quality, mix and size of the overall loan portfolio;

  - historical loan loss experience;

  - evaluation of non-performing loans;

  - assessment of economic conditions and their effects on the existing portfolio; and

  - the amount and quality of collateral, including guarantees, securing loans.

OUR FINANCIAL CONDITION MAY BE ADVERSELY AFFECTED BY OUR INABILITY TO ATTRACT SUFFICIENT DEPOSITS TO FUND OUR ANTICIPATED LOAN GROWTH

We anticipate that we will need to attract significant levels of deposits to fund our anticipated loan growth. Our ability to attract and maintain such deposit levels will depend on our ability to attract new deposit customers. To the extent that funds generated by our deposit customers are insufficient to fund our loan growth, we may need to raise additional funds through public or private financings. We can give no assurance that we would be able to obtain these funds on terms that are favorable to us.

WE MAY NOT BE ABLE TO EXPAND THROUGH BRANCHING OR FIND SUITABLE ACQUISITION CANDIDATES


We can give no assurance that we will be able to expand our existing market presence or successfully enter new markets. In entering new markets, we may encounter competitors with greater financial and operational resources. In our attempt to establish new branches of Riva Bank, we may be unable to find attractive locations, negotiate favorable lease terms, or attract customers and we may encounter additional problems experienced by new branches.


Although we intend to expand primarily through selective branch openings, we intend to evaluate potential acquisitions that would complement or expand our business. In doing so, we expect to compete with other potential bidders, many of which may have greater financial resources than we have. Failure to find suitable acquisition candidates or expand our market presence would adversely affect our ability to successfully implement our business strategy.

EVEN IF WE ARE ABLE TO FIND SUITABLE ACQUISITION CANDIDATES, WE MAY NOT BE ABLE TO INTEGRATE ACQUISITIONS WITH OUR EXISTING OPERATIONS

The process of opening new bank locations and evaluating, negotiating and integrating acquisition transactions will divert management time and resources. We can give no assurance that we will be able to integrate successfully or operate profitably any newly-established banking center or acquired financial institution. We may experience disruption and incur unexpected expenses in integrating these acquisitions. Failure to successfully integrate these acquisitions could negatively affect our operations.

OUR BUSINESS COULD BE ADVERSELY AFFECTED IF WE ARE UNABLE TO OBTAIN REGULATORY APPROVALS IN A TIMELY MANNER

The establishment of branches or the acquisitions of banks in our identified markets and other market areas will be subject to our receiving the necessary regulatory approvals. Premier Bank has applied for approval to open a branch in the St. Louis market. Failure to obtain this approval as well as future regulatory approvals in a timely manner could have a material adverse effect on our business, future prospects, financial condition or results of operations.

WE COULD BE ADVERSELY AFFECTED BY CHANGES IN THE LAW, ESPECIALLY CHANGES DEREGULATING THE BANKING INDUSTRY

We will operate in a highly regulated environment and will be subject to supervision and regulation by several governmental regulatory agencies, including the Federal Reserve Board, the FDIC, and the Missouri Division of Finance. These regulations are generally intended to provide protection for depositors and customers rather than for the benefit of investors. We will be subject to changes in federal and state law, regulations, governmental policies, income tax laws and accounting principles. Deregulation could adversely affect the banking industry as a whole, including our operations. The effects of these changes could adversely affect our future operations.

INTEREST RATE VOLATILITY COULD SIGNIFICANTLY HARM OUR BUSINESS

Our results of operations will be materially affected by the monetary and fiscal policies of the federal government and the regulatory policies of governmental authorities. Our profitability will be dependent to a large extent on our net interest income, which is the difference between our income on interest-earning assets, such as loans, and our expense on interest-bearing liabilities, such as deposits. A change in market interest rates could adversely affect our earnings. Consequently, we will be particularly sensitive to interest rate fluctuations. As we plan to hold most of the loans we originate internally, we will face a greater risk of rapid changes in interest rates than banks which sell their loans in secondary markets.

WE WILL BE COMPETING WITH MANY LARGER FINANCIAL INSTITUTIONS WHICH HAVE FAR GREATER FINANCIAL RESOURCES THAN WE HAVE

Competition among financial institutions in the state of Missouri and our identified markets is intense. We will compete with other bank holding companies, state and national commercial banks, savings and loan associations, consumer finance companies, credit unions, securities brokerages, insurance companies, mortgage banking companies, money market mutual funds, asset-based non-bank lenders and other financial institutions. Many of these competitors have greater financial resources and lending limits, larger branch networks, and are able to offer a broader range of products and services than we can. Failure to compete effectively for deposit, loan and other banking customers in our identified markets could have a material adverse effect on our business, future prospects, financial condition or results of operations.

IF A MARKET FOR OUR COMMON STOCK DOES NOT DEVELOP, YOU MAY NOT BE ABLE TO SELL YOUR SHARES AS QUICKLY AS YOU MAY LIKE

There is no established public market for our common stock. We can not guarantee:

  - that any market for our common stock will develop;

  - that any market for our common stock that develops will be liquid;

  - that you will be able to sell the common stock you buy in this offering; or

  - that you will be able to sell the common stock you buy in this offering at any particular price.

Although we expect to have our common stock approved for quotation on The Nasdaq National Market, an active trading market may not develop or continue after this offering.

FUTURE SALES OF OUR COMMON STOCK COULD DEPRESS THE PRICE OF OUR COMMON STOCK

Sales of a substantial number of shares of common stock in the public market following this offering, or the perception that sales could occur, could adversely affect the market price for our common stock. After the offering, we will have approximately 3,828,182 shares of common stock outstanding (assuming no exercise of the underwriters' over-allotment option and assuming that 818,182 shares will be issued in the merger). In addition, we have a stock option plan under which we have reserved options to purchase 500,000 shares of our common stock as well as outstanding warrants to purchase 565,798 shares of common stock. Of the 3,828,182 shares which will be outstanding after the offering, the 3,000,000 shares being sold in this offering will be eligible for sale in the open market without restriction, except for shares purchased by "affiliates" of Riva Bancshares. 10,000 shares of common stock will be "restricted securities" as that term is defined in Rule 144 of the Securities Act of 1933 and will become eligible for sale pursuant to Rule 144 approximately 90 days after the closing of the merger. Upon completion of the merger, our officers and directors will hold an aggregate of approximately 375,000 shares of common stock and have agreed not to sell any of their shares for 180 days following the closing of the offering without the prior written consent of the underwriters. Following the expiration of this 180-day lock-up period, these shares will be eligible for sale in the public market subject to compliance with certain volume limitations and other conditions of Rule 144. The market price of the common stock could be materially adversely affected by the sale or availability for sale of shares now held by our existing shareholders or of shares which may be issued under our stock option plan.

In addition, the directors and executive officers of Premier have agreed not to sell any of their shares for 180 days following the offering. Following the expiration of this 180-day lock period, these shares will be eligible for sale in the public market subject to compliance with certain volume limitations and other conditions of Rule 145 of the Securities Act of 1933.


OUR SUCCESS WILL BE DEPENDENT UPON ECONOMIC CONDITIONS IN MISSOURI AND THE SURROUNDING STATES

Our success will significantly depend upon economic conditions in Missouri and the markets in which we will operate. A prolonged economic downturn or recession in Missouri or in any of our identified markets, could cause our non-performing assets to increase, which would cause operating losses, impaired liquidity and the erosion of capital. Such an economic dislocation or recession could result from a variety of causes, including a prolonged downturn in various industries upon which these markets depend, or natural disasters such as floods, tornadoes or earthquakes. Future adverse changes in the Missouri economy or the local economies of our identified markets could have a material adverse effect on our business, future prospects, financial condition or results of operations.

WE DO NOT EXPECT TO PAY DIVIDENDS ON OUR COMMON STOCK FOR THE FORESEEABLE FUTURE

We intend to retain any earnings to enhance Riva Bank's capital structure for the foreseeable future. As a holding company, Riva Bancshares will have no significant independent sources of revenue. The principal source of funds to pay dividends on our common stock, to service indebtedness and to fund operations will be cash dividends and other payments that we receive from Riva Bank. Accordingly, any dividends paid to our shareholders will depend on Riva Bank's earnings, capital requirements, financial conditions and other factors considered relevant by our board of directors.

WE WILL BE RESTRICTED IN OUR ABILITY TO PAY DIVIDENDS TO OUR SHAREHOLDERS


Premier Bank, which is a Missouri state-chartered bank, is restricted in its ability to pay dividends under state banking laws and regulations. As of June 30, 1999, Premier Bank was unable to pay cash dividends on its common stock without regulatory approval. In addition, sound banking practices require the maintenance of adequate levels of capital. Federal regulatory authorities have adopted standards for the maintenance of capital of banks, and adherence to such standards may further limit the ability of banks to pay dividends. Therefore, any money which is used to provide additional capital for Riva Bank after the acquisition will be difficult for the holding company to recapture for its own purposes.


OUR ABILITY TO EFFECTIVELY TARGET THE INTERNET BANKING MARKET WILL LARGELY DEPEND ON OUR ABILITY TO IMPLEMENT THESE SERVICES AND REMAIN COMPETITIVE WITH OTHER BANKS OFFERING SUCH SERVICES

The success of our Internet banking products and services will depend in large part on our ability to implement and maintain the appropriate technology. This includes finding a competitive provider of these services as well as our ability to remain competitive with banks that are already using the Internet. If we are unable to implement and maintain the appropriate technology efficiently, it could affect our results of operations and our ability to compete with financial institutions. In addition, as we will specifically target those businesses which will be more likely to use the Internet for their banking needs, the success of our Internet banking focus will be linked to the overall success of the Internet.


IT IS POSSIBLE THAT OUR COMPUTER SYSTEMS, OR THOSE OF OUR DATA PROCESSING VENDOR OR CUSTOMERS, WILL FAIL TO OPERATE PROPERLY BEGINNING JANUARY 1, 2000


As the year 2000 approaches, an important business issue has emerged regarding existing application software programs and operating systems. Many existing application software and operating products were designed to accommodate only a two-digit year. For example, "99" is stored on the system to represent 1999. As a result, any computer programs or equipment that are date dependent may recognize a date using "00" as the year 1900 rather than 2000. The business of many of our customers may be negatively affected by the Year 2000 issue, and any financial difficulties incurred by our customers in connection with the century change could negatively affect such customer's ability to repay loans. External factors, including electric and telephone service, are beyond our control and the failure of such systems could have a material adverse effect on us, our customers and third parties on whom we will rely for our day-to-day operations. Premier Bank uses Computer Services Incorporated, a third-party vendor, to provide its primary banking applications, including core processing systems. In the event that Premier, CSI or its other significant vendors or loan customers do not successfully and timely achieve Year 2000 compliance, our business, future prospects, financial condition or results of operations could be materially adversely affected.

THE MARKET PRICE OF OUR COMMON STOCK AFTER THE OFFERING MAY BE INFLUENCED BY A NUMBER OF FACTORS WHICH ARE BEYOND OUR CONTROL

If a market develops for our common stock after this offering, the price for the common stock will be determined in the market and may be influenced by a number of factors beyond our control. These factors include:

  - depth and liquidity of the market;

  - investor perceptions of our company;

  - changes in conditions or trends in the banking industry or in the industries of our significant customers;

  - publicly traded comparable companies; and

  - general economic and political conditions.


ALL OF THE WARRANTS TO BE ISSUED TO PREMIER SHAREHOLDERS ARE EXERCISABLE AT A PRICE GREATER THAN OR EQUAL TO THE INITIAL PUBLIC OFFERING PRICE

All of the warrants to be issued to the Premier shareholders are exercisable at a price greater than or equal to the initial public offering price. We can make no assurance that the market price of the Riva Bancshares common stock will equal or exceed the initial public offering price after the merger and the initial public offering. If the market price of the Riva Bancshares does not exceed the exercise price of the warrants, the warrants will have little economic value to the Premier shareholders.


OUR RESULTS MAY FLUCTUATE FROM QUARTER TO QUARTER WHICH MAY AFFECT THE PRICE OF OUR COMMON STOCK

The trading price of our common stock could be subject to significant fluctuations in response to quarterly variations in our actual or anticipated operating results, changes in general market conditions and other factors. In particular, our quarterly revenues will be difficult to forecast and our expected expense levels are based in part on our expansion strategy in anticipation of loan growth and revenues generated from the new banking centers. If our revenue levels are below expectations, we may be unable or unwilling to reduce expenses proportionately and our operating results would likely be adversely affected. Therefore, prior to the full implementation of our business strategy, we believe that period to period comparisons of our results may not be as meaningful as those of a company with a history of operations and should not be relied upon as indications of future performance. It is possible that in future quarters our operating results will be below the expectations of public market analysts and investors. If this happens, the market price of our common stock would likely be negatively affected. In recent years, significant price and volume fluctuations have occurred in the stock prices of companies that often have been unrelated or disproportionate to their operating performance. We can give no assurance that the market price of our common stock will not decline below the public offering price.

OUR CERTIFICATE OF INCORPORATION CONTAINS PROVISIONS WHICH COULD SERVE TO DETER OR PREVENT TAKE-OVER ATTEMPTS BY A POTENTIAL PURCHASER OF SHARES OF OUR COMMON STOCK WHO WOULD BE WILLING TO PAY A PREMIUM OVER MARKET PRICE

Our Certificate of Incorporation contains provisions which give the board of directors the ability to deter or prevent a merger with a third party, even if the owners of a majority of the common stock were to favor such a transaction. Our Certificate of Incorporation also authorizes the board of directors to issue a series of preferred stock without shareholder action. The issuance of preferred stock could discourage a third party from attempting to acquire, or make it more difficult for a third party to acquire, a controlling interest in our company, and could adversely affect the voting power or other rights of holders of the common stock. In addition, our Certificate of Incorporation establishes a staggered board of directors, which means that only one-third of the members of our board of directors is elected each year and each director serves for a term of three years. These provisions make it more difficult for a third party to achieve a change in control in our company without approval of the board of directors. As a result, you may be deprived of opportunities to sell some or all of your shares at prices that represent a premium over market prices.

              THE SPECIAL MEETING OF RIVA BANCSHARES SHAREHOLDERS

GENERAL

         This Proxy Statement/Prospectus is first being furnished to Riva Bancshares shareholders on or about __________, 1999, together with the Notice of Special Meeting and a form of proxy that is solicited by the Riva Bancshares Board for use at the special meeting and at any adjournments or postponements thereof. The special meeting will be held at the offices of Riva Bancshares located at ________________________, Missouri, on _______________, 1999, at
_______ a.m. local time. If the consent in favor of the merger of the holders of a majority of the common stock of Riva Bancshares can be obtained, the meeting of Riva Bancshares shareholders will not be held.

MATTERS TO BE CONSIDERED

         At the special meeting, Riva Bancshares shareholders will be asked to consider and vote upon a proposal to approve the Amended and Restated Agreement and Plan of Merger dated as of July 29, 1999, by and between Riva Bancshares and Premier, pursuant to which Premier will be merged with and into Riva Bancshares.

VOTE REQUIRED

         Under Delaware law, approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Riva Bancshares common stock. On the record date, there will be one holder of record of Riva Bancshares common stock. At the date of this Proxy Statement/Prospectus, neither Premier nor any of its affiliates owned any of the outstanding shares of Riva Bancshares common stock.

VOTING OF PROXIES

         Shares of Riva Bancshares common stock represented by properly executed proxies received at or prior to the special meeting will be voted at the special meeting in the manner specified by the holders of such shares. Properly executed proxies which do not contain voting instructions will be voted FOR approval and adoption of the merger agreement. Any shareholder present in person or by proxy at the Riva Bancshares special meeting who abstains from voting will be counted for purposes of determining whether a quorum exists. If any other matters are properly presented at the special meeting, the person or persons named in the form of proxy enclosed with this Proxy Statement/Prospectus and acting thereunder will have discretion to vote on such matters in accordance with their best judgment, unless the proxy indicates otherwise. Riva Bancshares has no knowledge of any matters to be presented at the special meeting, other than the matters described in this Proxy Statement/Prospectus.

VOTING AND REVOCATION OF PROXIES

         The grant of a proxy on the enclosed form of proxy does not preclude a Riva Bancshares shareholder from voting in person or otherwise revoking a proxy. A Riva Bancshares shareholder may revoke a proxy at any time prior to its exercise by delivering to the Corporate Secretary of Riva Bancshares a duly executed revocation or proxy bearing a later date, or by voting in person at the special meeting. All written notices of revocation and other communications with respect to the revocation of Premier proxies should be addressed to Riva Bancshares, Inc., 13004 Starbuck Road, St. Louis, Missouri 63141, attention:
Corporate Secretary. Attendance at the Riva Bancshares special meeting will not, in and of itself, constitute revocation of a proxy.

SOLICITATION OF PROXIES


         Solicitation of proxies may be made in person or by mail, telephone or facsimile, or other form of communication by directors, officers and employees of Riva Bancshares, who will not be specially compensated for such solicitation.

         No person is authorized to give any information or to make any representation not contained in this Proxy Statement/Prospectus and, if given or made, such information or representation should not be relied upon as having been authorized by Riva Bancshares, Premier or any other person. The delivery of this Proxy Statement/Prospectus shall not, under any circumstances, create any implication that there has been no change in the business or affairs of Riva Bancshares or Premier since the date of the Proxy Statement/Prospectus.

         Riva Bancshares will bear all costs of solicitation of proxies from Riva Bancshares shareholders.

RECORD DATE AND VOTING RIGHTS

         The Riva Bancshares Board has fixed the close of business on ______________, 1999 as the record date (the "Record Date") for the determination of the holders of Riva Bancshares common stock entitled to receive notice of and to vote at the special meeting. At the close of business on the Record Date, there will be 10,000 shares of Riva Bancshares common stock outstanding and entitled to vote, with each share entitled to one vote.

         BECAUSE APPROVAL OF THE MERGER AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE ISSUED AND OUTSTANDING SHARES OF RIVA BANCSHARES COMMON STOCK ENTITLED TO VOTE AT THE SPECIAL MEETING, ABSTENTIONS WILL HAVE THE SAME EFFECT AS NEGATIVE VOTES. ACCORDINGLY, THE RIVA BANCSHARES BOARD URGES ALL RIVA BANCSHARES SHAREHOLDERS TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

RECOMMENDATION OF THE RIVA BANCSHARES BOARD

         THE RIVA BANCSHARES BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF RIVA BANCSHARES AND THE RIVA BANCSHARES SHAREHOLDERS AND RECOMMENDS THAT RIVA BANCSHARES SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

         In reaching its decision to approve the merger agreement and the transactions contemplated thereby, the Riva Bancshares board, among other things, consulted with its legal advisors regarding the legal terms of the merger agreement.

         Riva Bancshares shareholders should note that certain members of Riva Bancshares management and directors have certain interests in and may derive certain benefits as a result of the merger in addition to their interests as Riva Bancshares shareholders.

                  RIVA BANCSHARES SHAREHOLDERS SHOULD NOT SEND
                 ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                   THE SPECIAL MEETING OF PREMIER SHAREHOLDERS

GENERAL


         This Proxy Statement/Prospectus is first being furnished to Premier shareholders on or about __________, 1999, together with the Notice of Special Meeting and a form of proxy that is solicited by the Premier Board for use at the special meeting and at any adjournments or postponements thereof. The special meeting will be held at the offices of Premier located at 815 West Stadium Boulevard, Jefferson City, Missouri, on August 16, 1999, at 6:30 p.m. local time.


MATTERS TO BE CONSIDERED


         At the special meeting, Premier shareholders will be asked to consider and vote upon a proposal to approve the Amended and Restated Agreement and Plan of Merger dated as of July 29, 1999, by and between Riva Bancshares and Premier, pursuant to which Premier will be merged with and into Riva Bancshares.


VOTE REQUIRED


         Under the Missouri Revised Statutes, approval of the merger agreement requires the affirmative vote of at least two-thirds of the outstanding shares of Premier common stock. On the record date, there were approximately 48 holders of record of Premier common stock. On such date, the directors and officers of Premier beneficially owned, and expressed their intent to vote in favor of the merger, a total of approximately 47% of the outstanding shares of Premier common stock. At the date of this Proxy Statement/Prospectus, neither Riva Bancshares nor any of its affiliates owned any of the outstanding shares of Premier common stock.


VOTING OF PROXIES

         Shares of Premier common stock represented by properly executed proxies received at or prior to the special meeting will be voted at the special meeting in the manner specified by the holders of such shares. Properly executed proxies which do not contain voting instructions will be voted FOR approval and adoption of the merger agreement. Any shareholder present in person or by proxy at the Premier special meeting who abstains from voting will be counted for purposes of determining whether a quorum exists. If any other matters are properly presented at the special meeting, the person or persons named in the form of proxy enclosed with this Proxy Statement/Prospectus and acting thereunder will have discretion to vote on such matters in accordance with their best judgment, unless the proxy indicates otherwise. Premier has no knowledge of any matters to be presented at the special meeting, other than the matters described in this Proxy Statement/Prospectus.

VOTING AND REVOCATION OF PROXIES

         The grant of a proxy on the enclosed form of proxy does not preclude a Premier shareholder from voting in person or otherwise revoking a proxy. A Premier shareholder may revoke a proxy at any time prior to its exercise by delivering to the Corporate Secretary of Premier a duly executed revocation or proxy bearing a later date, or by voting in person at the special meeting. All written notices of revocation and other communications with respect to the revocation of Premier proxies should be addressed to Premier Bancshares, Inc., 815 Stadium Boulevard, Jefferson City, Missouri 65110, attention: Corporate Secretary. Attendance at the Premier special meeting will not, in and of itself, constitute revocation of a proxy.

SOLICITATION OF PROXIES

         Solicitation of proxies may be made in person or by mail, telephone or facsimile, or other form of communication by directors, officers and employees of Premier, who will not be specially compensated for such solicitation.


         No person is authorized to give any information or to make any representation not contained in this Proxy Statement/Prospectus and, if given or made, such information or representation should not be relied upon as having been authorized by Riva Bancshares, Premier or any other person. The delivery of this Proxy Statement/Prospectus shall not, under any circumstances, create any implication that there has been no change in the business or affairs of Riva Bancshares or Premier since the date of the Proxy Statement/Prospectus.

         Premier will bear all costs of solicitation of proxies from Premier shareholders, except for the costs incurred in printing this Proxy Statement/Prospectus and related materials, of which Riva Bancshares has agreed to bear and pay all of such costs.


RECORD DATE AND VOTING RIGHTS


         The Premier Board has fixed the close of business on August 1, 1999 as the record date (the "Record Date") for the determination of the holders of Premier common stock entitled to receive notice of and to vote at the special meeting. At the close of business on the Record Date, there were 41,834 shares of Premier common stock outstanding and entitled to vote, with each share entitled to one vote.


         BECAUSE APPROVAL OF THE MERGER AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF A TWO-THIRDS OF THE ISSUED AND OUTSTANDING SHARES OF PREMIER COMMON STOCK ENTITLED TO VOTE AT THE SPECIAL MEETING, ABSTENTIONS WILL HAVE THE SAME EFFECT AS NEGATIVE VOTES. ACCORDINGLY, THE PREMIER BOARD URGES ALL PREMIER SHAREHOLDERS TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

RECOMMENDATION OF THE PREMIER BOARD

         THE PREMIER BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF PREMIER AND THE PREMIER SHAREHOLDERS AND RECOMMENDS THAT PREMIER SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

         In reaching its decision to approve the merger agreement and the transactions contemplated thereby, the Premier board, among other things, consulted with its legal advisors regarding the legal terms of the merger agreement and its financial advisor, GRA Thompson White & Company, P.C., as to the financial fairness of the consideration Premier shareholders are to receive in the merger.

         Premier shareholders should note that certain members of Premier management and directors have certain interests in and may derive certain benefits as a result of the merger in addition to their interests as Premier shareholders.

                    PREMIER SHAREHOLDERS SHOULD NOT SEND ANY
                   STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                                   THE MERGER


         The following is a summary of certain terms and provisions of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, which is included as Appendix A to this Proxy Statement/ Prospectus. All shareholders are urged to read carefully the merger agreement and the other appendices to this Proxy Statement/Prospectus.

FORMATION OF RIVA BANCSHARES AND THE INITIAL PUBLIC OFFERING

         We formed Riva Bancshares to create a multi-market bank serving business customers who are dissatisfied with the impersonal service delivered by super-regional and national banks. Our strategy is to capitalize on the opportunities created by widespread consolidation in the banking industry. We believe we have a significant opportunity to attract and maintain targeted banking customers within our identified markets. We will offer a broad range of banking products and services to small and medium-sized businesses, selected real estate developers and the principals of these businesses. To accelerate the implementation of our business plan, we have agreed to acquire Premier and its wholly-owned subsidiary, Premier Bank, an independent state-chartered bank with total assets of 62.7 million. Immediately after the closing of the merger, Riva Bancshares will close on an initial public offering of 3,000,000 shares of its common stock. An additional 450,000 shares of Riva Bancshares common stock will be issued if the underwriters exercise their over-allotment option. The completion of the initial public offering is dependent upon the closing of the acquisition of Premier. Upon completion of the acquisition, Premier Bank will be renamed Riva Bank. The proceeds of the offering will be used to support future growth of Premier Bank and to implement Riva Bancshares' business plan.


DESCRIPTION OF THE MERGER


         On May 6, 1999, Riva Bancshares and Premier entered into a merger agreement which will cause Premier to be merged with and into Riva Bancshares. Riva Bancshares will be the surviving entity in the merger. The merger agreement was subsequently amended on July 22 and again on July 29, 1999. By virtue of the merger, Premier Bank will become a wholly-owned banking subsidiary of Riva Bancshares. After the merger is completed, Premier Bank will be renamed Riva Bank.

         The aggregate purchase price for Premier will be $9 million in Riva Bancshares common stock. At the effective time of the merger, each outstanding share of Premier's capital stock (other than shares held by holders who perfect and do not withdraw their dissenters' rights) will be converted into and exchanged for the right to receive that number of shares of Riva Bancshares common stock equal to the quotient obtained by dividing $215.136 by the initial public offering price of one share of Riva Bancshares common stock, rounded to the nearest third decimal point. This is the exchange ratio. In addition, for each share of Premier common stock owned prior to the merger, Premier Shareholders will receive: (1) a warrant to purchase 3.605 shares of Riva Bancshares common stock at the initial public offering price at any time within 10 years after the closing of the merger transaction, and (2) a warrant to purchase 5.020 shares of Riva Bancshares common stock at 120% of the initial public offering price at any time within 10 years after the closing of the merger transaction.

         The value of the consideration to be paid to Premier shareholders in the merger was arrived at as a result of Riva Bancshares' due diligence review of Premier's financial condition and negotiations between management of Riva Bancshares and Premier. At an assumed initial public offering price of $11.00 for the common stock (the mid-point of the estimated range in Riva Bancshares' initial public offering) and assuming an aggregate of 41,834 shares of Premier stock issued and outstanding as of the effective time of the merger, each share of Premier stock would be convertible into 19.558 shares of common stock, and an aggregate of 1,000,000 shares of common stock would be issuable upon conversion and exchange of all shares of Premier stock. Cash will be paid in lieu of fractional shares. If Riva Bancshares changes the number of shares of common stock issued and outstanding prior to the effective time of the merger as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction and the record date (in the case of a stock dividend) or the effective date (in the case of a stock split or similar recapitalization for which a record date is not established) will be prior to the effective time of the merger, the exchange ratio will be proportionately adjusted.


         Net tangible book value per share represents the amount of our total assets less intangible assets and total liabilities, divided by the total number of shares of common stock outstanding. After giving effect to:



     - the sale of 3,000,000 shares of common stock in the initial public offering at an assumed initial public offering price of $11.00 per share and the use of proceeds from the offering; and

     - the issuance of an estimated 818,182 shares in connection with the acquisition of Premier Bank our net tangible book value at June 30, 1999 would have been approximately $34.2 million or $8.92 per share. This represents an immediate increase in net tangible book value of $45.92 per share to existing shareholders, and an immediate dilution in the net tangible book value of $2.08 per share to investors purchasing shares in the offering.


         To induce Premier to enter into the merger agreement, Premier shareholders are entitled to the following:


     - In addition to any shares received in the merger, all Premier shareholders will not be limited in the number of shares which they may purchase in Riva Bancshares' initial public offering. Premier shareholders' participation in the initial public offering is, however, subject to any required regulatory approvals for purchases that result in a Premier shareholder owning more than ten percent (10%) of the total outstanding shares of Riva Bancshares;


    - Upon completion of the initial public offering, Riva Bancshares will grant to each Premier shareholder (other than Bruce W. Wiley) a warrant to purchase shares of Riva Bancshares at the initial public offering price for a period of ten years from the date of such grant. The number of shares subject to these warrants will not exceed 140,000. The number of shares granted under each Premier shareholder's warrant will be determined on a pro rata basis, so that each Premier shareholder will receive a warrant to purchase 3.605 shares of Riva Bancshares common stock for each share of Premier owned by such shareholder prior to the merger. Warrants for shares that otherwise would have been distributed to Mr. Wiley will be distributed pro rata among all other Premier shareholders. No fractional shares will be issued upon exercise of the warrants. The number of shares to be received by each Premier shareholder will be rounded to the nearest whole number;


    - Upon completion of the initial public offering, Riva Bancshares will grant to each Premier shareholder, including Bruce W. Wiley, a warrant to purchase shares of Riva Bancshares at 120% of the initial public offering price for a period of ten years from the date of such grant. The aggregate number of shares subject to these warrants shall not exceed 210,000. The number of shares granted under each of these warrants will be determined on a pro rata basis, so that each Premier shareholder will receive a warrant to purchase 5.020 shares of Riva Bancshares common stock for each share of Premier owned by such shareholder prior to the merger. These warrants will be granted on the terms and conditions as more fully described in the merger agreement. No fractional shares will be issued upon exercise of the warrants.
          The number of shares to be received by each Premier shareholder will be rounded to the nearest whole number; and


    - For a period of forty-eight (48) months after the closing of the initial public offering, if any additional options are granted to any Premier shareholder who serves as a Riva Bancshares advisory director or to any other non-employee Premier shareholder, then options will be granted to each Premier shareholder on a pro rata basis. This means that each Premier shareholder will receive an option to purchase additional shares in the same proportion as the amount of option shares granted to each advisory director or non-employee Premier shareholder relative to the amount of shares owned by such advisory director or non-employee shareholder at the time of the merger.

          For example, if an advisory director or any non-employee Premier shareholder owned 3,000 shares of Premier at the effective time of the merger and is granted options to purchase 1,000 shares, then each Premier shareholder will receive an option for one-third (i.e., 1,000 / 3,000) of the amount of shares owned by such shareholder at the time of the merger. Therefore, pursuant to the example above, a Premier shareholder who owns 1,000 shares of Premier would receive options to purchase 333 shares of Riva Bancshares.


EFFECTIVE TIME AND CLOSING OF THE MERGER


         The effective time of the merger will occur on the date and at the time the parties receive certification of the merger from the Delaware Secretary of State (the "Effective Time"). Subject to the terms and conditions of the merger agreement, Riva Bancshares and Premier have agreed to use their best efforts to cause the Effective Time to occur on the date of the closing. The parties have further agreed that the merger closing will occur immediately before the closing of the Riva Bancshares initial public offering. The closing will take place at a time, place and date specified by the parties as they, acting through their chief executive officers or chief financial officers, may agree.


EXCHANGE OF CERTIFICATES


         At the Effective Time, Riva Bancshares shall deposit with UMB Bank, N.A., Kansas City, Missouri (the "Exchange Agent") certificates evidencing the shares of Riva Bancshares common stock to be exchanged for

Premier common stock pursuant to the terms of the merger agreement. Promptly after the Effective Time, the Exchange Agent shall mail transmittal materials to each record holder of Premier common stock. Risk of loss to the certificates shall remain with the holder until proper delivery of such certificates to the Exchange Agent.


         Premier shareholders should not surrender their certificates for exchange until they receive the letter of transmittal and instructions. After the Effective Time, each holder of shares of Premier common stock issued and outstanding at the Effective Time shall surrender the certificate or certificates representing his or her shares to the Exchange Agent. Upon surrender of one or more certificates for Premier common stock, each surrendering Premier shareholder shall promptly receive the consideration they are entitled to under the merger agreement, together with all undelivered dividends or distributions in respect of such shares without interest. As provided in the merger agreement, each record holder of Premier common stock shall also receive cash in lieu of any fractional share of Riva Bancshares common stock to which such shareholder may be otherwise entitled, without interest.

         Riva Bancshares shall not be obligated to deliver the consideration to which any former holder of Premier common stock is entitled until such holder surrenders his or her certificate or certificates representing the shares for exchange. The certificate or certificates so surrendered shall be duly endorsed as the Exchange Agent may require. Neither Riva Bancshares nor the Exchange Agent shall be liable to a holder of Premier common stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property law. In the event that any shareholder of Premier is unable to surrender a certificate because it is lost or destroyed, the Exchange Agent may make a distribution to that shareholder upon receipt of such affidavits and other agreements as are customary in such circumstances.

         After the Effective Time (and prior to the surrender of certificates of Premier common stock), record holders of certificates that represented Premier common stock immediately prior to the Effective Time will have no rights with respect to such certificates other than the right to surrender such certificates and receive the shares of Riva Bancshares common stock to which such holder is entitled pursuant to the merger agreement, together with a cash payment in lieu of fractional shares, without interest.

         Riva Bancshares shall pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Premier in respect of such shares of Premier common stock which remain unpaid at the Effective Time. Whenever a dividend or other distribution is declared by Riva Bancshares on the Riva Bancshares common stock, the record date for which is on or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to the merger agreement. However, beginning 30 days after the Effective Time, no dividend or other distribution payable to the holders of record of Riva Bancshares common stock as of any time subsequent to the Effective Time shall be delivered to the holder of any unsurrendered Premier certificate until such holder surrenders such Premier certificate in accordance with the terms of the merger agreement.

         Upon surrender of such Premier common stock certificate, both the Riva Bancshares common stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such surrendered certificate. Any portion of the consideration which had been made payable to the Exchange Agent that remain unclaimed by the shareholders of Premier for six months after the Effective Time shall be paid to Riva Bancshares. Any shareholders of Premier who have not surrendered their Premier certificates within six months after the Effective Time shall thereafter look only to Riva Bancshares for payment of the consideration they are entitled to under the merger agreement, together with cash in lieu of fractional shares and unpaid dividends and distributions to which such shareholder would be entitled, in each case, without any interest.

BACKGROUND OF AND REASONS FOR THE MERGER

Background of the Merger


         In October 1998, Richard C. Jensen, President and Chief Executive Officer of Riva Bancshares, met with Bruce W. Wiley, President and Chief Executive Officer of Premier, to discuss a possible merger transaction. To accelerate the implementation of Riva Bancshares' business plan, Riva Bancshares agreed, in May 1999, to acquire Premier and its wholly-owned subsidiary, Premier Bank.

         On July 22, 1999, the parties amended the merger agreement to provide the Board of Directors of Premier with the opportunity to approve and ratify the appointment of the five outside directors of Riva Bancshares and to designate three members of the current Board of Directors as Class III directors of Riva Bancshares. On July 29, 1999, based on discussions with the underwriters in Riva Bancshares' initial public offering, the parties entered into an amended and restated merger agreement to provide for an adjustment to the purchase price of Premier and for the granting of additional warrants to the Premier shareholders upon completion of the merger.

         Premier Bank offers Riva Bancshares an existing charter as well as banking centers in two of Riva Bancshares' five initially-targeted markets. Premier Bank is currently operating its business in a manner similar to Riva Bancshares' business plan, targeting small and medium-sized businesses and providing a high level of service. We will use the acquisition of Premier Bank as a platform to expand our operations by building upon Premier Bank's existing infrastructure, core processing and outsourcing relationships. We expect to close the acquisition of Premier Bank immediately prior to the closing of the offering.


Premier Reasons for the Merger

         In reaching its conclusion to approve the merger, the Premier Board considered its fiduciary duties to act on an informed basis in good faith without conflict of interest and in a belief that the merger is in the best interests of Premier and the Premier shareholders. The Premier Board considered a number of factors, and the Premier Board did not assign any relative or specific weight to the factors considered. The material factors considered by the Board of Directors included that the merger:

         - will advance the long-term business strategies, goals and interests of Premier;

         - will result in the best value reasonably available to the shareholders of Premier, considering both its current operations and its future prospects;

         - will result in an entity that is capable of successfully competing in today's increasingly competitive financial services marketplace and that will be well capitalized;

         - will provide the opportunity to the shareholders of Premier to participate on a pro-rata basis in a significant premium over the current value of their common shares of Premier;


         - will provide, through the ownership of Riva Bancshares common shares, for the shareholders of Premier, to participate in expanded opportunities for growth and profitability, received on a tax-deferred basis; and



         - will provide a public market for the Riva Bancshares common shares to be received in the exchange.


Opinion of Premiers' Financial Advisor

         Premier retained GRA, Thompson, White & Co., P.C. to serve as financial advisor and to provide the Premier Board with an opinion regarding the fairness to the Premier shareholders of the exchange ratio provided for in the merger, from a financial point of view. The following summary of GRA's opinion is entirely qualified by reference to the full text of the opinion, which is attached hereto as "Appendix D." Premier shareholders are urged to read such opinion in its entirety. GRA's opinion is directed to the Premier Board and does not constitute a recommendation regarding how any Premier shareholder should vote at the special meeting.


         GRA has provided accounting and consulting services to Premier since 1995. GRA does not have a present or contemplated future direct financial interest in Premier, its subsidiary, Premier Bank, or in Riva Bancshares, Inc.


         GRA considered the following in the development of its opinion:

         - a review of the historical and projected financial performance of Premier Bank and Premier including audited consolidated financial statements as of December 31, 1998 and unaudited financial statements as of June 30, 1999;

         - a review of financial information and other information regarding the stock of Riva Bancshares including audited financial statements as of December 31, 1998 and unaudited financial statements as of June 30, 1999;


         - a review of the Amended and Restated Agreement and Plan of Merger dated July 29, 1999 by and between Premier and Riva Bancshares;

         - a review of information regarding other comparable mergers in Missouri;
         - a review of market prices of publicly held bank stocks in the region;

         - a review of the investment characteristics of Premier and Riva Bancshares; and

         - any other factors that were considered necessary to render their opinion.


         In reviewing these items, GRA considered the following items pertaining to Premier and Riva Bancshares:


         -        historical financial performance;
         -        dividend paying record;
         -        marketability of common stock;
         -        competition in the banking industry;
         -        market area for banking companies;
         -        comparison with other banking organizations;
         - comparison with other sales transactions in Missouri and the region;
         -        risk areas inherent in banking;
         -        financial impact of transaction;
         - tax consequences of the proposed merger for Premier shareholders; and
         -        such other factors as GRA considered necessary.

         GRA assumes for the purposes of its opinion that the exchange of shares in the transaction constitutes a non-taxable reorganization for federal income tax purposes, and therefore, the shareholders of Premier will incur no federal tax liability as a result of the exchange.


         GRA did not visit with management representatives of Riva Bancshares.


         As part of its investigation, GRA visited with management of Premier concerning the future prospects of Premier as well as its current operating performance.


         GRA reviewed the Amended and Restated Agreement and Plan of Merger between Premier and Riva Bancshares dated July 29, 1999 and has assumed that the finally executed version is substantially the same. GRA has discussed appropriate aspects of the merger agreement with management and counsel for Premier.

         The merger agreement stipulates that each shareholder of Premier will receive a calculated number of common shares of Riva Bancshares stock for each share of Premier stock. The formula utilizes $215.136 as the quotient. Based upon the 41,834 outstanding shares of Premier, the total consideration for all of the outstanding shares of Premier is $9,000,000. The book value of Premier shares at June 30, 1999 was approximately $103.00. Consequently, the calculated multiple of June 30, 1999 book value is 2.08.

         The merger agreement calls for a closing of Riva Bancshares' public offering. GRA's opinion is subject to the successful public offering and dependent upon Premier's shareholders receiving shares which are marketable subject to certain time restrictions as outlined in Section 8.3 of the merger agreement and applicable securities laws.




         The proposed exchange of shares and public offering provide a market for shareholders of Premier which is not currently available due to the limited number of shareholders in Premier. The shares received will be registered with the Securities and Exchange Commission and will be able to sold on the National Market of the Nasdaq Stock Market. Also, each Premier common shareholder, other than Bruce Wiley, will receive warrants to purchase Riva Bancshares common shares which are exercisable for up to 10 years at the initial public offering price as described in the merger agreement. Additionally, all Premier shareholders will receive warrants which are exercisable for up to 10 years at
1.20 times the initial offering price. The time restrictions on sale of the shares as outlined in Section 8.3 of the merger agreement result in these shares being partially illiquid for up to 120 days for general shareholders and wholly illiquid up to 180 days for directors of Premier. Consequently, the shareholder is not guaranteed a market price equivalent to the value received at the initial exchange. Our opinion does not extend to any period subsequent to the initial exchange and public offering.


Financial Review

         GRA's review of the financial data for Premier Bank consisted of information obtained from:


1) The annual Consolidated Reports of Condition and Income as filed with the FFIEC for the three years ended December 31, 1998 and for the six months ended June 30, 1999;

2) Uniform Bank Performance Report for December 31, 1998 (peer group reference only for analysis purposes); and

3) Internally prepared financial statements for the period ended June 30, 1999.

         This information was prepared by Premier Bank's management in accordance with generally accepted accounting principles. GRA accepted this information without further investigation as being an accurate representation of Premier Bank's financial condition and results of operations. GRA has assumed that management (1) is responsible for the integrity and objectivity of the financial statements and other related information, and (2) maintains a system of internal controls, policies and procedures to provide reasonable assurance that Premier Bank's assets are safeguarded and that financial transactions are fairly reflected in the financial statements. Since these financial statements also include estimates of value or potential exposure, GRA has also relied upon management's evaluation of asset quality.

Balance Sheet

         As of June 30, 1999, Premier Bank had total assets of $66,526,000 (unaudited). Premier Bank has grown rapidly since its chartering in 1995. Consequently, there has been a need for additional capital to maintain compliance with regulatory requirements.

         Total equity capital at June 30, 1999, aggregated $5,119,000 (unaudited) or 7.69% (unaudited) of total assets. This capital ratio is in excess of minimum regulatory guidelines of 3% to 6%, and Premier Bank is considered to be well-capitalized.

         Premier Bank's loan-to-deposit ratio varies based upon seasonal demand but is generally between 80% - 85%. Premier Bank's liquidity position is adequate to support this level of lending.

         The allowance for loan and lease losses was $500,000 (unaudited) at June 30, 1999, which was 1.01% (unaudited) of total loans. The current allowance amount is deemed adequate by Premier Bank management.

         The market value of Premier Bank's securities portfolio as of June 30, 1999, was $9,397,000 as compared to amortized cost of $9,563,000 for a $166,000 positive variance. Premier Bank carries 100% of its portfolio in an available for sale category. The portfolio consists primarily of securities issued by the U.S. Government, U.S. Government Agencies and state and political subdivisions.

         Demand deposits represent 4% - 6% of total deposits which is less than peer group averages of 9% - 10%.

Income Statement

         Premier Bank's net income (unaudited) history is as follows:


                           1999             $ 126,000 (six months)
                           1998             $ 187,000
                           1997             $ 155,000
                           1996             $ (56,000)
                           1995             $(129,000)


         Premier Bank has paid no dividends since its initial chartering in 1995.

MARKET INFORMATION

Public Company

         The aggregate market value (market capitalization) of publicly traded banks or bank holding companies can be calculated by multiplying the current quoted price of the stock by the number of shares outstanding. This value can then be correlated to readily available data resulting in price-to-earnings and price-to-equity multiples. However, this calculated value is based upon a price of a single share of stock and, therefore, represents an estimation of value from a minority perspective since purchasers of these shares are not able to influence operations or management decisions. Consequently, adjustments must be made to reflect an estimated value for a control price valuation.

         While the estimated value using public company market data should have a bearing on the market value of any banking institution, there are other factors which must be considered. Large publicly held companies generally have more diverse markets through well-developed branching networks, and they have also benefitted from certain economies of scale. The subject bank of this valuation operates in a more localized market area with a smaller shareholder group.

         Even though direct comparisons are impossible, GRA has selected 13 publicly traded multi-bank holding companies which operate in the Midwest for its guideline company comparable data. Among these companies, the range for current price to earnings multiple was 11.7 to 26.3, and the range for current price to book value multiple was .90 to 2.69.

         Source: Bank INVESTOR - SNL Securities

Specific Transaction

         Although the public markets provide a basis for valuation purposes, the availability of information for other bank sales transactions also serves as a component for analysis purposes. Such transactions are documented via regulatory filings and through public disclosure. Various sources provide summaries of this information. Since these transactions are based upon majority sales, they must be analyzed in that context and are not comparable to the public company information presented above. These sales are for whole institutions, therefore, reported prices likely include elements of synergistic value. When a motivated buyer observes possibilities of synergistic operations or economies of scale, the resulting price is likely to be higher than a price arrived at by the theoretical fair market value standard. Additionally, these transactions include both cash and stock transactions with the majority of larger transactions being for stock. The statistics for "all cash" transactions indicates that ratios are 20-30% less than stock transactions and 10-25% less than the overall average. The following data was used as the basis for the "Specific Transaction" method.


                                                Number of
Fourth Quarter-1998                            Transactions           Price-to-Earnings          Price-to-Equity
- -------------------                            ------------           -----------------          ---------------

All Banks                                           34                      21.51                      2.41
Greater than $50 million and                         9                      17.91                      2.22
    less than $150 million
Cash Deals                                          20                      19.15                      1.91
Stock Deals                                         14                      24.88                      3.12

First Quarter-1999
- ------------------
All Banks                                           26                      18.42                      2.27
Greater than $50 million and                         6                      15.94                      1.86
    less than $150 million
Cash Deals                                          14                      17.87                      1.81
Stock Deals                                         12                      19.06                      2.80



         Source: The Banking Company Report, Kansas City, Missouri

         As mentioned previously, the transaction results in total consideration of $9,000,000 for the Premier's stock. The calculated multiple of June 30, 1999 book value is 2.08. This is comparable to the multiples shown above for price-to-equity. Since Premier Bank is only four years old and has expanded rapidly, it has not established a strong earnings level. Consequently, the price-to-earnings ratio for this transaction is far in excess of the multiples shown above.

         GRA relied on data available to it which was obtained from or developed by sources which GRA deems to be reliable without independent verification. GRA's opinion is for the use and benefit of the Board of Directors of Premier. The opinion is not intended to be and does not constitute a recommendation to the aforementioned parties as to whether to accept Riva Bancshares shares in exchange for Premier shares as stipulated in the proposed transaction.

         Based upon GRA's valuation of the proposed merger and exchange of shares between Premier and Riva Bancshares, it is GRA's opinion that the exchange ratio for the conversion of Premier common shares into Riva Bancshares common shares in the proposed transaction is fair from a financial viewpoint to the shareholders of Premier.


CONDITIONS PRECEDENT TO THE MERGER


         The obligations of Premier and Riva Bancshares to consummate the merger are subject to the satisfaction or waiver (to the extent permitted) of the following conditions:

         (1) the shareholders of Premier and Riva Bancshares shall have approved the merger agreement and the consummation of the merger as and to the extent required by law;

         (2) the required regulatory approvals described under "Regulatory Approvals" shall have been received, generally without any conditions or requirements which would, in the reasonable judgement of the Boards of Directors of Riva Bancshares or Premier, materially adversely effect the economic or business benefits of the transaction contemplated by the merger agreement so as to render inadvisable the consummation of the merger;


         (3) each party shall have received all consents required for consummation of the merger or for the preventing of any default under any contract or permit of such party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a material adverse effect on such party;


         (4) the Registration Statement, of which this Proxy Statement/Prospectus is a part, shall have been declared effective by the SEC and shall not be subject to a stop order, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, and all necessary approvals under state securities laws or the 1933 Act or the 1934 Act relating to the issuance or trading of the shares of Riva Bancshares common stock issuable pursuant to the merger or the initial public offering shall have been received;




         (5) each of Riva Bancshares and Premier shall have received an opinion from Smith, Gambrell & Russell, LLP as to the matters set forth under "Material Federal Income Tax Consequences;"


         (6) no court or regulatory authority shall have taken any action which prohibits, restricts or makes illegal the consummation of the transactions contemplated by the merger agreement;


         (7) Riva Bancshares shall have executed an underwriting agreement providing for the firm commitment underwriting of shares of Riva Bancshares common stock having an aggregate gross purchase price of at least $25,000,000;

         (8) the shares of Riva Bancshares common stock issuable pursuant to the merger shall be available for trading on a registered stock exchange or Nasdaq;

         (9) the other party's representations and warranties shall remain accurate, and the other party shall have performed all of the agreements and covenants to be performed by it pursuant to the merger agreement, and shall have delivered certificates confirming the satisfaction of the foregoing requirements and certain other matters;


         (10) Riva Bancshares shall have received from each affiliate of Premier an affiliate agreement, substantially in the form attached to the merger agreement;



         (11) each party shall have received an opinion of the other party's counsel, dated as of the closing date, as to certain matters;




         (12)  Premier shall have received from GRA Thompson White & Co.,
P.C. a letter to the effect that, in the opinion of the firm, the exchange ratio is fair from a financial point of view, to the holders of Premier common stock;



         (13) Riva Bancshares shall have delivered to the exchange agent the consideration to be paid to holders of Premier common stock; and


         (14) the underwriters in the initial public offering shall have given their assurances that they are ready, willing and able to close on the initial public offering, and have the funds available to deliver the full amount of the purchase price (less the underwriter's discount) for the shares under the initial public offering, immediately following the consummation of the merger.

CONDUCT OF BUSINESS PRIOR TO THE MERGER


         Under the terms of the merger agreement, Premier has agreed that unless it obtains prior written consent from Riva Bancshares and except as otherwise contemplated by the merger agreement, it will: (1) operate its business only in the usual, regular and ordinary course, (2) use its reasonable best efforts to preserve intact its business organization and assets and to maintain its rights and franchises, (3) use its reasonable best efforts to maintain its current employee relationships and (4) take no action which would materially adversely affect any party's ability either (a) to obtain any consent required for the transactions contemplated by the merger agreement without imposition of a condition or restriction which, in the reasonable judgment of the Premier Board or the Riva Bancshares Board, would so materially adversely impact the economic or business benefits of the transactions contemplated by the merger agreement so as to render inadvisable the consummation of the merger or (b) to perform its covenants and agreements under the merger agreement.




         In addition, Premier has covenanted and agreed that, from the date of the merger agreement until the earlier of the Effective Time or termination of the merger agreement Premier will not do, or agree or commit to do, without the prior written consent of the chief executive officer of Riva Bancshares, any of the following:


         (1) amending the Articles of Incorporation, Bylaws, or other governing instruments of Premier, except as expressly contemplated by the merger agreement;

         (2) incurring any additional debt obligation or other obligation for borrowed money that exceeds $50,000 in the aggregate, except in the ordinary course of the business of Premier consistent with past practices, or allowing the imposition of a lien to secure an obligation not in excess of $50,000 on any asset of Premier;

         (3) acquiring or exchanging (other than exchanges in the ordinary course under employee benefit plans) any shares or securities convertible into any shares of the capital stock of Premier, or paying any dividend on Premier common stock;


         (4) subject to certain conditions, issuing, selling or pledging any additional shares of Premier common stock or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock;


         (5) adjusting or reclassifying or paying any dividend or other distribution on any capital stock of Premier or issuing other securities in respect of or in substitution for shares of Premier common stock, or disposing of any shares of Premier common stock or any asset other than in the ordinary course of business for reasonable and adequate consideration;

         (6) purchasing any securities or making any material investment in any person, or otherwise acquiring direct or indirect control over any person, with certain exceptions;

         (7) granting any increase in compensation or benefits to the officers or directors of Premier (except that Premier may increase compensation of non-officer employees by up to 5% of such employee's annual compensation if such increase is consistent with past practice), paying any severance or termination pay or any bonus other than pursuant to written policies or written contracts in effect on the date of the merger agreement and as disclosed, entering into or amending any severance agreements with officers of Premier, or voluntarily accelerating the vesting of any stock options or other stock-based compensation or employee benefits;

         (8) entering into or amending any employment contract between Premier and any person (unless such amendment is required by law) that Premier does not have the unconditional right to terminate without certain liability;

         (9) adopting any new employee benefit plan of Premier or materially changing any existing employee benefit plans of Premier other than changes required by law or to maintain a plan's tax-qualified status;

         (10) making any significant change in any tax or accounting methods or systems of internal accounting controls, except for any change required by law or GAAP;


         (11) commencing any litigation other than in accordance with past practice or settle any litigation involving any liability of Premier which may have a material adverse effect on Premier or which place restrictions upon the operations of Premier without first consulting with Riva Bancshares;


         (12) except in the ordinary course of business, modifying, amending or terminating any material contract or waiving, releasing, compromising or assigning any material rights or claims;

         (13) making any investment in excess of $50,000 of any other individual, corporation or other entity other than a wholly-owned subsidiary of Premier; or

         (14) selling, transferring, mortgaging or disposing of any of its material properties or assets to any individual, corporation or other entity other than a direct or indirect wholly-owned subsidiary of Premier, or cancelling, releasing or assigning any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of the merger agreement.


         The merger agreement also provides that neither Premier nor its affiliates will directly or indirectly solicit or have any discussions with any person relating to any acquisition proposal, as defined in the merger agreement, except with respect to the merger agreement. Additionally, except to the extent necessary to comply with the fiduciary duties of the Premier Board, as advised by counsel, neither Premier nor its affiliates will provide any nonpublic information that it is not legally obligated to furnish or negotiate with respect to any acquisition proposal. However, Premier may communicate information about such acquisition proposal to the Premier shareholders if and to the extent that it is required to do so in order to comply with its legal obligations. Premier has agreed to notify Riva Bancshares if it receives any inquiry or proposal relating to any such transaction. Premier has further agreed to terminate any negotiations conducted prior to the date of the merger agreement with any parties other than Riva Bancshares with respect to any of the foregoing and to use its reasonable efforts to cause its representatives not to engage in any of the foregoing.

         In the merger agreement, Riva Bancshares has agreed that until the earlier of the Effective Time or termination of the merger agreement, it will
(1) continue to conduct its business in a manner reasonably designed to enhance the long-term value of the Riva Bancshares common stock and Riva Bancshares' business prospects and (2) take no action that would materially adversely effect any party's ability to (a) obtain any consents or approvals required for the transactions contemplated by the merger agreement without imposition of a condition or restriction which in the reasonable judgment of the Riva Bancshares Board or the Premier Board would so materially adversely impact the economic or business benefits of the transactions contemplated by the merger agreement so as to render inadvisable the consummation of the merger or (b) perform its covenants and agreements under the merger agreement. Riva Bancshares may discontinue or dispose of any of its assets or business if it determines it to be desirable in the conduct of its business. Riva Bancshares has also agreed that it will not, without the prior written consent of the chairman and chief executive officer of Premier, amend the Riva Bancshares Certificate of Incorporation or the Bylaws in any manner adverse to the Premier shareholders. Riva Bancshares also agreed that it will not issue additional shares of Riva Bancshares common stock or make an acquisition proposal to any individual or entity.


TERMINATION


         The merger agreement between Riva Bancshares and Premier may be terminated and the merger abandoned at any time prior to the Effective Time in the following ways:

         - by mutual written consent of the boards of directors of Riva Bancshares and Premier;

         - by the board of directors of either Premier or Riva Bancshares for the following reasons:


                  -- in the event of the inaccuracy of any representation or warranty of the other party contained in the merger agreement which cannot or has not been cured within 30 days after providing written notice of such inaccuracy and which inaccuracy would provide the terminating party the ability to refuse to consummate the merger, provided that the terminating party is not then in breach of any representation or warranty, or in material breach of any covenant or agreement, contained in the merger agreement;

                  -- if the other party has materially breached any covenant, agreement or obligation under the merger agreement, and such breach cannot or will not be cured within 30 days after giving written notice to the breaching party of the breach;

                  -- if any application for necessary regulatory approval consent is denied by final nonappealable action;


                  -- if Riva Bancshares' or Premier's shareholders fail to approve the merger agreement;



                  -- the merger has not been consummated by September 30, 1999; or

                  -- any of the conditions precedent to the party's obligations to consummate the merger cannot be satisfied, or cannot be satisfied or fulfilled by September 30, 1999;


         - by Riva Bancshares if dissenters' rights are claimed by persons owning in the aggregate more than 10% of the issued and outstanding Premier Stock; or


         -        by Premier, if any time prior to the Effective Time:

                  -- GRA Thompson White & Company, PC withdraws its fairness opinion; or

                  -- a third-party makes a bona fide acquisition proposal, as defined in the merger agreement, that Premier's Board of Directors determines in its good faith and in the exercise of its fiduciary duties, is more favorable to Premier's shareholders than the merger agreement and that the failure to terminate the merger agreement and accept such alternative would be inconsistent with the proper exercise of such fiduciary duties.


         In the event that the merger agreement is terminated by Premier pursuant to certain triggering events defined in the merger agreement, Riva Bancshares shall be entitled to a cash payment from Premier of $200,000 upon the occurrence of certain other events within twelve months following the date of such termination.


EXPENSES


         The merger agreement provides that each party shall be responsible for its own direct costs and expenses incurred in connection with the negotiation and consummation of the transactions contemplated by the merger agreement. Riva Bancshares will bear the costs incurred in the printing of this Proxy Statement/Prospectus and related materials.


         If the merger agreement is terminated prior to the Effective Time by either party as a result of the other party's failure to satisfy any of its representations, warranties or covenants set forth in the merger agreement, the non-terminating party shall reimburse the terminating party for its reasonable out-of-pocket expenses relating to the merger in an amount not to exceed $50,000.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES


         Smith, Gambrell & Russell, LLP will deliver to Riva Bancshares and Premier its opinion that, based upon certain customary assumptions and representations, under federal law as currently in effect, the merger of Premier into Riva Bancshares, the issuance of shares of Riva Bancshares common stock pursuant to the merger agreement and the grant of any warrants to purchase shares of Riva Bancshares common stock under Sections 8.2(ii) and (iii) of the merger agreement will constitute a "reorganization" under Section 368(a) of the Internal Revenue Code.



         No gain or loss will be recognized by shareholders of Premier upon the exchange of

         Premier common stock solely for Riva Bancshares common stock and warrants, if any, pursuant to the merger agreement. The aggregate tax basis of the Riva Bancshares common stock and warrants, if any, received by shareholders of Premier pursuant to the merger agreement will be the same as the tax basis of the shares of Premier common stock surrendered in exchange for Riva Bancshares common stock and warrants, if any. Such tax basis should be allocated between the common stock and warrants received in proportion to the relative fair values of such common stock and warrants. The holding period of the shares of Riva Bancshares common stock and warrants, if any, received by the shareholders of Premier will include the holding period of the shares of Premier common stock surrendered, provided that such Premier common stock is held as a capital asset on the date of consummation of the merger.

         A holder of Premier common stock who exercises statutory dissenter's rights in connection with the merger generally will recognize capital gain or loss (assuming the common stock is held as a capital asset) equal to the difference, if any, between such holder's tax basis in the Premier common stock exchanged and the amount of cash received in exchange therefor. A holder of Premier common stock who receives cash in lieu of a fractional share of Riva Bancshares common stock pursuant to the terms of the merger agreement will recognize capital gain or loss (assuming the fractional share is held as a capital asset) equal to the difference, if any, between the amount of cash so received and the holder's tax basis allocable to such fractional share.

         THE FOREGOING IS A GENERAL DISCUSSION OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED MERGER UNDER THE CODE. THE FOREGOING DISCUSSION DOES NOT INCLUDE CONSEQUENCES OF STATE, LOCAL, FOREIGN OR OTHER TAX LAWS OR SPECIAL CONSEQUENCES TO PARTICULAR SHAREHOLDERS HAVING SPECIAL SITUATIONS. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS REGARDING SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, FOREIGN AND LOCAL TAX LAWS AND TAX CONSEQUENCES OF SUBSEQUENT SALES OF RIVA BANCSHARES COMMON STOCK.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

General

         Certain members of Premier's management and the Board of Directors may be deemed to have interests in the merger in addition to any interests as shareholders of Premier generally. These interests include, among others, the indemnification of Premier directors and officers and certain employee benefits.

Indemnification

         The merger agreement provides that Riva Bancshares will, and will cause the surviving corporation to, indemnify the current and former directors, officers, employees and agents of Premier against all costs, fees or expenses (including reasonable attorney's fees), judgments, fines, penalties, losses, claims, damages, liabilities and amounts paid in settlement of any litigation arising out of actions or omissions occurring prior to the Effective Time. If Riva Bancshares' approval is required to effectuate any indemnification, Riva Bancshares will direct, at the indemnified party's election, for independent counsel mutually agreed upon between Riva Bancshares and the indemnified party to determine such approval. The merger agreement also provides that Riva Bancshares shall provide director and officer insurance tail coverage.


Matters Relating to Premier Employee Benefit Plans


         Under the merger agreement, Riva Bancshares has agreed to provide generally to continuing officers and employees of Premier employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of Riva Bancshares common stock), on terms and conditions which are no less favorable than those currently provided by Premier. For purposes of participation and vesting (but not benefit accrual under any employee benefit plans of Riva Bancshares other than the Premier benefit plans) under such employee benefit plans, the service of the employees of Premier prior to the Effective Time shall be treated as service with Riva Bancshares participating in such employee benefit plans. Riva Bancshares will honor in accordance with their terms all employment, severance, consulting, and other compensation contracts disclosed by Premier pursuant to the merger agreement between Premier and any current or former director, officer, or employee thereof, and for all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the Premier benefit plans.


Employment Contract

         Negotiations of the merger agreement and employment arrangements between Bruce W. Wiley and Riva Bancshares occurred simultaneously. The Board of Directors of Premier considered Mr. Wiley's employment arrangements when approving the merger agreement. The employment agreement runs for five years from the date of closing of the initial public offering. The employment agreement provides for an annual base salary of $150,000 and the grant of options to purchase up to 70,000 shares of Riva Bancshares common stock at the initial public offering price. Of these options, 30,000 options will be granted under Riva Bancshares' stock option plan on the same terms as options issued to other members of senior management and will vest over three years. The remaining 40,000 options will vest immediately upon closing and will be granted on the same terms as those warrants which were issued to certain founders of Riva Bancshares in April 1998 and will be exercisable for 10 years.

         In addition to the annual salary and other benefits payable to Mr. Wiley under the employment agreement, Riva Bancshares will provide to Mr. Wiley, as deferred compensation, one or more life insurance policies on the life of Mr. Wiley. These life insurance policies shall be designed to provide Mr. Wiley and his beneficiaries certain death benefits and nonqualified retirement benefits, as more fully described in the employment agreement. Mr. Wiley will also be eligible to participate in any discretionary bonus plan or program adopted by Riva Bancshares' Board of Directors on the same basis as other executive officers of Riva Bancshares.

         In addition, Mr. Wiley's employment agreement provides that he will serve as a director of Riva Bancshares and his title following the merger and the offering will be President of the Mid-Missouri Market. In the event of a "change in control" of Riva Bancshares (as defined in the employment agreement), Mr. Wiley may elect to give written notice to Riva Bancshares of the termination of the agreement and to receive a cash payment equal to approximately 300% of the compensation received by him in the one year period immediately preceding the change in control. Mr. Wiley's employment agreement also contains certain non-compete and non- solicitation provisions which provide that if Mr. Wiley terminates his employment agreement, he will not, for a period of 12 months, without the consent of Riva Bancshares, serve as an executive officer of any financial institution in Cole or Boone County, Missouri.


Board of Directors of Premier

         The merger agreement provides that Messrs. Wiley, Remley and Willibrand will be elected as Class III directors of Riva Bancshares immediately after consummation of the merger. The merger agreement further provides that the current members of the Premier Board of Directors will have the right to nominate persons to stand for election as Class III directors of Riva Bancshares in 2002 and 2005. In addition, should any Class III director die, resign, be removed from office, or otherwise not continue to serve as a director of Riva Bancshares prior to the election of directors in 2008, then the remaining current Premier directors shall nominate his or her successor.

DISSENTERS' RIGHTS OF PREMIER SHAREHOLDERS AND RIVA BANCSHARES SHAREHOLDERS


         Premier Shareholders' Dissenters' Rights.


         Holders of Premier common stock will be entitled to assert dissenters' rights with respect to the merger in accordance with Section 351.455 RSMo, a copy of which is attached as Appendix B. Any such Premier shareholder who follows the procedures specified in Section 351.455 RSMo will be entitled to receive the fair value of his or her shares of Premier common stock.


         A shareholder wishing to assert dissenters' rights must follow the specified procedures which include:

         - delivering to Premier prior to or at the special meeting of shareholders written objection to the plan of merger;
         -        not voting his or her shares in favor of the plan of merger;

         - Within 20 days after the merger is effected, giving written demand to Riva Bancshares for payment of the fair value of his or her shares as of the day prior to the date on which the vote was taken approving the merger.


         IN NO EVENT WILL ANY SHAREHOLDER BE ENTITLED TO DISSENTERS' RIGHTS IF HE OR SHE VOTES "FOR" THE ADOPTION OF THE MERGER AGREEMENT.


         Upon receipt of a dissenting shareholder's written demand for fair value of his or her shares, Riva Bancshares shall pay to such dissenting shareholder the fair value of his or her shares upon surrender of his or her certificate or certificates. The dissenting shareholder's demand shall state the number and class of shares owned by the dissenting shareholder. Any shareholder failing to make demand within the 20-day period shall be conclusively presumed to have consented to the merger and shall be bound by the terms of the merger.

         If, within 30 days after the date on which the merger was effected, the fair value of the dissenting shareholder's shares is agreed upon between the dissenting shareholder and Riva Bancshares, Riva Bancshares shall pay the agreed upon value within 90 days after the date on which the merger was effected, upon the surrender of the shareholder's certificate or certificates representing such shares. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in the shares or in Riva Bancshares.

         If, within 30 days after the date on which the merger was effected, the shareholder and Riva Bancshares do not agreed on the value of the dissenting shareholder's shares, then the dissenting shareholder may, within 60 days after the expiration of the 30-day period, file a petition in any court of competent jurisdiction within the county in which the registered office of Riva Bancshares is situated, asking for a finding and determination of the fair value of such shares. The dissenting shareholder shall be entitled to judgment against Riva Bancshares for the amount of such fair value as of the day prior to the date on which the vote was taken approving the merger, together with interest to the date of the judgment. The judgment shall be payable only upon, and simultaneously with, the surrender to Riva Bancshares of the certificate or certificates representing the shares. Upon the payment of the judgment, the dissenting shareholder shall cease to have any interest in the shares or in Riva Bancshares. Unless the dissenting shareholder files a petition within the time frame described above, the shareholder and all persons claiming under the shareholder shall be conclusively presumed to have approved and ratified the merger and shall be bound by the terms of the merger.

         Before or after the Closing of the merger, dissenting Premier shareholders should send any communications regarding their rights to Premier Bancshares, Inc., 815 West Stadium Boulevard, Jefferson City, Missouri 65110
Attn: Mr. Bruce W. Wiley, President. All communications should be signed by or on behalf of the dissenting Premier shareholder in the form in which his or her shares are registered on the books of Premier.


         Riva Bancshares Shareholders' Appraisal Rights.

         Riva Bancshares shareholders, upon compliance with the applicable statutory procedures summarized below, may be entitled to appraisal rights under
Section 262 of the Delaware General Corporation Law. This joint Proxy Statement/Prospectus constitutes notice to the Riva Bancshares shareholders of the possible availability of appraisal rights under Delaware law and the applicable statutory provisions are attached to this joint Proxy Statement/Prospectus as Appendix C. This summary does not intend to be complete and is qualified in its entirety by reference to Appendix C. Under Delaware law, a Riva Bancshares shareholder wishing to exercise any available appraisal rights must be the record holder of his or her shares on the date the written demand for appraisal is made and must continue to hold such shares through the Effective Time.

         If the Riva Bancshares shareholders were to assert their appraisal rights with respect to their shares, then within 120 days after the consummation of the merger, the shareholders or Riva Bancshares would be entitled to file a petition in the Delaware Chancery Court demanding a determination of the fair value of the shares as to which a timely demand for appraisal had been made. Riva Bancshares shareholders who elect to exercise appraisal rights should mail or deliver their written demands to: Richard C. Jensen, President and Chief Executive Officer, Riva Bancshares, Inc., 13004 Starbuck Road, St. Louis, Missouri 63141.

         Riva Bancshares shareholders who desire to exercise their appraisal rights must deliver a written demand for appraisal to Riva Bancshares to the address set forth in the immediately preceding paragraph, before the taking of the vote on the approval and adoption of the merger agreement at the special meeting of stockholders of Riva Bancshares.


         A demand for appraisal must be executed by or for the shareholder of record, fully and correctly, as such stockholder's name appears on the stock certificates. If such shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by or for the fiduciary. If such shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. A record owner, such as a broker, who holds such shares as a nominee for others, may exercise appraisal rights with respect to such shares held for all or less than all beneficial owners of such shares as to which the holder is the record owner. In such case, the written demand must set forth the number of shares covered by such demand.

         The written demand for appraisal should specify the shareholder's name and mailing address, the number of shares covered by the demand, and that the shareholder is thereby demanding appraisal of such shares.

         If a petition for an appraisal were timely filed, after a hearing on such petition, the Delaware Chancery Court would appraise the "fair value" of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. The Delaware Chancery Court would determine the amount of interest, if any, to be paid upon the amounts to be received in respect of the shares. The costs of the action may be determined by the Delaware Chancery Court and charged to the parties as the Delaware Chancery Court deems equitable.

         Any shareholders who seek appraisal would not, after the consummation of the merger, be entitled to vote the shares for any purpose or be entitled to the payment of dividends or other distributions on the shares (except dividends or other distributions payable as of a record date prior to the consummation of the merger).


         A stockholder will fail to perfect, or effectively lose or withdraw, his or her right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the Effective Time, or if the stockholder withdraws his or her demand for appraisal. Any withdrawal attempted more than 60 days after the Effective Time would require the written approval of Riva Bancshares. Moreover, no appraisal proceeding pending in the Delaware Court of Chancery will be dismissed without the approval of the Court, and any such approval would be conditioned upon such terms as the Court deems just.


ACCOUNTING TREATMENT


         The merger will be accounted for as a reverse acquisition, meaning that the financial statements of Premier will become the historical financial statements of Riva Bancshares.


BANK REGULATORY MATTERS

         The merger is subject to prior approval by the Federal Reserve Board and the Missouri Division of Finance. In determining whether to approve a transaction such as the merger, the Federal Reserve Board and the Missouri Division of Finance consider the financial and managerial resources (including the competence, experience and integrity of the officers, directors and principal shareholders) and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. In considering financial resources and future prospects, the adequacy of the capital levels of the parties to a proposed transaction are evaluated.


         The Bank Holding Company Act of 1956 ("BHCA") prohibits the Federal Reserve Board from approving a merger if it would result in a monopoly or if its effect would be substantially to lessen competition or to tend to create a monopoly, or if it would result in a restraint of trade. However, a merger can be approved if the Federal Reserve Board finds that the anti-competitive effects of a merger are clearly outweighed by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In addition, the Community Reinvestment Act of 1977, as amended, obligates the Federal Reserve Board to take into account the record of performance of the existing institutions in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such institutions.


         Applicable federal law provides for the publication of notice and public comment relating to the federal and state filings noted above. Interested parties are permitted to intervene in the proceedings. If an interested party is permitted to intervene, such intervention could delay the regulatory approvals required for consummation of the merger.


         The merger generally may not be consummated until between 15 and 30 days following the date of applicable federal regulatory approval, during which time the United States Department of Justice may challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the regulatory agency's approval unless a court specifically ordered otherwise. Riva Bancshares and Premier believe that the merger does not raise substantial antitrust or other significant regulatory concerns.


STATUS OF REGULATORY APPROVALS AND OTHER INFORMATION


         Riva Bancshares and Premier have filed all applications and notices and have taken (or will take) other appropriate action with respect to any requisite approvals or other actions of any governmental authority. The merger agreement provides that the obligation of each of Riva Bancshares and Premier to consummate the merger is conditioned upon the receipt of all requisite regulatory approvals. There can be no assurance that any governmental agency will approve or take any other required action with respect to the merger. And, if approvals are received or action is taken, there can be no assurance as to the date of such approvals or action, that such approvals or action will not be conditioned upon matters that would cause the parties to abandon the merger, or that no action will be brought challenging such approvals or action, including a challenge by the Department of Justice. On June 11, 1999, Riva Bancshares received the necessary Federal Reserve Board approval of the merger from the Federal Reserve Bank of St. Louis. On June 3, 1999, the parties received approval from the Missouri Division of Finance.

         Riva Bancshares and Premier are not aware of any governmental approvals or actions that may be required for consummation of the merger other than as described above. Should any other approval or action be required, Riva Bancshares and Premier currently contemplate that such approval or action would be sought.




RESTRICTIONS ON RESALES


         Shares of Riva Bancshares common stock to be issued to Premier shareholders in the merger have been registered under the Securities Act and may be traded freely by shareholders not deemed to be "affiliates" of Premier or Riva Bancshares, as that term is defined under the Securities Act, except as described below. Pursuant to the terms of the merger agreement, Premier's shareholders, except for those shareholders who serve as directors and/or officers of Premier (who may not sell any shares of Riva Bancshares common stock for 180 days following the merger and initial public offering), may not sell or otherwise transfer any shares of common stock which they own, except as permitted in the schedule set forth below:

TIME TABLE                                                    AGGREGATE PERCENTAGE OF SHARES PERMITTED
- ----------                                                    FOR SALE BY EACH PREMIER SHAREHOLDER
                                                              ------------------------------------

From the date of pricing the initial public offering
through the date of closing the initial public offering       No sales are permitted

From 1 to 30 days after closing                               10%

From 31 to 60 after closing                                   20%

From 61 to 90 days after closing                              40%

From 91 to 120 days after closing                             60%

From 121 days after closing                                  100%


Any transfer of shares by any person who is an affiliate of Premier at the time the merger is submitted for vote or consent of the Premier shareholders will, under existing law, require either (a) the further registration under the Securities Act of the shares of Riva Bancshares common stock to be transferred,
(b) compliance with Rule 145 promulgated under the Securities Act (permitting limited sales under certain circumstances) or (c) the availability of another exemption from registration.

         An "affiliate" of Premier, as defined by the rules promulgated pursuant to the Securities Act, is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Premier. The foregoing restrictions are expected to apply to the directors, executive officers and the beneficial holders of 10% or more of the Premier common stock (and to certain relatives or the spouse of any such person and any trusts, estates, corporations or other entities in which any such person has a 10% or greater beneficial or equity interest). Riva Bancshares will provide stop transfer instructions to the transfer agent with respect to the Riva Bancshares common stock to be received by persons subject to the restrictions described above. Premier has agreed that, not later than 30 days prior to the Effective Time, it will use its best efforts to cause each of those persons identified by Premier as affiliates to deliver to Riva Bancshares appropriate agreements that each such individual will not transfer or otherwise dispose of the shares of Premier common stock held by such person except in accordance with such agreement or make any further sales or otherwise dispose of shares of Riva Bancshares common stock received upon consummation of the merger except in compliance with the restrictions described in this paragraph.


RECOMMENDATION OF THE PREMIER BOARD

         THE PREMIER BOARD HAS UNANIMOUSLY APPROVED THE ADOPTION OF THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE PREMIER SHAREHOLDERS VOTE TO ADOPT THE MERGER AGREEMENT.


RECOMMENDATION OF THE RIVA BANCSHARES BOARD

         THE RIVA BANCSHARES BOARD HAS UNANIMOUSLY APPROVED THE ADOPTION OF THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE RIVA BANCSHARES SHAREHOLDERS VOTE TO ADOPT THE MERGER AGREEMENT.

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

MARKET PRICES


         There is no established public market for either the Riva Bancshares or Premier common stock. As of the Record Date, there will be 10,000 shares of Riva Bancshares common stock issued and outstanding held by 1 holder of record.
And, as of the Record Date, there were 41,834 shares of Premier common stock issued and outstanding held by 48 holders of record.

         The proposed Nasdaq national market symbol is "RIVA."


DIVIDEND POLICY


         Riva Bancshares has not declared or distributed any dividends to its shareholders since Riva Bancshares incorporated. The Riva Bancshares board of directors intends, for the foreseeable future, to follow a policy of retaining any earnings to provide funds to operate and expand the business of Riva Bancshares. Therefore, it is not likely that any cash dividends on the Riva Bancshares common stock will be declared for the foreseeable future.

         Because Riva Bancshares' principal operations will be conducted through Riva Bank, if we decide to pay dividends, Riva Bancshares will generate cash to pay dividends primarily through dividends paid to the holding company from Riva Bank. Accordingly, any dividends paid to our shareholders will depend on Riva Bank's earnings, capital requirements, financial conditions and other factors considered relevant by Riva Bancshares' board of directors. Premier Bank, which is a Missouri state-chartered bank, is currently restricted in its ability to pay dividends under state banking laws and regulations. As of June 30, 1999, Premier Bank was unable to pay cash dividends on its common stock without regulatory approval. Under Missouri law, a Missouri state bank may not pay dividends from its capital. All dividends must be paid out of undivided profits, after deducting expenses and losses. A Missouri state bank whose surplus account for each dividend period does not equal at least 40% of the amount of its capital is required to transfer to its surplus account 10% of its net income for such dividend period. Retained earnings in excess of any such required transfer to surplus are available for dividends. In addition, sound banking practices require the maintenance of adequate levels of capital. Federal regulatory authorities have adopted standards for the maintenance of capital of banks, and adherence to such standards may further limit the ability of banks to pay dividends.

                       INFORMATION ABOUT RIVA BANCSHARES


GENERAL


We were incorporated on May 1, 1998 to create a multi-market banking franchise focusing on small to medium-sized business customers, selected real estate developers and the principals of these businesses who have become dissatisfied with the impersonal service delivered by super-regional and national banks. We formed Riva Bancshares with the intent of acquiring an existing financial institution which would provide a platform for expansion throughout Missouri. Immediately prior to the closing of the initial public offering, Riva Bancshares will acquire Premier Bancshares, Inc., a Missouri bank holding company for Premier Bank, an independent state-chartered commercial bank, as its entry into the Jefferson City and Columbia, Missouri market areas. Upon completion of the merger, Premier Bank will be renamed Riva Bank.


Our strategy is to capitalize on the opportunities created by widespread consolidation in the banking industry. We believe that this consolidation has compromised customer relationships as the larger regional financial institutions increasingly focus on larger corporate customers, standardized loan and deposit products and other services. More specifically, many financial institutions have centralized their loan approval practices for small businesses, leaving less responsibility and authority with the traditional loan officer. By virtue of their banking experience in Missouri, management believes that the most frequent customer complaints are based on a lack of personalized service and turnover in lending personnel, which limits the customer's ability to develop a relationship with his or her banker. As a result of these factors, we believe there currently exists a significant opportunity to attract and maintain customers who are dissatisfied with their banks. We also believe we can attract experienced management personnel within our identified markets.


To implement our business plan, we have assembled a senior management team with over 85 years of banking experience in our identified markets. Our management team is headed by Richard C. Jensen, who has over 25 years of banking experience in the St. Louis market. Prior to founding the company, Mr. Jensen served as President of NationsBank St. Louis, formerly Boatmen's National Bank of St. Louis which, as of June 1998, had approximately $5.3 billion in total deposits and over 71 branches in the St. Louis market. We believe that the combination of Mr. Jensen's 25 years of experience in the Missouri banking industry, his extensive network of contacts throughout the state and his management skills will provide the leadership necessary for Riva Bancshares to implement its business strategy. In addition, all members of the senior management team have worked with Mr. Jensen at either Boatmen's National Bank or NationsBank. The senior management team shares the same credit culture and will be responsible for maintaining strict credit policies and procedures as well as managing administrative functions at the company headquarters in St. Louis. This management team has gained prominence in servicing small and medium-sized businesses and their principals throughout Missouri, which should allow them to continue to provide quality service for these types of customers. We expect that the familiarity of the senior management team with each other, as well as with the various Missouri communities, will also provide a strong foundation for implementing our business plan. In addition, we will have the resources of management of Premier Bank and their existing relationships in the Columbia and Jefferson City markets.


We intend to open a banking center in the St. Louis market following the completion of the offering. Future business plans include further expansion in the Jefferson City and Columbia markets and entry into the markets of Kansas City and Springfield. We expect to establish banking centers in each new market area, primarily through the opening of new branches of Riva Bank. We will also, however, evaluate opportunities for acquisitions of financial institutions in Missouri as well as markets in the adjacent states that would complement or expand our business. Within each of our targeted markets, we expect to offer a broad range of banking products and services by focusing primarily on small and medium-sized businesses and their principals. Although we will offer a variety of loan products, we expect to emphasize commercial/industrial and construction and commercial real estate lending. We will also promote private banking services and asset management products for our professional and executive customers.

We will have a community banking approach that emphasizes responsive and personalized service to our customers. Our expansion strategy includes attracting strong local management teams who have significant banking experience, strong community contacts and strong business development potential in our identified markets. Once local management teams are assembled, we intend to establish banking centers in each of the identified markets. We currently have management teams in place in the St. Louis, Columbia and Jefferson City markets. Each management team will operate one or more banking centers within its particular market area, will have a high degree of local decision-making and lending authority and will operate in a manner that provides responsive, personalized services similar to an independent community bank. In addition, local management will be compensated based on the performance of their respective banking centers and the overall financial and market performance of the bank. We expect that upon our entry into a new market area, we will undertake a marketing campaign using an officer calling program and community-based promotions. Each market area will be supported by a local board of directors, which will be provided with financial incentives to assist in the development of banking relationships throughout the community.

Riva Bancshares will provide a variety of centralized support services to each of the banking centers, including:

  - accounting and back office support operations;

  - investment portfolio management;

  - credit administration and review;

  - human resources;

  - administration;

  - training; and

  - strategic planning.

Core processing, check clearing and other similar functions will be outsourced to third-party vendors. As a result, we believe that these operating strategies will enable us to achieve cost efficiencies, to maintain consistency in policies and procedures, and to allow the local management teams to concentrate on developing and enhancing customer relationships.

ACQUISITION OF PREMIER BANCSHARES, INC.


Based upon a business plan developed by T. Stephen Johnson & Associates, Inc., a financial services consulting firm ("TSJ&A"), TSJ&A and Richard C. Jensen, the President and Chief Executive Officer of Riva Bancshares, developed the concept for Riva Bancshares. Riva Bancshares is a Delaware corporation which was organized on May 1, 1998 to implement this concept. Mr. Jensen and TSJ&A evaluated potential bank acquisition candidates in various Missouri markets and identified Premier as an independent financial institution capable of providing a platform to implement its business strategy. On May 6, 1999, Riva Bancshares signed a merger agreement with Premier Bancshares, Inc. and agreed to acquire all of the outstanding capital stock of Premier in exchange for shares of Riva Bancshares common stock. The merger agreement was subsequently amended on July 22 and again on July 29, 1999. The acquisition of Premier Bank provides us with an existing charter so that we may immediately commence banking operations upon completion of the merger in two of our five initially-targeted markets. We intend to use the acquisition of Premier Bank as a platform to expand our operations by building upon Premier Bank's existing infrastructure, core processing and outsourcing relationships.


Other than the acquisition of Premier, we have no understandings or agreements with respect to any acquisition.

STRATEGY OF RIVA BANCSHARES

  General

Our business strategy is to create a banking franchise that captures market share among small and medium-sized businesses, their principals and other professionals and executives in geographic markets that are familiar to management. We will implement this strategy by:

  - Targeting small and medium-sized business customers who demand high levels of personalized attention and customer service;

  - Establishing a banking center in St. Louis, expanding into Kansas City and Springfield, while continuing to enhance our current operations in Columbia and Jefferson City;

  - Staffing banking centers with community-minded and responsive management teams that will have significant local decision-making authority;

  - Operating with a few strategically located offices supported by outsourced core processing and back room operations to increase efficiencies;

  - Enhancing private banking relationships by offering a broad spectrum of products and services, including securities brokerage services and investment management services; and

  - Offering our customers the convenience and advantages offered by Internet banking while targeting businesses that have been identified as Internet users to leverage our banking centers.

  Our Banking Model

Upon completion of the acquisition of Premier, we will have banking centers in two of our five initially-targeted markets. We intend to establish a banking center within each of our identified markets primarily through the branching of Riva Bank. We may, however, accomplish our expansion strategy by acquiring existing banks within an identified market if an opportunity for such an acquisition becomes available. Although each banking center will legally be a branch of Riva Bank, our business strategy envisions that banking centers located within each market will operate as if they were independent community banks.

Local Management Teams. Prior to expanding into a new market area, we will identify an individual who will serve as the president of that particular market area, as well as those individuals who will serve on the local board of directors. Each local president will be primarily responsible for actively recruiting and assembling a management team, including lending officers, from the local market area. We believe that a management team familiar with the needs of its community will provide high quality personalized service to its customers. The local management team will have a significant amount of decision-making and lending authority and will be accessible to its customers. As a result of the consolidation trend in the state of Missouri, we believe there are significant opportunities to attract experienced bank managers who would be available to join an institution promoting a community banking concept.

Local Boards of Directors. Each banking center will have a local board of directors which will be comprised of prominent members of the community, including business leaders and professionals. These local directors will act as ambassadors of Riva Bancshares within the community and will be expected to promote the business development of each banking center.

We will encourage both the members of our local boards of directors as well as our lending officers to be active in the civic, charitable and social organizations in their communities. It is anticipated that members of the local management team will hold leadership positions in a number of community organizations.

We expect that upon our entry into a new market area, we will undertake a marketing campaign utilizing an officer calling program, and community-based promotions and media advertising. Such campaigns will emphasize each banking center's responsiveness, local management team and special focus on personalized service.

The initial banking center established in an identified market will have the following banking personnel: a President, a Senior Lender, an Associate Lending Officer, a Credit Analyst, a Branch/Operations Manager and an appropriate number of financial service managers and tellers.

Lending Officers with Local Decision-Making Authority. It is expected that the lending officers will be primarily responsible for the sales and marketing efforts of the banking centers. We will emphasize relationship banking whereby each customer will be assigned to a specific officer, with other local officers serving as backup or in supporting roles. We intend to hire the appropriate number of lending officers necessary to facilitate the development of strong customer relationships. Our lending officers will be supported by our organization's ability to make significantly larger loans than smaller community banks.

We intend to offer salaries to the lending officers that are competitive with other financial institutions in each market area. Local management will be compensated based on the performance of their particular banking centers as well as the overall financial and market performance of the bank. Lending officers will be compensated based on an annual base salary plus an incentive payment structure that will be based upon the achievement of certain loan quality and production goals. Those goals will be evaluated on an annual basis. We believe that such a compensation structure will provide greater motivation for participating officers.

It is anticipated that the banking centers will be strategically located in areas in each market where the local management team determines that there is the greatest potential to reach the maximum number of small and medium-sized businesses. It is expected that these banking centers will develop in the areas surrounding office complexes and other commercial areas. Such determinations will depend upon the customer demographics of a particular market area and the accessibility of a particular location to its customers. We expect to lease our facilities to avoid investing significant amounts of capital in property and facilities.

  Customers

We believe that the recent bank consolidation within the state of Missouri provides a community-oriented bank significant opportunities to build a successful, locally-oriented franchise. We further believe that many of the larger financial institutions do not emphasize a high level of personalized service to small and medium-sized businesses and their principals. We intend to focus our marketing efforts on attracting small and medium-sized businesses and individuals including: service companies, manufacturing companies, commercial real estate developers, entrepreneurs and professionals, such as physicians and attorneys. Because we intend to focus on small and medium-sized businesses, we believe that the majority of our loan portfolio will be in the commercial area with an emphasis placed on commercial/industrial, construction and commercial real estate loans secured by real estate, accounts receivable, inventory, and property, plant and equipment.

Although we expect to concentrate our lending efforts on commercial businesses, we also anticipate that we will attract a significant amount of consumer business. We expect that many of our retail customers will be the principals of our small and medium-sized business customers. These customers will comprise our private banking clients, for whom Riva Bank is expected to provide investment management services, asset management services and securities brokerage services. We intend to offer these services through strategic alliances with third-party vendors. We intend to emphasize "relationship banking" in order that each customer will identify and establish a comfort level with the bank officers within a banking center. We intend to develop our retail business with individuals who appreciate a high level of personal service, contact with their lending officer and responsive decision-making. We expect that most of our business will be developed through our lending officers and local boards of directors and by pursuing an aggressive strategy of calling on customers throughout the market area.

  Products and Services

We intend to offer and Premier Bank currently offers a broad array of traditional banking products and services to our customers.

Loans. We intend to offer a wide range of commercial and consumer loans as follows:

     - Commercial/Industrial. We expect that our commercial lending will consist primarily of loans for the financing of accounts receivable, inventory and property, plant and equipment. We also expect to offer Small Business Administration guaranteed loans. In making these loans, we intend to manage our credit risk by actively monitoring such measures as advance rate, cash flow, collateral value and other appropriate credit factors.

     - Commercial Construction. We expect to provide loans for the construction and development of real estate which would be secured by commercial properties. These loans generally command higher rates and fees commensurate with the risk warranted in the construction lending field. The risk in construction lending is dependent upon the performance of the builder in building the project to the plans and specifications of the borrower and the bank's ability to administer and control all phases of the construction disbursements. Upon completion of the construction period, this type of loan is typically converted to a permanent loan.

     - Commercial Real Estate. We anticipate that we will also offer commercial real estate loans to developers of both commercial and residential properties. In making these loans, we intend to manage credit risk by actively monitoring such measures as advance rate, cash flow, collateral value and other appropriate credit factors.

     - Residential Mortgage. We expect that our real estate loans will consist of residential first and second mortgage loans and residential construction loans. We expect that we will make mortgage loans with a variety of terms, including fixed and floating to variable rates and a variety of maturities. These loans will be made consistent with our appraisal policy and real estate lending policy which will detail maximum loan-to-value ratios and maturities. We expect that these loan-to-value ratios will be sufficient to compensate for fluctuations in the real estate market to minimize the risk of loss. We believe that many of our mortgage loans that conform with secondary market criteria will be sold in the secondary markets.

     - Consumer Loans. We expect that our consumer loans will include lines of credit and term loans secured by second mortgages on the residences of borrowers for home improvements, education and other personal expenditures. The remaining consumer loans will consist of installment loans to individuals for personal, family and household purposes. In evaluating these loans, we will require our lending officers to review the borrower's level and stability of income, past credit history and the impact of these factors on the ability of the borrower to repay the loan in a timely manner. In addition, we will require that our banking centers maintain an appropriate margin between the loan amount and collateral value. We expect that many of our consumer loans will be made to the principals of the small and medium-sized businesses for whom we provide banking services.

Private Banking Services. We also expect to provide other fee generating services for the principals of our business customers. We intend to offer services such as securities brokerage and investment services, portfolio and asset management services, insurance products and will consider other permissible activities. We also expect to offer investment products and cash management products.

Internet Banking. We believe that there is a strong need within our market niche for Internet banking. These services, which would be provided through a third party, would allow customers to access their bank accounts on a seven-day-a-week, 24-hour-a-day basis from any personal computer, wherever located, by means of a secure web browser. This technology gives Internet banking an advantage over PC-based home banking, which utilizes PC-based software, requires repeated downloading and limits the user to a specific PC. We believe that Internet banking will encourage our customers to maintain their total banking relationships with us. We also anticipate using the Internet for direct e-mail solicitation to small and medium-sized businesses we have identified as current Internet users. We will market the convenience and advantages of Internet banking, including on-line bill paying, money transfer and cash management. We believe that Internet banking will leverage our strategically located banking centers by attracting customers from within Missouri and adjacent market areas. We are negotiating with several Internet banking providers about implementing these services upon completion of the merger and the offering.

Deposits. We intend to offer a broad range of interest-bearing and noninterest-bearing deposit accounts, including commercial and retail checking accounts, money market accounts, individual retirement accounts, regular interest-bearing savings accounts and certificates of deposit with a range of maturity date options. We anticipate that the primary sources of deposits will be small and medium-sized businesses and individuals within an identified market. In each identified market, senior management will have the authority to set rates within specified parameters in order to remain competitive with other financial institutions located in the same market. All deposits will be insured by the FDIC up to the maximum amount permitted by law. In addition, we expect to implement a service charge fee schedule which will be competitive with other financial institutions in a community banking center's market area, covering such matters as maintenance fees on checking accounts, per item processing fees on checking accounts, returned check charges and other similar fees.

Specialized Consumer Services. We intend to offer specialized products and services to our customers, such as travelers checks, safe deposit services, credit cards and consumer lines of credit. Premier Bank currently offers all of these services and provides credit cards to its customers through a third party.

Courier Services. We expect to offer courier services to our business customers. Courier services will be provided through a third party, which will permit us to provide the convenience and personalized service our customers require by scheduling pick-ups of deposits.

Automatic Teller Machines ("ATMs"). We expect to establish a limited ATM network and we intend to make other financial institutions' ATMs available to our customers.

  Market Expansion

Riva Bancshares intends to expand into the attractive and growing communities in the state of Missouri. Once it has assembled a local management team and local board of directors for a particular market area, Riva Bancshares intends to establish one or more banking centers in that market. Upon the completion of the acquisition of Premier Bank, we will have established banking centers in the Jefferson City and Columbia market areas. Jefferson City is the capital of Missouri and Columbia is the site of the main campus of the University of Missouri. In addition, we have assembled a management team in St. Louis and, immediately following the offering, will open a banking center in the St. Louis market. The other markets into which we presently intend to expand are Kansas City and Springfield. We have identified these markets as providing the most favorable opportunities for growth and intend to establish banking centers within these markets as soon as practicable. As opportunities arise, we will also consider expansion into other selected banking markets in the states adjacent to Missouri.

The consolidation within the banking industry is evidenced by the following statistics. According to the FDIC, as of December 31, 1987, 596 depository institutions were located in Missouri. By December 31, 1998, there were a total of 383 depository institutions in Missouri, representing a decline of approximately 36% over the ten-year period. Management attributes this decline to consolidation resulting from the liberalization of interstate banking and branching laws allowing the entry into, and expansion in, Missouri by numerous large banks. The result of this consolidation has been a significant reduction in the number of community-oriented financial institutions focusing on personalized service to small and medium-sized business customers. We believe that our strategy, which incorporates a community banking concept, is better suited to provide a high level of service to small and medium-sized businesses than larger financial institutions.

We believe that the state of Missouri in general and the identified markets within Missouri in particular represent an attractive opportunity to build a multi-market banking franchise. Missouri has a current population of approximately 5.4 million making it the fifteenth most populous state in the country. Missouri has experienced growth in the amount of commercial and consumer deposits.

Certain demographic and deposit information with respect to each of the identified markets is discussed below.

St. Louis Market. The St. Louis market area includes the city of St. Louis and the surrounding counties in both Missouri and Illinois. St. Louis' population increased from approximately 2.49 million in 1990 to approximately 2.56 million in 1998, representing an increase of approximately 2.7% over that period compared to the national increase of 8.31% for the same period. The population is projected to increase to approximately 2.62 million by 2003. Over the period from 1990 to 1998, average household income in the St. Louis market has increased 38.9% compared to the national increase of 38.2% for the same period. As of June 30, 1998, there were 124 financial institutions represented in St. Louis with aggregate deposits of $36.1 billion. Deposits in St. Louis increased $7.6 billion from June 30, 1993 through June 30, 1998, at an annual growth rate of 4.84% for that period.

Kansas City Market. The Kansas City market area includes the city of Kansas City as well as surrounding counties in Missouri and Kansas. Kansas City's population increased from approximately 1.58 million in 1990 to approximately
1.72 million in 1998, representing an increase of approximately 8.6% over that period compared to the national increase of 8.3% for the same period. The population is projected to increase to approximately 1.79 million by 2003. Over the period from 1990 to 1998, average household income in the Kansas City market increased 42.2% compared to the national increase of 38.2% for the same period. As of June 30, 1998, there were 136 financial institutions represented in the Kansas City market with aggregate deposits of $24.2 billion. Deposits in the Kansas City market increased $4.4 billion from June 30, 1993 through June 30, 1998, at an average annual growth rate of 4.10% for that period.

Springfield Market. The Springfield market area includes the city of Springfield, as well as the counties of Christian, Greene and Webster. Springfield's population increased from approximately 264,000 in 1990 to approximately 305,000 in 1998, representing an increase of approximately 15.5% over that period compared to the national increase of 8.3% for the same period. The population is projected to increase to approximately 322,000 by 2003. Over the period from 1990 to 1998, average household income in the Springfield market increased 51.3% compared to the national increase of 38.2% for the same period. As of June 30, 1998, there were 34 financial institutions represented in the Springfield market with aggregate deposits of $3.9 billion. Deposits in the Springfield market increased $1.1 billion from June 30, 1993 through June 30, 1998, at an average annual growth rate of 6.85% for that period.

Columbia Market. The Columbia market area includes the city of Columbia, as well as Boone county. Columbia's population increased from approximately 112,000 in 1990 to approximately 130,000 in 1998, representing an increase of approximately 15.2% over that period compared to the national increase of 8.3% for the same period. The population is projected to increase to approximately 138,000 by the year 2003. Over the period from 1990 to 1998, average household income in the Columbia market increased 52.2% compared to the national increase of 38.2% for the same period. As of June 30, 1998, there were 12 financial institutions represented in the Columbia market with aggregate deposits of $1.4 billion. Deposits in the Columbia market increased $300 million from June 30, 1993 through June 30, 1998, at an average annual growth rate of 4.94% for that period.

Jefferson City Market. The Jefferson City market area includes Jefferson City and Cole County. Jefferson City's population increased from approximately 35,500 in 1990 to approximately 36,200 in 1998, representing an increase of approximately 2.0% over that period compared to the national increase of 8.3% for the same period. The population is projected to increase to approximately 36,800 by 2003. Over the period from 1990 to 1998, average household income in the Jefferson City market increased 51.1% compared to the national increase of 38.2% for the same period. As of June 30, 1998, there were 16 financial institutions represented in the Jefferson City market with aggregate deposits of $1.4 billion.

Deposits in the Jefferson City market increased $350 million from June 30, 1993 through June 30, 1998, at an average annual growth rate of 5.92% for that period.

OPERATIONS OF RIVA BANCSHARES

Riva Bancshares will remain in the development stage until the completion of the acquisition of Premier Bank and the offering. Riva Bancshares' corporate offices will be located in the St. Louis metropolitan area. Riva Bancshares presently has six full-time employees.

At the holding company level, Riva Bancshares will provide a variety of support services for each of the banking centers. These services will include back office operations, investment portfolio management, credit administration and review, human resources, training and strategic planning. Riva Bancshares has hired a Chief Financial Officer, a Chief Credit Officer, and a Senior Vice President of Commercial Real Estate and the President of the St. Louis market.

Riva Bancshares intends to use Premier Bank's facilities and outsourcing arrangements for its data processing, operational and back office support activities. The banking centers will utilize the operational support provided by Premier Bank to perform account processing, loan accounting, loan support, network administration and other functions. Premier Bank has developed extensive procedures for many aspects of its operations, including operating procedures manuals and compliance procedures. Specific operating procedures for the banking centers will be developed from the procedures that are currently utilized by Premier Bank. We believe that Premier Bank's existing operations and support management are capable of providing continuing operational support for all of the banking centers.

  Outsourcing

We believe that by outsourcing a major portion of our back office operations, we can realize greater efficiencies and economies of scale. In addition, various products and services, especially technology-related services, can be offered through third-party vendors at a substantially lower cost than the costs of developing these products internally.

Premier Bank is utilizing Computer Services Incorporated to provide its core data processing and certain customer products. In addition to account level processing for loans and deposits, Premier Bank also utilizes CSI for computer network support, proof of deposit processing, on-line support, telephone banking services, cash management, automated clearing house services and consulting services.

  Credit Administration

We will oversee all credit policy operations at the holding company level while still granting local lending authority to management in each local market. Our Chief Credit Officer will be primarily responsible for maintaining a quality loan portfolio and developing a strong credit culture throughout the entire organization. The Chief Credit Officer will be responsible for developing and updating the credit policy and procedures for the organization. In addition, he will work closely with each lending officer at the banking centers to ensure that the business being solicited is of the quality and structure that fits our desired risk profile. Credit quality will be controlled through uniform compliance to credit policy. Our risk-decision process will be actively managed in a disciplined fashion to maintain an acceptable risk profile.

Our credit approval process will consist of specific authorities granted to the lending officers. Loans exceeding a particular lending officer's level of authority will be reviewed and considered for approval by the next level of authority. The Chief Credit Officer has ultimate credit decision-making authority, subject to review by the Chief Executive Officer and our board of directors. Risk management will require active involvement with our customers and active management of our portfolio. The Chief Credit Officer will review our credit policy with the local management teams at least annually but more frequently if necessary. The results of these reviews will then be presented to our board of directors. The purpose of these reviews will be to attempt to ensure that the credit policy remains compatible with our short and long-term business strategies. The Chief Credit Officer will also generally require all individuals charged with risk management to reaffirm their familiarity with the credit policy annually.

OPERATIONS OF PREMIER BANCSHARES, INC.

Premier Bancshares, Inc. was incorporated in 1994 as a Missouri corporation. Premier Bank commenced operations on May 15, 1995, as a full service, state-chartered commercial bank in Jefferson City, Missouri. Premier Bank opened its branch office in Columbia in April, 1998. Premier Bank owns both of its facilities. Premier Bank has received regulatory approval to open an additional branch in a leased facility in Jefferson City which is expected to open in the first quarter of 2000.


Premier Bank has applied for a branch location in the St. Louis metropolitan area which would open following the completion of the offering and the merger.


Premier Bank is currently providing many of the products and services which Riva Bancshares expects to offer. Premier Bank offers a variety of loan products, including commercial loans, real estate loans, home equity loans, consumer/installment loans, SBA loans and offers credit cards through a third party. Premier Bank also offers a broad range of interest-bearing and noninterest-bearing deposit accounts, including commercial and retail checking accounts, money market accounts, individual retirement accounts, regular interest-bearing savings accounts and certificates of deposit. In addition, Premier Bank provides such consumer services as U.S. Savings Bonds, travelers checks, cashiers checks, safe deposit boxes, bank-by-mail services, direct deposit and telephone banking. Premier Bank is also offering limited investment services, such as securities brokerage, through a third party provider.


Premier Bank engages in a broad array of lending activities, including commercial/industrial, SBA guaranteed loans, consumer and real estate loans. As of June 30, 1999, Premier Bank had a legal lending limit for loans of approximately $1.0 million per borrower.


ASSET/LIABILITY MANAGEMENT

Our objective is to manage assets and liabilities to provide a satisfactory level of consistent operating profitability. Our Chief Financial Officer is primarily responsible for monitoring policies and procedures that are designed to maintain an acceptable composition of the asset/liability mix while adhering to prudent banking practices. Our management philosophy is to support asset growth primarily through growth of core deposits. We intend to continue to invest the largest portion of earning assets in commercial industrial and construction and commercial real estate loans.

Currently, Premier Bank's asset/liability mix is monitored on a daily basis, with monthly reports presented to Premier Bank's board of directors. The objective of this policy is to control interest-sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on Premier Bank's earnings.

COMPETITION

Competition among financial institutions in the state of Missouri and the markets in which Premier Bank currently operates and into which we may expand is intense. We will compete with other bank holding companies, state and national commercial banks, savings and loan associations, consumer finance companies, credit unions, securities brokerages, insurance companies, mortgage banking companies, money market mutual funds, asset-based non-bank lenders and other financial institutions. Many of these competitors have substantially greater resources and lending limits, larger branch networks and are able to offer a broader range of products and services than we will be able to offer.

Various legislative actions in recent years have led to increased competition among financial institutions. With the enactment of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 and other laws and regulations affecting interstate bank expansion, financial institutions located outside of the state of Missouri may now more easily enter our targeted markets. In addition, recent legislative and regulatory changes and technological advances have enabled customers to conduct banking activities without regard to geographic barriers through computer and telephone-based banking and similar services. There can be no assurance that the United States Congress or the Missouri Legislature or the applicable bank regulatory agencies will not enact legislation or promulgate rules that may further increase competitive pressures on Riva Bancshares. Our failure to compete effectively for deposit, loan and other banking customers in its market areas could have a material adverse effect on our business, future prospects, financial condition or results of operations.

DATA PROCESSING

Premier Bank currently has an agreement with CSI to provide its core processing and certain customer products. We believe that CSI will be able to provide technologically advanced data processing and customer service-related processing at a competitive price to support Riva Bancshares' future growth. We believe that CSI's services are adequate for our business expansion plans.

FACILITIES

Our temporary offices are located at 13004 Starbuck Road, St. Louis, Missouri 63141. We are currently negotiating for office space in the St. Louis metropolitan area.




EMPLOYEES

We presently have six full-time employees. We will hire additional employees as needed to support our growth.

Premier Bank presently has 20 full-time employees and one part-time employee, including 10 officers. Premier Bank will hire additional employees as needed, including additional tellers and financial service representatives.

LEGAL PROCEEDINGS

From time to time, Riva Bancshares may be involved in litigation relating to claims arising out of operations in the normal course of business. As of the date of this prospectus, neither Riva Bancshares nor Premier Bank is engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material effect on Riva Bancshares or Premier Bank.

PRINCIPAL SHAREHOLDERS OF RIVA BANCSHARES

The following table sets forth information with respect to the beneficial ownership of shares of the common stock as of July 29, 1999, and as adjusted to reflect the sale of the shares offered hereby and the shares offered in connection with the merger, with respect to (1) each director of Riva Bancshares; (2) each person, including any "group" as that term is used in
Section 13(d)(3) of the Securities Exchange Act of 1934, who is known by Riva Bancshares to own beneficially more than five percent of the outstanding shares of the common stock and (3) all directors and executive officers of Riva Bancshares as a group. Unless otherwise indicated, each shareholder has sole voting and investment power with respect to the indicated shares.



                                                                                             OWNERSHIP
                                                              OWNERSHIP PRIOR            AFTER THE MERGER
                                                              TO THE OFFERING            AND THE OFFERING
                                                            --------------------      -----------------------
      NAME OF BENEFICIAL OWNER                              SHARES(1)    PERCENT      SHARES(1)    PERCENT(2)
      ------------------------                              ---------    -------      ---------    ----------
      Richard C. Jensen...................................   10,000       100.0%       135,000(3)      3.2%
      Allan D. Ivie, IV...................................       --           *             --           *
      John S. Rouse.......................................       --           *             --           *
      Sanford B. Scott....................................       --           *             --           *
      Daniel R. Sills.....................................       --           *             --           *
      Alan C. Henderson...................................       --           *             --           *
      Gerald G. Kaufman...................................       --           *         14,475(4)        *
      Bruce W. Wiley......................................       --           *        113,733(5)      2.9%
      Lewis A. Levey......................................       --           *             --           *
      Jacob W. Reby.......................................       --           *             --           *
      Harold B. Remley....................................       --           *         84,548(6)      2.1%
      Andrew M. Rosen.....................................       --           *             --           *
      Patricia D. Whitaker................................       --           *             --           *
      Charles R. Willibrand...............................       --           *         84,548(7)      2.1%
      All executive officers and directors as a group (14
        persons)..........................................   10,000       100.0%       432,304(8)     10.6%


- ---------------------------

  *  Less than 1%.

 (1) Pursuant to the rules of the Commission, the determinations of "beneficial ownership" of common stock are based upon Rule 13d-3 under the Exchange Act, which provides that shares will be deemed to be "beneficially owned" where a person has, either solely or in conjunction with others, the power to vote or to direct the voting of shares and/or the power to dispose, or to direct the disposition of, shares or where a person has the right to acquire any such power within 60 days after the date such "beneficial ownership" is determined. Shares of common stock that a beneficial owner has the right to acquire within 60 days pursuant to the exercise of stock options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such owner but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.


 (2) The percentages are based upon the aggregate number of shares of common stock issued and outstanding as of July 29, 1999, as adjusted to reflect the 3,000,000 shares issuable pursuant to the offering (assuming no exercise of the underwriters' over-allotment option), 818,182 shares issuable pursuant to the merger (assuming an $11.00 initial public offering price of the common stock in the offering, the mid-point of the estimated range) and the shares to be repurchased at a price of $.01 per share.


 (3) Includes 125,000 shares issuable upon the exercise of immediately exercisable options to be granted simultaneously with the closing of the offering and excludes the shares to be repurchased at a price of $.01 per share. Mr. Jensen's business address is 13004 Starbuck Road, St. Louis, Missouri 63141.


 (4) Includes 14,475 shares issuable upon the exercise of immediately exercisable options to be granted simultaneously with the closing of the offering.



 (5) Includes 55,060 shares issuable upon the exercise of immediately exercisable warrants to be granted simultaneously with the closing of the offering and 58,673 shares issuable upon conversion and exchange of shares of Premier's common stock pursuant to the merger.



 (6) Includes 25,875 shares issuable upon exercise of immediately exercisable warrants and 58,673 shares issuable upon conversion and exchange of shares of Premier's common stock pursuant to the merger.



 (7) Includes 25,875 shares issuable upon exercise of immediately exercisable warrants and 58,673 shares issuable upon conversion and exchange of shares of Premier's common stock pursuant to the merger.



 (8) Includes 246,285 shares issuable upon the exercise of immediately exercisable options and warrants to be granted upon completion of the offering.

MANAGEMENT OF RIVA BANCSHARES


Executive Officers and Directors

    The following table sets forth information concerning Riva Bancshares' executive officers and directors upon completion of the offering and of the merger.




NAME                                                 AGE                       POSITION(1)
- ----                                                 ---                       -----------
Richard C. Jensen................................    54      Chairman of the Board,  President, Chief
                                                             Executive Officer and Director
Allan D. Ivie, IV................................    38      President of the St. Louis Market
John S. Rouse....................................    50      Chief Credit Officer
Sanford B. Scott.................................    38      Senior Vice President of Commercial Real Estate
Daniel R. Sills..................................    40      Chief Financial Officer
Bruce W. Wiley...................................    42      President of the Mid-Missouri Market and Director(2)
Alan C. Henderson................................    53      Director
Gerald G. Kaufman................................    52      Director and Vice President(3)
Lewis Levey......................................    57      Director
Jacob W. Reby....................................    51      Director(2)
Harold B. Remley.................................    56      Director(2)
Andrew Rosen.....................................    48      Director
Patricia D. Whitaker.............................    54      Director
Charles R. Willibrand............................    72      Director(2)


- ----------------------


(1) Upon amendment to its Certificate of Incorporation, the Board of Directors of Riva Bancshares will be divided into three classes, designated Class I, Class II and Class III.
(2) Messrs. Reby, Remley, Wiley and Willibrand will serve as directors of Riva Bancshares upon completion of the merger and the offering.
(3) Upon completion of the offering, Mr. Kaufman will resign from his position as Vice President of Riva Bancshares but will continue as a director of Riva Bancshares.

    Each of the following directors and executive officers, with the exception of Mr. Jensen , Mr. Kaufman, Mr. Wiley and Mr. Reby have been with Riva Bancshares since May 1999.

     Richard C. Jensen has served as Chairman of the Board, President, Chief Executive Officer and a director of Riva Bancshares since July 1998. Mr. Jensen served as the President of Royal Banks of Missouri from March 1998 to May 1998. Since 1980, Mr. Jensen served in various positions at NationsBank, N.A. - St. Louis, formerly Boatmen's National Bank of St. Louis, most recently as President since 1997. At

NationsBank, Mr. Jensen was responsible for NationsBank's General Bank, which included over 60 branches in St. Louis, small business, middle market lending and professional and executive banking. Mr. Jensen has over 25 years of banking experience in Missouri. Mr. Jensen will serve as a class I director of Riva Bancshares.

     Allan D. Ivie, IV has served as the President of the St. Louis market since May 1999. Mr. Ivie served in various positions with NationsBank/Boatmen's National Bank of St. Louis since 1988, most recently as Senior Vice President of the Private Client Group where he was primarily responsible for implementing the Private Client Group after NationsBank's acquisition of Boatmen's. From 1995 to 1997, Mr. Ivie served as Vice President and Director of Private Banking. Mr. Ivie has over 14 years of banking experience in Missouri.

     John S. Rouse has served as Chief Credit Officer of Riva Bancshares since May 1999. Mr. Rouse served in various positions with NationsBank, N.A. and Boatman's National Bank of St. Louis since 1979. From 1990 to 1995,Mr. Rouse served as Vice President and Manager of Loan Originations in the Structured Finance Group and from 1995 to 1997, Mr. Rouse served as Vice President in the St. Louis Corporate Group with Boatmen's. Since 1997, Mr. Rouse has been the Senior Vice President/Senior Lender in the Private Client Group with NationsBank where he was responsible for providing credit approval and administering the loan portfolio for the Private Client Group with commitments of more than $750 million. Mr. Rouse has over 20 years of banking experience in the Missouri market.

     Sanford B. Scott has served as Senior Vice President of Commercial Real Estate of Riva Bancshares since May 1999. Prior to joining Riva Bancshares, Mr. Scott served in various positions with NationsBank since 1988, most recently as Manager and Senior Commercial Mortgage Originator for the Midwest. Prior to this position, Mr. Scott was manager of the Commercial Real Estate Division for the Central Region of Boatmen's National Bank of St. Louis, where he managed a $200 million commercial mortgage and construction loan portfolio. From 1985 to 1988, Mr. Scott served in various positions with Mark Twain Banks, N.A. Mr. Scott has over 14 years of banking experience in Missouri.

     Daniel R. Sills has served as Chief Financial Officer of Riva Bancshares since May 1999. Prior to joining Riva Bancshares, Mr. Sills worked in the financial institutions consulting group as a certified public accountant with KPMG LLP in St. Louis since 1997. From 1993 to 1997, Mr. Sills served in various positions at Boatmen's Bancshares (now NationsBank) including Chief Financial Officer of Boatmen's Credit Card Bank and Boatmen's Merchant Processing Company. From 1989 to 1993, Mr. Sills was with KPMG LLP in St. Louis where he was responsible for conducting consulting engagements for a wide range of financial institution clients.

     Bruce W. Wiley is currently President and Chief Executive Officer of Premier Bancshares, Inc. and Premier Bank. In 1994, Mr. Wiley and other investors founded Premier. Upon completion of the merger and the offering, Mr. Wiley will continue with Premier Bank as President of the Mid-Missouri market and a director and Vice President of Riva Bancshares. Mr. Wiley has over six years of banking experience in Missouri. Mr. Wiley will serve as a class III director of Riva Bancshares.

     Alan C. Henderson has served as the President, Chief Executive Officer and as a director of RehabCare Group, Inc., a publicly traded company since June 1998. From 1996 to 1998, Mr. Henderson served as Executive Vice President and Chief Financial Officer of RehabCare Group, Inc. Mr. Henderson is also a director of General American Capital Corporation, a registered investment company and a member of the Health Services Board of Mercantile Bank, N.A.
Mr. Henderson will serve as a class I director of Riva Bancshares.

     Gerald G. Kaufman has served as a director and Vice President of Riva Bancshares since its inception. Since 1997, Mr. Kaufman has served as the President of T. Stephen Johnson & Associates, Inc. an investment banking firm located in Atlanta, Georgia. Prior to his service with TSJ&A, Mr. Kaufman was

President of Bretton Woods Group, a management consulting and investment banking firm. From 1980 to 1991, Mr. Kaufman served as the Managing Director for Bank Earnings International, one of the nation's largest bank consulting firms. Mr. Kaufman began his banking career with Citizens and Southern National Bank, Atlanta, Georgia in 1973 as a Vice President in Bank Operations and the International Banking Division. Mr. Kaufman will serve as a class I director of Riva Bancshares.



     Lewis A. Levey is a private investor engaged in real estate management and development and real estate consulting. Mr. Levey was a founding partner and Vice Chairman of Paragon Group, Inc., a fully integrated, self-managed real estate investment trust operating a multi-billion dollar investment portfolio in 18 states from 1994 to 1997 until it merged with Camden Property Trust, a real estate investment trust whose shares are listed on the New York Stock Exchange. Since 1997, Mr. Levey has served as Trust Manager and a Director of Camden Property Trust. Mr. Levey is a member of various industry organizations including the Urban Land Institute and a former member of the Board of Directors of the National Multi-Housing Council. Mr. Levey also serves on the Board of Directors of Grand Center, Inc., the St. Louis Psychoanalystic Institute and other civic, educational and charitable groups. Mr. Levey will serve as a class II director of Riva Bancshares.

     Jacob W. Reby is a member of the law firm of Lewis, Rice & Fingersh in St. Louis, Missouri specializing in corporate, real estate and banking law since 1991. Prior to 1991 Mr. Reby was a partner with the law firm of Popkin & Stern in St. Louis, Missouri. Mr. Reby has co-authored several publications including Acquiring or Selling the Closely Held Business and Banking and Lending Institution Forms. Mr. Reby has been involved in various charitable organizations, including the AMC Cancer Research Center Foundation, the Saint Louis Art Fair and the Clayton Child Center. Mr. Reby will serve as a class II director of Riva Bancshares.



Harold B. Remley is currently a director of Premier Bancshares and Premier Bank and upon completion of the merger will serve as a class III director of Riva Bancshares. Mr. Remley is the owner of Remley's Insurance, Inc. which has been engaged in the general insurance agency business in Jefferson City, Missouri since 1968. Mr. Remley is also the President of the R.R.R. Real Estate, Inc., a family-owned business engaged in the rental of various real estate properties located in Jefferson City.



     Andrew M. Rosen is currently the Senior Vice President and Treasurer of Brown Group, Inc., one of the largest shoe retailers in the country. Mr. Rosen has been with Brown Group since 1974. Mr. Rosen has served as past President of the Financial Executives Institute and the Washington University Business School Alumni Executive Committee. Mr. Rosen also serves on the boards of Junior Achievement of Mississippi Valley Inc. and the Harris Stowe College Advisory Board. Mr. Rosen will serve as a class II director of Riva Bancshares.



     Patricia D. Whitaker is the President and Chief Executive Officer of Interior Space Inc., an interior design firm. Ms. Whitaker serves on the boards of the Hawthorn Foundation, the March of Dimes, the YMCA, the St. Louis Arts and Education Council, McKendree College and the St. Louis Forum. Ms. Whitaker will serve as a class II director of Riva Bancshares.



Charles R. Willibrand is currently the Chairman of the board of directors of Premier Bancshares and Premier Bank and upon completion of the merger will serve as a class III director of Riva Bancshares. From 1964 to 1992, Mr. Willibrand was President and Chief Executive Officer of Play-Mor Trailers, Inc. in Westphalia, Missouri and he presently serves as a consultant for that business. Mr. Willibrand is also the President of Mid-America Distributing Co., a wholesaler of recreational vehicles parts and accessories. In addition, Mr. Willibrand has owned and operated Willibrand's Tire and Service in Westphalia, Missouri since 1951.


Board of Directors


     Upon completion of the merger and the offering, the number of directors of Riva Bancshares will be fixed at ten. The By-Laws provide for the board of directors to consist of not less than two, nor more than 25 persons, with the precise number to be determined from time to time by the board of directors. Upon amendment to the Certificate of Incorporation, the directors will be divided into three classes, designated Class I, Class II and Class III. Each class consists, as nearly as may be possible, of one-third of the total number of directors. The term of Riva Bancshares' initial Class I Directors will expire at the first annual meeting of shareholders to be held in 2000; the term of Riva Bancshares' initial Class II Directors will expire at the second annual meeting of shareholders to be held in 2001; and the term of Riva Bancshares' initial Class III Directors will expire at the third annual meeting of shareholders to be held in 2002. At each annual meeting of shareholders, successors to the class of directors whose term expires at the annual meeting will be elected for a three-year term. If the number of directors is changed, an increase or decrease will be apportioned among the classes so as to maintain the number of directors in each class as equally as possible. Any additional director of any class elected to fill a vacancy resulting from an increase in such class will hold office for a term that will expire at the next annual meeting, but in no event will a decrease in the number of directors shorten the term of any incumbent director. Any director elected to fill a vacancy due to resignation, removal or death will have the same remaining term as that of his predecessor. In the case of the removal of a director from office, the resulting vacancy on the board of directors will be filled by the vote of a majority of the outstanding shares of common stock. Any other vacancy on the board of directors will be filled by a majority vote of the remaining directors then in office or by action of the shareholders. Any director may be removed, with or without cause, at any regular or special meeting of shareholders called for that purpose. The effect of the classified board of directors is to make it more difficult for a person, entity or group to effect a change in control of Riva Bancshares through the acquisition of a large block of Riva Bancshares' voting stock. The executive officers of Riva Bancshares serve at the pleasure of the board of directors.



     Pursuant to the merger agreement, each of the Premier directors will be elected as Class III directors and will serve for a term of three years and until their successors have been elected and qualified. During the initial term of the Class III directors, if a vacancy is created as a result of the resignation, removal or death of one of the Class III directors, the remaining Premier directors will be able to nominate such director's replacement. In addition, the existing Premier directors will have the ability to nominate the Class III directors at the next two elections of Class III directors.



     The board of directors will have an Executive Committee, an Audit
Committee and a Compensation Committee. The Executive Committee will exercise the authority of the board of directors in accordance with the company's By-Laws between regular meetings of the board of directors. The Audit Committee will review and make recommendations to the board of directors on Riva Bancshares' audit procedures and independent auditors' report to management and will recommend to the board of directors the appointment of the independent auditors for Riva Bancshares. The Compensation Committee will review and make recommendations to the board of directors with respect to the compensation of officers of Riva Bancshares and will assist the board in the administration of Riva Bancshares' stock option plan.


Executive Compensation


     The following table provides certain summary information for the fiscal year ended December 31, 1998 concerning compensation paid or accrued by Riva Bancshares to or on behalf of its Chief Executive Officer. No other executive officer of Riva Bancshares had total annual salary and bonus which exceeded $100,000 during the last fiscal year.





                                                                        SUMMARY COMPENSATION TABLE

                                             Annual Compensation                          Long Term Compensation
                                     -----------------------------------     ------------------------------------------------
                                                                                              Number
                                                                              Restricted        of
Name and Principal Position                                                     Stock         Options         All Other
- ---------------------------            Year        Salary       Bonus           Awards        Awarded        Compensation
                                       ----        ------       -----           ------        -------        ------------
Richard C. Jensen
     Chairman, President and Chief
     Executive Officer                 1998       $114,583      $   --          10,000           --           $    --


     -------------------------------



(1) In August 1998, Riva Bancshares issued 250,000 shares of common stock to Mr. Jensen at a price of $.01 per share. On April 29, 1999 Riva Bancshares repurchased 144,727 of these shares at a price of $.01 per share. Prior to the initial public offering, Riva Bancshares intends to repurchase an additional 95,273 of these shares at a price of $.01 per share.


Employment Agreements


     Riva Bancshares and Richard C. Jensen have entered into an employment agreement which provides that Mr. Jensen will serve as the President and Chief Executive Officer of Riva Bancshares and as President and Chief Executive Officer of Riva Bank upon completion of the merger and the offering. Mr. Jensen also serves as a member of the board of directors and will serve on Riva Bank's board of directors after the closing of the merger. Mr. Jensen's employment agreement has a three-year term and provides for a minimum annual base salary of $250,000. Upon completion of the offering, Mr. Jensen will receive a payment of $150,000. In addition, the Board will grant options to Mr. Jensen to purchase up to 125,000 shares of common stock at the initial public offering price of the common stock sold in the offering. This option will be exercisable for a period of ten years.



     After the closing of the offering, in the event of a "change in control" of Riva Bancshares (as defined in the employment agreement), Mr. Jensen will be entitled to give written notice to Riva Bancshares of termination of the employment agreement and to receive a cash payment equal to approximately 300% of the compensation received by Mr. Jensen in the one-year period immediately preceding the change in control. In addition, if Mr. Jensen elects to terminate the employment agreement pursuant to a change in control, Mr. Jensen will further be entitled to, in lieu of options, an amount in cash or common stock equal to the excess of the fair market value of the common stock as of the date of closing of the transaction effecting the change of control over the per share exercise price of the options held by Mr. Jensen, times the number of shares of common stock subject to such options.



     If the board of directors determines that Riva Bancshares is unable to close the offering, then the employment agreement may be terminated by the board of directors at any time during the term of the employment agreement without notice with the condition that Mr. Jensen will be entitled to liquidated damages in the amount of $250,000. If Mr. Jensen is terminated for cause (as that term is defined in the employment agreement), the employment agreement may be terminated by the board of directors without notice and without further obligation than for salary already earned. Upon 30 days' written notice to Mr. Jensen, Riva Bancshares may terminate the employment agreement without cause with the condition that Mr. Jensen will be entitled to the same compensation as he would have been entitled to receive in the event of a change of control of Riva Bancshares. Likewise, Mr. Jensen may, upon thirty days' written notice to Riva Bancshares, terminate the employment agreement without cause. In the event of termination by Mr. Jensen, Riva Bancshares will have no further obligation other than for salary earned and Riva Bancshares will be entitled to enforcement of the non-compete and non-solicitation provisions. After the closing of the offering, in the event of Mr. Jensen's death, Riva Bancshares will pay to Mr. Jensen's designated beneficiary an amount equal to Mr. Jensen's base salary through the end of the month in which Mr. Jensen's death occurred. The employment agreement also contains a non-compete provision which provides that if Mr. Jensen terminates his employment agreement, he will not, for a period of 12 months, without the prior written consent of Riva Bancshares, either directly or indirectly, serve as an executive officer of any bank, bank holding company or other financial institution within St. Louis County, Missouri. The employment agreement further obligates Mr. Jensen to protect the confidentiality of Riva Bancshares' information following termination of his employment.



     Riva Bancshares has also entered into employment agreements with its executive officers, including Mr. Ivie, Mr. Rouse, Mr. Scott, and Mr. Sills. All of these employment agreements provide for a three year term. These employment agreements provide for annual base salaries to be paid in the following amounts:
Mr. Ivie ($125,000), Mr. Rouse ($130,000), Mr. Scott ($120,000), and Mr. Sills
($125,000). The employment agreements also provide for the grant of options to purchase shares at the initial public offering price which are exercisable for a term of 10 years. Messrs. Ivie, Scott, and Rouse will receive options to purchase up to 30,000 shares and Mr. Sills will receive options to purchase up to 20,000 shares. Otherwise, these agreements contain similar provisions to those contained in Mr. Jensen's employment agreement.




     Riva Bancshares has entered into an employment agreement with Bruce W. Wiley, the President of Premier Bank. Mr. Wiley's agreement provides for a five year term commencing at the closing of the offering. Mr. Wiley's employment agreement provides for an annual base salary of $150,000 and the grant of options to purchase up to 70,000 shares of Riva Bancshares common stock at the initial public offering price. Of these options, 30,000 options will be granted under Riva Bancshares stock option plan on the same terms as options issued to other members of senior management and will vest over a period of three years. The remaining 40,000 options will be granted on the same terms as those warrants which were issued to certain founders of Riva Bancshares in April 1998 and will be exercisable for 10 years. In addition, Mr. Wiley's employment agreement provides that he will serve as a director of Riva Bancshares and his title following the merger and the offering will be President of the Middle Missouri Market Area. In the event of a "change in control" of Riva Bancshares (as defined in the employment agreement), Mr. Wiley may elect to give written notice to Riva Bankshares of termination of the agreement and to receive a cash payment equal to approximately 300% of the compensation received by him in the one year period immediately preceding the change in control. Mr. Wiley's employment agreement also contains certain non-compete and non-solicitation provisions which are similar to those described in the employment agreement of Mr. Jensen discussed above.


Stock Option Plan


         On April 29, 1999, the board of directors adopted the 1999 Stock Option Plan (the "1999 Plan") to promote Riva Bancshares' growth and financial success. Options may be granted under the 1999 Plan to Riva Bancshares' directors, officers and employees, as well as certain consultants and advisors. The 1999 Plan contemplates the grant of nonqualified stock options and incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The 1999 Plan is not qualified under Section 401(a) of the Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. The 1999 Plan provides for option grants to purchase up to an aggregate of 500,000 shares of common stock, subject to adjustment under certain circumstances (the "Option Shares"). The 1999 Plan will expire upon the earlier to occur of: (1) the date on which all Option Shares have been issued upon exercise of options under the 1999 Plan; or (2) the tenth anniversary of the 1999 Plan's effective date. The 1999 Plan will be administered by the board of directors or by a committee appointed by the board and consisting of least two non-employee board members.



         The exercise price of options granted under the 1999 Plan will be determined by the board of directors, but will in no event be less than 100% of the market price of the common stock on the grant date. However, nonqualified stock options may be granted at an exercise price of no less than 75% of the market price of the common stock on the date of grant. Vested options under the 1999 Plan may be exercised in whole or in part, but in no event later than 10 years from the grant date. If an optionee during his or her lifetime ceases to be an officer, director, employee, consultant or advisor of Riva Bancshares or any subsidiary of Riva Bancshares for any reason other than his or her death or total disability, any option or unexercised portion thereof which is exercisable on the date the optionee ceases employment will expire 90 days following the date the optionee ceases to be an officer, director or employee of Riva Bankshares or of a subsidiary of Riva Bancshares, but in no event after the term provided in the optionee's option agreement. If an optionee dies or becomes totally disabled while he or she is an officer, director or employee of Riva Bankshares or of a subsidiary of Riva Bancshares, the option may be exercised by a legatee or legatees of the optionee under his or her last will or by his or her personal representative or representatives at any time within one year following his or her death or total disability, but in no event after the term provided in his or her option agreement. Options granted under the 1999 Plan will only be assignable or transferable by the optionee by will or the laws of descent and distribution. During the optionee's lifetime, options are only exercisable by him or her. The board of directors may at any time terminate, modify or amend the 1999 Plan in any respect, except that without shareholder approval the board of directors may not:


     o    increase the number of Option Shares,


     o    extend the period during which options may be granted or exercised,

     o    change the class of 1999 Plan participants, or

     o otherwise materially modify the requirements as to eligibility for participation in the 1999 Plan.


     In no event will the termination, modification or amendment of the 1999 Plan, without the written consent of an optionee, affect his or her rights under an option or right previously granted to him or her. The 1999 Plan must be approved by Riva Bancshares' shareholders within 12 months from the adoption of the 1999 Plan by the Board of directors.



     No stock options were granted during the fiscal year ended December 31, 1998. Upon completion of the offering, Riva Bancshares will grant options to purchase an aggregate of 329,475 shares to certain of its officers and directors.


Compensation of Directors


     Directors of Riva Bancshares will not receive any compensation based on their attendance at board meetings until Riva Bank becomes cumulatively profitable. Upon consummation of the offering, directors of Riva Bancshares will be entitled to receive stock option awards under the 1999 Plan. The members of the local boards of directors will receive compensation in a format to be determined by the board of directors of Riva Bank. Such compensation may be incentive-based and include cash and options to purchase common stock. Under the terms of the merger agreement, if, during the four years following the merger, any options are granted to the former directors of Riva Bank, then we have agreed to issue a proportionate amount of options to the remaining former shareholders of Riva Bank.


CERTAIN TRANSACTIONS


     TSJ&A has provided consulting services during the organization and formation of Riva Bancshares. Gerald G. Kaufman, a director and Vice President of Riva Bancshares, is President of TSJ&A. Specific responsibilities undertaken by TSJ&A include assisting management of Riva Bancshares in formulating Riva Bancshares' business plan, conducting a feasibility analysis, drafting proposed administrative and operational procedures, and preparing the necessary regulatory filings for approval of the formation of Riva Bancshares and the acquisition of Premier Bank. As compensation for its services, TSJ&A is being paid a monthly fee of $25,000 until the closing of the offering and the merger. In addition, TSJ&A will receive a finder's fee in connection with the acquisition of Riva Bank of $90,000 (one percent of the aggregate purchase price), which finder's fee will be paid from the proceeds of the offering.



     Once Premier Bank becomes a wholly-owned subsidiary of Riva Bancshares, Premier Bank will be renamed Riva Bank. Riva Bank may extend loans from time to time to certain of Riva Bancshares' directors, their associates and members of the immediate families of the directors and executive officers of Riva Bancshares. These loans will be made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with persons not affiliated with Riva Bancshares or Riva Bank, and will not involve more than the normal risk of collectibility or present other unfavorable features.

                            INFORMATION ABOUT PREMIER

GENERAL

     Premier is a Missouri general business corporation organized in November 1994 and owns all of the capital stock of Premier Bank. Premier Bank is a Missouri state-chartered bank currently operating in Jefferson City and Columbia, Missouri. Premier Bank offers a wide range of commercial and retail banking products and services to its customers. Deposit accounts include certificates of deposit, individual retirement accounts and other time deposits, checking and other demand deposit accounts, interest-bearing checking accounts, savings accounts and money market accounts. Premier Bank targets small and medium sized business and provides a high level of service. Other products and services include automatic teller machines and safe deposit boxes.

     Premier Bank is subject to examination and comprehensive regulation by the Missouri Division of Finance and the Federal Deposit Insurance Corporation.

ASSET/LIABILITY MANAGEMENT

     Premier's objective is to manage assets and liabilities to provide a satisfactory, consistent level of operating profitability within the framework of established cash, loan, investment, borrowing and capital policies. The President of Premier is primarily responsible for monitoring policies and procedures that are designed to maintain an acceptable composition of the asset/liability mix, while adhering to prudent banking practices. It is the overall philosophy of management to support asset growth primarily through growth of core deposits.


     Premier's asset/liability mix is monitored on a daily basis, with monthly reports presented to the Premier Board. The objective of this policy is to control interest-sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on Premier's earnings. Management of Riva Bancshares intends to maintain an asset/liability mix policy similar to Premier's current policy.


COMPETITION

     Premier encounters strong competition, both in attracting deposits and in the origination of loans. Competition among financial institutions is based upon interest rates offered on deposit accounts, interest rates charged on loans and other credit service charges, the quality of the services rendered, and the convenience of banking facilities. In one or more aspects of its business, Premier Bank has competed with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking companies and other financial intermediaries operating in its market area and elsewhere. Most of these competitors have substantially greater resources and lending limits than Premier Bank and may offer certain services that Premier Bank does not provide. Recent legislative and regulatory changes and technological advances have enabled customers to conduct banking activities without regard to geographic barriers through computer and telephone-based banking and similar services. In addition, many of Premier Bank's non-bank competitors are not subject to the same extensive federal regulations that govern bank holding companies and state-chartered and federally insured banks.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF PREMIER

     The following table sets forth certain information with respect to the present beneficial ownership of Premier's outstanding common stock (1) each person known by Premier to own beneficially more than five percent of Premier's common stock, (2) each directors and executive officer and (3) all directors and executive officers as a group,.



                                                 Number
                                              Beneficially
Name of Beneficial Owner                         Owned(1)                 Percent
- ------------------------                         -----                    -------

Charles R. Willibrand                            3,000(2)                    7.17%
Bruce W. Wiley                                   3,000(3)                    7.17
Mark W. Naeger                                     583                       1.30
Steven A. Smith                                  1,192                       2.85
Larry R. Bloebaum                                3,000(4)                    7.17
Donald E. Krattli                                3,000(5)                    7.17
Harold B. Remley                                 3,000(6)                    7.17
Floyd Trim                                       3,000(7)                    7.17
James M. and Elizabeth R. Huber                  3,000(8)                    7.17
Steven J. Huber                                  3,000(9)                    7.17
William E. and Pamela H. Stricker                2,148(10)                   5.13
John C. and Sandra A. Willibrand                 2,148(11)                   5.14
                                                ------                      -----
All directors and executive officers as
a group (8 persons)                             19,775                      47.27%

- ---------------------------

(1) Unless otherwise indicated, each person has sole voting and investment power as to all such shares of common stock shown as beneficially owned by them. Information as to the beneficial ownership of common stock has been furnished by the respective persons listed in the above table.
(2) The business address of Mr. Willibrand is 815 W. Stadium Boulevard, Jefferson City, Missouri 65201.
(3) The business address of Mr. Wiley is 815 W. Stadium Boulevard, Jefferson City, Missouri 65201.
(4) The business address of Mr. Bloebaum is 815 W. Stadium Boulevard, Jefferson City, Missouri 65201.
(5) The business address of Mr. Krattli is 815 W. Stadium Boulevard, Jefferson City, Missouri 65201.
(6) Includes 1,500 shares owned directly by Harold B. Remley and 1,500 shares owned jointly with Ruth Nandson. The business address of Mr. Remley is 815
     W. Stadium Boulevard, Jefferson City, Missouri 65201.
(7) The business address of Mr. Trim is 815 W. Stadium Boulevard, Jefferson City, Missouri 65201.
(8) The business address James and Elizabeth Huber is 1300 Edgewood Drive, Jefferson City, Missouri 65109.
(9) The business address of Steven Huber is 1300 Edgewood Drive, Jefferson City, Missouri 65109.
(10) The business address of William and Pamela Stricker is 2801 Butternut Court, Columbia, Missouri 65201.
(11) The business address of John and Sandra Willibrand is 425 Valley View Ct., Jefferson City, Missouri 65109.


FACILITIES

      Premier Bank's main offices, which contain approximately 7,500 square feet, are located at 815 West Stadium Boulevard, Jefferson City, Missouri 65109. Premier Bank also operates a branch office, which contains approximately 5,000 square feet of office space at 15 South Fifth Street, Columbia, Missouri 65201. Premier has received regulatory approval and has entered into an agreement to lease approximately 1,800 square feet for an additional branch facility in Jefferson City. This branch is expected to open in the first quarter of 2000.

EMPLOYEES

      Premier Bank presently has 20 full-time employees and one part-time employee, including 10 officers. Premier Bank will hire additional persons as needed, including additional tellers and financial service representatives.

LEGAL PROCEEDINGS

      From time to time, Premier may be involved in litigation relating to claims arising out of operations in the normal course of business. As of the date of this Proxy Statement/Prospectus, Premier is not engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material effect on Premier.

MONETARY POLICIES

      The results of operations of Premier are, and the results of operations of Premier Bank will be, affected by credit policies of monetary authorities, particularly the Federal Reserve Board. The instruments of monetary policy employed by the Federal Reserve Board include open market operations in U.S. Government securities, changes in the discount rate on member bank borrowings, changes in reserve requirements against member bank deposits and limitations on interest rates which member banks may pay on time and savings deposits. In view of changing conditions in the national economy and in the money markets, as well as the effect of action by monetary and fiscal authorities, including the Federal Reserve Board, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand or the business and earnings of Premier or Premier Bank, respectively.

CERTAIN TRANSACTIONS

      Premier Bank has extended loans from time to time to certain of Premier's directors, their associates and members of the immediate families of the directors and executive officers of Premier. These loans were made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with persons not affiliated with Premier or Premier Bank, and did not involve more than the normal risk of collectibility or present other unfavorable features.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

RIVA BANCSHARES, INC.


Riva Bancshares was incorporated on May 1, 1998 to acquire or establish a bank in Missouri. Prior to the acquisition of Premier, Riva Bancshares will have no operating activities. The acquisition of Premier will be closed immediately prior to the closing of the offering. Upon completion of the merger, Premier's shareholders will own greater than 50% of the outstanding common stock of Riva Bancshares, excluding the issuance of the shares in connection with the offering. Accordingly, the merger will be accounted for as if Premier had acquired Riva Bancshares, the consolidated financial statements of Premier will become the historical consolidated financial statements of Riva Bancshares.


Riva Bancshares has funded its start-up and organization costs through the sale of units, consisting of common stock, preferred stock and warrants to purchase shares of common stock. Riva Bancshares operated as a development company and had no operating revenue during 1998. Costs incurred by Riva Bancshares during 1998 primarily related to costs associated with its formation, the development of its business plan and identification of a potential merger candidate. At December 31, 1998, the assets of Riva Bancshares consisted solely of the remaining proceeds from the sale of units. Accordingly, Management's Discussion and Analysis of Financial Condition and Results of Operations of Riva Bancshares at December 31, 1998 and for the period then ended is not included in this prospectus.

PREMIER BANCSHARES, INC.

Management believes that the acquisition of Premier will enable Riva Bancshares to implement its strategy in the Jefferson City, Columbia and St. Louis market areas and provide a platform for further expansion into other identified markets. The purpose of the following discussion is to focus on significant changes in the results of operations and the financial condition of Premier during the three years ended December 31, 1996, 1997 and 1998. This discussion and analysis is intended to supplement information contained in the accompanying consolidated financial statements and the selected financial data and other financial information presented elsewhere in this prospectus.

SUMMARY

In April, 1998, Premier opened a branch in Columbia, Missouri. Due primarily to the one-time start-up costs related to this opening, the increased general expenses associated with operating an additional branch, and additional provision for loan losses resulting from the growth in Premier's loan portfolio, Premier's net income for 1998 decreased $75,000, or 76.9%, to $22,000 from $97,000 in 1997, an increase of $210,000 from the 1996 net loss of $113,000.
Basic and dilutive earnings (loss) per share were $0.55 for 1998, $2.99 for 1997 and $(3.54) in 1996. 1996 was the first full year of operations for Premier. Losses or reduced earnings are typical for banks during start-up periods. The basic and dilutive earnings (loss) per share amounts are based upon Premier's historical weighted average number of shares outstanding and do not reflect any pro forma adjustments relating to the offering or the exchange of shares upon consummation of the merger.

The decrease in net income from 1997 to 1998 was primarily attributable to increased noninterest expense and provision for loan losses, partially offset by increased net interest income and noninterest income. Noninterest expense increased $460,000, or 62.6%, from $736,000 in 1997 to $1.2 million in 1998. The provision for loan losses increased $180,000, or 159.8%, from $112,000 in 1997 to $292,000 in 1998. Net interest income increased $484,000 to $1.4 million in 1998 from $866,000 in 1997. Noninterest income increased $79,000, or 88.7%, to $169,000 in 1998 from $90,000 in 1997.

Total assets at December 31, 1998 were $57.8 million, an increase of $24.0 million, or 71.3%, over total assets of $33.7 million at December 31, 1997. Loans, net increased 76.4% to $41.2 million at

December 31, 1998, from $23.3 million at December 31, 1997. Total deposits increased 72.7% to $48.8 million at December 31, 1998 from $28.4 million at December 31, 1997.

Shareholders' equity increased to $4.4 million at December 31, 1998 from $3.2 million at December 31, 1997. This increase was attributable to the proceeds from the issuance of 9,231 additional shares of common stock totaling $1.2 million, retained net income of $22,000, and an increase in accumulated other comprehensive income resulting from unrealized gains on debt and marketable equity securities available-for-sale of $26,000, partially offset by the purchase of 240 shares of treasury stock for $32,000.

The operating performance of Premier is reflected in the calculations of net income as a percentage of average total assets ("Return on Average Assets") and net income as a percentage of average shareholders' equity ("Return on Average Equity"). During 1998, the Return on Average Assets and Return on Average Equity were 0.05% and 0.53%, respectively, compared to 0.34% and 3.15%, respectively, during 1997. Premier's ratio of total shareholders' equity to total assets decreased to 7.68% at December 31, 1998 from 9.55% at December 31, 1997.

RESULTS OF OPERATIONS

  Net Interest Income

The following table sets forth, for the periods indicated, information related to Premier's average balance sheet, its yields on average earning assets and its average rates on interest-bearing liabilities. Such yields and rates are derived by dividing income or expense by the average balance of the corresponding assets or liabilities. Average balances have been derived from the daily balances throughout the periods indicated.

                                                                  YEARS ENDED DECEMBER 31,
                                   ---------------------------------------------------------------------------------------
                                              1996                          1997                          1998
                                   ---------------------------   ---------------------------   ---------------------------
                                             INTEREST                      INTEREST                      INTEREST
                                   AVERAGE   INCOME/    YIELD/   AVERAGE   INCOME/    YIELD/   AVERAGE   INCOME/    YIELD/
                                   BALANCE   EXPENSE     RATE    BALANCE   EXPENSE     RATE    BALANCE   EXPENSE     RATE
                                   -------   --------   ------   -------   --------   ------   -------   --------   ------
                                                                   (dollars in thousands)
                                                                           ASSETS
      Earning assets:
        Loans(1).................  $10,856    $1,008     9.29%   $19,212    $1,750     9.11%   $31,734    $2,850     8.98%
        Securities and interest-
          bearing deposits(2)....    5,857       359     6.13      5,670       356     6.29      6,474       408     6.29
        Federal funds sold.......    1,225        63     5.12      1,245        69     5.52      3,621       182     5.03
                                   -------    ------             -------    ------             -------    ------
          Total earning assets...   17,938     1,430     7.97     26,127     2,175     8.33     41,829     3,440     8.22
      Cash and due from banks....      375                           571                         1,111
      Premises and equipment,
        net......................    1,168                         1,382                         1,895
      Other assets...............      204                           383                           811
      Allowance for loan
        losses...................      (93)                         (157)                         (290)
                                   -------                       -------                       -------
          Total assets...........  $19,592                       $28,306                       $45,356
                                   =======                       =======                       =======

                                                            LIABILITIES AND SHAREHOLDERS' EQUITY
      Interest-bearing
        liabilities:
        NOW......................  $   429    $   13     3.05%   $   654    $   20     3.07%   $   828    $   22     2.69%
        Money market deposits....    1,534        67     4.38      2,339       104     4.43      3,762       149     3.96
        Savings deposits.........    1,681        87     5.16      4,615       243     5.26      8,572       402     4.68
        Certificates of
          deposit................   11,677       688     5.89     15,382       886     5.76     22,797     1,312     5.75
        FHLB advances............       --        --       --        404        22     5.42      2,134       133     6.21
        Note payable.............      300        28     9.25        425        34     7.99        838        72     8.65
                                   -------    ------             -------    ------             -------    ------
          Total interest-bearing
            liabilities..........   15,621       883     5.65     23,819     1,309     5.50     38,931     2,090     5.37
                                   -------    ------             -------    ------             -------    ------
      Noninterest-bearing demand
        deposits.................      721                         1,253                         1,982
      Other liabilities..........      108                           155                           251
      Shareholders' equity.......    3,142                         3,079                         4,192
                                   -------                       -------                       -------
          Total liabilities and
            shareholders'
            equity...............  $19,592                       $28,306                       $45,356
                                   =======                       =======                       =======
      Net interest income........             $  547                        $  866                        $1,350
                                              ======                        ======                        ======
      Net interest spread........                        2.32%                         2.83%                         2.85%
      Net interest margin........                        3.05%                         3.32%                         3.23%

- ---------------------------

(1) Nonaccrual loans are included in the average loan amounts outstanding. Interest on nonaccrual loans is recorded when received.

(2) The yield on securities is computed based upon the average balance of securities at amortized cost and does not reflect the unrealized gains or losses on such securities.

Net interest income is the principal component of a financial institution's income stream and represents the difference or spread between interest and certain fee income generated from earning assets and the interest expense paid on deposits and other borrowed funds. Fluctuations in interest rates, as well as volume and mix changes in earning assets and interest-bearing liabilities, can materially impact net interest income. Premier had no investments in tax-exempt securities during 1996, 1997 and 1998. Accordingly, no adjustment is necessary to facilitate comparisons on a taxable equivalent basis.

Net interest income increased $484,000 to $1.4 million in 1998 from $866,000 in 1997. This increase in net interest income can be attributed to the growth in average earning assets, partially offset by the growth in interest-bearing deposits, Federal Home Loan Bank advances and the note payable. The trend in net interest income is commonly evaluated using net interest margin and net interest spread. The net interest margin, or net yield on average earning assets, is computed by dividing fully taxable equivalent net interest income by average earning assets. The net interest margin decreased 9 basis points to 3.23% in 1998 on average earning assets of $41.8 million from 3.32% in 1997 on average earning assets of $26.1 million. This change is primarily due to a 11 basis point decrease in the average yield on earning assets to 8.22% in 1998 from 8.33% in 1997, partially offset by a 13 basis point decrease in the average rate paid on interest-bearing liabilities to 5.37% in 1998 from 5.50% in 1997. The decreased yield on earning assets was primarily the result of lower market rates on loans, which decreased from 9.11% in 1997 to 8.98% in 1998. The decrease in the cost of interest-bearing liabilities is attributable to a decrease in rates on all interest-bearing deposit categories, partially offset by an increase in the average rates paid on Federal Home Loan Bank advances and the note payable.

Net interest income increased $319,000 to $866,000 in 1997 from $547,000 in 1996. This increase in net interest income is attributable to the growth in and yield on average earning assets and the decrease in the average rate paid on interest-bearing liabilities, partially offset by the growth in interest-bearing liabilities. Net interest margin increased 27 basis points to 3.32% in 1997 on average earning assets of $26.1 million from 3.05% in 1996 on average earning assets of $17.9 million. The increased yield on earning assets was primarily the result of the growth in average loans from $10.9 million in 1996 to $19.2 million in 1997, partially offset by a decrease in the average rate earned on loans from 9.29% in 1996 to 9.11% in 1997. The decrease in the cost of interest-bearing liabilities is attributable to a decrease in the average rates paid on certificates deposits and the note payable.

The net interest spread increased two basis points to 2.85% in 1998 from the 1997 net interest spread of 2.83% as the cost of interest-bearing liabilities decreased 13 basis points, which was substantially offset by the decrease in yield on average earning assets of 11 basis points. The net interest spread measures the absolute difference between the yield on average earning assets and the rate paid on average interest-bearing sources of funds. The net interest spread eliminates the impact of noninterest-bearing funds and gives a direct perspective on the effect of market interest rate movements. This measurement allows management to evaluate the variance in market rates and adjust rates or terms as needed to maximize spreads.

The net interest spread increased 51 basis points to 2.83% in 1997 from a net interest spread of 2.32% in 1996. The increase resulted from an increase in the yield on average earning assets of 36 basis points and a 15 basis point decrease in the cost of average interest-bearing liabilities.

During recent years, the net interest margins and net interest spreads have been under pressure, due in part to intense competition for funds with non-bank institutions and changing regulatory supervision for some financial intermediaries. This pressure on interest rate margins and spreads was experienced by the banking industry nationwide.

To counter potential declines in the net interest margin and the interest rate risk inherent in the balance sheet, Premier adjusts the rates and terms of its interest-bearing liabilities in response to general market rate changes and the competitive environment. Premier monitors the amounts of Federal funds sold throughout the year, investing excess funds to maintain appropriate liquidity in higher yielding investments such as short-term U. S. government and agency securities. Premier will continue to manage its consolidated balance sheet and its interest rate risk based on changing market interest rate conditions.

 Rate/Volume Analysis of Net Interest Income

The table below presents the changes in interest income and interest expense attributable to volume and rate changes. The effect of a change in average balance has been determined by applying the average rate in the initial year to the change in average balance between the two years. The effect of change in rate has been determined by applying the average balance in the initial year to the change in the average rate between the two years. The net change attributable to the combined impact of the volume and rate has been allocated to both components in proportion to the relationship of the absolute dollar amounts of the change in each.

                                             YEAR ENDED DECEMBER 31, 1997       YEAR ENDED DECEMBER 31, 1998
                                                    COMPARED WITH                      COMPARED WITH
                                                  DECEMBER 31, 1996                  DECEMBER 31, 1997
                                            ------------------------------      ----------------------------
                                             INCREASE (DECREASE) DUE TO:        INCREASE (DECREASE) DUE TO:
                                             ---------------------------        ---------------------------
                                            VOLUME       RATE       TOTAL       VOLUME      RATE      TOTAL
                                            -------      -----      ------      ------      ----      ------
                                                                     (in thousands)
      Interest Earned On:
        Loans.............................   $762        $(20)       $742       $1,125      $(25)     $1,100
        Securities and interest bearing
          deposits........................    (12)          9          (3)         52         --          52
        Federal funds sold................      1           5           6         120         (7)        113
                                             ----        ----        ----       ------      ----      ------
          Total earning assets............    751          (6)        745        1297        (32)      1,265
                                             ----        ----        ----       ------      ----      ------
      Interest Paid On:
        NOW deposits......................      7          --           7           5         (3)          2
        Money market deposits.............     36           1          37          57        (12)         45
        Savings deposits..................    154           2         156         188        (29)        159
        Certificates of deposit...........    213         (15)        198         428         (2)        426
        Federal Home Loan Bank advances...     22          --          22         111         --         111
        Note payable......................     10          (4)          6          35          3          38
                                             ----        ----        ----       ------      ----      ------
          Total interest-bearing
            liabilities...................    442         (16)        426         824        (43)        781
                                             ----        ----        ----       ------      ----      ------
          Net interest income.............   $309        $ 10        $319       $ 473       $ 11      $  484
                                             ====        ====        ====       ======      ====      ======

 Provision for Loan Losses

The provision for loan losses is the expense of providing an allowance or reserve for inherent losses on loans. The amount of the provision for each period is dependent upon many factors, including loan growth, net charge-offs, changes in the composition of the loan portfolio, delinquencies, management's assessment of loan portfolio quality, the value of loan collateral and general business and economic conditions.

The provision for loan losses charged to operations was $292,000 in 1998 compared to $112,000 in 1997. Net loans charged-off increased to $63,000 in 1998 as compared to $22,000 in 1997. Of the $63,000 in net charge-offs in 1998, $61,000 was attributable to two real estate loans. Additionally, the balance of loans outstanding increased 76.7% at December 31, 1998 as compared to December 31, 1997, while the allowance for loan losses increased 109.0%. At December 31, 1998 the allowance for loan losses represented 1.05% of total loans as compared to 0.89% at December 31, 1997.

The provision for loan losses charged to operations was $112,000 in 1997 compared to $80,000 in 1996. Management's analysis of the allowance for loan losses during 1997 and 1996 indicated no material changes in the quality of the loan portfolio, economic outlook or other factors generally considered by management. Accordingly, the increase in provision for loan losses for 1997 and 1996 was generally due to increases in the amount of loans outstanding.

  Noninterest Income

The following table presents an analysis of the noninterest income for the periods indicated with respect to each major category of noninterest income:

                                                                        % CHANGE    % CHANGE
                                          1996      1997       1998     1996-1997   1997-1998
                                         -------   -------   --------   ---------   ---------
Service charges on deposits............  $18,889   $34,930   $ 58,958     84.9%        68.8%
Loss on sale of securities, net........       --      (210)        --       --           --
Other noninterest income...............   28,383    54,584    109,559     92.3        100.7
                                         -------   -------   --------
     Total.............................  $47,272   $89,304   $168,517     88.9%        88.7%
                                         =======   =======   ========

Noninterest income consists of revenues generated from a broad range of financial services, products and activities, including service charges on deposits and other activities.

Noninterest income increased 88.7% to $169,000 in 1998 from $90,000 in 1997. This increase resulted from the increase in service charges on deposits of $24,000, or 68.8%, to $59,000 in 1998 from $35,000 in 1997 due to increased deposit volume. Other noninterest income, which includes various recurring noninterest income items such as gain on sale of loans, credit life insurance income, safe deposit box fees and ATM fees, increased $55,000, or 100.7%, to $110,000 in 1998 from $55,000 in 1997. The increase related primarily to the increase in gain on sale of loans from $26,000 in 1997 to $70,000 in 1998, resulting from the increase in the number of residential mortgage loans sold in the secondary market.

Noninterest income increased 88.9% to $90,000 in 1997 from $47,000 in 1996. This increase resulted primarily from higher service charges on deposits and an increase in other income. Deposit volume growth increased service charges on deposits by $16,000, or 84.9%, to $35,000 in 1997 from $19,000 in 1996. Other income increased $26,000, or 92.3%, to $55,000 in 1997 from $28,000 in 1996.
Included in other income is gain on sales of loans, which increased 52.9% from $17,000 in 1996 to $26,000 in 1997.

  Noninterest Expense

The following table presents an analysis of the noninterest expense for the periods indicated with respect to each major category of noninterest expense:

                                                                        % CHANGE    % CHANGE
                                       1996       1997        1998      1996-1997   1997-1998
                                     --------   --------   ----------   ---------   ---------
Salaries and employee benefits.....  $298,307   $354,371   $  598,308     18.8%       68.8%
Occupancy and equipment expense....    82,030    118,965      188,108     45.0        58.1
Other noninterest expense..........   247,024    262,315      409,498      6.2        56.1
                                     --------   --------   ----------
          Total....................  $627,361   $735,651   $1,195,914     17.3%       62.6%
                                     ========   ========   ==========

Noninterest expense increased 62.6% to $1.2 million in 1998 from $736,000 in 1997 primarily as a result of the costs associated with the opening of the Columbia branch in April 1998 and the continued growth in the operations in Jefferson City. Management attributes this increase to an increase in personnel costs, occupancy and equipment expense, and other operating expenses. Salaries and employee benefits increased 68.8% to $598,000 in 1998 from $354,000 in 1997. This increase is attributable to an increase in the number of full-time equivalent employees from 11 in 1997 to 17 in 1998 reflecting the increase in business as a result of the opening of the Columbia branch in April 1998, in addition to normal increases in salaries. Occupancy and equipment expense increased 58.1% to $188,000 in 1998 from $119,000 in 1997, primarily as a result of opening of the new branch in Columbia. The increase in other noninterest expense is attributable primarily to amounts associated with the operation and promotion of the new Columbia branch, continued growth in the operations of the Jefferson City location and an increase of $29,000 in directors' fees. Prior to 1998, due to the start-up nature of Premier, directors fees paid were nominal.

Noninterest expense increased to $736,000 in 1997 from $627,000 in 1996. Increases in personnel costs and occupancy expense were the primary factors for the increase. Salaries and employee benefits expense increased 18.8% to $354,000 in 1997 from $298,000 in 1996. This increase resulted from an increase in the number of full-time equivalent employees from seven in 1996 to 11 in 1997, reflecting the increase in business during the second full year of operations, in addition to normal increases in salaries. Occupancy and equipment expense increased 45.0% to $119,000 in 1997 from $82,000 in 1996 due to 1997 including a full year of depreciation on the Jefferson City location, which opened in 1996. Other noninterest expenses increased 6.2% to $262,000 in 1997 from $247,000 in 1996. The increase in other noninterest expense is attributable primarily to growth in the operations of the Jefferson City location.

  Income Tax Expense

Income tax expense decreased to $9,000 in 1998 from $11,000 in 1997, reflecting an effective tax rate of 27.6% for 1998, compared to an effective tax rate of 9.9% for 1997. The increase in the effective tax rate is due to a smaller decrease in the valuation allowance for deferred tax assets of $6,000 in 1998 compared to $39,000 in 1997. A deferred tax asset valuation allowance is established if it is more likely than not that all or a portion of the deferred tax assets will not be realized. The deferred tax valuation allowance was $57,000 and $63,000 at December 31, 1998 and 1997, respectively.

Certain income and expense items are recognized in different periods for financial reporting purposes and for income tax return purposes. Deferred income tax assets and liabilities reflect the differences between the values of certain assets and liabilities for financial reporting purposes and for income tax purposes, computed at the current tax rates. Deferred income tax expense is computed as the change in Premier's deferred tax assets, net of deferred tax liabilities and the valuation allowance. Premier's deferred income tax assets consist principally of the financial statement reporting amount of the provision for loan losses in excess of the amount reported for income tax purposes.

  Net Income

Net income decreased 76.9% to $22,000 in 1998 from $97,000 in 1997. The decrease in net income from 1997 to 1998 was primarily attributable to increased noninterest expense, related primarily to the opening of the Columbia branch, increased provision for loan losses, related to growth in the loan portfolio, partially offset by increased net interest income and noninterest income. Basic and dilutive earnings per share decreased to $0.55 in 1998 from $2.99 in 1997. Return on Average Assets decreased 29 basis points to 0.05% in 1998 from 0.34% in 1997. Return on Average Equity decreased 262 basis points to 0.53% in 1998 from 3.15% in 1997.

Net income for 1997 increased $210,000 from the 1996 net loss of $113,000 to net income in 1997 of $97,000. The increase in net income for 1997 was attributable to an increase in net interest income and an increase in noninterest income, which were partially offset by an increase in noninterest expense and in income tax expense. Basic and dilutive earnings (loss) per share was $2.99 for 1997 and $(3.54) in 1996. Return on Average Assets increased 92 basis points to 0.34% in 1997 from (0.58%) in 1996. Return on Average Equity increased 675 basis points to 3.15% in 1997 from (3.60%) in 1996.

FINANCIAL CONDITION

  Earning Assets

Average earning assets increased 60.1% to $41.8 million in 1998 from $26.1 million in 1997. During 1998, loans represented 75.9%, securities and interest bearing deposits comprised 15.5% and Federal funds sold comprised 8.6% of average earning assets. In 1997, loans comprised 73.5%, securities and interest bearing deposits comprised 21.7% and Federal funds sold comprised 4.8% of average earning assets. The variance in the mix of earning assets is primarily attributable to continued growth of the loan portfolio. Premier manages its securities portfolio to minimize interest rate fluctuation risk and to provide liquidity.

In 1998, growth in earning assets was funded primarily through an increase in all deposit categories, Federal Home Loan Bank advances, the note payable and shareholders' equity.

  Loan Portfolio

Premier's total loans outstanding increased 76.7% to $41.6 million at December 31, 1998 from $23.6 million at December 31, 1997. Loan growth for 1998 was funded primarily through the growth in deposits. The growth in the loan portfolio primarily was a result of an increase in real estate loans of $15.1 million, or 78.3%, from December 31, 1997 to December 31, 1998. Average total loans in 1998 were $31.7 million compared to $19.2 million in 1997. Premier engages in a full complement of lending activities, including commercial, real estate, installment and residential mortgage loans held for sale.

The following table presents various categories of loans contained in Premier's loan portfolio for the periods indicated, the total amount of all loans for such periods, and the percentage of total loans represented by each category for such periods:

                                                          AS OF DECEMBER 31,
                                          ---------------------------------------------------
                                                    1997                       1998
                                          ------------------------   ------------------------
                                            BALANCE     % OF TOTAL     BALANCE     % OF TOTAL
                                          -----------   ----------   -----------   ----------
TYPE OF LOAN
Commercial..............................  $ 2,905,207      12.3%     $ 5,292,128      12.7%
Real estate.............................   19,329,657      82.1       34,465,883      82.8
Installment and others..................    1,317,437       5.6        1,618,363       3.9
Loans held for sale.....................           --        --          233,165       0.6
                                          -----------     -----      -----------     -----
     Total loans........................  $23,552,301     100.0%      41,609,539     100.0%
                                                          =====                      =====
Allowance for loan losses...............     (210,000)                  (438,841)
                                          -----------                -----------
     Loans, net.........................  $23,342,301                $41,170,698
                                          ===========                ===========

Commercial. This category of loans includes loans made to individual, partnership or corporate borrowers, and obtained for a variety of business purposes. At December 31, 1998, commercial loans represented 12.7% of outstanding loan balances, compared to 12.3% at December 31, 1997.

Real Estate. Real estate loans consist of loans secured by owner-occupied commercial properties, income producing properties and construction and land development, as well as first and second mortgage loans on residential properties. At December 31, 1998, real estate loans represented 82.8% of outstanding loan balances, compared to 82.1% at December 31, 1997.

Installment and Others. Premier's installment loans consist primarily of loans to individuals for personal, family and household purposes, education and other personal expenditures. At December 31, 1998, installment and others represented 3.9% of outstanding loan balances, compared to 5.6% at December 31, 1997.

Loans Held For Sale. This category represents residential real estate loans in the process of being sold to the secondary market. At December 31, 1998, loans held for sale represented 0.6% of outstanding loan balances.

Premier's only area of credit concentration is commercial and commercial real estate loans. Premier has not invested in loans to finance highly leveraged transactions, such as leveraged buy-out transactions, as defined by the Federal Reserve Board and other regulatory agencies. In addition, Premier had no foreign loans or loans to lesser developed countries as of December 31, 1998.

While risk of loss in Premier's loan portfolio is primarily tied to the credit quality of the borrowers, risk of loss may also increase due to factors beyond Premier's control, such as local, regional and/or national economic downturns. General conditions in the real estate market may also impact the relative risk in

Premier's real estate portfolio. Of Premier's target areas of lending activities, commercial loans are generally considered to have greater risk than real estate loans or installment loans.

From time to time, management of Premier has originated certain loans which, because they exceeded Premier's legal lending limit, were sold to other banks. As a result of the offering, Premier expects to have an increased lending limit. Accordingly, Premier may, at its discretion, repurchase certain loan participations, thereby increasing earning assets. Loan participation agreements allow Premier to repurchase loans at the outstanding principal balance plus accrued interest, if any, at Premier's discretion.

Premier also purchases participations from other banks. When Premier purchases these participations, such loans are subjected to Premier's underwriting standards as if Premier originated the loan. Accordingly, management of Premier does not believe that loan participations purchased from other banks pose any greater risk of loss than loans that Premier originates.

The repayment of loans in the loan portfolio as they mature is a source of liquidity for Premier. The following table sets forth the maturity of Premier's loan portfolio within specified intervals as of December 31, 1998:

                                                               AFTER ONE    DUE AFTER
                                                 DUE IN ONE     THROUGH        FIVE
                                                YEAR OR LESS   FIVE YEARS     YEARS       TOTAL
                                                ------------   ----------   ----------   -------
                                                                 (in thousands)
Commercial....................................    $ 1,378       $ 2,020       $1,894     $ 5,292
Real Estate...................................     15,148        16,978        2,340      34,466
Installment and others........................        642           845          132       1,619
Loans held for sale...........................         --            --          233         233
                                                  -------       -------       ------     -------
                                                  $17,168       $19,843       $4,599     $41,610
                                                  =======       =======       ======     =======

The following table presents the maturity distribution as of December 31, 1998 for loans with predetermined fixed interest rates and floating interest rates by various maturity periods:

                                                           AFTER ONE
                                         DUE IN ONE         THROUGH        DUE AFTER FIVE
                                        YEAR OR LESS      FIVE YEARS           YEARS         TOTAL
                                        ------------   -----------------   --------------   -------
                                                              (in thousands)
Interest Category
  Predetermined fixed interest rate...    $ 4,324           $ 8,928            $2,246       $15,498
  Floating interest rate..............     19,045             6,745               322        26,112
                                          -------           -------            ------       -------
     Total............................    $23,369           $15,673            $2,568       $41,610
                                          =======           =======            ======       =======

  Asset Quality and Nonperforming Assets

At December 31, 1998 nonaccrual loans totaled $94,000, as compared to nonaccrual loans of $161,000 at December 31, 1997. At December 31, 1998, no loans were past due 90 days or more. At December 31, 1997, one loan totaling $315,000 was contractually past due by 90 days or more as to principal and interest payments and continued to accrue interest. At December 31, 1998 and 1997 there were no loans classified as "troubled debt restructurings" as that term is defined in Statement of Financial Accounting Standards No. 15.

At December 31, 1998 and 1997, there were $899,000 and $436,000, respectively, of loans in addition to those disclosed above that were internally classified as substandard which (a) represented or resulted from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources, or (b) represented credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms. There are no loans other than those disclosed above where known information about possible credit problems of borrowers causes management to have serious doubts as to the ability of such borrowers to comply with loan repayment terms.

Premier has policies, procedures and underwriting guidelines intended to assist in maintaining the overall quality of its loan portfolio. Premier monitors its delinquency levels for any adverse trends. Non-performing assets consist of loans on nonaccrual status, real estate and other assets acquired in partial or full satisfaction of loan obligations and loans that are past due 90 days or more.

Premier's policy generally is to place a loan on nonaccrual status when it is contractually past due 90 days or more as to payment of principal or interest. A loan may be placed on nonaccrual status at an earlier date when concerns exist as to the ultimate collections of principal or interest. At the time a loan is placed on nonaccrual status, interest previously accrued but not collected is reversed and charged against current earnings. Recognition of any interest after a loan has been placed on nonaccrual is accounted for on a cash basis. Loans that are contractually past due 90 days or more which are well secured or guaranteed by financially responsible third parties and are in the process of collection generally are not placed on nonaccrual status.

  Allowance for Loan Losses and Net Charge-Offs

The allowance for loan losses represents management's estimate of an amount adequate to provide for potential losses inherent in the loan portfolio. In its evaluation of the allowance and its adequacy, management considers loan growth, changes in the composition of the loan portfolio, the loan charge-off experience, the amount of past due and nonperforming loans, current economic conditions, underlying collateral values securing loans and other factors. While it is Premier's policy to charge-off in the current period the loans in which a loss is considered probable, there are additional risks of future losses that cannot be quantified precisely or attributed to particular loans or classes of loans. Because these risks include the state of the economy, management's judgment as to the adequacy of the allowance is necessarily approximate and imprecise.

An analysis of Premier's loss experience is furnished in the following table for the periods indicated, as well as a detail of the allowance for loan losses:

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                                1997           1998
                                                              ---------      ---------
Balance at beginning of period..............................  $120,000       $210,000
Charge-offs
  Commercial................................................    (5,807)        (1,427)
  Real estate...............................................   (10,000)       (61,159)
  Installment and others....................................    (6,833)        (2,057)
  Loans held for sale.......................................        --             --
                                                              --------       --------
     Total charge-offs......................................   (22,641)       (64,643)
Recoveries:
  Commercial................................................        --             --
  Real estate...............................................        --          1,750
  Installment and others....................................       362             --
  Loans held for sale.......................................        --             --
                                                              --------       --------
     Total recoveries.......................................       362          1,750
                                                              --------       --------
Net charge-offs.............................................   (22,279)       (62,893)
Provision for loan losses...................................   112,279        291,734
                                                              --------       --------
Balance at end of period....................................  $210,000       $438,841
                                                              ========       ========
Net charge-offs as a percentage of average loans............      0.12%          0.20%
Allowance for loan losses as a percentage of total loans....      0.89           1.05

Net charge-offs were $63,000 or 0.20% of average loans outstanding in 1998 as compared to $22,000 or 0.12% of average loans outstanding in 1997. The allowance for loan losses increased 109.0% to $439,000 or 1.05% of loans outstanding at December 31, 1998 from $210,000 or 0.89% of loans outstanding at December 31, 1997. The allowance for loan losses as a multiple of net loans charged off was
6.98 for the year ended December 31, 1998.

Net charge-offs decreased to $22,000 in 1997, representing 0.12% of average loans outstanding, from $24,000 in 1996 or 0.22% of average loans outstanding. The allowance for loan losses increased to $210,000 or 0.89% of loans outstanding at December 31, 1997, from $120,000 or 0.78% of loans outstanding at December 31, 1996.

In assessing the adequacy of the allowance for loan losses, management relies predominantly on its ongoing review of the loan portfolio, which is undertaken to ascertain whether there are probable losses which must be charged off and to assess the risk characteristics of the portfolio as a whole. This review encompasses the judgment of management, utilizing internal loan rating standards, guidelines provided by the banking regulatory authorities governing Premier, and their loan portfolio reviews as part of the bank examination process

Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS 114") was issued in May 1993. SFAS 114 requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the collateral if the loan is collateral dependent. Premier adopted SFAS 114 during 1995, its year of formation. At December 31, 1998, Premier held impaired loans of $94,000 for which specific allocations of $24,000 have been established within the allowance for loan losses, based upon the fair value of the collateral. At December 31, 1997, Premier held impaired loans of $161,000 for which specific allocations of $28,000 have been established within the allowance for loan losses, based upon the fair value of the collateral. Forgone interest on impaired loans totaled $7,000 for both 1998 and 1997. For the periods indicated, the allowance for loan losses was allocated to the various loan categories as follows:

                                                             AS OF DECEMBER 31,
                                             ---------------------------------------------------
                                                       1997                       1998
                                             ------------------------   ------------------------
                                                        CATEGORY AS A              CATEGORY AS A
                                              AMOUNT     % OF TOTAL      AMOUNT     % OF TOTAL
                                             --------   -------------   --------   -------------
Commercial.................................  $ 14,526        12.3%      $ 26,461        12.7%
Real estate................................   188,887        82.1        298,885        82.8
Installment and others.....................     6,587         5.6          8,092         3.9
Loans held for sale........................        --          --             --         0.6
Unallocated................................        --          --        105,403          --
                                             --------       -----       --------       -----
     Total.................................  $210,000       100.0%      $438,841       100.0%
                                             ========       =====       ========       =====

In considering the adequacy of Premier's allowance for loan losses, management has focused on the fact that as of December 31, 1998, 12.7% of outstanding loans are in the category of commercial loans and 82.8% are in real estate loans.

Commercial loans are generally considered by management to have greater risk than other categories of loans in Premier's loan portfolio. Generally, such loans are secured by accounts receivable, marketable securities, deposit accounts, equipment and other fixed assets, which reduces the risk of loss inherently present in commercial loans. Real estate loans secured by commercial real estate inherently have a higher risk due to depreciation of the facilities, limited purposes of the facilities and the effect of general economic conditions. Premier attempts to limit this risk by generally lending no more than 80% of the appraised value of the property held as collateral. A portion of the real estate portfolio represents residential real estate mortgages where the amount of the original loan generally does not exceed 85% of the appraised value of the collateral. These loans are considered by management to be well secured with a low risk of loss. At December 31, 1998, the majority of Premier's installment and other loans were secured by collateral primarily consisting of automobiles, boats and other personal property.

Premier's primary regulator, the Missouri Division of Finance, conducts periodic examinations of the loan portfolio. Upon completion, the Missouri Division of Finance presents its report of examination to Premier's board of directors and management of Premier. Procedures are also performed related to the loan portfolio in conjunction with the year-end audit by Premier's independent accountants. Procedures performed include analyses of historical performance, the level of nonconforming and rated loans, loan volume and activity, review of loan files and consideration of economic conditions and other pertinent information. Findings are communicated verbally to Premier's management. Information provided from the above two independent sources, together with information provided by the management of Premier and other information known to members of Premier's board of directors, is utilized by Premier's board of directors to monitor the loan portfolio and the allowance for loan losses. Specifically, Premier's board of directors attempts to identify risks inherent in the loan portfolio (e.g., problem loans, potential problem loans and loans to be charged off), assess the overall quality and collectibility of the loan portfolio, and determine amounts of the allowance for loan losses and the provision for loan losses to be reported based on the results of their review.

  Investment Portfolio

Total debt and marketable equity securities available-for-sale increased 19.6% to $6.5 million at December 31, 1998 from $5.4 million at December 31, 1997. At December 31, 1998, debt and marketable equity securities available-for-sale totaled $6.4 million, with an unrealized gain of $34,000, net of tax effect. At December 31, 1997, debt and marketable equity securities available-for-sale totaled $5.4 million, with an unrealized gain of $8,000, net of tax effect. Average debt and marketable equity securities as a percentage of average earning assets decreased to 15.5% in 1998 from 21.7% in 1997.

Premier invests primarily in direct obligations of the United States, obligations guaranteed as to principal and interest by the United States and obligations of agencies of the United States. In addition, Premier enters into Federal funds transactions with its principal correspondent banks, and acts as a net seller of such funds. The sale of Federal funds amounts to a short-term loan from Premier to another bank.

Proceeds from maturities of debt and marketable equity securities available-for-sale increased 38.1% to $3.5 million in 1998 from $2.6 million in 1997. No debt and marketable equity securities available-for-sale were sold during 1998. In 1997, debt and marketable equity securities available-for-sale of $553,000 were sold with a resulting loss on sales of $210. Such proceeds are generally used to reinvest in additional debt and marketable equity securities available-for-sale.

Other investments primarily represent Federal Home Loan Bank stock that is required for Premier to be a member of and to conduct business with such institution. Dividends on such investment are determined by the institutions and are payable quarterly. Other investments increased 121.3% to $176,000 at December 31, 1998 from $80,000 at December 31, 1997. Other investments are carried at cost, as such investments do not have readily determinable fair values.

During 1998 and 1997, Premier did not invest in collateralized mortgage obligations ("CMOs"). In addition, at December 31, 1998, the debt and marketable equity securities available-for-sale portfolio did not include any U.S. government agency investments that are defined as derivatives or structured notes.

The following table presents, for the periods indicated, the carrying amount of Premier's debt and marketable equity securities available-for-sale, including mortgage-backed securities.

                                                                     AS OF DECEMBER 31,
                                                      -------------------------------------------------
                                                               1997                      1998
                                                      -----------------------   -----------------------
                                                       BALANCE     % OF TOTAL    BALANCE     % OF TOTAL
                                                      ----------   ----------   ----------   ----------
      Debt securities:
        U.S. Treasury securities....................  $  765,583      14.1%     $  512,810       7.9%
        U.S. government corporations and agencies...   3,757,744      69.4       4,893,647      75.6
        Obligations of state and political
           subdivisions.............................     361,096       6.7         370,159       5.7
        Mortgage-backed securities..................     453,827       8.4         525,429       8.1
                                                      ----------     -----      ----------     -----
           Total debt securities....................  $5,338,250      98.6%     $6,302,045      97.3%
                                                      ----------     -----      ----------     -----

                                                                     AS OF DECEMBER 31,
                                                      -------------------------------------------------
                                                               1997                      1998
                                                      -----------------------   -----------------------
                                                       BALANCE     % OF TOTAL    BALANCE     % OF TOTAL
                                                      ----------   ----------   ----------   ----------
      Equity securities:
        Federal Home Loan Bank stock................  $   77,000       1.4%     $  173,400       2.7%
        Other.......................................       2,500        --           2,500        --
                                                      ----------     -----      ----------     -----
           Total equity securities..................  $   79,500       1.4%     $  175,900       2.7%
                                                      ----------     -----      ----------     -----
           Total....................................  $5,417,750     100.0%     $6,477,945     100.0%
                                                      ==========     =====      ==========     =====

At December 31, 1998, $525,000 or 8.1% of the debt and marketable equity securities available-for-sale portfolio consisted of mortgage-backed securities compared to $454,000 or 8.4% at December 31, 1997. Premier has segregated its debt and marketable equity securities portfolio into securities held-to-maturity and available-for-sale. Debt and marketable equity securities held-to-maturity are those securities for which management has both the ability and intent to hold to maturity and are carried at amortized cost. At December 31, 1998 and 1997, no debt and marketable equity securities were classified as held-to-maturity. Debt and marketable equity securities available-for-sale are securities identified by management as securities which may be sold prior to maturity in response to various factors including liquidity needs, capital compliance, changes in interest rates or portfolio risk management. The available-for-sale debt and marketable equity securities provide interest income and serve as a source of liquidity for Premier.

These securities are carried at fair value, with unrealized gains and losses, net of tax effect, reported as accumulated other comprehensive income, a separate component of shareholders' equity.

Debt and marketable equity securities available-for-sale with a carrying value of approximately $1.4 million and $1.5 million at December 31, 1998 and 1997, respectively, were pledged to secure public funds and for other purposes as required or permitted by law.

The maturities and weighted average yields of the debt and marketable equity securities available-for-sale portfolio at December 31, 1998 are presented in the following table using primarily the stated maturities, excluding the effects of prepayments.

                                                      AFTER ONE    AFTER FIVE               WEIGHTED
                                           ONE YEAR    THROUGH      THROUGH     AFTER TEN   AVERAGE
                                           OR LESS    FIVE YEARS   TEN YEARS      YEARS     YIELD(1)
                                           --------   ----------   ----------   ---------   --------
      U.S. Treasury securities...........  $251,560   $       --   $  261,250   $     --      6.24%
      U.S. Government corporations and
        agencies.........................   501,713    1,352,199    2,784,428    255,307      6.10%
      Obligations of states and political
        subdivisions.....................        --      370,159           --         --      6.17%
      Mortgage-backed securities.........        --      368,724      156,705         --      5.96%
                                           --------   ----------   ----------   --------
      Total debt securities(2)...........  $753,273   $2,091,082   $3,202,383   $255,307      6.10%
                                           ========   ==========   ==========   --------
      Weighted average yield.............      6.25%        6.02%        6.20%      5.13%
                                           ========   ==========   ==========   ========

- ---------------------------

(1) Premier has not invested in any tax-exempt obligations.

(2) As of December 31, 1998, except for the U.S. Government and its agencies, there was not any issuer within the investment portfolio who represented 10% or more of the shareholders' equity.

  Deposits

Premier's average deposits increased 56.5%, or $13.7 million, to $37.9 million during 1998 from $24.2 million during 1997. This growth primarily relates to the Columbia branch opened in April 1998 and the continued growth of the Jefferson City branch, and resulted in a 52.8% increase in average noninterest-bearing demand deposits, a 26.6% increase in average NOW accounts, a 60.8% increase in average money market accounts, an 85.8% increase in average savings accounts and a 48.2% increase in average certificates of deposit.

Average noninterest-bearing deposits increased 58.2% to $2.0 million in 1998 from $1.3 million in 1997. As a percentage of average total deposits, these deposits remained constant at 5.2% in 1998 and 1997. Noninterest-bearing deposits increased 90.6% to $2.8 million at December 31, 1998, from $1.5 million at December 31, 1997.

Average NOW accounts increased 26.6% to $828,000 in 1998 from $654,000 in 1997. As a percentage of average total deposits, these deposits decreased to 2.2% of average total deposits in 1998 as compared to 2.7% in 1997. NOW accounts increased 72.6% to $1.2 million at December 31, 1998, from $709,000 at December 31, 1997.

Average money market accounts increased 60.8% to $3.8 million in 1998 from $2.3 million in 1997. As a percentage of average total deposits, these deposits increased to 9.9% of average total deposits in 1998 as compared to 9.6% in 1997. Money market accounts increased 111.2% to $4.9 million at December 31, 1998, from $2.3 million at December 31, 1997.

Average savings accounts increased 85.8% to $8.6 million in 1998 from $4.6 million in 1997. As a percentage of average total deposits, these deposits increase to 22.6% of average total deposits in 1998 as compared to 19.0% in 1997. Savings accounts increased 104.4% to $12.5 million at December 31, 1998, from $6.1 million at December 31, 1997.

Average certificates of deposit increased 48.2% to $22.8 million in 1998 from $15.4 million in 1997. As a percentage of average total deposits, these deposits decreased to 60.1% of average total deposits in 1998 as compared to 63.5% in 1997. Certificates of deposit increased 54.6% to $27.5 million at December 31, 1998, from $17.8 million at December 31, 1997.

The following table presents, for the periods indicated, the average amount of and average rate paid on each of the following deposit categories:

                                                         YEARS ENDED DECEMBER 31,
                                               ---------------------------------------------
                                                       1997                    1998
                                               ---------------------   ---------------------
                                                 AVERAGE     AVERAGE     AVERAGE     AVERAGE
                                                 BALANCE      RATE       BALANCE      RATE
                                               -----------   -------   -----------   -------
DEPOSIT CATEGORY
Noninterest-bearing demand...................  $ 1,253,307      --%    $ 1,982,363      --%
NOW..........................................      654,229    3.07         828,494    2.69
Money market deposits........................    2,339,249    4.43       3,761,926    3.96
Savings deposits.............................    4,614,491    5.26       8,572,118    4.68
Certificates of deposit......................   15,382,207    5.76      22,796,540    5.75
                                               -----------             -----------
     Total...................................  $24,243,483    5.16%    $37,941,441    4.96%
                                               ===========             ===========

Certificates of deposit will continue to be a major source of funding for Premier. However, there is no specific emphasis placed on time deposits of $100,000 and over. During l998, aggregate average balances of time deposits of $100,000 and over comprised 4.4% of average total deposits. The average rate on certificates of deposit of $100,000 or more decreased to 5.40% at December 31, 1998, compared to 5.72% at December 31, 1997. The following table indicates amounts outstanding of certificates of deposit of $100,000 or more and respective maturities:

                                                             1997               1998
                                                       ----------------   -----------------
                                                                AVERAGE             AVERAGE
                                                       AMOUNT    RATE     AMOUNT     RATE
                                                       ------   -------   -------   -------
                                                              (dollars in thousands)
3 months or less.....................................  $1,499    5.53%    $ 3,662    5.25%
3-6 months...........................................   1,436    5.69       2,454    5.58
6-12 months..........................................   1,880    5.80       3,854    5.36
Over 12 months.......................................   1,469    5.85       1,226    5.65
                                                       ------             -------
     Total...........................................  $6,284    5.72%    $11,196    5.40%
                                                       ======    ====     =======    ====

  Federal Home Loan Bank Advances and Note Payable

Average Federal Home Loan Bank advances increased to $2.1 million in 1998 from $404,000 in 1997. Premier is a member of the Federal Home Loan Bank of Des Moines. At December 31, 1998, Premier had a borrowing capacity from the Federal Home Loan Bank of $4.9 million. The balance of Federal Home Loan Bank advances outstanding was $3.4 million and $940,000 at December 31, 1998 and 1997, respectively. At December 31, 1998, $250,000 of the Federal Home Loan Bank advance balance had a weighted average interest rate of 6.18% and was due to mature in one year or less, while the remaining $3.2 million, with a weighted average interest rate of 5.70%, is due to mature after five years. At December 31, 1998, $2.2 million of the Federal Home Loan Bank advances were used to "match fund" loans made by Premier to borrowers at interest rates ranging from 2.14% to 2.75% over the rate paid on the Federal Home Loan Bank advance. Terms of the Federal Home Loan Bank advances generally match term loans to the borrower. Thus, by match funding long-term loans with long-term advances, Premier can reduce certain interest rate risks. The remaining $1.2 million in Federal Home Loan Bank advances were for general funding purposes, and are not specifically matched to any of Premier's loans or securities. Federal Home Loan Bank advances are secured under a blanket agreement which assigns all Federal Home Loan Bank stock and one-to-four family mortgage loans equal to 130% of the outstanding advance balance. The maximum amount of borrowings available pursuant to Federal Home Loan Bank advances at any month end for 1996, 1997, and 1998 was $0, $1,500,000, and $3,461,000, respectively.

The average balance of the note payable increased 97.1% to $838,000 in 1998 as compared to $425,000 in 1997. The outstanding balance of the note payable was $750,000 and $1,050,000 at December 31, 1998 and 1997, respectively. The note payable is a term loan with an unaffiliated financial institution that bears interest at the prime rate (7.75% at December 31, 1998), is due on November 15, 1999 and is secured by 35,020 common shares of Premier Bank stock. The maximum amount of borrowings available under the note payable at any month end for 1996, 1997, and 1998 was $300,000, $1,050,000, and $1,050,000, respectively.

  Capital Resources

Shareholders' equity increased 37.8% to $4.4 million at December 31, 1998 from $3.2 million at December 31, 1997. This increase was attributable to the proceeds from the issuance of 9,231 additional shares of common stock totaling $1.2 million, retained net income of $22,000, and an increase in accumulated other comprehensive income resulting from unrealized gains on debt and marketable equity securities available for sale of $26,000, partially offset by the purchase of 240 shares of treasury stock for $32,000.

Average shareholders' equity as a percentage of total average assets is one measure used to determine capital strength. The ratio of average shareholders' equity to average assets decreased to 9.24% in 1998 from 10.88% in 1997 and 16.04% in 1996 due to the continued growth of Premier Bank. The actual and minimum required capital amounts and ratios for Premier Bank at December 31, 1997 and 1998 are as follows:

                                                         REGULATORY CAPITAL CALCULATION
                                                      -------------------------------------
                                                            1997                1998
                                                      -----------------   -----------------
                                                      AMOUNT    PERCENT   AMOUNT    PERCENT
                                                      -------   -------   -------   -------
                                                             (dollars in thousands)
Tier 1 risk based:
  Actual............................................  $ 4,215    22.40%   $ 5,074    12.19%
  Minimum required..................................      753     4.00      1,665     4.00
                                                      -------    -----    -------    -----
  Excess above minimum..............................  $ 3,462    18.40%   $ 3,409     8.19%
                                                      =======    =====    =======    =====
Total risk-based:
  Actual............................................  $ 4,425    23.51%   $ 5,513    13.24%
  Minimum required..................................    1,505     8.00      3,330     8.00
                                                      -------    -----    -------    -----
  Excess above minimum..............................  $ 2,920    15.51%   $ 2,183     5.24%
                                                      =======    =====    =======    =====
Leverage:
  Actual............................................  $ 4,215    13.20%   $ 5,074     9.09%
  Minimum required..................................      958     3.00      1,675     3.00
                                                      -------    -----    -------    -----
  Excess above minimum..............................  $ 3,257    10.20%   $ 3,399     6.09%
                                                      =======    =====    =======    =====
     Total risked weighted assets...................  $18,818             $41,729
                                                      =======             =======
     Total average assets...........................  $31,925             $55,848
                                                      =======             =======

The various federal bank regulators, including the Federal Reserve and the FDIC, have risk-based capital requirements for assessing bank capital adequacy. These standards define capital and establish minimum capital standards in relation to assets and off-balance sheet exposures, as adjusted for credit risks. Capital is classified into two tiers. For banks, Tier 1 or "core" capital consists of common shareholders' equity, qualifying noncumulative perpetual preferred stock and minority interests in the common equity accounts of consolidated subsidiaries, reduced by goodwill, other intangible assets and certain investments in other corporations ("Tier 1 Capital"). Tier 2 Capital consists of Tier 1 Capital, as well as a limited amount of the allowance for loan losses, certain hybrid capital instruments (such as mandatory convertible debt), subordinated and perpetual debt and non-qualifying perpetual preferred stock ("Tier 2 Capital").

At December 31, 1994, a risk-based capital measure and a minimum ratio standard was fully phased in, with a minimum total capital ratio of 8.00% and Tier 1 Capital equal to at least 50% of total capital. The Federal Reserve also has a minimum leverage ratio of Tier 1 Capital to total assets of 3.00%. The 3.00% Tier 1 Capital to total assets ratio constitutes the leverage standard for bank holding companies and Bank Insurance Fund-insured state chartered non-member banks, and is used in conjunction with the risk-based ratio in determining the overall capital adequacy of banking organizations. The FDIC has similar capital requirements for BIF-insured state chartered non-member banks.

The Federal Reserve and the FDIC have emphasized that the foregoing standards are supervisory minimums and that an institution would be permitted to maintain such minimum levels of capital only if it were rated a composite "one" under the regulatory rating systems for bank holding companies and banks. All other bank holding companies are required to maintain a leverage ratio of 3.00% plus at least 1.00% to 2.00% of additional capital. These rules further provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain capital positions substantially above the minimum supervisory levels and comparable to peer group averages, without significant reliance on intangible assets. The Federal Reserve continues to consider a "tangible Tier 1 leverage ratio" in evaluation proposals for expansion or new activities. The tangible Tier 1 leverage ratio is the ratio of a banking organization's Tier 1 Capital less all intangibles, to total average assets less all intangibles.

Premier Bank's Tier 1 (to risk-weighted assets) capital ratio decreased to 12.19% at December 31, 1998 from 22.40% at December 31, 1997. Premier Bank's total risk based capital ratio decreased to 13.24% at December 31, 1998 from 23.51% at December 31, 1997. Premier Bank's capital ratios decreased due to the continued leveraging of existing capital through growth in the loan portfolio. These ratios exceed the minimum capital adequacy guidelines imposed by regulatory authorities on banks and bank-holding companies, which are 4.00% for Tier 1 capital and 8.00% for total risk based capital. The ratios also exceed the minimum guidelines imposed by the same regulatory authorities to be considered "well-capitalized," which are 6.00% of Tier 1 capital and 10.00% for total risk based capital.

Premier does not have any commitments that it believes would reduce Premier Bank's capital to levels inconsistent with the regulatory definition of a "well capitalized" financial institution.

  Interest Rate Sensitivity and Liquidity Management

Liquidity is the ability of a company to convert assets into cash or cash equivalents without significant loss and to raise additional funds by increasing liabilities. Liquidity management involves maintaining Premier's ability to meet the day-to-day cash flow requirements of its customers, whether they are depositors wishing to withdraw funds or borrowers requiring funds to meet their credit needs.

The primary function of asset/liability management is not only to assure adequate liquidity in order for Premier to meet the needs of its customer base, but to maintain an appropriate balance between interest-sensitive assets and interest-sensitive liabilities so that Premier can profitably deploy its assets. Both assets and liabilities are considered sources of liquidity funding and both are, therefore, monitored on a daily basis.

Interest rate sensitivity is a function of the repricing characteristics of Premier's portfolio of assets and liabilities. These repricing characteristics are the time frames within which the interest-earnings assets and interest-bearing liabilities are subject to change in interest rates either at replacement, repricing or maturity during the life of the instruments. Interest rate sensitivity management focuses on repricing relationships of assets and liabilities during periods of changes in market interest rates. Interest rate sensitivity is managed with a view to maintaining a mix of assets and liabilities that respond to changes in interest rates within an acceptable time frame, thereby managing the effect of interest rate movements on net interest income. Interest rate sensitivity is measured as the difference between the volume of assets and liabilities that are subject to repricing at various time horizons. The differences are interest sensitivity gaps: less than one month, one to three months, four to 12 months, one to five years, over five years and on a cumulative basis.

The following table shows interest sensitivity gaps for these different intervals as of December 31, 1998.

                                 ONE      ONE-      FOUR-                 OVER      NON-
                                MONTH     THREE     TWELVE    ONE-FIVE   FIVE-    INTEREST
                               OR LESS   MONTHS     MONTHS     YEARS     YEARS    SENSITIVE    TOTAL
                               -------   -------   --------   --------   ------   ---------   -------
                                                       (dollars in thousands)
                                                               ASSETS
      Earning assets:
        Securities and
           interest-bearing
           deposits..........  $   435   $ 1,388   $  2,798   $ 2,057    $   35    $   176    $ 6,889
        Federal funds sold...    5,111        --         --        --        --         --      5,111
        Loans................   13,927     2,375      7,067    15,673     2,315        253     41,610
                               -------   -------   --------   -------    ------    -------    -------
           Total earning
             assets..........  $19,473   $ 3,763   $  9,865   $17,730    $2,350    $   429    $53,610
                               =======   =======   ========   =======    ======    =======    =======

                                                            LIABILITIES
      Interest-bearing
        liabilities:
        NOW deposits.........  $ 1,225        --         --        --        --         --    $ 1,225
        Money market
           deposits..........    4,858        --         --        --        --         --      4,856
        Savings deposits.....   12,454        --         --        --        --         --     12,454
        Certificates of
           deposit $100,000
           or more...........      741     2,921      6,308     1,226        --         --     11,196
        Certificates of
           deposits less than
           $100,000..........    2,739     4,144      7,574     1,811        --         --     16,268
        Federal Home Loan
           Bank advances.....       --        --        250        --     3,195         --      3,445
        Note payable.........       --        --        750        --        --         --        750
                               -------   -------   --------   -------    ------    -------    -------
           Total interest-
             bearing
             liabilities.....  $22,015   $ 7,065   $ 14,882   $ 3,037    $3,195         --    $50,194
      Non-interest bearing
        demand deposits......       --        --         --        --        --    $ 2,817      2,817
                               -------   -------   --------   -------    ------    -------    -------
           Total
             liabilities.....  $22,015   $ 7,065   $ 14,882   $ 3,037    $3,195    $ 2,817    $53,011
                               =======   =======   ========   =======    ======    =======    =======
      Interest sensitivity
        gap:
        Amount...............  $(2,542)  $(3,302)  $ (5,017)  $14,693    $ (845)   $(2,388)
                               =======   =======   ========   =======    ======    =======
        Cumulative amount....  $(2,542)  $(5,844)  $(10,861)  $ 3,832    $2,987    $   599
        Percent of total
           earning assets....    (4.74)%   (6.16)%    (9.36)%   27.41%    (1.58)%    (4.45)%
        Cumulative percent of
           total earning
           assets............    (4.74)%  (10.90)%   (20.26)%    7.15%     5.57%
      Ratio of rate sensitive
        assets to rate
        sensitive
        liabilities..........     0.88      0.53       0.66      5.84      0.74
      Cumulative ratio of
        rate sensitive assets
        to rate sensitive
        liabilities..........     0.88      0.80       0.75      1.08      1.06

In the current interest rate environment, the liquidity and maturity structure of Premier's assets and liabilities are important to the maintenance of acceptable performance levels. A decreasing rate environment negatively impacts earnings as Premier's rate-sensitive assets generally reprice faster than its rate-sensitive liabilities. Conversely, in an increasing rate environment, earnings are positively impacted. This asset/liability mismatch in pricing is referred to as gap ratio and is measured as rate sensitive assets divided by rate sensitive liabilities for a defined time period. A gap ratio of 1.00 means that assets and liabilities are perfectly matched as to repricing. Management has specified gap ratio guidelines for a one-year time horizon of between 0.80 and 1.20. At December 31, 1998, Premier had gap ratios of approximately 0.80 for the next three month time period and 0.75 for the one year period ending December 31, 1999. Thus, over the next twelve months, rate-sensitive assets will reprice slightly faster than rate-sensitive liabilities.

The allocations used for the interest rate sensitivity report above were based on the maturity schedules for the loans and deposits and the duration schedules for the investment securities. All interest-bearing demand deposits and savings deposits were allocated to the one month or less category. Changes in the mix of earning assets or supporting liabilities can either increase or decrease the net interest margin without affecting interest rate sensitivity. In addition, the net interest spread between an asset and its supporting liability can vary significantly while the timing of repricing for both the asset and the liability remain the same, thus impacting net interest income. This is referred to as basis risk and, generally, relates to the possibility that the repricing characteristics of short-term assets tied to Premier's prime lending rate are different from those of short-term funding sources such as certificates of deposit.

Varying interest rate environments can create unexpected changes in prepayment levels of assets and liabilities, which are not reflected in the interest sensitivity analysis report. Prepayments may have significant effects on Premier's net interest margin. Because of these factors and in a static test, interest sensitivity gap reports may not provide a complete assessment of Premier's exposure to changes in interest rates. Management utilizes computerized interest rate simulation analysis to determine Premier's interest rate sensitivity. The table above indicates Premier is in a liability sensitive gap position for the first year, then moves into a matched position through the five-year period. Overall, due to the factors cited, current simulation results indicate a relatively low sensitivity to parallel shifts in interest rates. A liability sensitive bank will generally benefit from a falling interest rate environment as the cost of interest-bearing liabilities falls faster than the yields on interest-bearing assets, thus creating a widening of the net interest margin. Conversely, an asset sensitive bank will benefit from a rising interest rate environment as the yields on earning assets rise faster than the costs of interest-bearing liabilities. Management also evaluates economic conditions, the pattern of market interest rates and competition to determine the appropriate mix and repricing characteristics of assets and liabilities required to produce a targeted net interest margin. In addition to the gap analysis, management uses rate shock simulation to measure the rate sensitivity of its investment portfolio. Rate shock simulation is a modeling technique used to estimate the impact of changes in rates on the market value of Premier's investment portfolio. Premier measures its interest rate risk by estimating the changes in the market value resulting from instantaneous and sustained parallel shifts in interest rates of plus or minus 300 basis points. Premier's most recent rate shock simulation analysis which was performed as of December 31, 1998, indicates that a 300 basis points increase in rates would cause a decrease in market value of investment securities of $640,000. Conversely, a 300 basis points decrease in rates would cause an increase in market value of investment securities of $219,000.

While this simulation is a useful measure of Premier's sensitivity to changing rates, it is not a forecast of the future results and is based on many assumptions that, if changed, could cause a different outcome. In addition, a change in U.S. Treasury rates in the designated amounts accompanied by a change in the shape of the Treasury yield curve would cause significantly different changes to net interest income than indicated above.

Generally, Premier's commercial and commercial real estate loans are indexed to the prime rate. A portion of Premier's investment in mortgage-backed securities is indexed to U.S. Treasury rates. Accordingly, any changes in these indices will have a direct impact on Premier's interest income. The majority of Premier's savings deposits are based on competitive interest rates in the market. Certificates of deposit are generally priced based upon current market conditions that include changes in the overall interest rate environment and pricing of such deposits by competitors. Other interest-bearing deposits are not priced against any particular index, but rather, reflect changes in the overall interest rate environment. The Federal funds sold rate and other borrowed funds are indexed to U.S. Treasury rates. Premier adjusts the rates and terms of its loans and interest-bearing liabilities in response to changes in the interest rate environment.

Premier does not currently engage in trading activities or use derivative instruments to manage interest rate risk. December 31, 1998, debt securities available-for-sale with a carrying value of $2.8 million are scheduled to mature within the next five years. Of this amount, $753,000 is scheduled to mature within one year. Premier's main source of liquidity is Federal funds sold. Average Federal funds sold were $3.6 million in 1998, or 8.8% of average earning assets, compared to $1.2 million in 1997, or 4.8% of average earning assets. Federal funds sold totaled $5.1 million at December 31, 1998, or 9.6% of earning assets, compared to $1.8 million at December 31, 1997, or 5.8% of earning assets.

At December 31, 1998, loans with a carrying value of approximately $39.0 million are scheduled to mature or reprice within the next five years. Of this amount, $23.4 million is scheduled to mature or reprice within one year. At December 31, 1998, certificates of deposit with a carrying value of approximately $26.5 million are scheduled to mature within the next three years. Of this amount, $20.9 million is scheduled to mature within one year.

Premier's average loan-to-deposit ratio was 83.64% during 1998 and 79.25% during 1997. Management attempts to manage Premier's loan-to-deposit ratio on an average basis, as opposed to on a daily basis.

Premier has short-term funding available through its membership in the Federal Home Loan Bank. Further, the Federal Home Loan Bank membership provides the availability of participation in loan programs with varying maturities and terms. At December 31, 1998, Premier had availability of borrowing up to an additional $4.9 million from the Federal Home Loan Bank under a line of credit.

There are no known trends, demands, commitments, events or uncertainties that will result in or that are reasonably likely to result in liquidity increasing or decreasing in any material way.

It is not anticipated that Riva Bancshares will find it necessary to raise additional funds to meet expenditures required to operate the business of Riva Bancshares and Riva Bank over the next twelve months. All anticipated material expenditures for such period have been identified and provided for out of the proceeds of the offering.

SIX MONTHS ENDED JUNE 30, 1998 AS COMPARED TO SIX MONTHS ENDED JUNE 30, 1999



Total assets at June 30, 1999 were $66.7 million, an increase of $8.9 million, or 15.4%, over total assets of $57.8 million at December 31, 1998. Premier's net income for the first six months of 1999 was $40,000, an increase of $44,000 from the net loss for the first six months of 1998 of $4,000. Basic and dilutive income (loss) per share was ($0.11) and $0.96 for the first six months of 1998 and 1999, respectively. The increase in net income from the first six months of 1998 to the first six months of 1999 was primarily attributable to increased net interest income, partially offset by increased noninterest expense. Net interest income increased $400,000, or 73.2%, from $547,000 for the first six months of 1998 to $947,000 for the first six months of 1999. Noninterest expense increased $305,000, or 55.0%, from $553,000 for the first six months of 1998 to $858,000 for the first six months of 1999.



RESULTS OF OPERATIONS



  Net Interest Income



Net interest income increased $400,000, or 73.2%, from $547,000 for the first six months of 1998 to $947,000 for the first six months of 1999. Interest income increased $866,000, or 60.6%, from $1,431,000 for the first six months of 1998 to $2,297,000 for the first six months of 1999, while average earning assets increased $20,661,000, or 55.7%, during the same time period. Interest expense increased $466,000, or 52.8%, from $884,000 for the first six months of 1998 to $1,350,000 for the first six months of 1999, while average earning liabilities increased $19,774,000, or 46.8%, during the same time period. The primary reason for the increase in the net interest income during the first six months of 1998 as compared to the first six months of 1999 was an increase in average earning assets.



  Provision for Loan Losses



The provision for loan losses charged to operations was $74,000 and $105,000 for the first six months of 1998 and 1999, respectively. The allowance for loan losses as a percentage of total loans was 0.89%, 1.05%, and 1.01% at June 30, 1998, December 31, 1998, and June 30, 1999, respectively. The increase in the provision for loan losses was generally due to increases in loans outstanding.



  Noninterest Income



Noninterest income increased $11,000, or 14.5%, from $76,000 for the first six months of 1998 to $87,000 for the first six months of 1999.



  Noninterest Expense



Noninterest expense increased $305,000, or 55.0%, from $553,000 for the first six months of 1998 to $858,000 for the first six months of 1999. Salaries and employee benefits increased $114,000, or 41.4%, occupancy and equipment expense increased $71,000, or 97.2%, and other noninterest expense increased $120,000, or 58.4%, during the same time period. The increases were primarily a result of Premier's continued growth in Jefferson City, Missouri and expansion in Columbia, Missouri in April 1998.



  Income Tax Expense



While no income tax expense was recorded for the first six months of 1998, income tax expense was $31,000 for the first six months of 1999.



  Net Income



Net income (loss) increased $44,000 from ($4,000) for the first six months of 1998 to $40,000 for the first six months of 1999. The increase was a result of an increase in net interest income of $400,000 and an increase in noninterest income of $11,000, offset by an increase in noninterest expense of $305,000, an increase in the provision for loan losses of $31,000, and an increase in income tax expense of $31,000. Basic and dilutive income (loss) per share was ($0.11) and $0.96 for the first six months of 1998 and 1999, respectively. Return on average assets increased 15 basis points from (0.02%) for the first six months of 1998 to 0.13% for the first six months of 1999. Return on average equity increased 205 basis points from (0.23%) for the first six months of 1998 to 1.82% for the first six months of 1999.

FINANCIAL CONDITION



  Earning Assets



Premier increased average earning assets by $20,661,000, or 55.6%, from $37,095,000 for the first six months of 1998 to $57,756,000 for the first six months of 1999. This increase is primarily as a result of an increase in average loans of $20,141,000, or 76.8%, during the same time period.



  Loan Portfolio



Premier's total loans outstanding increased $8,054,000, or 19.4%, from December 31, 1998 to June 30, 1999. Loan growth for the first six months of 1999 was funded primarily through the growth in interest-bearing deposits. The increase in loans was a result of Premier's continued growth in Jefferson City, Missouri and expansion in Columbia, Missouri in April 1998.



  Asset Quality and Nonperforming Assets



At June 30, 1999, Premier had no nonaccrual loans, while the December 31, 1998 balance totaled $94,000. At June 30, 1999, four loans totaling $9,000 were contractually past due by 90 days or more as to principal and interest payments and continued to accrue interest. At June 30, 1999, there were no loans classified as "troubled debt restructurings" as that term is defined in Statement of Financial Accounting Standards No. 15.



  Allowance for Loan Losses and Net Charge-Offs



Net charge-offs for the first six months of 1998 was $2,000 while net charge-offs for the first six months of 1999 was $45,000. The allowance for loan losses to total loans increased from 0.89% at June 30, 1998 and 1.05% at December 31, 1998 to 1.01% at June 30, 1999.



  Investment Portfolio



Total debt and marketable equity securities available-for-sale increased $2,919,000, or 45.1%, from $6,478,000 at December 31, 1998 to $9,397,000 at June
30, 1999.



  Deposits



Total deposits increased $8,513,000, or 17.4%, from $48,816,000 at December 31, 1998 to $57,329,000 at June 30, 1999. During the first six months of 1999, a targeted effort by Premier resulted in growth of the certificates of deposit balance of $9,020,000, or 35.3%, from December 31, 1998 to June 30, 1999.



  Federal Home Loan Bank Advances and Note Payable



Total Federal Home Loan Bank Advances increased $337,000, or 9.8%, and the note payable increased $175,000, or 23.3%, from December 31, 1998 to June 30, 1999.



  Capital Resources



Shareholders' equity decreased $103,000, or 2.3%, from December 31, 1998 to June 30, 1999. This decrease was attributable to a decrease in accumulated other comprehensive income (loss) resulting from unrealized losses on debt and marketable equity securities available-for-sale of $143,000, offset by net income of $40,000. The ratio of shareholders' equity to assets decreased from 7.68% at December 31, 1998 to 6.50% at June 30, 1999 as a result of an increase in total assets and a decrease in shareholders' equity.

YEAR 2000 READINESS


Riva Bancshares will utilize and will be dependent upon data processing systems and software to conduct its business. The approach of the Year 2000 presents a problem in that many computer programs have been written using two digits rather than four to define the applicable year. Computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the Year 2000. For example, computer systems may compute payment, interest, delinquency or other figures important to the operations of Riva Bancshares based on the wrong date. This could result in internal system failure or miscalculation, and also creates risk for Riva Bancshares from third parties with whom we deal on financial transactions.


Following the acquisition of Premier Bank, Riva Bancshares will use Premier Bank's existing computer and data processing systems and will be dependent upon these systems for its own operations. Premier Bank is utilizing CSI, a third-party vendor, to provide its primary banking applications, including core processing systems. In addition, Premier Bank also uses CSI's software for certain ancillary computer applications. Premier has received periodic and other status reports from CSI with respect to CSI's Year 2000 readiness. CSI also maintains a secure website for its customers regarding CSI's Year 2000 readiness efforts. Premier has also reviewed the confidential FDIC examination report of the Year 2000 Phase II Assessment of CSI conducted by the FDIC on October 19, 1998. On the basis of these materials, Premier has determined that CSI meets all applicable industry standards for Year 2000 readiness.

The FDIC has issued guidelines for insured financial institutions with respect to Year 2000 compliance. Premier Bank has developed a Year 2000 action plan based in part on the guidelines and timetables issued by the FDIC. Premier Bank's action plan focuses on four primary areas: (1) information systems, (2) embedded systems located at Premier Bank's offices and within its off-site ATM machines, (3) third party and customer relationships, and (4) contingency planning. Premier Bank has designated a Year 2000 compliance team, headed by its Vice President/Cashier, who reports to the board of directors.

Information Systems. Premier Bank has identified all mission critical information ("IT") systems and has developed a schedule for testing and remediation of such systems. Testing of key computer hardware has been completed, and Premier Bank has also completed mission critical hardware modification or replacement. Premier Bank has completed its inventory of mission critical software and is in the process of contacting software vendors for certification of Year 2000 compliance. Testing of internal mission critical systems was completed and no problems were identified.

Embedded Systems. Premier Bank has performed a comprehensive inventory of its embedded systems, such as micro-controllers used to operate security systems, and has completed its inventory of mission critical non-IT systems. Premier Bank has contacted manufacturers and vendors of those components utilized in operations to determine whether such components are Year 2000 compliant. Premier Bank has remediated or replaced, as applicable, any non-compliant components and expects to complete this process for mission critical systems by June 30, 1999.


Third Party and Customer Relationships. Premier Bank has contacted its suppliers and vendors to determine the potential impact of such third parties' failure to remediate their own Year 2000 issues. These third parties include other financial institutions, office supply vendors and telephone, electric and other utility companies. Premier Bank is encouraging its counterparties and customers to conduct their own Year 2000 assessment and take appropriate steps to become Year 2000 compliant.

Premier Bank outsources its principal data processing activities to CSI, and Premier Bank is actively communicating with and monitoring the progress of CSI to assess the impact of Year 2000 issues on CSI and its ability to provide data processing services. Premier Bank will consider new business relationships with alternate providers of products and services if necessary.

Additionally, Premier Bank has initiated communications with its larger and commercial borrowers to assess the potential impact of Year 2000 on them and their ability to remain current on loan repayments.

Contingency Plans. As part of Premier Bank's normal business practice, it maintains contingency plans to follow in the event of emergency situations, some of which could arise from Year 2000-related problems. Premier Bank has formulated a detailed Year 2000 contingency plan, which assesses several possible scenarios to which Premier Bank may be required to react. Premier Bank's formal Year 2000 contingency plan was completed in the first quarter of 1999.

Financial Implications. Management of Premier Bank currently does not expect the amounts required to be expensed to resolve Year 2000 issues to have a material effect on its financial position or results of operations. Premier Bank currently estimates that the costs of assessing, testing and remediation of Year 2000 issues totaled approximately $6,500 in 1998 and are expected to total approximately $9,000 in 1999. The anticipated costs associated with Premier Bank's Year 2000 compliance program do not include time and costs that may be incurred as a result of any potential failure of third parties to become Year 2000 compliant or costs to implement Premier Bank's contingency plans.

Potential Risks. The Year 2000 issue presents a number of risks to the business and financial condition of Premier Bank. External factors, which include but are not limited to electric and telephone service, are beyond the control of Premier Bank and the failure of such systems could have a material adverse effect on Premier Bank, its customers and third parties on whom Premier Bank relies for its day-to-day operations. The business of many of Premier Bank's customers may be negatively affected by the Year 2000 issue, and any financial difficulties incurred by Premier Bank's customers in connection with the century change could negatively affect such customer's ability to repay loans to Premier Bank. The failure of Premier Bank's computer system or applications or those operated by customers or third parties could have a material adverse effect on Premier Bank's results of operations and financial condition. In addition, as the Year 2000 approaches, Premier Bank may be required to keep higher levels of noninterest earning assets due to its need to keep extra cash reserves available.

The foregoing are forward-looking statements reflecting management's current assessment and estimates with respect to Premier Bank's Year 2000 compliance efforts and the impact of Year 2000 issues on Premier Bank's business and operations. Various factors could cause actual plans and results to differ materially from those contemplated by such assessments, estimates and forward-looking statements, many of which are beyond the control of Premier Bank. Some of these factors include, but are not limited to, representations by Premier Bank's vendors and counterparties, technological advances, economic considerations and consumer perceptions. Premier Bank's Year 2000 compliance program is an ongoing process involving continual evaluation and may be subject to change in response to new developments.

ACCOUNTING PRONOUNCEMENTS

In June, 1997 the Financial Accounting Standards Board ("FASB") issued Financial Accounting Standards No. 130, Reporting Comprehensive Income ("SFAS 130") which establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. Premier adopted SFAS 130 on January 1, 1998. SFAS 130 is a disclosure requirement and had no impact on Premier's consolidated financial position and results of operations.

In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131") which establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim reports issued to stockholders. SFAS 131 is effective for financial statements for periods beginning after December 15, 1997. As Premier operates as a single segment, it has no reporting requirements under SFAS 131.

In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133") which establishes standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS 133 requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. In June 1999, the FASB issued Statement of Financial Accounting Standards No. 137, Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133, an Amendment of FASB Statement No. 133, which defers the effective date of SFAS 133 from fiscal years beginning after June 15, 1999 to fiscal years beginning after June 15, 2000. Earlier application of SFAS 133 is encouraged but the pronouncement should not be applied retroactively to financial statements of prior periods. Premier is currently evaluating the requirements and impact of SFAS 133, as amended, but as Premier has not invested in any investments that are defined as derivatives, SFAS 133, as amended, is expected to have no impact on its consolidated financial position or results of operations.


EFFECTS OF INFLATION AND CHANGING PRICES

Inflation generally increases the cost of funds and operating overhead, and to the extent loans and other assets bear variable rates, the yields on such assets. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on the performance of a financial institution than the effects of general levels of inflation. Although interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services, increases in inflation generally have resulted in increased interest rates. In addition, inflation affects financial institutions through increased cost of goods and services purchased, the cost of salaries and benefits, occupancy expense, and similar items. Inflation and related increases in interest rates generally decrease the market value of investments and loans held and may adversely effect liquidity, earnings, and shareholders' equity. Mortgage originations and refinancings tend to slow as interest rates increase, and can reduce Premier's earnings from such activities and the income from the sale of residential mortgage loans in the secondary market.

MONETARY POLICIES

The results of operations of Riva Bancshares and Riva Bank will be affected by credit policies of monetary authorities, particularly the Federal Reserve Board. The instruments of monetary policy employed by the Federal Reserve Board include open market operations in U.S. Government securities, changes in the discount rate on member bank borrowings, changes in reserve requirements against member bank deposits and limitations on interest rates which member banks may pay on time and savings deposits. In view of changing conditions in the national economy and in the money markets, as well as the effect of action by monetary and fiscal authorities, including the Federal Reserve Board, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand or the business and earnings of Riva Bancshares or Riva Bank.

               DESCRIPTION OF RIVA BANCSHARES CAPITAL STOCK AND
                              PREMIER CAPITAL STOCK


RIVA BANCSHARES CAPITAL STOCK

General


     Riva Bancshares is authorized to issue 20,000,000 shares of common stock, $.01 par value per share, and 1,000,000 shares of preferred stock, $.01 par value per share, of which 100,000 shares of preferred stock have been designated as the Series A Preferred Stock. As of the date hereof, 300,000 shares of common stock and 99,900 shares of Series A Preferred Stock are issued and outstanding, held by 31 and 12 shareholders of record, respectively. Riva Bancshares has agreed to repurchase 290,000 shares of its common stock at a purchase price of $.01 per share. Upon completion of the repurchase, Riva Bancshares will have 10,000 shares of its common stock issued and outstanding, held by one shareholder of record.


     The following summary of the common stock and preferred stock is qualified in its entirety by reference to the Certificate of Incorporation, the By-Laws, and the Delaware General Corporation Law, as amended (the "Delaware Law").

Common Stock


     Subject to such preferential rights as may be granted by the board of directors in connection with any issuances of preferred stock, holders of shares of common stock are entitled to receive such dividends as may be declared by the board of directors in its discretion from funds legally available for that purpose. At this time, the board of directors intends to retain all earnings to support anticipated growth in the current operations of Riva Bancshares and to finance future expansion. Additional restrictions on the payment of cash dividends may be imposed in connection with future issuances of preferred stock and indebtedness by Riva Bancshares. Further declarations and payments of cash dividends, if any, will also be determined in light of then-current conditions, including Riva Bancshares earnings, operations, capital requirements, liquidity, financial condition, restrictions in financing agreements and other factors deemed relevant by the board of directors. Upon the liquidation, dissolution or winding up of Riva Bancshares, after payment of creditors, the remaining net assets of Riva Bancshares will be distributed pro rata to the holders of common stock, subject to any liquidation preference of the holders of preferred stock. There are no preemptive rights, conversion rights, or redemption or sinking fund provisions with respect to the shares of common stock. All of the outstanding shares of common stock are, and the shares to be outstanding upon completion of the offering will be, duly and validly authorized and issued, fully paid and nonassessable.


     Holders of common stock are entitled to one vote per share of common stock held of record on all such matters submitted to a vote of the shareholders. Holders of common stock do not have cumulative voting rights. As a result, the holders of a majority of the outstanding shares of common stock voting for the election of directors can elect all the directors, and, in such event, the holders of the remaining shares of common stock will not be able to elect any persons to the board of directors.

Preferred Stock


     The board of directors may, without approval of Riva Bancshares' shareholders, from time to time authorize the issuance of preferred stock in one or more series for such consideration and, within certain limits, with such relative rights, preferences and limitations as the board of directors may determine. The relative rights, preferences and limitations that the board of directors has the authority to determine as to any such series of preferred stock include, among other things, dividend rights, voting rights, conversion rights, redemption rights and liquidation preferences. Because the board of directors has the power to establish the relative rights, preferences and limitations of each series of preferred stock, it may afford to the holders of any such series, preferences and rights senior to the rights of the holders of shares of common stock. Although the board of directors has no present intention to do so, it could cause the issuance of preferred stock which could discourage an acquisition attempt or other transactions that some, or a majority of, the shareholders might believe to be in their best interests or in which the shareholders might receive a premium for their shares of common stock over the market price of such shares.


     Riva Bancshares presently has 99,900 shares of preferred stock outstanding, designated as the Series A Preferred Stock. The terms of the Series A Preferred stock provide that no dividends or other distributions shall be declared or payable on the Series A Preferred Stock. The terms of the Series A Preferred Stock provide for a liquidation preference in the event of a winding up, liquidation or dissolution of Riva Bancshares in the amount of $10.00 per share for an aggregate liquidation preference of $999,000. Except as may be required by law, the holders of the Series A Preferred Stock do not have any voting rights. The terms of the Series A Preferred Stock may be redeemed, at the option of Riva Bancshares, at a price of $10.00 per share. Riva Bancshares intends to redeem the outstanding shares of Series A Preferred Stock with the proceeds of the offering.



Certain Provisions of the Certificate of Incorporation and By-Laws



     Supermajority Voting Requirements. Under Delaware Law, the shareholders have the power to adopt, amend or repeal bylaws; however, the certificate of incorporation may confer such power upon the board of directors, although in doing so it may not divest the shareholders of their power to adopt, amend or repeal the bylaws. Riva Bancshares' Certificate of Incorporation (the "Certificate") provides that the board of directors is authorized to make, repeal, alter, amend and rescind Riva Bancshares' By-Laws. The Certificate also contains a supermajority (75%) voting requirement for amendments to the By-Laws by the shareholders.



     In addition to the supermajority vote required to amend the By-Laws, the Certificate provides in Article X that the following provisions of the Certificate may be amended or repealed only by the affirmative vote of the holders of not less than 75% of the then outstanding common stock of Riva
Bancshares: (i) Article IX, which limits or eliminates the monetary liability of directors for a breach of their fiduciary duty in certain circumstances;
(ii) Article VI, which provides that elections of directors need not be by written ballot unless the By-Laws so provide; (iii) Article VII, which allows the board of directors to amend or repeal any provision of the By-Laws and requires the affirmative vote of 75% of the shareholders for the shareholders to adopt, amend, alter or repeal the By-Laws; and (iv) Article VIII, which eliminates the ability of shareholders to take action by written consent. Delaware Law provides generally that a corporation's certificate of incorporation may be amended by a vote of shareholders holding a majority of the outstanding stock. Where the certificate of incorporation requires a supermajority vote with respect to a particular matter, however, the same supermajority vote is required to amend such supermajority voting requirement of the certificate of incorporation. Therefore, both Delaware Law and the Certificate provide that in order to amend or repeal the provisions in the Certificate which require the affirmative vote of the holders of not less than 75% of the then outstanding common stock, the same 75% vote will be necessary to amend such provisions.



     These supermajority voting provisions could render more difficult or discourage a merger, tender offer, proxy contest or the assumption of control of Riva Bancshares by a large stockholder or group of shareholders. To the extent that these provisions enable the board of directors to resist a takeover or change in control of Riva Bancshares, it could make it more difficult to remove the existing board of directors and management.


     Certain Business Combinations. In the past several years, a number of states have adopted special laws designed to make certain kinds of "unfriendly" corporate takeovers, or other transactions involving a corporation and one or more of its significant shareholders, more difficult. Under Section 203 of the Delaware Law ("Section 203") certain "business combinations" with "interested stockholders" of Delaware corporations are subject to a three-year moratorium unless specified conditions are met.

     Section 203 prohibits certain mergers, consolidations, sales of assets and other transactions with an "interested stockholder" (generally a 15% stockholder or group of stockholders) for three years following the date the stockholder became an interested stockholder. This prohibition on business combinations is subject to certain exceptions, the most significant of which are that the prohibition does not apply if: (1) the business combination or transaction in which the stockholder becomes an interested stockholder is approved by the corporation's board of directors prior to the stockholder becoming an interested stockholder; (2) the business combination is with an interested stockholder who became an interested stockholder in a transaction whereby he acquired 85% of the corporation's voting stock, excluding shares held by directors who are also officers and certain employee stock plans; or (3) the business combination is approved by the corporation's board of directors and authorized at a meeting by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.


     Section 203 only applies to Delaware corporations which have a class of voting stock that is listed on a national securities exchange, authorized for quotation on the Nasdaq National Market, or held of record by more than 2,000 shareholders. Because Riva Bancshares' common stock will be presently listed on the Nasdaq National Market, it is anticipated that Section 203 will be applicable to Riva Bancshares. A Delaware corporation may elect not to be governed by Section 203 by including a provision to that effect in its certificate of incorporation or bylaws. The Certificate does not contain any such provision and, accordingly, the Company believes Section 203 will apply to it.



     Riva Bancshares expects that Section 203 will have the effect of encouraging any potential acquiror to negotiate with the board of directors.
Section 203 also might have the effect of limiting the ability of a potential acquiror to engage in certain tactics (such as "two-tier pricing") that can result in dissimilar treatment of a corporation's shareholders. At the time
Section 203 was adopted by the Delaware Legislature, a number of corporations had been subject to tender offers for, or other acquisitions of, more than 15% but less than 85% of their outstanding stock. In many cases, such purchases were followed by business combinations in which the purchaser either paid a lower price for the remaining outstanding shares than the price it paid in acquiring its original interest in the corporation, or paid a less desirable form of consideration. Federal securities laws and regulations applicable to business combinations govern the disclosure required to be made to minority shareholders in order to consummate such a transaction, but do not assure shareholders that the terms of the business combination will be fair to them or that they can effectively prevent its consummation. Moreover, the statutory right of the remaining shareholders of the corporation to dissent in connection with certain business combinations and receive the "fair value" of their shares in cash may involve significant expense to such dissenting shareholders and may not be meaningful in all cases. Such an appraisal standard as applied under Delaware Law does not take into account any appreciation of the stock's market value due to anticipation of the business combination and may not recognize that the market value of the shares may be adversely influenced by the interested person's controlling stock ownership. In addition, in the case of some business combinations, such as a sale of assets or a reclassification or recapitalization of a corporation's capital stock, the statutory right of dissent is not available at all. Section 203 was intended to partially close these "gaps" in federal and state law and to prevent certain of the potential inequities of business combinations.



     Shareholders should note, however, that the application of Section 203 to Riva Bancshares will confer upon the board of directors the power to reject a proposed business combination in certain circumstances, even though a potential acquiror may be offering a substantial premium for Riva Bancshares' shares over the then-current market price. Section 203 should also discourage certain potential acquirors unwilling to comply with its provisions.

Indemnification

     This provision of the Certificate of Incorporation will limit the remedies available to a shareholder who is dissatisfied with a decision of the Board of Directors protected by this provision, and such shareholder's only remedy in that circumstance may be to bring a suit to prevent the action of the Board of Directors. In many situations, this remedy may not be effective, including instances when shareholders are not aware of a transaction or an event prior to action of the Board of Directors in respect of such transaction or event.

Transfer Agent and Registrar


     United Missouri Bank, Kansas City will be the Transfer Agent and Registrar for Riva Bancshares' common stock.


PREMIER CAPITAL STOCK

     Common Stock

     General. Premier is authorized to issue 100,000 shares of common stock, $1.00 par value per share. At present, 41,834 shares of common stock are issued and outstanding. The following is a summary of the respective rights of the common stock and is qualified in its entirety by Premier's Articles of Incorporation.

     Dividends. The holders of Premier's common stock are entitled to share ratably in dividends thereon when, as, and if declared by the Board of Directors out of funds legally available for such purposes.

     Voting Rights. The holders of Premier's common stock have one vote for each share held on matters presented for consideration by the shareholders. In the election of directors, cumulative voting does not apply.

     Preemptive Rights. The holders of Premier's common stock do not have preemptive rights to purchase additional unissued shares or treasury shares of Premier in the event that Premier proposes to issue the same.

     Liquidation Rights. In the event of liquidation, dissolution, or winding up of Premier, whether voluntary or involuntary, the holders of common stock will be entitled to share ratably in any of the assets or funds of Premier available for distribution after the satisfaction of Premier's liabilities (or after adequate provision is made therefor) and after satisfaction of all preferences on any outstanding senior securities of Premier.

                        COMPARISON OF SHAREHOLDER RIGHTS



         Premier is incorporated under the laws of the state of Missouri, while Riva Bancshares is incorporated under the laws of the state of Delaware. The rights of Premier shareholders are governed by Premier's articles of incorporation, bylaws and the Missouri Revised Statutes. The rights of Riva Bancshares shareholders are governed by Riva Bancshares' Certificate of Incorporation, bylaws and by the Delaware General Corporation Law. At the Effective Time, the rights of Premier shareholders who receive shares of Riva Bancshares common stock in the merger will thereafter be governed by the Riva Bancshares Certificate of Incorporation, the Riva Bancshares Bylaws and Delaware law. The following discussion compares certain provisions of Delaware and Missouri law which could materially affect the rights of shareholders of Premier upon consummation of the merger.


CALL OF SPECIAL SHAREHOLDER MEETINGS


         Under Delaware and Missouri law, special shareholders' meetings may be called by the board of directors or by such other person as may be authorized by the certificate of incorporation (in the case of a Delaware corporation), articles of incorporation (in the case of a Missouri corporation) or the bylaws. Such meetings may be held in or out of the state at a place stated in or fixed in accordance with a corporation's bylaws. Premier's bylaws provide that special meetings of the shareholders may be called by the Chairman of the Board, the President or the Board of Directors. Riva Bancshares' bylaws provide that special meetings of the shareholders shall be called in accordance with the certificate of incorporation. Riva Bancshares' certificate provides that special meetings of the stockholders may be called at any time and only by a majority of the Board of Directors.


SHAREHOLDER CONSENT IN LIEU OF MEETING

      Missouri law permits any action to be taken at a meeting of shareholders to be taken without a meeting if consents in writing setting forth the action so taken shall be signed by all of the shareholders entitled to vote on the action.

      Delaware law permits any action required or permitted to be taken at a shareholders' meeting to be taken without a meeting, without prior notice and without a vote, by action of the shareholders having at least the minimum number of votes that would be necessary to authorize or take such action at a shareholders meeting at which shares entitled to vote thereon were present and voted. To be effective, the action must be evidenced by at least one written consent describing the action taken, dated and signed by the requisite holders and delivered to the corporation.


      Premier's bylaws provide that any action required to be taken at a meeting of shareholders, or any other action which may be taken at a meeting of shareholders, may be taken without a meeting if consents, in writing, setting forth the action taken shall be signed by all the shareholders entitled to vote with respect to the subject matter thereof. Upon amendment to its Certificate of Incorporation, Riva Bancshares' Certificate of Incorporation will provide that shareholders may not take any action by written consent in lieu of a meeting of the shareholders.


SHAREHOLDER VOTING

      Under Missouri law, a majority of the outstanding shares entitled to vote at any meeting shall constitute a quorum, unless otherwise provided in the articles of incorporation or bylaws. Every decision of a majority of shares entitled to vote on a matter at meeting at which a quorum is present shall be valid as an action of the shareholders. In addition, unless the corporation's articles of incorporation provide otherwise, directors are elected by a majority of the votes cast by the shares entitled to vote when the vote is taken. However, in the case of cumulative voting, directors shall be elected by a plurality of votes.

      Under Delaware law, in the absence of a specification in the corporation's certificate of incorporation or bylaws, a majority of the votes entitled to be cast on a particular matter constitutes a quorum. Once a quorum is obtained, the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on the subject matter is sufficient for stockholder action; however, directors are elected by a plurality of votes.


      Premier's bylaws provide that the holders of a majority of the voting shares issued and outstanding and entitled to vote for the election of directors shall constitute a quorum for the transaction of business at all meetings of the shareholders, except as may be otherwise provided by law or by the articles of incorporation. Under Riva Bancshares' bylaws, a majority of the outstanding shares of Riva Bancshares entitled to vote, represented in person or by proxy, shall constitute a quorum for the transaction of business at such meeting. Furthermore, directors shall be elected by a plurality of the shares represented at the meeting and entitled to vote in the election of directors.


      With certain exceptions, Missouri law requires that a merger, share exchange, sale of all or substantially all the corporation's assets or similar transaction be approved by a vote of two-thirds of the votes entitled to be cast by each class of shares outstanding. Delaware law generally requires approval by only a majority of the shares outstanding and does not require such class voting, except in the case of transactions involving an amendment to the certificate of incorporation where the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. Accordingly, there is a lower threshold for approval of such transactions in Delaware.

      Delaware Law does not require a vote of the stockholders of the surviving corporation in a merger (unless the corporation provides otherwise in its certificate of incorporation) if (a) the merger agreement does not amend the existing certificate of incorporation, (b) each share of the stock of the surviving corporation outstanding immediately before the effective date of the merger is an identical outstanding or treasury share after the merger, and (c) either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized and unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of such constituent corporation outstanding immediately prior to the effective date of the merger.

LIMITATION OR ELIMINATION OF DIRECTORS' PERSONAL LIABILITY

      Missouri law does not contain a provision for eliminating or limiting the personal liability of a director. Under Delaware Law, a corporation's certificate of incorporation may eliminate or limit a director's liability for monetary damages for breach of fiduciary duty as a director. However, a corporation's certificate of incorporation may not limit or eliminate a director's personal liability (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law,
(c) unlawful distributions, or (d) for any transaction in which the director received an improper personal benefit.


      Under Riva Bancshares' certificate of incorporation, directors' personal liability to Riva Bancshares or its stockholders for monetary damages for breach of fiduciary duty has been eliminated.

INDEMNIFICATION

      In general, Missouri law requires indemnification for a director or officer who has successfully defended an action, on the merits or otherwise, when he or she was a party because he or she is or was a director or officer. Delaware law requires indemnification to the extent any present or former director or officer has been successful, on the merits or otherwise, in defense of an action where such person was a party by reason of the fact that he or she was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity.

      The provisions of Missouri and Delaware Law are substantially similar with respect to permissive indemnification. In general, both permit indemnification against expenses reasonably incurred, provided there is a determination by a majority vote of disinterested directors or a committee thereof, by independent legal counsel or by a majority vote of a quorum of the shareholders that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe that the person's conduct was unlawful.

      Under Missouri law, expenses incurred by a director, officer, employee or agent in defending an action may be paid in advance. However, the individual must undertake to repay any amounts advanced if it is ultimately determined that he or she is not entitled to indemnification. Similarly, Delaware law provides that expenses incurred by an individual in defending an action may be paid in advance, if such individual undertakes to repay all amounts advanced if it is ultimately determined that such person is not entitled to be indemnified (except with respect to former directors and officers, and employees and agents, with respect to whom the corporation need not obtain such undertaking).

      In addition, the laws of both states authorize a corporation's purchase of indemnity insurance for the benefit of its officers, directors, employees and agents whether or not the corporation would have the power to indemnify against the liability covered by the policy.


      Premier's articles and bylaws provide indemnification to directors and officers to the fullest extent permitted by Missouri law. Riva Bancshares' bylaws provide indemnification to the fullest extent authorized by the Delaware General Corporation Law. In addition, if a claim for indemnification in Delaware has not been paid in full by the corporation within 60 days after a written claim has been received by the corporation, the indemnitee may bring a suit against the corporation to recover the unpaid amount of the claim. However, the corporation shall indemnify such indemnitee in connection with a proceeding initiated by the indemnitee only if the proceeding was authorized by the board of directors of the corporation.


      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, or persons controlling Premier pursuant to the foregoing provisions, Premier has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and therefore unenforceable.

AMENDMENTS TO ARTICLES OR CERTIFICATE OF INCORPORATION AND BYLAWS

      Amendments to the articles of incorporation may be approved in Missouri generally by a majority of the votes cast. Under Delaware Law, amendments to the certificate of incorporation generally require the affirmative vote of the holders of a majority of the outstanding stock.

      Missouri law provides that a corporation's shareholders have the power to amend or repeal the corporation's bylaws unless the articles of incorporation vest such power in the board of directors. Under Delaware Law, stockholders have the power to adopt, amend or repeal bylaws, although a corporation's certificate of incorporation may confer such power on the board of directors without divesting the stockholders of their right to act.


      Premier's articles of incorporation provide that the Board of Directors has the power to make, alter, amend or repeal the bylaws of the corporation. Riva Bancshares' certificate of incorporation provides that the Board of Directors is authorized to make, repeal, alter, amend and rescind Riva Bancshares' bylaws. The certificate also contains a supermajority (75%) voting requirement for amendment to the bylaws by the shareholders. In addition to the supermajority vote required to amend the bylaws, the certificate provides that certain provisions of the certificate may be amended or repealed only by the affirmative vote of the holders of note less than 75% of the outstanding common stock of Riva Bancshares: (1) article IX, which eliminates or limits the monetary liability of directors for a breach of their fiduciary duty in certain circumstances; (2) article VI, which provides that elections of directors need not be by written ballot unless the bylaws so provide; (3) article VII, which allows the Board of Directors to amend or repeal any provision of the bylaws and requires the affirmative vote of 75% of the shareholders for the shareholders to adopt, amend, alter or repeal the bylaws; (4) article VIII, which eliminates the ability of the shareholders to take action by written consent; and (5) article X, which provides that only the Board of Directors can call special meetings of the shareholders. While the certificate of incorporation requires a supermajority vote with respect to a particular matter, however, the same supermajority vote is required to amend such supermajority voting requirements of the certificate of incorporation. Therefore, both Delaware law and the certificate provide that, in order to amend or repeal the provisions of the certificate which require the affirmative vote of the holders of not less than 75% of the outstanding common stock, the same 75% vote will be necessary to amend such provisions.


DISSENTERS' RIGHTS OF APPRAISAL

      Under both Missouri and Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which the shareholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction.

      Delaware law does not, in general, afford dissenters' rights of appraisal with respect to (a) a sale of assets, (b) a merger by a corporation, the shares of which are either (i) listed on a national securities exchange or designated as a national market system security or (ii) widely held (by more than 2,000 stockholders) if such stockholders receive shares of the surviving corporation or of a listed or widely held corporation, or (c) stockholders of a corporation surviving a merger if no vote of the stockholders is required to approve the merger under the circumstances set forth above in the section titled "Shareholder Voting."

      Missouri law generally affords dissenters' rights of appraisal with respect to a merger, share exchange and sale of a corporation's assets. Missouri law does not contain the exclusion from dissenters' rights for corporations the shares of which are publicly traded, as described above.

INSPECTION OF BOOKS, RECORDS AND SHAREHOLDERS LIST

      Both Missouri and Delaware Law allow any shareholder to inspect the books and records of the corporation. Missouri law allows inspection of its books and records at all proper times and under such regulations as may set forth in the bylaws. Delaware allows inspection of its books, records and shareholder list for any proper purpose upon a written demand under oath stating the purpose of the inspection. A proper purpose means a purpose reasonably related to the shareholder's interest as a stockholder. In both Missouri and Delaware, the corporation shall make available a complete list of shareholders entitled to vote at the meeting at least 10 days before every shareholders' meeting. Lack of access to stockholder records could result in impairment of a stockholder's ability to coordinate opposition to management proposals, including proposals with respect to a change in control of the company. Riva Bancshares' bylaws provide that directors shall have the absolute right to inspect all books and records and the physical properties of Riva Bancshares and of its subsidiaries. Premier's bylaws provide that a Premier shareholder may inspect Premier's records during regular business hours if such shareholder is entitled to inspect the records pursuant to any statutory or other legal right. To exercise this right of examination, a Premier shareholder must make written demand upon Premier, stating the specific records sought to be examined and the purpose of the inspection of the records. No Premier shareholder shall use or permit to be used any information obtained in the inspection of the records to the detriment of Premier and no shareholder shall furnish any information inspected to any competitor or prospective competitor of Premier. Furthermore, Premier may require the shareholder to indemnify the corporation against any loss or damage caused from an unauthorized disclosure of the information obtained in the course of inspecting the records. Premier may require the shareholder to execute a confidentiality agreement prior to the inspection of any records. Premier may also require any representative or personal financial advisor of the shareholder to sign a confidentiality agreement.


DISSOLUTION

      Under Missouri law, a corporation can voluntarily dissolve upon its board of directors' adopting a resolution setting forth a proposal to dissolve which proposal is submitted to the shareholders and is approved by two-thirds of the votes entitled to vote thereon. Under Delaware Law, a corporation can voluntarily dissolve if its board of directors and stockholders owning a majority of the shares entitled to vote approve the dissolution or if all of its stockholders approve such a dissolution.

PREEMPTIVE RIGHTS

      Under Delaware Law, stockholders do not have preemptive rights to new shares unless there is a specific provision granting such rights in the corporation's certificate of incorporation. Missouri law provides that the preemptive right of a shareholder to acquire additional shares of a corporation may be limited or denied to the extent provided in the articles of incorporation.


      Premier's articles contain a denial of preemptive rights. Riva Bancshares' certificates does not contain a preemptive rights provision.


INTERESTED DIRECTOR TRANSACTIONS

       Under the Missouri and Delaware Law, certain contracts or transactions in which one or more of a corporation's directors has an interest are not void or voidable solely because of such interest. However, the contract or transaction must be fair and reasonable at the time it is authorized, is ratified by the corporation's stockholders after disclosure of the relationship or interest, or it must be authorized in good faith by a majority of the disinterested members of the board of directors or a committee thereof after disclosure of the relationship or interest. In addition, Missouri and Delaware Law permit the interested director to be counted in determining whether a quorum of the directors is present at the meeting approving the transaction.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

       Missouri law provides that, unless a corporation's articles of incorporation or bylaws specify otherwise, vacancies on the board may be filled by a majority vote of the remaining directors, though less than a quorum of the board, or by a sole remaining director. Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) or by a sole remaining director, unless otherwise provided in the corporation's certificate of incorporation or bylaws (or unless the certificate of incorporation directs that a particular class of stock is to elect such director(s), in which case a majority of the directors elected by such class, or a sole remaining director so elected, may fill such vacancy or newly created directorship).

      In addition to the foregoing, Missouri law provides that the term of a director who is elected to fill a vacancy expires at the next shareholders' meeting at which directors are elected. However, if shareholders elect directors by class, then any director elected to fill a vacancy or to a newly created directorship is to hold office until the next election of the class for which the director was chosen. The Delaware Law provides that in the case of a corporation, the directors of which are divided into classes, any director elected to fill a vacancy is to hold office until the next election of the class for which he or she was chosen.


      Neither the Riva Bancshares certificate nor bylaws limits the ability of directors to fill vacancies. Similarly, neither the Premier articles or bylaws limits the ability of directors to fill vacancies.


DIVIDENDS AND REPURCHASES OF SHARES

       Under Missouri law, a corporation may pay dividends in cash, other property or repurchase its shares so long as the corporation's total net assets would not be less than its stated capital.

       Delaware Law permits a corporation to declare and pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, the Delaware Law generally provides that a corporation may redeem or repurchase its shares only if the capital of the corporation is not impaired and such redemption or repurchase would not impair the capital of the corporation.

ANTI-TAKEOVER STATUTES

      Missouri law contains certain provisions applicable to Missouri corporations which may be deemed to have an anti-takeover effect.

      The Missouri Business Combination Statute protects domestic corporations after hostile takeovers by prohibiting certain transactions once an acquirer has gained control. The statute restricts certain business combinations between a corporation and an interested shareholder or affiliates of the interested shareholder for a period of five years unless certain conditions are met. A business combination includes a merger or consolidation, certain sales, leases, exchanges, pledges, similar dispositions of corporate assets or stock, and certain reclassifications and recapitalizations. An interested shareholder includes any person or entity which beneficially owns or controls 20 percent or more of the outstanding voting shares of the corporation.

      During the initial five-year restricted period, no business combination may occur unless such business combination or the transaction in which an interested shareholder becomes "interested" (the "Acquisition Transaction") was approved by the board of directors of the corporation on or before the date of the Acquisition Transaction. Business combinations may occur after the five-year period following the Acquisition Transaction only if: (1) prior to the stock acquisition of the interested shareholder, the board of directors approves the transaction in which the interested shareholder became an interested shareholder or approves the business combination in question; (2) the holders of a majority of the outstanding voting stock, other than stock owned by the interested shareholder, approve the business combination; or (3) the business combination satisfies certain detailed fairness and procedural requirements.

      Missouri law exempts from its provisions: (1) corporations not having a class of voting stock registered under Section 12 of the Exchange Act; (2) corporations which adopt provisions in their articles of incorporation or by-laws expressly electing not to be covered by the statute; and (3) certain circumstances in which a shareholder inadvertently becomes an interested shareholder.

      Missouri law also contains a control share acquisition statute which provides that an acquiring person who, after any acquisition of shares of a publicly traded corporation has the voting power, when added to all shares of the same corporation previously owned or controlled by the acquiring person, to exercise or direct the exercise of: (1) 20 percent but less than 33-1/3 percent;
(2) 33-1/3 percent or more but less than a majority; or (3) a majority, of the voting power of outstanding stock of such corporation, must obtain shareholder approval for the purchase of the control shares. If approval is not given, the acquiring person's shares lose the right to vote. The statute prohibits an acquiring person from voting its shares unless certain disclosure requirements are met and the retention or restoration of voting rights is approved by both:
(1) a majority of the outstanding voting stock, and (2) a majority of the outstanding voting stock after exclusion of interested shares. Interested shares are defined as shares owned by the acquiring person, by directors who are also employees, and by officers of the corporation. Shareholders are given dissenters' rights with respect to the vote on control share acquisitions and may demand payment of the fair value of their shares.

      A number of acquisitions of shares are deemed not to constitute control share acquisitions, including good faith gifts, transfers pursuant to wills, purchases pursuant to an issuance by the corporation, mergers involving the corporation which satisfy the other requirements of the Missouri law, transactions with a person who owned a majority of the voting power of the corporation within the prior year, or purchases from a person who has previously satisfied the provisions of the control share acquisition statute so long as the transaction does not result in the purchasing party having voting power after purchase in a percentage range (such ranges are as set forth in the immediately preceding paragraph) beyond the range for which the selling party previously satisfied the provisions of the statute. Additionally, a corporation may exempt itself from application of the statute by inserting a provision in its articles of incorporation or by-laws expressly electing not to be covered by the statute.

      Delaware law contains a business combination statute similar to that contained in Missouri. The Delaware business combination statute generally prohibits a domestic corporation from engaging in mergers or other business combinations with interested persons (as defined in the Delaware statute) for a statutory time period. The prohibition can be avoided if the business combination is approved by the board of directors prior to the date on which the interested person acquires the requisite percentage of stock or the business combination is approved by the board of directors and the vote of at least 66-2/3 of the outstanding voting stock of the corporation excluding stock owned by the interested party. Missouri law imposes a longer prohibition period on transactions with interested persons (five years) than Delaware (three years), thereby potentially increasing the period during which a hostile takeover may be frustrated. In addition, the Delaware statute, unlike its Missouri counterpart, does not apply if the interested person obtains at least 85% of the corporation's voting stock upon consummation of the transactions which resulted in the stockholder becoming an interested person. Thus, a person acquiring at least 85% of the corporation's voting stock could circumvent the defensive provisions of the Delaware statute while being unable to do so under Missouri law. The effect of the Delaware business combination statute may be avoided if the corporation provides in its certificate of incorporation that the statute shall not apply to such corporation. Delaware law does not contain a control share acquisition statute similar to that contained in the Missouri statute.

                                 LEGAL OPINIONS


      The legality of the shares of Riva Bancshares common stock to be issued to the holders of Premier common stock pursuant to the Merger will be passed upon by Smith, Gambrell & Russell, LLP, Atlanta, Georgia. Smith, Gambrell & Russell, LLP has from time to time acted as counsel in advising Riva Bancshares and its affiliates with respect to certain matters and in connection with various transactions. Certain other legal matters will be passed upon for Premier by Suelthaus & Walsh, P.C.

      The merger agreement provides as a condition to each party's obligation to consummate the merger that Riva Bancshares and Premier receive the opinion of Smith, Gambrell & Russell, LLP, Atlanta, Georgia, special counsel to Riva Bancshares, substantially to the effect that the merger will constitute a "reorganization" under Section 368(a) of the Code.


                                     EXPERTS


      The financial statements of Riva Bancshares and the consolidated financial statements of Premier included in this Proxy Statement/Prospectus have been audited by KPMG LLP, independent auditors, as stated in their reports appearing in this Proxy Statement/Prospectus and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


                                 OTHER MATTERS

      Premier. As of the date of this Proxy Statement/Prospectus, the Premier Board knows of no matters that will be presented for consideration at the special meeting other than as described in this Proxy Statement/Prospectus. However, if any other matters will properly come before the special meeting or any adjournments or postponements thereof and be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The persons named as proxies intend to vote or not to vote in accordance with the recommendation of the management of Premier.


      Riva Bancshares. As of the date of this Proxy Statement/Prospectus, the Riva Bancshares Board knows of no matters that will be presented for consideration at the special meeting other than as described in this Proxy Statement/Prospectus. However, if any other matters will properly come before the special meeting or any adjournments or postponements thereof and be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The persons named as proxies intend to vote or not to vote in accordance with the recommendation of the management of Riva Bancshares.

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE NO.
                                                              --------
FINANCIAL STATEMENTS FOR RIVA BANCSHARES, INC.
  Independent Auditors' Report..............................     F-2
  Balance Sheet as of December 31, 1998.....................     F-3
  Statement of Operations for the period from May 1, 1998
     (date of inception) through December 31, 1998..........     F-4
  Statement of Shareholders' Equity for the period from May
     1, 1998 (date of inception) through December 31,
     1998...................................................     F-5
  Statement of Cash Flows for the period from May 1, 1998
     (date of inception) through December 31, 1998..........     F-6
  Notes to Financial Statements.............................     F-7
  Balance Sheet as of June 30, 1999 (Unaudited).............    F-12
  Statement of Operations for the period from May 1, 1998
     (date of inception) through June 30, 1998 and the Six
     Months Ended June 30, 1999 (Unaudited).................    F-13
  Statement of Shareholders' Equity for the Six Months Ended
     June 30, 1999 (Unaudited)..............................    F-14
  Statement of Cash Flows for the period from May 1, 1998
     (date of inception) through June 30, 1998 and the Six
     Months Ended June 30, 1999 (Unaudited).................    F-15
  Note to Unaudited Financial Statements....................    F-16
FINANCIAL STATEMENTS FOR PREMIER BANCSHARES, INC.
  Independent Auditors' Report..............................    F-17
  Consolidated Balance Sheets as of December 31, 1997 and
     1998...................................................    F-18
  Consolidated Statements of Operations for the Years Ended
     December 31, 1996, 1997 and 1998.......................    F-19
  Consolidated Statements of Shareholders' Equity and
     Comprehensive Income for the Years Ended December 31,
     1996, 1997 and 1998....................................    F-20
  Consolidated Statements of Cash Flows for the Years Ended
     December 31, 1996, 1997 and 1998.......................    F-21
  Notes to Consolidated Financial Statements................    F-22
  Consolidated Balance Sheet as of June 30, 1999
     (Unaudited)............................................    F-36
  Consolidated Statements of Operations for the Six Months
     Ended June 30, 1998 and 1999 (Unaudited)...............    F-37
  Consolidated Statements of Shareholders' Equity and
     Comprehensive Income for the Six Months Ended June 30,
     1999 (Unaudited).......................................    F-38
  Consolidated Statements of Cash Flows for the Six Months
     Ended June 30, 1998 and 1999 (Unaudited)...............    F-39
  Note to Unaudited Consolidated Financial Statements.......    F-40

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Riva Bancshares, Inc.:

We have audited the accompanying balance sheet of Riva Bancshares, Inc., a development stage corporation (the Company), as of December 31, 1998 and the related statements of operations, shareholders' equity, and cash flows for the period May 1, 1998 (date of inception) through December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1998 and the results of its operations and its cash flows for the period May 1, 1998 (date of inception) through December 31, 1998, in conformity with generally accepted accounting principles.

                                          KPMG LLP

St. Louis, Missouri
April 8, 1999, except for note 5 for

  which the date is July 29, 1999

                             RIVA BANCSHARES, INC.
                       (A DEVELOPMENT STAGE CORPORATION)

                                 BALANCE SHEET
                               DECEMBER 31, 1998


                                 ASSETS
Cash........................................................  $   711,515
Other Assets................................................      172,598
                                                              -----------
     Total assets...........................................  $   884,113
                                                              ===========

                  LIABILITIES AND SHAREHOLDERS' EQUITY
Accrued payroll taxes.......................................  $     1,158
Obligation to repurchase common stock.......................        5,650
                                                              -----------
     Total liabilities......................................        6,808
                                                              -----------
Shareholders' equity:
  Series A preferred stock; $0.01 par value; 1,000,000
     shares authorized; 99,900 shares issued and
     outstanding; redemption price of $10.00................      999,000
  Common stock; $0.01 par value; 20,000,000 shares
     authorized; 575,000 shares issued and outstanding......        5,750
  Common stock to be repurchased (565,000 shares at $0.01
     per share).............................................       (5,650)
                                                              -----------
     Common stock outstanding after repurchase..............          100
                                                              -----------
  Deficit accumulated during development stage..............     (121,795)
                                                              -----------
     Total shareholders' equity.............................      877,305
                                                              -----------
     Total liabilities and shareholders' equity.............  $   884,113
                                                              ===========


See accompanying notes to financial statements.

                             RIVA BANCSHARES, INC.
                       (A DEVELOPMENT STAGE CORPORATION)

                            STATEMENT OF OPERATIONS
              FOR THE PERIOD FROM MAY 1, 1998 (DATE OF INCEPTION)
                           THROUGH DECEMBER 31, 1998


Income:
  Interest income...........................................  $    20,508
  Other income..............................................           52
                                                              -----------
          Total income......................................       20,560
                                                              -----------
Expenses:
  Salary and benefits.......................................      120,761
  Other.....................................................       21,594
                                                              -----------
     Total expenses.........................................      142,355
                                                              -----------
     Net loss...............................................  $  (121,795)
                                                              ===========
Basic and diluted loss per share............................  $    (12.18)
                                                              ===========


See accompanying notes to financial statements.

                             RIVA BANCSHARES, INC.
                       (A DEVELOPMENT STAGE CORPORATION)

                       STATEMENT OF SHAREHOLDERS' EQUITY
              FOR THE PERIOD FROM MAY 1, 1998 (DATE OF INCEPTION)
                           THROUGH DECEMBER 31, 1998


                                                                                          DEFICIT
                                                   SERIES A                             ACCUMULATED
                                                PREFERRED STOCK       COMMON STOCK        DURING
                                              -------------------   -----------------   DEVELOPMENT
                                               SHARES     AMOUNT     SHARES    AMOUNT      STAGE        TOTAL
                                              --------   --------   --------   ------   -----------   ----------
Issuance of units...........................   99,900    $999,000    100,000   $1,000           --     1,000,000
Issuance of common stock....................       --          --    475,000    4,750           --         4,750
Common stock to be repurchased..............       --          --   (565,000)  (5,650)          --        (5,650)
Net loss....................................       --          --         --      --      (121,795)     (121,795)
                                               ------    --------   --------   ------   ----------    ----------
Balance, December 31, 1998..................   99,900    $999,000     10,000   $  100     (121,795)      877,305
                                               ======    ========   ========   ======   ==========    ==========


See accompanying notes to financial statements.

                             RIVA BANCSHARES, INC.
                       (A DEVELOPMENT STAGE CORPORATION)

                            STATEMENT OF CASH FLOWS
              FOR THE PERIOD FROM MAY 1, 1998 (DATE OF INCEPTION)
                           THROUGH DECEMBER 31, 1998


Cash flows from operating activities:
  Net loss..................................................  $  (121,795)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Increase in other assets...............................     (172,598)
     Increase in accrued payroll taxes......................        1,158
       Net cash used in operating activities................     (293,235)
Cash flows from financing activities -- proceeds from the
  issuance of units and common stock........................    1,004,750
                                                              -----------
       Net increase in cash.................................      711,515
Cash, beginning of period...................................           --
                                                              -----------
Cash, end of period.........................................  $   711,515
                                                              ===========


See accompanying notes to financial statements.

                             RIVA BANCSHARES, INC.
                       (A DEVELOPMENT STAGE CORPORATION)

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1998

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization

Missouri Holdings, Inc. was incorporated on May 1, 1998 for the purpose of becoming a bank holding company. The name of the corporation was subsequently changed to Riva Bancshares, Inc. (the Company). The Company is in the development stage and will remain in the development stage until the consummation of an acquisition or merger with a banking organization.

Operations through December 31, 1998 relate primarily to expenditures for incorporating and organizing the Company.

  Basis of Presentation

The accompanying financial statements have been prepared on the accrual basis of accounting in conformity with generally accepted accounting principles. The presentation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Organizational Costs

The Company has elected to early adopt the provisions of SOP 98-5, Reporting on the Costs of Start-Up Activities, which requires that start-up costs (including organizational costs) be expensed as incurred.

  Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  Loss Per Share


As the Company has no dilutive instruments, basic loss per share and dilutive loss per share are equal. Basic loss per share is computed by dividing net loss by 10,000, the weighted average number of common shares outstanding during the period after giving effect to the obligation to repurchase 565,000 shares.


  Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

  Stock Options

The Company applies the measurement provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, in accounting for stock options and accordingly, recognizes no compensation expense as the exercise price of stock options equals the market price of the underlying

                             RIVA BANCSHARES, INC.
                       (A DEVELOPMENT STAGE CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

stock at grant date. Pro forma information regarding net income and earnings per share is required by Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation related to stock option grants. At December 31, 1998, the Company had granted no stock options.

  New Accounting Pronouncements

Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income (SFAS 130), which was issued in June 1997, establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. SFAS 130 requires that all items required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements, and requires an enterprise to (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. SFAS 130 is effective for fiscal years beginning after December 15, 1997. The Company has no other comprehensive income for the period from May 1, 1998 (date of inception) through December 31, 1998.

(2)  RELATED PARTY TRANSACTIONS


In 1998, the Company entered into an agreement with T. Stephen Johnson & Associates to provide consulting services during the development stage of the Company. The president of T. Stephen Johnson & Associates is a director of the Company. The consulting agreement provides for a monthly payment of $25,000 until the closing of the offering and a finder's fee for the successful completion of a bank acquisition equal to 1% of the aggregate purchase price, plus reimbursement of expenses. Fees paid to T. Stephen Johnson & Associates for the period from May 1, 1998 (date of inception) through December 31, 1998 amounted to $126,540.


(3)  SHAREHOLDERS' EQUITY

  Sale of Units


In June 1998, the Company sold 100 units to accredited European investors at the price of $10,000 per unit plus a distribution fee of $750 per unit paid by the purchaser to Kelton International Limited. Each unit was comprised of (a) 999 shares of Series A preferred stock, (b) 1,000 shares of common stock, and (c) warrants to purchase 1,000 shares of common stock at the initial public offering price for a period of ten years following the initial public offering.


The net proceeds from the sale of units is being used to provide funding for the operations of the Company during the development stage.


The Series A preferred stock, which the Company contemplates redeeming with a portion of the proceeds of the initial public offering, is non-voting and, at the option of the Company, is redeemable at a cash redemption price of $10 per share.



In July 1999, based on discussions with the underwriters for the initial public offering, the Company agreed to repurchase the 100,000 shares of common stock issued to European investors at $0.01 per share.

                             RIVA BANCSHARES, INC.
                       (A DEVELOPMENT STAGE CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


  Sale of Founders Shares



In August 1998, the Company sold 475,000 shares of common stock to investors as founders shares at $0.01 per share. Such investors include the President and Chief Executive Officer of the Company, certain directors of the Company, T. Stephen Johnson, and other employees of T. Stephen Johnson & Associates. In April 1999, based on discussions with the underwriters for the initial public offering, the Company agreed to repurchase 275,000 founders shares at $0.01 per share and issue 115,798 warrants to certain non-employee investors. In July 1999, the Company agreed to repurchase 290,000 additional founders shares at $0.01 per share.


(4)  INCOME TAXES

For the period May 1, 1998 through December 31, 1998 no income tax expense or benefit has been recognized. The primary reconciling difference between the income tax benefit and the amount of benefit that would be expected by the result of applying the federal statutory rate of 34% to the loss before income taxes for the period from May 1, 1998 (date of inception) through December 31, 1998 is as follows:


Expected federal income tax benefit.........................  $   (41,410)
Establishment of valuation allowance........................       41,410
                                                              -----------
     Income tax expense.....................................  $        --
                                                              ===========


The tax effects of temporary differences that give rise to significant portions of the deferred tax assets at December 31, 1998 are as follows:


Deferred tax assets - net operating loss carryforward.......       41,410
  Less valuation allowance..................................       41,410
                                                              -----------
     Net deferred tax asset.................................  $        --
                                                              ===========


In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon generation of future taxable income during the periods in which those temporary differences become deductible. Management considers projected future taxable income and tax planning strategies in making this assessment. Management does not believe it is more likely than not the Company will realize the benefits of these deductible differences. Accordingly, a valuation allowance has been established for the deferred tax asset.

At December 31, 1998, the Company had a net operating loss carryforward for federal income tax purposes of approximately $140,000, which is available to offset future federal taxable income, if any, through 2013.

(5)  SUBSEQUENT EVENTS

  Acquisition Activity

On May 6, 1999, the Company entered into a definitive agreement with Premier Bancshares, Inc. (Premier), the bank holding company for Premier Bank, located in Jefferson City, Missouri. At December 31, 1998, Premier had consolidated total assets of $57.8 million, loans of $41.2 million, deposits

                             RIVA BANCSHARES, INC.
                       (A DEVELOPMENT STAGE CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


of $48.8 million, and shareholders' equity of $4.4 million. The definitive agreement was amended on July 22 and July 29, 1999. Under the amended agreement, the shareholders of Premier will exchange their shares of common stock, in a tax-free reorganization, for $9.0 million of newly issued shares of common stock of the Company (valued at the initial public offering price of the common stock of the Company). The transaction, which requires the approval of bank regulatory authorities and the shareholders of the Company and Premier, is expected to close in the third quarter of 1999.


  Employment Agreements

The Company and Richard C. Jensen entered into an employment agreement which provides that Mr. Jensen will serve as the President and Chief Executive Officer of the Company and as President and Chief Executive Officer of Premier Bank upon completion of the merger and the initial public offering. Mr. Jensen also serves as a member of the board of directors of the Company and will serve on Premier Bank's board of directors after the closing of the initial public offering. Mr. Jensen's employment agreement has a three-year term and provides for a minimum annual base salary of $250,000. Upon completion of the initial public offering, Mr. Jensen will receive a payment of $150,000. In addition, the Board will issue an option to Mr. Jensen to purchase up to 125,000 shares of common stock at the initial public offering price of the common stock. This option will be exercisable for a period of ten years. After the closing of the initial public offering, in the event of a "change in control" of the Company (as defined in his employment agreement), Mr. Jensen will be entitled to give written notice to the Company of termination of the employment agreement and to receive a cash payment equal to approximately 300% of the compensation received by Mr. Jensen in the one-year period immediately preceding the change in control. In addition, if Mr. Jensen elects to terminate the employment agreement pursuant to a change in control, Mr. Jensen will further be entitled to, in lieu of shares of common stock issuable upon the exercise of options, an amount in cash or common stock equal to the excess of the fair market value of the common stock as of the date of closing of the transaction effecting the change in control over the per share exercise price of the options held by Mr. Jensen, times the number of shares of common stock subject to such options. In the event that the board of directors determines in its sole discretion that the Company is unable to close the initial public offering, then the employment agreement may be terminated by the board of directors at any time during the term of the employment agreement without notice, with the condition that Mr. Jensen will be entitled to liquidated damages in the amount of $250,000.

In connection with the agreement to acquire Premier Bancshares, Inc., the Company has agreed entered into an employment agreement with Bruce W. Wiley, the current President of Premier Bank. Mr. Wiley's employment agreement provides for a five-year term commencing at the closing of the initial public offering. Mr. Wiley's employment agreement provides for an annual base salary of $150,000 and the grant of an option to purchase up to 70,000 shares of Company common stock at the initial public offering price. 30,000 options will be granted under the Company's stock option plan on the same terms as options issued to other members of senior management and will vest over a period of three years. The remaining 40,000 options will be granted on the same terms as those warrants which were issued to certain founders of the Company in April 1998 and will also be exercisable for 10 years. In addition, Mr. Wiley's employment agreement provides that he will serve as a director of the Company and his title following the merger and the initial public offering will be President of the Mid-Missouri Market. In the event of a "change in control" of the Company (as defined in his employment agreement), Mr. Wiley's employment agreement provides that he may elect to give written notice to the Company of termination of his employment agreement and to receive a cash payment equal to approximately 300% of the compensation received by him in the one-year period immediately preceding the change in control.

                             RIVA BANCSHARES, INC.
                       (A DEVELOPMENT STAGE CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

In addition, the Company has also entered into employment agreements with four additional executive officers. All of these employment agreements provide for a three-year term. These employment agreements provide for annual base salaries and the grant of options to purchase up to an aggregate of 110,000 shares at the initial public offering price. These options will be exercisable for a period of ten years.

  Stock Option Plan

On April 29, 1999, the board of directors adopted the 1999 Stock Option Plan (the 1999 Plan) to promote the Company's growth and financial success. Options may be granted under the 1999 Plan to the Company's directors, officers, and employees, as well as certain consultants and advisors. The 1999 Plan contemplates the grant of nonqualified stock options and incentive stock options. The 1999 Plan provides for option grants to purchase up to an aggregate of 500,000 shares of common stock, subject to adjustment under certain circumstances (the Option Shares). The 1999 Plan will expire upon the earlier to occur of: (a) the date on which all Option Shares have been issued upon exercise of options under the 1999 Plan; or (b) the tenth anniversary of the 1999 Plan's effective date. The 1999 Plan will be administered by the board of directors or by a committee appointed by the board and consisting of at least two non-employee board members.

The exercise price of incentive stock options granted under the 1999 Plan will be determined by the board of directors, but will in no event be less than 100% of the market price of one share of common stock on the option grant date. Nonqualified stock options under the 1999 Plan may be granted at an exercise price of no less than 75% of the market price of the common stock on the date of the grant. Vested options under the 1999 Plan may be exercised in whole or in part, but in no event later than 10 years from the grant date. The board of directors may at any time terminate, modify, or amend the 1999 Plan in any respect, except that without shareholder approval the board of directors may not:

- - Increase the number of Option Shares,

- - Extend the period during which options may be granted or exercised,

- - Change the class of 1999 Plan participants, or

- - Otherwise materially modify the requirements as to eligibility for participation in the 1999 Plan.

In no event will the termination, modification, or amendment of the 1999 Plan, without the written consent of an optionee, affect his or her rights under an option or right previously granted him or her. The 1999 Plan must be approved by the Company's shareholders within twelve months from the adoption of the 1999 Plan by the board of directors.

                             RIVA BANCSHARES, INC.
                       (A DEVELOPMENT STAGE CORPORATION)

                                 BALANCE SHEET

                                 JUNE 30, 1999

                                  (UNAUDITED)


                                ASSETS
Cash........................................................  $ 145,746
Other assets................................................    718,215
                                                              ---------
     Total assets...........................................  $ 863,961
                                                              =========

                 LIABILITIES AND SHAREHOLDERS' EQUITY
Accrued payroll taxes.......................................  $   3,550
Obligation to repurchase common stock.......................      2,900
Accrued expenses............................................    228,518
                                                              ---------
     Total liabilities......................................    234,968
                                                              ---------
Shareholders' equity:
  Series A preferred stock; $0.01 par value; 1,000,000
     shares authorized; 99,900 shares issued and
     outstanding; redemption price of $10.00................    999,000
  Common stock; $0.01 par value; 20,000,000 shares
     authorized; 300,000 shares issued and outstanding......      3,000
  Common stock to be repurchased (290,000 shares at $0.01
     per share).............................................     (2,900)
                                                              ---------
     Common stock outstanding after repurchase..............        100
                                                              ---------
  Deficit accumulated during development stage..............   (370,107)
                                                              ---------
     Total shareholders' equity.............................    628,993
                                                              ---------
     Total liabilities and shareholders' equity.............  $ 863,961
                                                              =========


See accompanying note to unaudited financial statements.

                             RIVA BANCSHARES, INC.
                       (A DEVELOPMENT STAGE CORPORATION)

                            STATEMENT OF OPERATIONS

FOR THE PERIOD MAY 1, 1998 (DATE OF INCEPTION) THROUGH JUNE 30, 1998 AND THE SIX
                           MONTHS ENDED JUNE 30, 1999

                                  (UNAUDITED)


                                                                  PERIOD FROM          SIX
                                                                  MAY 1, 1998        MONTHS
                                                              (DATE OF INCEPTION)     ENDED
                                                               THROUGH JUNE 30,     JUNE 30,
                                                                     1998             1999
                                                              -------------------   ---------
Income:
  Interest income...........................................       $     --         $  10,381
  Other income..............................................             --               179
                                                                   --------         ---------
          Total income......................................             --            10,560
                                                                   --------         ---------
Expenses:
  Salary and benefits.......................................             --           227,963
  Other.....................................................             --            30,909
                                                                   --------         ---------
     Total expenses.........................................             --           258,872
                                                                   --------         ---------
     Net loss...............................................       $     --         $(248,312)
                                                                   ========         =========
Basic and diluted loss per share............................       $     --         $  (24.83)
                                                                   ========         =========


See accompanying note to unaudited financial statements.

                             RIVA BANCSHARES, INC.
                       (A DEVELOPMENT STAGE CORPORATION)

                       STATEMENT OF SHAREHOLDERS' EQUITY

                     FOR THE SIX MONTHS ENDED JUNE 30, 1999

                                  (UNAUDITED)


                                                                                           DEFICIT
                                                      SERIES A                           ACCUMULATED
                                                   PREFERRED STOCK      COMMON STOCK       DURING
                                                 -------------------   ---------------   DEVELOPMENT
                                                  SHARES     AMOUNT    SHARES   AMOUNT      STAGE       TOTAL
                                                 --------   --------   ------   ------   -----------   --------
Balance, December 31, 1998.....................   99,900    $999,000   10,000    $100     (121,795)    $877,305
Net loss.......................................       --          --       --      --     (248,312)    (248,312)
                                                  ------    --------   ------    ----     --------     --------
Balance, June 30, 1999.........................   99,900    $999,000   10,000    $100     (370,107)    $628,993
                                                  ======    ========   ======    ====     ========     ========


See accompanying note to unaudited financial statements.

                             RIVA BANCSHARES, INC.
                       (A DEVELOPMENT STAGE CORPORATION)

                            STATEMENT OF CASH FLOWS

FOR THE PERIOD MAY 1, 1998 (DATE OF INCEPTION) THROUGH JUNE 30, 1998 AND THE SIX
                           MONTHS ENDED JUNE 30, 1999

                                  (UNAUDITED)


                                                                  PERIOD FROM               SIX
                                                                  MAY 1, 1998             MONTHS
                                                              (DATE OF INCEPTION)          ENDED
                                                               THROUGH JUNE 30,          JUNE 30,
                                                                     1998                  1999
                                                              -------------------   -------------------
Cash flows from operating activities:
  Net loss..................................................      $       --             $(248,312)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Increase in other assets...............................              --              (317,099)
     Increase in accrued payroll taxes......................              --                 2,392
                                                                  ----------             ---------
       Net cash used in operating activities................              --              (563,019)
Cash provided by (used in) financing activities:
  Proceeds from the issuance of units.......................       1,000,000                    --
  Repurchase of common stock................................              --                (2,750)
                                                                  ----------             ---------
       Net cash provided by (used in) financing
          activities........................................       1,000,000                (2,750)
                                                                  ----------             ---------
     Net increase (decrease) in cash........................       1,000,000              (565,769)
Cash, beginning of period...................................              --               711,515
                                                                  ----------             ---------
Cash, end of period.........................................      $1,000,000             $ 145,746
                                                                  ==========             =========


See accompanying note to unaudited financial statements.

                             RIVA BANCSHARES, INC.
                      (A DEVELOPMENTAL STAGE CORPORATION)

                   NOTE TO THE UNAUDITED FINANCIAL STATEMENTS

                                 JUNE 30, 1999


NOTE A  BASIS OF PRESENTATION

The unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Premier Bancshares, Inc.:

We have audited the accompanying consolidated balance sheets of Premier Bancshares, Inc. and subsidiary (the Company) as of December 31, 1997 and 1998, and the related consolidated statements of operations, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Premier Bancshares, Inc. and subsidiary as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          KPMG LLP

St. Louis, Missouri
February 12, 1999, except for note 17

  for which the date is July 29, 1999

                    PREMIER BANCSHARES, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1998

                                                                 1997          1998
                                                              -----------   ----------
                                        ASSETS
Cash and due from banks.....................................  $   514,002    1,156,049
Interest-bearing deposits...................................      497,540      410,774
Federal funds sold..........................................    1,802,000    5,111,000
                                                              -----------   ----------
     Cash and cash equivalents..............................    2,813,542    6,677,823
Debt and marketable equity securities available-for-sale, at
  fair value................................................    5,417,750    6,477,945
Loans, net..................................................   23,342,301   41,170,698
Premises and equipment, net.................................    1,393,233    2,543,762
Accrued interest receivable.................................      268,335      348,624
Other assets................................................      481,681      536,976
                                                              -----------   ----------
     Total assets...........................................  $33,716,842   57,755,828
                                                              ===========   ==========
                         LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Noninterest-bearing.......................................  $ 1,478,183    2,817,137
  Interest-bearing..........................................   26,874,744   45,998,685
                                                              -----------   ----------
     Total deposits.........................................   28,352,927   48,815,822
Federal Home Loan Bank advances.............................      940,000    3,445,153
Note payable................................................    1,050,000      750,000
Accrued interest payable....................................      115,715      207,529
Other liabilities...........................................       36,616       99,163
                                                              -----------   ----------
     Total liabilities......................................   30,495,258   53,317,667
                                                              -----------   ----------
Commitments and contingencies
Shareholders' equity:
  Common stock, $1 par value, 100,000 shares authorized,
     32,843 and 41,834 shares issued and outstanding in 1997
     and 1998, respectively.................................       32,843       41,834
  Surplus...................................................    3,394,172    4,553,421
  Accumulated deficit.......................................     (213,383)    (191,030)
  Accumulated other comprehensive income....................        7,952       33,936
                                                              -----------   ----------
     Total shareholders' equity.............................    3,221,584    4,438,161
                                                              -----------   ----------
     Total liabilities and shareholders' equity.............  $33,716,842   57,755,828
                                                              ===========   ==========

See accompanying notes to consolidated financial statements.

                    PREMIER BANCSHARES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 YEARS ENDED DECEMBER 31, 1996, 1997, AND 1998

                                                                 1996        1997        1998
                                                              ----------   ---------   ---------
Interest income:
  Interest and fees on loans................................  $1,008,332   1,750,020   2,849,946
  Interest and dividends on debt and marketable equity
     securities.............................................     359,220     356,490     407,387
  Interest on federal funds sold............................      62,763      68,702     182,177
                                                              ----------   ---------   ---------
     Total interest income..................................   1,430,315   2,175,212   3,439,510
                                                              ----------   ---------   ---------
Interest expense:
  Interest on deposits......................................     855,131   1,253,198   1,884,612
  Interest on Federal Home Loan Bank advances...............          --      21,905     132,748
  Interest on note payable..................................      27,744      33,975      72,140
                                                              ----------   ---------   ---------
     Total interest expense.................................     882,875   1,309,078   2,089,500
                                                              ----------   ---------   ---------
     Net interest income....................................     547,440     866,134   1,350,010
Provision for loan losses...................................      80,582     112,279     291,734
                                                              ----------   ---------   ---------
     Net interest income after provision for loan losses....     466,858     753,855   1,058,276
                                                              ----------   ---------   ---------
Noninterest income:
  Service charges on deposits...............................      18,889      34,930      58,958
  Loss on sale of securities, net...........................          --        (210)         --
  Gain on sale of loans, net................................      16,922      26,270      70,055
  Other noninterest income..................................      11,461      28,314      39,504
                                                              ----------   ---------   ---------
     Total noninterest income...............................      47,272      89,304     168,517
                                                              ----------   ---------   ---------
Noninterest expense:
  Salaries and employee benefits............................     298,307     354,371     598,308
  Occupancy and equipment expense...........................      82,030     118,965     188,108
  Other noninterest expense.................................     247,024     262,315     409,498
                                                              ----------   ---------   ---------
     Total noninterest expense..............................     627,361     735,651   1,195,914
                                                              ----------   ---------   ---------
     Income (loss) before income tax expense................    (113,231)    107,508      30,879
Income tax expense..........................................          --      10,613       8,526
                                                              ----------   ---------   ---------
     Net income (loss)......................................  $ (113,231)     96,895      22,353
                                                              ==========   =========   =========
Basic and diluted earnings (loss) per share.................  $    (3.54)       2.99        0.55
                                                              ==========   =========   =========

See accompanying notes to consolidated financial statements.

                    PREMIER BANCSHARES, INC. AND SUBSIDIARY

    CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME
                 YEARS ENDED DECEMBER 31, 1996, 1997, AND 1998

                                                                                        ACCUMULATED
                                                                                           OTHER
                                     COMMON STOCK                             ACCU-       COMPRE-         TOTAL
                                   ----------------               TREASURY   MULATED      HENSIVE     SHAREHOLDERS'
                                   SHARES   AMOUNT     SURPLUS     STOCK     DEFICIT      INCOME         EQUITY
                                   ------   -------   ---------   --------   --------   -----------   -------------
Balance at December 31, 1995.....  35,020   $35,020   3,605,580   (307,530)  (189,517)     47,633       3,191,186
Retirement of treasury stock.....  (3,000)   (3,000)   (304,530)   307,530         --          --              --
Transfer from accumulated deficit
  to surplus.....................      --        --       7,530         --     (7,530)         --              --
Comprehensive income:
  Net loss.......................      --        --          --         --   (113,231)         --        (113,231)
  Other comprehensive income --
    change in unrealized gain
    (loss) on securities
    available-for-sale, net of
    tax..........................      --        --          --         --         --     (61,756)        (61,756)
                                                                                                        ---------
    Total comprehensive income...                                                                        (174,987)
                                   ------   -------   ---------   --------   --------     -------       ---------
Balance at December 31, 1996.....  32,020    32,020   3,308,580         --   (310,278)    (14,123)      3,016,199
Issuance of common stock.........     823       823      85,592         --         --          --          86,415
Comprehensive income:
  Net income.....................      --        --          --         --     96,895          --          96,895
  Other comprehensive income --
    change in unrealized gain
    (loss) on securities
    available-for-sale, net of
    tax and reclassification
    amount.......................      --        --          --         --         --      22,075          22,075
                                                                                                        ---------
    Total comprehensive income...                                                                         118,970
                                   ------   -------   ---------   --------   --------     -------       ---------
Balance at December 31, 1997.....  32,843    32,843   3,394,172         --   (213,383)      7,952       3,221,584
Issuance of common stock.........   9,231     9,231   1,190,799         --         --          --       1,200,030
Purchase of treasury stock.......      --        --          --    (31,790)        --          --         (31,790)
Retirement of treasury stock.....    (240)     (240)    (31,550)    31,790         --          --              --
Comprehensive income:
  Net income.....................      --        --          --         --     22,353          --          22,353
  Other comprehensive income --
    change in unrealized gain
    (loss) on securities
    available-for-sale, net of
    tax..........................      --        --          --         --         --      25,984          25,984
                                                                                                        ---------
    Total comprehensive income...                                                                          48,337
                                   ------   -------   ---------   --------   --------     -------       ---------
Balance at December 31, 1998.....  41,834   $41,834   4,553,421         --   (191,030)     33,936       4,438,161
                                   ======   =======   =========   ========   ========     =======       =========

See accompanying notes to consolidated financial statements.

                    PREMIER BANCSHARES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 YEARS ENDED DECEMBER 31, 1996, 1997, AND 1998

                                                                  1996          1997           1998
                                                              ------------   -----------   ------------
Cash flows from operating activities:
  Net income (loss).........................................  $   (113,231)  $    96,895   $     22,353
  Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities:
    Depreciation and amortization...........................        59,405        73,823        115,188
    Provision for loan losses...............................        80,582       112,279        291,734
    Loss on sale of securities..............................            --           210             --
    Gain on sale of loans, net..............................       (16,922)      (26,270)       (70,055)
    Increase in accrued interest receivable.................       (15,438)      (83,205)       (80,289)
    Increase in accrued interest payable....................        25,100        29,768         91,814
    Increase in other assets................................        (3,459)     (459,880)       (55,295)
    Other, net..............................................        (9,877)       43,701         49,161
  Originations of loans held for sale.......................    (1,705,300)   (2,060,385)    (6,194,486)
  Proceed from sales of loans held for sale.................     1,722,222     2,086,655      6,041,376
                                                              ------------   -----------   ------------
      Net cash provided by (used in) operating activities...        23,082      (186,409)       211,501
                                                              ------------   -----------   ------------
Cash flows from investing activities:
  Proceeds from sales of debt and marketable equity
    securities available-for-sale...........................            --       553,120             --
  Proceeds from maturities and principal payments on debt
    and marketable equity securities available-for-sale.....     1,726,054     2,564,969      3,542,196
  Purchases of debt and marketable equity securities
    available-for-sale......................................    (2,693,239)   (2,260,555)    (4,575,742)
  Net increase in loans.....................................    (9,022,096)   (8,249,077)   (17,896,966)
  Purchases of premises and equipment, net..................      (709,899)      (67,658)    (1,252,996)
                                                              ------------   -----------   ------------
      Net cash used in investing activities.................   (10,699,180)   (7,459,201)   (20,183,508)
                                                              ------------   -----------   ------------
Cash flows from financing activities:
  Net increase in deposits..................................    10,761,404     6,084,663     20,462,895
  Federal Home Loan Bank advances...........................            --     1,940,000      2,805,000
  Principal payments on Federal Home Loan Bank advances.....            --    (1,000,000)      (299,847)
  Proceeds from note payable................................            --     1,050,000             --
  Repayment of note payable.................................            --      (300,000)      (300,000)
  Purchase of treasury stock................................            --            --        (31,790)
  Proceeds from sale of common stock........................            --        86,415      1,200,030
                                                              ------------   -----------   ------------
      Net cash provided by financing activities.............    10,761,404     7,861,078     23,836,288
                                                              ------------   -----------   ------------
      Net increase in cash and cash equivalents.............        85,306       215,468      3,864,281
Cash and cash equivalents at beginning of year..............     2,512,768     2,598,074      2,813,542
                                                              ------------   -----------   ------------
Cash and cash equivalents at end of year....................  $  2,598,074   $ 2,813,542   $  6,677,823
                                                              ============   ===========   ============
Supplemental information -- interest paid...................  $    857,775   $ 1,279,310   $  1,997,686
                                                              ============   ===========   ============

See accompanying notes to consolidated financial statements.

                    PREMIER BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1996, 1997, AND 1998

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Premier Bancshares, Inc. provides a full range of banking services to corporate and individual customers throughout Jefferson City and Columbia, Missouri, through its wholly owned subsidiary, Premier Bank (the Bank). Premier Bancshares, Inc. and the Bank (the Company), which operate as a single business segment, are subject to competition from other financial and nonfinancial institutions providing financial products in these Missouri markets. Additionally, the Company is subject to the regulations of certain federal and state agencies and undergoes periodic examinations by those regulatory agencies.

The accounting and reporting policies of the Company conform, in all material respects, to generally accepted accounting principles within the banking industry.

The more significant of the Company's accounting policies are set forth below:

     Use of Estimates

     The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions, including the determination of the allowance for loan losses, that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results differ from those estimates.

     Principles of Consolidation

     The consolidated financial statements include the accounts of Premier Bancshares, Inc. and the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

     Cash and Cash Equivalents

     For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash, due from banks, interest-bearing deposits, and federal funds sold.

     Investment Securities

     At the time of purchase for the periods covered, all debt and equity securities were classified as available-for-sale. Unrealized gains and losses, net of tax, are excluded from earnings and reported as accumulated other comprehensive income, a separate component of shareholders' equity, until realized. A decline in the market value of any security below cost that is deemed other than temporary results in a charge to earnings and the establishment of a new cost basis for the security.

     Premiums and discounts are amortized or accreted over the lives of the respective securities as an adjustment to yield using the interest method. Dividend and interest income is recognized when earned. Realized gains and losses are included in earnings and are derived using the specific-identification method for determining the cost of securities sold.

     The Bank, as a member of the Federal Home Loan Bank System administered by the Federal Housing Finance Board, is required to maintain an investment in the capital stock of the Federal Home Loan Bank (FHLB) in an amount equal to the greater of 1% of the Bank's total mortgage-related assets at the beginning of each year, 0.3% of the Bank's total assets at the beginning of each

                    PREMIER BANCSHARES, INC. AND SUBSIDIARY
     year, or 5% of advances from the FHLB to the Bank. This investment is recorded at cost which represents redemption value.

     Loans

     Interest on loans is credited to income based upon the principal amount outstanding. The recognition of interest income is discontinued when, in management's judgment, the interest will not be collectible in accordance with the contractual terms of the loan agreement or when either principal or interest is past due over 90 days. Subsequent payments received on such loans are applied to principal if there is any doubt as to the collectibility of such principal; otherwise, such receipts are recorded as interest income. Loans are returned to accrual status when management believes full collectibility of principal and interest is expected.

     A loan is considered impaired when it is probable the Company will be unable to collect all amounts due -- both principal and interest -- according to the contractual terms of the loan agreement. When measuring impairment, the expected future cash flows of an impaired loan are discounted at the loan's effective interest rate. Alternatively, impairment is measured by reference to an observable market price, if one exists, or the fair value of the collateral for a collateral-dependent loan. Regardless of the historical measurement method used, the Company measures impairment based on the fair value of the collateral when foreclosure is probable. Additionally, impairment of a restructured loan is measured by discounting the total expected future cash flows at the loan's effective rate of interest as stated in the original loan agreement. The Company uses its nonaccrual policy for recognizing interest income on impaired loans.

     The Company originates certain loans which are sold in the secondary mortgage market. These long-term, fixed-rate loans are sold on a note-by-note basis. Immediately upon locking in an interest rate, the Company enters into an agreement to sell the mortgage loan without recourse. The Company allocates the entire cost of loans originated to the mortgage loans, as the Company does not retain servicing. These loans held for sale are included in loans, net in the consolidated balance sheets.

     The allowance for loan losses is available to absorb loan charge-offs. The allowance is increased by provisions charged to expense and reduced by loan charge-offs less recoveries. The provision charged to expense is that amount which management believes is sufficient to bring the balance of the allowance for loan losses to a level adequate to absorb potential loan losses, based on their knowledge and evaluation of the current loan portfolio and the current economic environment in which the borrowers of the Bank operate.

     Management believes the allowance for loan losses is adequate to absorb losses in the loan portfolio. While management uses available information to recognize loan losses, future additions to the allowance may be necessary based on changes in economic conditions and changes in the financial condition of borrowers. Additionally, regulatory agencies, as an integral part of the examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to increase its allowance for loan losses based on their judgments and interpretations about information available to them at the time of their examinations.

     Premises and Equipment

     Premises and equipment are stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets, which is 50 years for buildings, and range from 3 to 10 years for furniture, fixtures, and equipment. Property additions and betterments are capitalized, while maintenance and repairs which do not extend the useful life of the asset are expensed as incurred.

                    PREMIER BANCSHARES, INC. AND SUBSIDIARY

     Income Taxes

     Premier Bancshares, Inc. and the Bank file consolidated income tax returns.

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period which includes the enactment date.

     Treasury Stock

     The purchase of the Company's common stock is recorded at cost. Upon subsequent reissuance or retirement, the treasury stock account is reduced by the average cost basis of such common stock.

     Earnings (Loss) Per Share

     As the Company has no dilutive instruments, basic earnings (loss) per share and dilutive earnings (loss) per share are equal. Basic earnings (loss) per share is computed by dividing net income (loss) by 32,020, 32,375, and 40,443, the weighted average number of common shares outstanding during 1996, 1997, and 1998, respectively.

     Financial Instruments

     Financial instruments are defined as cash, evidence of an ownership interest in any entity, or a contract that both imposes on one entity a contractual obligation to deliver cash or another financial instrument to a second entity, and conveys to that second entity a contractual right to receive cash or another financial instrument from the first entity.

     Impairment of Long-Lived Assets

     Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flow expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

     Comprehensive Income

     The Company adopted Statement of Financial Accounting Standards (SFAS) No. 130, Reporting Comprehensive Income, during 1998. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. SFAS No. 130 requires that all items required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements, and requires an enterprise to (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. The

                    PREMIER BANCSHARES, INC. AND SUBSIDIARY

     Company reports comprehensive income in the consolidated statements of shareholders' equity and comprehensive income. The adoption of SFAS No. 130 did not have an effect on the financial position or results of operations of the Company.

(2)  REGULATORY RESTRICTIONS AND CAPITAL REQUIREMENTS

The Bank is subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines, the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification of the Bank are subject to qualitative judgments by the regulators about components, risk-weightings, and other factors. As of December 31, 1997 and 1998, without prior approval of the regulatory banking authorities, the Bank was unable to pay cash dividends on its common stock.

Quantitative measures established by regulations to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital to risk-weighted assets, and of Tier I capital to adjusted average assets. Management believes, as of December 31, 1998, the Bank meets all capital and adequacy requirements to which it is subject.

The Bank is also subject to the regulatory framework for prompt corrective action. The Bank's most recent notification from the Federal Deposit Insurance Corporation, dated November 30, 1998, categorized it as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I to adjusted average assets ratios as set forth in the following table. There are no obligations or events since November 30, 1998 that management believes have changed the Bank's category.

The actual and required capital amounts and ratios for the Bank as of December 31, 1997 and 1998 are as follows (dollars in thousands):

                                                                                  REQUIREMENTS TO
                                                                    CAPITAL       BE CLASSIFIED AS
                                                    ACTUAL        REQUIREMENTS    WELL CAPITALIZED
                                                --------------   --------------   ----------------
                                                AMOUNT   RATIO   AMOUNT   RATIO   AMOUNT    RATIO
                                                ------   -----   ------   -----   -------   ------
    1997:
      Total capital (to risk-weighted
         assets)..............................  $4,425   23.51%  $1,505   8.00%   $1,882    10.00%
      Tier I capital (to risk-weighted
         assets)..............................   4,215   22.40      753   4.00     1,129     6.00
      Tier I capital (to average assets)......   4,215   13.20      958   3.00     1,596     5.00
                                                ======   =====   ======   ====    ======    =====

                                                                                  REQUIREMENTS TO
                                                                    CAPITAL       BE CLASSIFIED AS
                                                    ACTUAL        REQUIREMENTS    WELL CAPITALIZED
                                                --------------   --------------   ----------------
                                                AMOUNT   RATIO   AMOUNT   RATIO   AMOUNT    RATIO
                                                ------   -----   ------   -----   -------   ------
    1998:
      Total capital (to risk-weighted
         assets)..............................  $5,513   13.24%  $3,330   8.00%   $4,163    10.00%
      Tier I capital (to risk-weighted
         assets)..............................   5,074   12.19    1,665   4.00     2,498     6.00
      Tier I capital (to average assets)......   5,074    9.09    1,675   3.00     2,792     5.00
                                                ======   =====   ======   ====    ======    =====

                    PREMIER BANCSHARES, INC. AND SUBSIDIARY

(3)  DEBT AND MARKETABLE EQUITY SECURITIES

The amortized cost and fair values of debt and marketable equity securities available-for-sale at December 31, 1997 and 1998 are as follows:

                                                                             1997
                                                       ------------------------------------------------
                                                                      GROSS        GROSS
                                                       AMORTIZED    UNREALIZED   UNREALIZED     FAIR
                                                          COST        GAINS        LOSSES       VALUE
                                                       ----------   ----------   ----------   ---------
    Debt securities:
      U.S. Treasury securities.......................  $  759,840      5,743           --       765,583
      U.S. Government corporations and agencies......   3,753,039      8,394       (3,689)    3,757,744
      Obligations of state and political
         subdivisions................................     358,748      3,286         (938)      361,096
      Mortgage-backed securities.....................     454,575      2,671       (3,419)      453,827
                                                       ----------     ------       ------     ---------
                                                        5,326,202     20,094       (8,046)    5,338,250
                                                       ----------     ------       ------     ---------
    Marketable equity securities:
      Federal Home Loan Bank stock...................      77,000         --           --        77,000
      Other..........................................       2,500         --           --         2,500
                                                       ----------     ------       ------     ---------
                                                           79,500         --           --        79,500
                                                       ----------     ------       ------     ---------
                                                       $5,405,702     20,094       (8,046)    5,417,750
                                                       ==========     ======       ======     =========

                                                                        1998
                                                 ---------------------------------------------------
                                                                 GROSS         GROSS
                                                 AMORTIZED     UNREALIZED    UNREALIZED      FAIR
                                                    COST         GAINS         LOSSES        VALUE
                                                 ----------    ----------    ----------    ---------
Debt securities:
  U.S. Treasury securities.....................  $  506,230       6,580            --        512,810
  U.S. Government corporations and agencies....   4,860,592      35,828        (2,773)     4,893,647
  Obligations of state and political
     subdivisions..............................     359,279      10,880            --        370,159
  Mortgage-backed securities...................     524,525       3,355        (2,451)       525,429
                                                 ----------      ------        ------      ---------
                                                  6,250,626      56,643        (5,224)     6,302,045
                                                 ----------      ------        ------      ---------
Marketable equity securities:
  Federal Home Loan Bank stock.................     173,400          --            --        173,400
  Other........................................       2,500          --            --          2,500
                                                 ----------      ------        ------      ---------
                                                    175,900          --            --        175,900
                                                 ----------      ------        ------      ---------
                                                 $6,426,526      56,643        (5,224)     6,477,945
                                                 ==========      ======        ======      =========

                    PREMIER BANCSHARES, INC. AND SUBSIDIARY

The amortized cost and fair values of debt securities available-for-sale at December 31, 1997 and 1998, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers have the right to repay obligations with or without prepayment penalties.

                                                        1997                       1998
                                               -----------------------    ----------------------
                                               AMORTIZED       FAIR       AMORTIZED      FAIR
                                                  COST         VALUE        COST         VALUE
                                               ----------    ---------    ---------    ---------
Due in one year or less......................  $  499,372      499,807      750,225      753,273
Due after one year through five years........   3,765,535    3,770,534    2,231,764    2,091,082
Due after five years through ten years.......   1,061,295    1,067,909    3,010,558    3,202,383
Due after ten years..........................          --           --      258,079      255,307
                                               ----------    ---------    ---------    ---------
                                               $5,326,202    5,338,250    6,250,626    6,302,045
                                               ==========    =========    =========    =========

Debt and marketable equity securities with carrying values aggregating $1,464,302 and $1,369,034 at December 31, 1997 and 1998, respectively, were pledged to secure public funds and for other purposes as required or permitted by law.

(4)  LOANS

The composition of the loan portfolio at December 31, 1997 and 1998 is as follows:

                                                                 1997           1998
                                                              -----------    ----------
Commercial..................................................  $ 2,905,207     5,292,128
Real estate.................................................   19,329,657    34,465,883
Installment and others......................................    1,317,437     1,618,363
Loans held for sale.........................................           --       233,165
                                                              -----------    ----------
                                                               23,552,301    41,609,539
Allowance for loan losses...................................     (210,000)     (438,841)
                                                              -----------    ----------
     Loans, net.............................................  $23,342,301    41,170,698
                                                              ===========    ==========

The Bank grants commercial, residential mortgage, and installment loans to customers primarily in their service area of Jefferson City and Columbia, Missouri. The Company has a diversified loan portfolio, with no particular concentration of credit in any one economic sector in this service area; however, a substantial portion of the portfolio is concentrated in and secured by real estate. The ability of the Company's borrowers to honor their contractual obligations is dependent upon the local economies and their effect on the real estate market.

Following is a summary of activity for the year ended December 31, 1998, of loans to executive officers and directors or to entities in which such individuals had beneficial interest as shareholders, officers, or directors. Such loans were made in the normal course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility.

Balance at December 31, 1997................................  $273,332
New loans...................................................   886,100
Payments received...........................................  (654,098)
                                                              --------
Balance at December 31, 1998................................  $505,334
                                                              ========

                    PREMIER BANCSHARES, INC. AND SUBSIDIARY

Transactions in the allowance for loan losses for the years ended December 31, 1996, 1997, and 1998 are summarized as follows:

                                                                    1996      1997      1998
                                                                  --------   -------   -------
    Balance at January 1........................................  $ 63,430   120,000   210,000
    Provision charged to expense................................    80,582   112,279   291,734
    Loans charged-off...........................................   (24,012)  (22,641)  (64,643)
    Recoveries of loans previously charged-off..................        --       362     1,750
                                                                  --------   -------   -------
    Balance at December 31......................................  $120,000   210,000   438,841
                                                                  ========   =======   =======

A summary of impaired loans at December 31, 1997 and 1998 follows:

                                                                    1997      1998
                                                                  --------   ------
    Nonaccrual loans............................................  $161,234   94,072
    Impaired loans continuing to accrue interest................        --       --
                                                                  --------   ------
         Total impaired loans...................................  $161,234   94,072
                                                                  ========   ======
    Allowance for losses on impaired loans......................  $ 27,532   24,072
    Impaired loans with no related allowance for loan losses....        --       --
                                                                  ========   ======

The average balance of impaired loans during 1997 and 1998 was $82,690 and $158,233, respectively.

There were no nonaccrual or impaired loans as of and for the year ended December 31, 1996. A summary of interest income on nonaccrual and other impaired loans for 1997 and 1998 is as follows:

                                                                              IMPAIRED LOANS
                                                                 NONACCRUAL    CONTINUING TO
                                                                   LOANS      ACCRUE INTEREST   TOTAL
                                                                 ----------   ---------------   -----
    1997:
      Income recognized........................................    $   --             --           --
      Interest income had interest accrued.....................     7,399             --        7,399
                                                                   ======          =====        =====
    1998:
      Income recognized........................................    $   --             --           --
      Interest income had interest accrued.....................     7,650             --        7,650
                                                                   ======          =====        =====

(5)  PREMISES AND EQUIPMENT

A summary of premises and equipment at December 31, 1997 and 1998 is as follows:

                                                                     1997        1998
                                                                  ----------   ---------
    Land........................................................  $  400,000     650,000
    Buildings...................................................     872,839   1,552,925
    Furniture, fixtures, and equipment..........................     236,578     545,114
                                                                  ----------   ---------
                                                                   1,509,417   2,748,039
    Less accumulated depreciation...............................     116,184     204,277
                                                                  ----------   ---------
                                                                  $1,393,233   2,543,762
                                                                  ==========   =========

Amounts charged to occupancy expense for depreciation aggregated $43,769, $60,193, and $102,467 for the years ended December 31, 1996, 1997, and 1998, respectively.

                    PREMIER BANCSHARES, INC. AND SUBSIDIARY

At December 31, 1998, the Bank had entered into an operating lease for a facility which begins in February 2000 and expires in 2005. Minimum future lease payments required are as follows:

    Year ending December 31:
      1999......................................................  $     --
      2000......................................................    24,475
      2001......................................................    26,700
      2002......................................................    26,700
      2003......................................................    26,700
      2004 and thereafter.......................................    28,925
                                                                  --------
                                                                  $133,500
                                                                  ========

(6)  INTEREST-BEARING DEPOSITS

A summary of interest-bearing deposits at December 31, 1997 and 1998 is as follows:

                                                                     1997          1998
                                                                  -----------   ----------
    NOW and money market demand accounts........................  $ 3,008,584    6,080,659
    Savings.....................................................    6,091,624   12,454,092
    Other time deposits:
      Less than $100,000........................................   11,490,200   16,267,823
      $100,000 and over.........................................    6,284,336   11,196,111
                                                                  -----------   ----------
                                                                  $26,874,744   45,998,685
                                                                  ===========   ==========

Interest expense on deposits for the years ended December 31, 1996, 1997, and 1998 is summarized as follows:

                                                                  1996       1997        1998
                                                                --------   ---------   ---------
    NOW and money market demand accounts......................  $ 80,291     123,663     171,269
    Savings...................................................    86,675     242,812     401,601
    Other time deposits.......................................   688,165     886,723   1,311,742
                                                                --------   ---------   ---------
                                                                $855,131   1,253,198   1,884,612
                                                                ========   =========   =========

The maturities of other time deposits at December 31, 1998 are show below. Expected maturities may differ from contractual maturities because depositors may redeem deposits early.

    Due in three months or less.................................  $ 7,032,398
    Due in greater than three months through one year...........   13,901,527
    Due in greater than one year through three years............    5,550,580
    Due in greater than three years.............................      979,429
                                                                  -----------
                                                                  $27,463,934
                                                                  ===========

                    PREMIER BANCSHARES, INC. AND SUBSIDIARY

(7)  FEDERAL HOME LOAN BANK ADVANCES

At December 31, 1998 and 1997, the Bank has fixed rate advances outstanding with the Federal Home Loan Bank of Des Moines, with stated maturities as follows:

                                                     1997                    1998
                                              -------------------    ---------------------
                                                         WEIGHTED                 WEIGHTED
                                                         INTEREST       1998      INTEREST
                                               AMOUNT      RATE        AMOUNT       RATE
                                              --------   --------    ----------   --------
Due in one year or less.....................  $500,000     6.02%     $  250,000     6.18%
Due after five years........................   440,000     6.43       3,195,153     5.70
                                              --------     ====      ----------     ====
                                              $940,000               $3,445,153
                                              ========               ==========

The Bank maintains an $8.3 million line of credit with the FHLB and had availability under that line of $4.9 million at December 31, 1998.

FHLB advances are secured under a blanket agreement which assigns all FHLB stock and one-to-four family mortgage loans equal to 130% of the outstanding advance balance.

(8)  NOTE PAYABLE

The note payable at December 31, 1998 is a term loan between the Company and an unaffiliated financial institution which bears interest at the prime rate (7.75% at December 31, 1998), is due on November 15, 1999, and is secured by 35,020 common shares of the Bank.

(9)  OTHER COMPREHENSIVE INCOME

The Company's other comprehensive income included the following components:

                                                                   1996       1997      1998
                                                                 --------    ------    ------
    Net realized and unrealized gain (loss) on securities
      available-for-sale, net of tax.........................    $(61,756)   22,214    25,984
    Less adjustment for net securities loss realized in net
      income, net of tax.....................................          --      (139)       --
                                                                 --------    ------    ------
                                                                 $(61,756)   22,075    25,984
                                                                 ========    ======    ======

(10)  INCOME TAXES

The components of income tax expense for the years ended December 31, 1996, 1997, and 1998 are as follows:

                                                                  1996       1997       1998
                                                                --------    -------    ------
    Current expense:
      Federal...............................................    $     --      8,926        --
      State.................................................          --      1,687     8,526
      Increase(decrease)in the beginning of the year balance
         of the valuation allowance for deferred tax
         assets.............................................      42,895    (39,038)   (6,416)
    Deferred -- federal.....................................     (42,895)    39,038     6,416
                                                                --------    -------    ------
                                                                $     --     10,613     8,526
                                                                ========    =======    ======

                    PREMIER BANCSHARES, INC. AND SUBSIDIARY

A reconciliation of expected income tax expense to federal income tax expense, computed by applying the federal statutory rate of 34% to income (loss) before income tax expense for the years ended December 31, 1996, 1997, and 1998 to reported income tax expense, is as follows:

                                                           1996       1997       1998
                                                         --------   --------   --------
Income tax expense (benefit) at statutory rate.........  $(38,499)  $ 36,553   $ 10,499
Increase (decrease) in income taxes resulting from:
  State income tax, net of federal income tax
     benefit...........................................        --      1,113      5,627
  Officer's life insurance -- book to tax treatment....        --        861     (4,222)
  Change in the beginning of the year balance of the
     valuation allowance for deferred tax assets
     allocated to income tax expense...................    42,895    (39,038)    (6,416)
  Other, net...........................................    (4,396)    11,124      3,038
                                                         --------   --------   --------
     Income tax expense................................  $     --   $ 10,613   $  8,526
                                                         ========   ========   ========

The tax effect of temporary differences which give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 and 1998 are presented below:

                                                                1997       1998
                                                              --------   --------
Deferred tax assets:
  Book provision for loan loss in excess of tax.............  $ 54,143   $126,213
  Deferred compensation.....................................       849      3,818
  Available-for-sale securities market valuation............     4,096     17,483
  Organizational costs......................................    10,258      5,862
  Net operating loss carryforward...........................    71,545     16,503
                                                              --------   --------
     Gross deferred tax assets..............................   140,891    169,879
  Less valuation allowance..................................   (63,311)   (56,895)
                                                              --------   --------
     Net deferred tax assets, net...........................    77,580    112,984
                                                              --------   --------
Deferred tax liabilities:
  Premises and equipment, basis.............................   (25,791)   (51,299)
  Accrual to cash conversion for book to tax accounting
     methods................................................   (44,638)   (41,717)
  Other.....................................................    (3,055)    (2,486)
                                                              --------   --------
     Total gross deferred tax liabilities...................   (73,484)   (95,502)
                                                              --------   --------
     Net deferred tax assets................................  $  4,096   $ 17,482
                                                              ========   ========

At December 31, 1998, the Company has net operating loss carryforwards (NOLs) of approximately $50,000. Their utilization is subject to annual limitations. The NOLs for the Company at December 31, 1998 expire during 2009 through 2011.

The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. A valuation allowance is provided on deferred tax assets when it is more likely than not that some portion of the assets will not be realized. The valuation allowance for deferred tax assets as of December 31, 1996 was $102,349. The net change in the total valuation allowance for the years ended December 31, 1997 and 1998 was a decrease of $39,038 and $6,416, respectively.

                    PREMIER BANCSHARES, INC. AND SUBSIDIARY

(11)  EMPLOYEE BENEFITS

During 1997, the Company adopted a SIMPLE IRA for all employees meeting certain eligibility requirements. An eligible employee may make a salary reduction election, expressed as a percentage of compensation, not to exceed $6,000 for any calendar year. The Company makes contributions to the plan equal to the employees' salary reduction contributions up to a limit of 3% of the employee's compensation for the calendar year subject to certain provisions which could reduce such contributions. All contributions are fully vested and nonforfeitable; there are no withdrawal restrictions, and no cost or penalty for transfer to another IRA. Employer matching contributions to the plan totaled $4,232 and $8,239 in 1997 and 1998, respectively.

In 1997, the Company's Board entered into a Director Deferred Fee Agreement (Agreement) with five of the six Directors and one Company officer; the Agreement provides the participants with the opportunity to defer fees and to accumulate assets for retirement. The Board has determined that it is in the best interest of the Company to recover the cost of the benefit obligations by purchasing life insurance. These life insurance policies are owned by the Company and are designed to insure against the contingent liability associated with the premature death of any of the Directors. The Company did not make any contributions related to the Agreement during 1998. The current surrender value of the life insurance policies, included in other assets in the consolidated balance sheets, totaled $452,468 and $473,621 at December 31, 1997 and 1998, respectively. The accrued benefit obligations totaled $2,496 and $11,232 at December 31, 1997 and 1998, respectively, and is included in other liabilities in the consolidated balance sheets.

(12)  OTHER NONINTEREST EXPENSE

Other noninterest expense for the years ended December 31, 1996, 1997, and 1998 are as follows:

                                                           1996       1997       1998
                                                         --------   --------   --------
Data processing........................................  $ 25,599   $ 49,911   $ 61,502
Professional services..................................    42,206     26,826     44,927
Directors' fees........................................     5,300      8,650     38,000
Advertising............................................    45,376     25,484     51,706
Postage and supplies...................................    22,670     20,075     50,231
Other..................................................   105,873    131,369    163,132
                                                         --------   --------   --------
                                                         $247,024   $262,315   $409,498
                                                         ========   ========   ========

(13)  COMMITMENTS AND CONTINGENCIES

During the normal course of business, various legal claims have arisen which, in the opinion of management, will not result in any material liability to the Company.

(14)  DISCLOSURES ABOUT FINANCIAL INSTRUMENTS

The Bank issues financial instruments with off-balance sheet risk in the normal course of the business of meeting the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments may involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets.

The contractual amounts of these instruments reflect the extent of involvement the Bank has in such particular classes of financial instruments.

                    PREMIER BANCSHARES, INC. AND SUBSIDIARY

The exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of such instruments. The Bank uses the same credit policies in making commitments and conditional obligations as they do for on-balance-sheet financial instruments included in the consolidated balance sheets. Following is a summary of off-balance-sheet financial instruments at December 31, 1997 and 1998, respectively:

                                                                 1997         1998
                                                              ----------   ----------
Financial instruments whose contractual amounts represent:
  Commitments to extend credit..............................  $3,940,969    6,937,356
  Standby letters of credit.................................      53,985       53,148
                                                              ----------   ----------
     Total off-balance-sheet financial instruments..........  $3,994,954    6,990,504
                                                              ==========   ==========

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. At December 31, 1998, $1,461,268 represent fixed rate loan commitments. Since certain of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies, but is generally residential or income-producing commercial property, inventory, accounts receivable, or equipment.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

(15)  PARENT COMPANY FINANCIAL INFORMATION

Condensed balance sheets as of December 31, 1997 and 1998 and the related condensed schedules of operations and cash flows for the years ended December 31, 1996, 1997, and 1998 of the Company (parent company only) are as follows:

                            CONDENSED BALANCE SHEETS

                                                                 1997        1998
                                                              ----------   ---------
Assets:
  Cash......................................................  $   39,903      39,879
  Investment in Bank........................................   4,227,653   5,107,802
  Other assets..............................................      17,297      47,917
                                                              ----------   ---------
     Total assets...........................................  $4,284,853   5,195,598
                                                              ==========   =========
Liabilities:
  Note payable..............................................  $1,050,000     750,000
  Other liabilities.........................................      13,269       7,437
                                                              ----------   ---------
     Total liabilities......................................   1,063,269     757,437
Total shareholders' equity..................................   3,221,584   4,438,161
                                                              ----------   ---------
     Total liabilities and shareholders' equity.............  $4,284,853   5,195,598
                                                              ==========   =========

                    PREMIER BANCSHARES, INC. AND SUBSIDIARY

                       CONDENSED SCHEDULES OF OPERATIONS

                                                                   1996       1997       1998
                                                                 ---------   -------   --------
    Revenue....................................................  $      --        --         --
    Expenses:
      Interest expense.........................................     27,744    33,975     72,140
      Other operating expenses.................................     29,100    15,485     44,388
                                                                 ---------   -------   --------
         Total expenses........................................     56,844    49,460    116,528
                                                                 ---------   -------   --------
         Loss before income tax expense (benefit) and equity in
           undistributed income (loss) of Bank.................    (56,844)  (49,460)  (116,528)
    Income tax expense (benefit)...............................         --        --         --
                                                                 ---------   -------   --------
         Loss before equity in undistributed income (loss) of
           Bank................................................    (56,844)  (49,460)  (116,528)
    Equity in undistributed income (loss) of Bank..............    (56,387)  146,355    138,881
                                                                 ---------   -------   --------
         Net income (loss).....................................  $(113,231)   96,895     22,353
                                                                 =========   =======   ========

                       CONDENSED SCHEDULES OF CASH FLOWS

                                                                 1996        1997        1998
                                                               ---------   ---------   ---------
    Cash flows from operating activities:
      Net income (loss)......................................  $(113,231)     96,895      22,353
      Adjustments to reconcile net income (loss) to net cash
         used in operating activities:
         Equity in undistributed (income) loss of Bank.......     56,387    (146,355)   (138,881)
         Other, net..........................................      6,450         143      (1,736)
                                                               ---------   ---------   ---------
           Net cash used in operating activities.............    (50,394)    (49,317)   (118,264)
                                                               ---------   ---------   ---------
    Cash flows from investing activities -- capital
      contribution to Bank...................................         --    (750,000)   (750,000)
                                                               ---------   ---------   ---------
    Cash flows from financing activities:
      Proceeds from note payable.............................         --   1,050,000          --
      Repayment of note payable..............................         --    (300,000)   (300,000)
      Purchase of treasury stock.............................         --          --     (31,790)
      Proceeds from sale of common stock.....................         --      86,415   1,200,030
                                                               ---------   ---------   ---------
           Net cash provided by financing activities.........         --     836,415     868,240
                                                               ---------   ---------   ---------
           Net increase (decrease) in cash and cash
              equivalents....................................    (50,394)     37,098         (24)
    Cash and cash equivalents at beginning of year...........     53,199       2,805      39,903
                                                               ---------   ---------   ---------
    Cash and cash equivalents at end of year.................  $   2,805      39,903      39,879
                                                               =========   =========   =========

(16)  RESTRICTIVE STOCK AGREEMENT

Effective December 1994, all persons who purchase shares of common stock in the offer and sale of shares of the Company were required to enter into the Restrictive Stock Agreement which provides that all parties give the Company and its shareholders a right of first refusal to purchase their shares of common stock should they decide to transfer them to unrelated third parties (including involuntary transfers). The purchase price for such shares is the lower of the book value of the shares of common stock to be transferred or the amount of a legitimate third party offer; provided that book value shall be increased by (i) 20% if the purchase occurs between January 1, 1997 and December 31, 1997 and
(ii) 25% if the purchase occurs on or after January 1, 1998. Additionally, the parties to the Restrictive Stock Agreement

                    PREMIER BANCSHARES, INC. AND SUBSIDIARY
may choose to vote to value shares of common stock at a price that is different than book value, by the affirmative vote of 80% of the shares of common stock subject to the Restrictive Stock Agreement. Also, under this Restrictive Stock Agreement, the Company must buy shares of common stock owned by employees who cease to be employed by the Company. On December 4, 1998, the Restrictive Stock Agreement was amended to explicitly state that its provisions would not apply to the pending potential transaction with First Premier Financial Corporation.

(17)  ACQUISITION ACTIVITY


On May 6, 1999, the Company entered into a definitive agreement with Riva Bancshares, Inc. (Riva Bancshares). The definitive agreement was amended on July 22 and July 29, 1999. Under the amended agreement, the shareholders of the Company will exchange their shares in a tax free reorganization for $9 million of newly issued shares of common stock of Riva Bancshares, valued at the initial public offering price of Riva Bancshares' common stock. The transaction is subject to the receipt of regulatory approval and the approval of the shareholders of the Company and Riva Bancshares and is expected to close in the third quarter of 1999. The transaction is contingent upon a number of factors, including the successful initial public offering of Riva Bancshares' common stock.

                    PREMIER BANCSHARES, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET

                                 JUNE 30, 1999

                                  (UNAUDITED)


                                                               JUNE 30,
                                                                 1999
                                                              -----------
                                 ASSETS
Cash and due from banks.....................................  $ 1,439,432
Interest-bearing deposits...................................      410,774
Federal funds sold..........................................    2,370,000
                                                              -----------
     Cash and cash equivalents..............................    4,220,206
Debt and marketable equity securities available-for-sale, at
  fair value................................................    9,397,026
Loans, net..................................................   49,163,775
Premises and equipment, net.................................    2,510,978
Accrued interest receivable.................................      462,252
Other assets................................................      938,116
                                                              -----------
     Total assets...........................................  $66,692,353
                                                              ===========
                  LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Noninterest-bearing.......................................  $ 3,014,492
  Interest-bearing..........................................   54,314,848
                                                              -----------
     Total deposits.........................................   57,329,340
Federal Home Loan Bank advances.............................    3,782,227
Note payable................................................      925,000
Accrued interest payable....................................      240,368
Other liabilities...........................................       80,317
                                                              -----------
     Total liabilities......................................   62,357,252
                                                              -----------
Commitments and contingencies

Shareholders' equity:
  Common stock, $1 par value, 100,000 shares authorized,
     41,834 shares issued and outstanding...................       41,834
  Surplus...................................................    4,553,421
  Accumulated deficit.......................................     (150,779)
  Accumulated other comprehensive loss......................     (109,375)
                                                              -----------
     Total shareholders' equity.............................    4,335,101
                                                              -----------
     Total liabilities and shareholders' equity.............  $66,692,353
                                                              ===========


See accompanying note to unaudited consolidated financial statements.

                    PREMIER BANCSHARES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    SIX MONTHS ENDED JUNE 30, 1998 AND 1999

                                  (UNAUDITED)


                                                                 1998         1999
                                                              ----------   ----------
Interest income:
  Interest and fees on loans................................  $1,173,686   $1,982,720
  Interest and dividends on debt and marketable equity
     securities.............................................     188,964      241,872
  Interest on federal funds sold............................      67,867       72,833
                                                              ----------   ----------
     Total interest income..................................   1,430,517    2,297,425
                                                              ----------   ----------
Interest expense:
  Interest on deposits......................................     802,739    1,212,635
  Interest on Federal Home Loan Bank advances...............      40,079      105,850
  Interest on note payable..................................      40,730       31,524
                                                              ----------   ----------
     Total interest expense.................................     883,548    1,350,009
                                                              ----------   ----------
     Net interest income....................................     546,969      947,416
Provision for loan losses...................................      74,057      105,000
                                                              ----------   ----------
     Net interest income after provision for loan losses....     472,912      842,416
                                                              ----------   ----------
Noninterest income:
  Service charges on deposits...............................      24,971       26,999
  Gain on sale of loans, net................................      32,923       24,431
  Other noninterest income..................................      18,184       35,372
                                                              ----------   ----------
     Total noninterest income...............................      76,078       86,802
                                                              ----------   ----------
Noninterest expense:
  Salaries and employee benefits............................     275,143      388,918
  Occupancy and equipment expense...........................      72,971      143,933
  Other noninterest expense.................................     205,314      325,116
                                                              ----------   ----------
     Total noninterest expense..............................     553,428      857,967
                                                              ----------   ----------
     Income (loss) before income tax expense................      (4,438)      71,251
Income tax expense..........................................          --       31,000
                                                              ----------   ----------
     Net income (loss)......................................  $   (4,438)  $   40,251
                                                              ==========   ==========
Basic and diluted income (loss) per share...................  $    (0.11)  $     0.96
                                                              ==========   ==========


See accompanying note to unaudited consolidated financial statements.

                    PREMIER BANCSHARES, INC. AND SUBSIDIARY

    CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME

                         SIX MONTHS ENDED JUNE 30, 1999

                                  (UNAUDITED)


                                                                                      ACCUMULATED
                                                                                         OTHER
                                            COMMON STOCK                    ACCU-       COMPRE-         TOTAL
                                          ----------------                 MULATED      HENSIVE     SHAREHOLDERS'
                                          SHARES   AMOUNT     SURPLUS      DEFICIT       LOSS          EQUITY
                                          ------   -------   ----------   ---------   -----------   -------------
Balance at December 31, 1998............  41,834   $41,834   $4,553,421   $(191,030)   $  33,936     $4,438,161
Comprehensive income:
  Net income............................      --        --           --      40,251           --         40,251
  Other comprehensive loss -- change in
    unrealized gain (loss) on securities
    available-for-sale, net of tax......      --        --           --          --     (143,311)      (143,311)
                                                                                                     ----------
    Total comprehensive income (loss)...                                                               (103,060)
                                          ------   -------   ----------   ---------    ---------     ----------
Balance at June 30, 1999................  41,834   $41,834   $4,553,421   $(150,779)   $(109,375)    $4,335,101
                                          ======   =======   ==========   =========    =========     ==========


See accompanying note to unaudited consolidated financial statements.

                    PREMIER BANCSHARES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                    SIX MONTHS ENDED JUNE 30, 1998 AND 1999

                                  (UNAUDITED)


                                                                  1998           1999
                                                              ------------   ------------
Cash flows from operating activities:
  Net income (loss).........................................  $     (4,438)  $     40,251
  Adjustments to reconcile net loss to net cash provided by
     (used in) operating activities:
     Depreciation and amortization..........................        41,391         92,413
     Provision for loan losses..............................        74,057        105,000
     Gain on sale of loans, net.............................       (32,923)       (24,431)
     Increase in accrued interest receivable................       (45,905)      (113,628)
     Increase in accrued interest payable...................        57,638         32,839
     Increase in other assets...............................       (44,440)      (401,140)
     Other, net.............................................        30,073         54,910
                                                              ------------   ------------
          Net cash provided by (used in) operating
             activities.....................................        75,453       (213,786)
                                                              ------------   ------------
Cash flows from investing activities:
  Proceeds from maturities and principal payments on debt
     and marketable equity securities available-for-sale....     1,539,241      1,950,685
  Purchases of debt and marketable equity securities
     available-for-sale.....................................    (2,974,966)    (5,095,848)
  Net increase in loans.....................................    (8,027,198)    (8,073,646)
  Purchases of premises and equipment, net..................      (540,327)       (65,486)
  Proceeds from sale of premises and equipment, net.........            --         14,872
                                                              ------------   ------------
          Net cash used in investing activities.............   (10,003,250)   (11,269,423)
                                                              ------------   ------------
Cash flows from financing activities:
  Net increase in deposits..................................    10,377,917      8,513,518
  Federal Home Loan Bank advances...........................     2,100,000        640,000
  Principal payments on Federal Home Loan Bank advances.....      (258,868)      (302,926)
  Proceeds from note payable................................            --        175,000
  Repayment of note payable.................................      (300,000)            --
  Proceeds from sale of common stock........................     1,200,030             --
                                                              ------------   ------------
          Net cash provided by financing activities.........    13,119,079      9,025,592
                                                              ------------   ------------
          Net increase (decrease) in cash and cash
             equivalents....................................     3,191,282     (2,457,617)
Cash and cash equivalents at beginning of period............     2,813,542      6,677,823
                                                              ------------   ------------
Cash and cash equivalents at end of period..................  $  6,004,824   $  4,220,206
                                                              ============   ============
Supplemental information -- interest paid...................  $    825,910   $  1,317,161
                                                              ============   ============


See accompanying note to unaudited consolidated financial statements.

                    PREMIER BANCSHARES, INC. AND SUBSIDIARY

              NOTE TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

                                 JUNE 30, 1999


NOTE A  BASIS OF PRESENTATION

The unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included.

                                   APPENDIX A

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER
                                 BY AND BETWEEN
                              RIVA BANCSHARES, INC.
                                       AND
                            PREMIER BANCSHARES, INC.



                           DATED AS OF JULY 29, 1999

                                TABLE OF CONTENTS

                                                                                               PAGE
                                                                                               ----
                                                 ARTICLE 1
                                      TRANSACTIONS AND TERMS OF MERGER

   1.1    Merger.................................................................................1
   1.2    Time and Place of Closing..............................................................2
   1.3    Effective Time.........................................................................2

                                                 ARTICLE 2
                                               TERMS OF MERGER

   2.1    Certificate of Incorporation...........................................................2
   2.2    Bylaws.................................................................................2
   2.3    Directors..............................................................................2
   2.4    Premier Directors......................................................................2

                                                 ARTICLE 3
                                        MANNER OF CONVERTING SHARES

   3.1    Conversion of Shares...................................................................3
   3.2    Anti-Dilution Provisions...............................................................4
   3.3    Shares Held by Premier.................................................................4
   3.4    Fractional Shares......................................................................4

                                                 ARTICLE 4
                                             EXCHANGE OF SHARES

   4.1    Exchange Procedures....................................................................4
   4.2    Rights of Former Premier Shareholders..................................................5

                                                 ARTICLE 5
                                 REPRESENTATIONS AND WARRANTIES OF PREMIER

   5.1    Organization, Standing, and Power......................................................6
   5.2    Authority; No Breach by Agreement......................................................6
   5.3    Capital Stock..........................................................................7
   5.4    Premier Subsidiaries...................................................................7
   5.5    Regulatory Filings; Financial Statements...............................................8
   5.6    Notes and Obligations. ................................................................8
   5.7    Absence of Certain Changes or Events...................................................8
   5.8    Tax Matters............................................................................8
   5.9    Assets.................................................................................9
   5.10   Environmental Matters.................................................................10
   5.11   Compliance With Laws..................................................................10
   5.12   Labor Relations.......................................................................11
   5.13   Employee Benefit Plans................................................................11

   5.14   Material Contracts....................................................................13
   5.15   Legal Proceedings.....................................................................13
   5.16   Reports...............................................................................14
   5.17   Statements True and Correct...........................................................14
   5.18   Accounting, Tax and Regulatory Matters................................................14
   5.19   Anti-Takeover Provisions..............................................................14
   5.20   Derivatives Contracts.................................................................14
   5.21   Year 2000.............................................................................15

                                                    ARTICLE 6
                                REPRESENTATIONS AND WARRANTIES OF RIVA BANCSHARES

   6.1    Organization, Standing, and Power.....................................................15
   6.2    Authority; No Breach By Agreement.....................................................15
   6.3    Capital Stock.........................................................................16
   6.4    Riva Bancshares Subsidiaries..........................................................16
   6.5    Financial Statements..................................................................16
   6.6    Absence of Certain Changes or Events..................................................17
   6.7    Tax Matters...........................................................................17
   6.8    Compliance With Laws..................................................................17
   6.9    Assets................................................................................18
   6.10   Legal Proceedings.....................................................................18
   6.11   Reports...............................................................................18
   6.12   Statements True and Correct...........................................................19
   6.13   Accounting, Tax and Regulatory Matters................................................19
   6.14   Environmental Matters.................................................................19
   6.15   Derivatives Contracts.................................................................20
   6.16   Outstanding Premier Common Stock......................................................20
   6.17   Material Contracts....................................................................20
   6.18   Employee Benefit Plans................................................................20
   6.19   Year 2000.............................................................................22

                                                    ARTICLE 7
                                 CONDUCT OF BUSINESS PENDING CONSUMMATION

   7.1    Affirmative Covenants of Premier......................................................23
   7.2    Negative Covenants of Premier.........................................................23
   7.3    Covenants of Riva Bancshares..........................................................25
   7.4    Adverse Changes In Condition..........................................................25
   7.5    Reports...............................................................................25

                                                    ARTICLE 8
                                              ADDITIONAL AGREEMENTS

   8.1    Registration Statement; Proxy Statement; Shareholder Approval.........................26
   8.2    Share Purchases by and Option Grants to Premier Shareholders..........................26
   8.3    Restrictions on Transfer of Shares Held by Premier Directors,
          Officers and Shareholders.............................................................27

   8.4    Agreement as to Efforts to Consummate.................................................28
   8.5    Applications..........................................................................28
   8.6    Access to Information; Confidentiality................................................28
   8.7    Current Information...................................................................29
   8.8    Other Actions.........................................................................29
   8.9    Press Releases........................................................................29
   8.10   No Solicitation.......................................................................29
   8.11   Accounting and Tax Treatment..........................................................30
   8.12   Anti-Takeover Provisions..............................................................30
   8.13   Agreement of Affiliates...............................................................30
   8.14   Employee Benefits and Contracts.......................................................30
   8.15   Management Contracts..................................................................30
   8.16   Indemnification and Directors' Liability Insurance....................................31
   8.17   Filings with State of Missouri........................................................31

                                                    ARTICLE 9
                                CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

   9.1    Conditions to Obligations of Each Party...............................................32
   9.2    Conditions to Obligations of Riva Bancshares..........................................33
   9.3    Conditions to Obligations of Premier..................................................34

                                                    ARTICLE 10
                                                   TERMINATION

  10.1    Termination...........................................................................35
  10.2    Effect of Termination.................................................................36
  10.3    Non-Survival of Representations and Covenants.........................................38

                                                    ARTICLE 11
                                                  MISCELLANEOUS

  11.1    Definitions...........................................................................38
  11.2    Expenses..............................................................................44
  11.3    Brokers and Finders...................................................................44
  11.4    Entire Agreement......................................................................45
  11.5    Amendments............................................................................45
  11.6    Obligations of Riva Bancshares........................................................45
  11.7    Waivers...............................................................................45
  11.8    Assignment............................................................................45
  11.9    Notices...............................................................................46
  11.10   Governing Law.........................................................................46
  11.11   Counterparts..........................................................................46
  11.12   Captions..............................................................................47
  11.13   Severability..........................................................................47
  11.14   Enforcement of Agreement..............................................................47

                                LIST OF EXHIBITS


       EXHIBIT
        NUMBER                      DESCRIPTION
        ------                      -----------
         1.       Form of agreement of affiliates of Premier Bancshares, Inc.
                  (Section 8.13)

         2.       Form of opinion of Suelthaus & Walsh, P.C. (Section 9.2(e))

         3.       Form of opinion of Smith, Gambrell & Russell, LLP (Section
                  9.3(f))

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

         THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of July 29, 1999, by and between RIVA BANCSHARES, INC. ("Riva Bancshares"), a Delaware corporation having its principal office located in St. Louis, Missouri, and PREMIER BANCSHARES, INC., a Missouri corporation having its principal office located in Jefferson City, Missouri ("Premier").

                                    PREAMBLE

         The Boards of Directors of Riva Bancshares and Premier are of the opinion that the acquisition described herein is in the best interests of the Parties and their respective shareholders. This Agreement provides for the acquisition of Premier by Riva Bancshares pursuant to the merger of Premier with and into Riva Bancshares (the "Merger"). At the effective time of such Merger, the outstanding shares of the capital stock of Premier shall be converted into the right to receive shares of the common stock of Riva Bancshares (except as provided herein). As a result, shareholders of Premier shall become shareholders of Riva Bancshares. The transactions described in this Agreement are subject to the approvals of the shareholders of Riva Bancshares and Premier, the Board of Governors of the Federal Reserve System, the Division of Finance of the Missouri Department of Economic Development, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the Parties that the Merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, and will be a tax free exchange for the shareholders of Premier except for cash received in connection with fractional shares and the exercise of dissenters' rights. Unless expressly stated otherwise herein, this Agreement shall be deemed to supersede all prior warranties, representations, covenants and agreements between the parties hereto.

         Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

         WHEREAS, Riva Bancshares and Premier entered into that certain Agreement and Plan of Merger dated as of May 6, 1999; and

         WHEREAS, Riva Bancshares and Premier entered into that certain Amendment No. 1 to the Agreement and Plan of Merger, dated as of July 22, 1999; and

         WHEREAS, the Boards of Directors of the parties have determined that is in their respective best interests and the respective best interests of their shareholders that the Agreement and Plan of Merger be further amended and restated into one document;

         NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:

                                    ARTICLE 1

                        TRANSACTIONS AND TERMS OF MERGER


         1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Premier shall be merged with and into Riva Bancshares in accordance with the provisions of the General and

Business Corporation Law of Missouri (the "GBCL") and the Delaware General Corporation Laws ("DGCL"). The separate existence of Premier shall thereupon cease, and Riva Bancshares shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the DGCL. The Merger shall have the effects specified in ss. 351.450 RSMo of the GBCL and ss. 251 of the DGCL. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Riva Bancshares and Premier.

         1.2 Time and Place of Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will be immediately prior to the closing of Riva Bancshares' public offering referred to Section 9.1(g) herein. The Closing will take place at a time, place and date specified by the Parties as they, acting through their chief executive officers or chief financial officers, may mutually agree.

         1.3 Effective Time. The Merger and other transactions contemplated by this Agreement shall become effective as set forth in the certificate of merger (the "Certificate of Merger") which shall be filed with the office of the Secretary of State of Delaware. The term "Effective Time" shall mean the date and time when the Merger becomes effective, as set forth in the Certificate of Merger. Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by each Party, the Parties shall use their reasonable best efforts to cause the Effective Time to occur on the date of Closing.

                                    ARTICLE 2

                                 TERMS OF MERGER

         2.1 Certificate of Incorporation. Pursuant to the Merger, the Certificate of Incorporation of Riva Bancshares in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until otherwise amended or repealed in accordance with applicable Law.

         2.2 Bylaws. Pursuant to the Merger, the Bylaws of Riva Bancshares in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until otherwise amended or repealed, in accordance with applicable Law.

         2.3 Directors. The Board of Directors of Premier hereby approves and ratifies the selection and appointment of the following individuals to serve as members of the Board of Directors of Riva Bancshares:

                 (a)       Alan C. Henderson;
                 (b)       Lewis A. Levey;
                 (c)       Jacob W. Reby;
                 (d)       Andrew M. Rosen; and
                 (e)       Patricia D. Whitaker.

         2.4 Premier Directors. At the Effective Time, the number of members of the Board of Directors of Riva Bancshares shall be increased to ten and the following members of the Board of Directors of Premier (the "Premier Directors") shall be nominated by the Riva Bancshares Board of Directors and elected to such
Board:

                 (a)       Harold B. Remley;
                 (b)       Bruce W. Wiley; and
                 (c)       Charles R. Willibrand.

Each of the Premier Directors shall be elected as Class III directors of Riva Bancshares and shall serve for a term of three years and until their successors have been elected and qualified; provided, however, that the current members of the Board of Directors of Premier (the "Current Premier Directors") shall have the right to nominate the successors to the Premier Directors at the two elections of Class III directors subsequent to the next election of the Class III directors and Riva Bancshares agrees to solicit proxies on behalf of such nominees; provided, further, that in the event that during the first three terms of the Class III directors, a vacancy is created as a result of the resignation, removal or death of one of the Premier Directors or their successors, the Current Premier Directors shall nominate such director's replacement.

                                    ARTICLE 3

                           MANNER OF CONVERTING SHARES

         3.1     Conversion of Shares. Subject to the provisions of this
Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of Riva Bancshares or Premier, or the shareholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

                 (a) Each share of Riva Bancshares Capital Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

                 (b) Except for Premier Common Stock issued and outstanding immediately prior to the Effective Time as to which dissenters' rights have been perfected and not withdrawn, and subject to Section 3.4 relating to fractional shares, each share of Premier Common Stock issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the number of shares of Riva Bancshares Common Stock equal to the quotient obtained by dividing $215.136 by the initial public offering price of one share of Riva Bancshares Common Stock as determined by Riva Bancshares' underwriters in the public offering referred to in Section 9.1(g) of this Agreement, rounded to the nearest third decimal point (the "Exchange Ratio"). Notwithstanding the foregoing, in no event shall more than 42,000 shares of Common Stock of Premier be converted to Riva Bancshares Common Stock.

                 (c) Notwithstanding Section 3.1(b) of this Agreement, Premier Common Stock issued and outstanding at the Effective Time which is held by a holder who has not voted in favor of the Merger and who has demanded payment of the fair value of such shares ("Dissenting Premier Shares") in accordance with ss. 351.455 RSMo of the GBCL (the "Dissent Provisions") shall not be converted into or represent the right to receive the Riva Bancshares Common Stock payable thereon pursuant to
         Section 3.1(b) of this Agreement, and shall be entitled only to such rights of appraisal as are granted by the Dissent Provisions, unless and until such holder fails to perfect or effectively withdraws or otherwise loses the right to appraisal. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses the right to appraisal, such shares of Premier Common Stock shall be treated as if they had been converted at the Effective Time into the right to receive the Riva Bancshares Common Stock payable thereon pursuant to Section 3.1(b) of this Agreement. Premier shall give Riva Bancshares prompt notice upon receipt by Premier of any written objection to the Merger and such written demands for payment of the fair value of shares of Premier Common Stock, and the withdrawals of such demands, and any other instruments provided to Premier pursuant to the Dissent Provisions (any shareholder duly making such demand being hereinafter called a "Dissenting Shareholder"). Each Dissenting Shareholder that becomes entitled, pursuant to the Dissent Provisions, to payment for any shares of Premier Common Stock held by such Dissenting Shareholder shall receive such payment from Riva Bancshares (but only after the amount thereof shall have been agreed upon or at the times and in the amounts required by the Dissent Provisions) and all of such Dissenting Shareholders' shares of Premier Common Stock shall be canceled. Premier shall not, except with the prior written consent of Riva Bancshares, voluntarily make any payment with respect to, or settle or offer to settle, any demand for payment by any Dissenting Shareholder.

                 (d) All shares of Riva Bancshares issued pursuant to Section
         3.1 shall be subject to the restrictions set forth in Section 8.3 and shall bear an appropriate restrictive legend on the face of the certificate representing such shares. Riva Bancshares shall instruct its transfer agent and registrar to issue separate certificates to each Premier shareholder for each period of restriction on trading with respect to shares, each certificate to be for the number of shares that are restricted for each individual period; fractional shares shall not be represented by such individual certificates, and numbers of shares shall be rounded down to the next lower whole number, with the final certificate (representing shares restricted for 120 days after closing) including any fractional shares omitted from the other certificates due to this rounding. At such time or times as the restrictions no longer apply with respect to one or more such certificates, Riva Bancshares shall promptly assist any former shareholder of Premier in causing such restrictive legend to be removed, including, but not limited to giving written authorization to Riva Bancshares' transfer agent and registrar to permit such shares to be sold.

         3.2 Anti-Dilution Provisions. In the event Riva Bancshares changes the number of shares of Riva Bancshares Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

         3.3 Shares Held by Premier. Each share of Premier Capital Stock, if any, held by any Premier Company, other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

         3.4 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of Premier Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Riva Bancshares Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Riva Bancshares Common Stock multiplied by the initial public offering price of one share of Riva Bancshares Common Stock as determined by Riva Bancshares' underwriters in the public offering referred to in Section 9.1(g) of this Agreement.

         3.5 Options. There are no outstanding options to purchase Premier Common Stock ("Premier Options").


                                    ARTICLE 4

                               EXCHANGE OF SHARES

         4.1 Exchange Procedures. At the Effective Time, Riva Bancshares shall deposit or shall cause to be deposited with UMB Bank, N.A., Kansas City, Missouri (the "Exchange Agent") certificates evidencing shares of Riva Bancshares Common Stock in such amount necessary to provide all consideration required to be exchanged by Riva Bancshares for Premier Common Stock pursuant to the terms of this Agreement. Promptly after the Effective Time, Riva Bancshares shall cause the Exchange Agent to mail to the former shareholders of Premier appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Premier Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of Premier Common Stock issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall upon surrender thereof promptly receive in exchange therefor the consideration provided in Section 3.1 of this Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Agreement. To the extent required by Section 3.4 of this Agreement, each holder of shares of Premier Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of Riva Bancshares Common Stock to which such holder may be otherwise entitled (without interest). Riva Bancshares shall not be obligated to deliver the consideration to which any former holder of Premier Common Stock is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates representing the shares of Premier Common Stock for exchange as provided in this Section 4.1. The certificate or certificates of Premier Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither Riva Bancshares nor the Exchange Agent shall be liable to a holder of Premier Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law. In the event that any shareholder of Premier is unable to surrender a certificate because it is lost or destroyed, the Exchange Agent may make distribution to that shareholder upon receipt of such affidavits, undertakings, indemnity bonds, and other agreements as are customary in such circumstances.

         4.2 Rights of Former Premier Shareholders. At the Effective Time, the stock transfer books of Premier shall be closed as to holders of Premier Common Stock immediately prior to the Effective Time and no transfer of Premier Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of Premier Common Stock shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.4 of this Agreement in exchange therefor, subject, however, to Riva Bancshares' obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Premier in respect of such shares of Premier Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. Whenever a dividend or other distribution is declared by Riva Bancshares on the Riva Bancshares Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but beginning 30 days after the Effective Time no dividend or other distribution payable to the holders of record of Riva Bancshares Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Premier Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in
Section 4.1 of this Agreement. However, upon surrender of such Premier Common Stock certificate, or in the case of lost or destroyed certificates delivery of the requisite affidavits, undertakings, indemnity bonds and other agreements customary in such circumstances, both the Riva Bancshares Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate. Any portion of the consideration (including the proceeds of any investments thereof) which had been made payable to the Exchange Agent pursuant to Section 4.1 of this Agreement that remain unclaimed by the shareholders of Premier for six (6) months after the Effective Time shall be paid to Riva Bancshares. Any shareholders of Premier who have not theretofore complied with this Article 4 shall thereafter look only to Riva Bancshares for payment of their shares of Riva Bancshares Common Stock and cash in lieu of fractional shares and unpaid dividends and distributions on the Riva Bancshares Common Stock deliverable in respect of each Premier share of Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

                                    ARTICLE 5

                    REPRESENTATIONS AND WARRANTIES OF PREMIER

         Premier hereby represents and warrants to Riva Bancshares as follows:

         5.1 Organization, Standing, and Power. Premier is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. Premier is duly qualified or licensed to transact business as a foreign corporation and is in good standing in each jurisdiction where the character of the Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier and its Subsidiaries taken as a whole.

         5.2     Authority; No Breach by Agreement.

                 (a) Premier has the corporate power and authority necessary to execute and deliver this Agreement and, subject to the approval and adoption of this Agreement by the shareholders of Premier and the receipt of the consents sent forth in Section 9.1(b), to perform its obligations under this Agreement and consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by Premier and the consummation by Premier of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Premier, subject to the approval of this Agreement by its shareholders as contemplated by Section 8.1 of this Agreement. Subject to such requisite shareholder approval (and assuming due authorization, execution and delivery by Riva Bancshares and Premier) and to such Consents of Regulatory Authorities as required by applicable Law, this Agreement represents a legal, valid, and binding obligation of Premier, enforceable against Premier in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). The Premier Board of Directors will have received from GRA Thompson White & Company, PC, a letter dated on or about the date of the Proxy Statement to the effect that, in the opinion of such firm, the Exchange Ratio is fair, from a financial point of view, to the holders of Premier Common Stock.

                 (b) Neither the execution and delivery of this Agreement by Premier, nor the consummation by Premier of the transactions contemplated hereby, nor compliance by Premier with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Premier's Articles of Incorporation or Bylaws, or, (ii) except as disclosed in Section 5.2(b) of the Disclosure Schedule, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Premier Company under, any Contract or Permit of any

         Premier Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier and its Subsidiaries taken as a whole, or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any Premier Company or any of their respective material Assets.

                 (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than notices to or Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Premier of the Merger and the other transactions contemplated in this Agreement.

         5.3     Capital Stock.

                 (a) The authorized capital stock of Premier consists of 100,000 shares of Premier Common Stock, of which 41,834 shares are issued and outstanding as of the date of this Agreement and not more than 42,000 shares will be issued and outstanding at the Effective Time. All of the issued and outstanding shares of capital stock of Premier are duly and validly issued and outstanding and are fully paid and nonassessable under the GBCL. None of the outstanding shares of capital stock of Premier has been issued in violation of any preemptive rights. Premier has no options or warrants to purchase shares of Premier Common Stock.

                 (b) Except as set forth in Section 5.3(a) of this Agreement, there are no shares of Premier Capital Stock or other equity securities of Premier outstanding and no outstanding Rights relating to Premier Capital Stock.

         5.4 Premier Subsidiaries. Premier has disclosed in Section 5.4 of the Disclosure Schedule all of the Premier Subsidiaries as of the date of this Agreement. Except as disclosed in Section 5.4 of the Disclosure Schedule, Premier or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each Premier Subsidiary. No equity securities of any Premier Subsidiary are or may become required to be issued (other than to another Premier Company) by reason of any Rights, and there are no Contracts by which any Premier Subsidiary is bound to issue (other than to another Premier Company) additional shares of its capital stock or Rights or by which any Premier Company is or may be bound to transfer any shares of the capital stock of any Premier Subsidiary (other than to another Premier Company). There are no Contracts relating to the rights of any Premier Company to vote or to dispose of any shares of the capital stock of any Premier Subsidiary. All of the shares of capital stock of each Premier Subsidiary held by a Premier Company are fully paid and nonassessable under the applicable corporation or banking Law of the jurisdiction in which such Subsidiary is incorporated or organized and, except as set forth in Section 5.4 of the Disclosure Schedule, are owned by the Premier Company free and clear of any Lien. Each Premier Subsidiary is either a bank or a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Premier Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in each jurisdiction where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a

Material Adverse Effect on Premier and its Subsidiaries taken as a whole. Each Premier Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits of which are insured by the Bank Insurance Fund.

         5.5 Regulatory Filings; Financial Statements. Premier has filed and made available to Riva Bancshares copies of the Premier Financial Statements and all reports of any outside auditors, consultants or advisors to Premier. Each of the Premier Financial Statements (including, in each case, any related notes), including any Premier Financial Statements filed after the date of this Agreement until the Effective Time, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements), and fairly present the consolidated financial position of Premier and its Subsidiaries at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount and except for the absence of certain footnote information in the unaudited interim financial statements.

         5.6     Notes and Obligations.

                 (a) Except as set forth in Section 5.6 of the Disclosure Schedule, or as provided in the loss reserve described in subparagraph
         (b) below, without conducting any independent investigation, to the Knowledge of Premier no notes receivable or any other obligations owned by Premier or any Premier Company or due to any of them, shown on the Premier Financial Statements or any such notes receivable and obligations on the date hereof and as of the Effective Time have not been and will not be genuine, legal, valid and collectible obligations of the respective makers thereof and are not and will not be subject to any offset or counterclaim. Except as set forth in subparagraph (b) below, all such notes and obligations are evidenced by written agreements, true and correct copies of which will be made available to Riva Bancshares for examination prior to the Effective Time. All such notes and obligations were entered into by either Premier or a Premier Company in the ordinary course of its business and in compliance with all applicable laws and regulations, except as to any non-compliance which has not and will not have a Material Adverse Effect on Premier.

                 (b) Premier has established a loss reserve on the Premier Financial Statements which is adequate to cover anticipated losses which might result from such items as the insolvency or default of borrowers or obligors on such loans or obligations, defects in the notes or evidences of obligation (including losses of original notes or instruments), offsets or counterclaims properly chargeable to such reserve, or the availability of legal or equitable defenses which might preclude or limit the ability of Premier to enforce the note or obligation, and the representations set forth in subparagraph (a) above are qualified in their entirety by the aggregate of such loss reserves.

         5.7 Absence of Certain Changes or Events. Since December 31, 1998, except as disclosed in Section 5.7 of the Disclosure Schedule, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier, and (ii) Premier has not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Premier provided in Article 7 of this Agreement.

         5.8     Tax Matters.

                 (a) All Tax Returns required to be filed by or on behalf of any Premier Company have been timely filed for periods ended on or before December 31, 1997, and all Tax Returns filed are complete and accurate in all material respects to the Knowledge of Premier. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on Premier and its Subsidiaries taken as a whole, except as reserved against in the Premier Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.8(a) of the Disclosure Schedule. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

                 (b) No Premier Company has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

                 (c) Adequate provision for any Taxes due or to become due for any Premier Company for the period or periods through and including the date of the Premier Financial Statements has been made and is reflected on the Premier Financial Statements.

                 (d) Deferred Taxes of each Premier Company have been adequately provided for in the Premier Financial Statements.

                 (e) Each Premier Company is in compliance with, and its records contain all information and documents (including properly completed Internal Revenue Service Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier and its Subsidiaries taken as a whole.

                 (f) Except as disclosed in Section 5.8(f) of the Disclosure Schedule, no Premier Company has made any payments, is obligated to make any payments, or is a party to any contract, agreement, or other arrangement that could obligate any Premier Company to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

                 (g) There are no Liens with respect to Taxes upon any of the Assets of any Premier Company.

                 (h) No Premier Company has filed any consent under Section 341(f) of the Internal Revenue Code concerning collapsible corporations.

                 (i) All material elections with respect to Taxes affecting any Premier Company as of the date of this Agreement have been or will be timely made as set forth in Section 5.8 of the Disclosure Schedule. After the date hereof, other than as set forth in Section 5.8(a) of the Disclosure Schedule, no election with respect to Taxes will be made without the prior written consent of Riva Bancshares, which consent will not be unreasonably withheld.

         5.9 Assets. Except as disclosed in Section 5.9 of the Disclosure Schedule, each Premier Company has good and marketable title, free and clear of all Liens, to all of its respective Assets. All tangible properties used in the businesses of each Premier Company are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Premier's past practices. All Assets which are material to Premier's business held under leases or subleases by any Premier Company, are held under valid Contracts which to the Knowledge of Premier are enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. Each Premier Company currently maintains insurance in amounts, scope, and coverage as disclosed in Section 5.9 of the Disclosure Schedule. No Premier Company has received written notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as disclosed in Section 5.9 of the Disclosure Schedule, there are presently no claims pending under such policies of insurance and no notices have been given by any Premier Company under such policies. The Assets of Premier include all required assets, leases and Permits necessary to operate its business as presently conducted.

         5.10    Environmental Matters.

                 (a) To the Knowledge of Premier, each Premier Company, its Participation Facilities, and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier and its Subsidiaries taken as a whole.

                 (b) To the Knowledge of Premier, there is no Litigation pending or threatened before any court, governmental agency, or authority or other forum in which any Premier Company or any of its Loan Properties or Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving any of its Loan Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier and its Subsidiaries taken as a whole.

                 (c) To the Knowledge of Premier, there is no reasonable basis for any Litigation of a type described above in subsection (b), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier.

                 (d) To the Knowledge of Premier, except as disclosed in Section 5.10(d) of the Disclosure Schedule, during the period of (i) Premier's ownership or operation of any of their respective properties, (ii) Premier's participation in the management of any Participation Facility, or (iii) Premier's holding a security interest in a Loan Property, there have been no releases of Hazardous Material in, on, under, or affecting any Participation Facility or Loan Property of any Premier Company, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier and its Subsidiaries taken as a whole.

         5.11 Compliance With Laws. Premier is duly registered as a bank holding company under the BHC Act. Except as set forth in Section 5.11 of the Disclosure Schedule, each Premier Company has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier and its Subsidiaries taken as a whole. No Premier Company is presently in default under any such Permit, other than defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier and its Subsidiaries taken as a whole. Except as disclosed in Section
5.11 of the Disclosure Schedule, no Premier Company:

                 (a) to the Knowledge of Premier, is in violation of any Laws or Orders, applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier and its Subsidiaries taken as a whole; and

                 (b) has received any written notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Premier Company is not in substantial compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier and its Subsidiaries taken as a whole, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, a Material Adverse Effect on Premier and its Subsidiaries taken as a whole, or (iii) requiring any Premier Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

         5.12 Labor Relations. No Premier Company is the subject of any Litigation asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other Premier Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any Premier Company, pending or, to the Knowledge of Premier, threatened, nor is there any activity involving any employees of any Premier Company seeking to certify a collective bargaining unit or engaging in any other organization activity.

         5.13    Employee Benefit Plans.

                 (a) Premier has disclosed in Section 5.13(a) of the Disclosure Schedule and has delivered or made available to Riva Bancshares prior to the execution of this Agreement, copies in each case of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plans, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" (as that term is defined in Section 3(3) of ERISA), currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Premier for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "Premier Benefit Plans"). Any of the Premier Benefit Plans which is an "employee pension benefit plan" (as that term is defined in Section 3(2) of ERISA), is referred to herein as a "Premier ERISA Plan." No Premier Benefit Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

                 (b) Except as disclosed in Section 5.13(b) of the Disclosure Schedule, all Premier Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier, and each Premier ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and Premier is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of Premier, it has not engaged in a transaction with respect to any Premier Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject it to a Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier.

                 (c) Except as disclosed in Section 5.13(c) of the Disclosure Schedule, no Premier ERISA Plan has any "unfunded current liability" (as that term is defined in Section 302(d)(8)(A) of ERISA) and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Except as disclosed in Section 5.13(c) of the Disclosure Schedule, since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any Premier ERISA Plan,
         (ii) no change in the actuarial assumptions with respect to any Premier ERISA Plan, and (iii) no increase in benefits under any Premier ERISA Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier or materially adversely affect the funding status of any such plan. Neither any Premier ERISA Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by Premier, or the single-employer plan of any entity which is considered one employer with Premier under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA, which is reasonably likely to have a Material Adverse Effect on Premier. Premier has not provided, and is not required to provide, security to an Premier ERISA Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code.

                 (d) Within the six-year period preceding the Effective Time, no Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Premier with respect to any ongoing, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which Liability is reasonably likely to have a Material Adverse Effect on Premier. Premier has not incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have a Material Adverse Effect on Premier. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Premier ERISA Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

                 (e) Except as disclosed in Section 5.13(e) of the Disclosure Schedule, Premier has no Liability for retiree health and life benefits under any of the Premier Benefit Plans and there are no restrictions on the rights of Premier to amend or terminate any such plan without incurring any

         Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on Premier.

                 (f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of Premier or any of its Subsidiaries from Premier or any of its Subsidiaries under any Premier Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Premier Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, where such payment, increase, or acceleration is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier.

                 (g) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of Premier and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the Premier Financial Statements to the extent required by and in accordance with GAAP.

         5.14 Material Contracts. Except as disclosed in Section 5.14(a) of the Disclosure Schedule, neither Premier nor any of its Subsidiaries is a party to or subject to the following: (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (ii) any Contract relating to the borrowing of money by Premier or the guarantee by Premier of any such obligation exceeding $50,000 (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), and (iii) any other Contract or amendment thereto as of the date of this Agreement not made in the ordinary course of business to which Premier is a party or by which it is bound (together with all Contracts referred to in Sections 5.9 and 5.13(a) of this Agreement, the "Premier Contracts"). With respect to each Premier Contract and except as disclosed in
Section 5.14(b) of the Disclosure Schedule: (i) the Contract is in full force and effect; (ii) neither Premier nor any of its Subsidiaries, as the case may be, is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier and its Subsidiaries taken as a whole; (iii) neither Premier nor any of its Subsidiaries, as the case may be, has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of Premier, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier, or has repudiated or waived any material provision thereunder. Except for Federal Home Loan Bank advances, all of the indebtedness of Premier and any of its Subsidiaries for money borrowed is prepayable at any time by Premier or any of its Subsidiaries, as the case may be, without penalty or premium.

         5.15 Legal Proceedings. Except as disclosed in Section 5.15(a) of the Disclosure Schedule, there is no Litigation instituted or pending, or, to the Knowledge of Premier, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against Premier, or against any Asset, employee benefit plan, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Premier Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier and its Subsidiaries taken as a whole. Section 5.15(b) of the Disclosure Schedule includes a summary report of all Litigation as of the date of this Agreement to which any Premier Company is a party and which names a Premier Company as a defendant or cross- defendant and where the estimated maximum exposure to be $10,000 or more.

         5.16 Reports. For the three years ended December 31, 1998, 1997 and 1996, and since January 1, 1999, or the date of organization if later, each Premier Company has timely filed and to the extent permitted by Law has made available for Riva Bancshares to review, all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         5.17 Statements True and Correct. None of the information supplied or to be supplied by any Premier Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by Riva Bancshares with the SEC will, when the Registration Statement becomes effective, be false or misleading, with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied by any Premier Company for inclusion in the Proxy Statement to be mailed to Premier's shareholders in connection with the Shareholders' Meeting, and any other documents to be filed by a Premier Company with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Premier, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that Premier is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

         5.18 Accounting, Tax and Regulatory Matters. To the Knowledge of Premier, neither Premier nor any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

         5.19 Anti-Takeover Provisions. Each Premier Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in any super-majority voting requirement or the grant of any rights to any Person under its Articles of Incorporation, Bylaws, or any other governing instruments.

         5.20 Derivatives Contracts. Neither Premier nor any of its Subsidiaries is a party to nor has it agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial contract, or any other interest rate or foreign currency protection contract not included on its balance sheet which is a financial derivative contract (including various combinations thereof) (each a "Derivatives Contract").

         5.21 Year 2000. All computer software and hardware necessary for the conduct of business by any Premier Company (the "Software") is designed to be used before, on, and after January 1, 2000 and the Software will operate during each such time period without error relating to the year 2000, specifically including any error relating to, or the product of, any date data representing or referring to any particular date. As used in the preceding sentence, "operate" further includes, but is not limited to, accepting input of dates without ambiguity, outputting all dates without ambiguity, and performing calculations, comparisons, extractions, sorting and any other processing or taking actions or making decisions using dates or time periods without suffering any abends, aborts, invalid or incorrect results or other interruptions, whether before, on, or after January 1, 2000. Further, every Premier Company has received all year 2000 examinations and certifications as required by applicable Law and will, prior to the Effective Time, make available for Riva Bancshares' review all such examinations and certifications.

                                    ARTICLE 6

                REPRESENTATIONS AND WARRANTIES OF RIVA BANCSHARES

         Riva Bancshares hereby represents and warrants to Premier as follows:

         6.1 Organization, Standing, and Power. Riva Bancshares is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its material Assets. Riva Bancshares is in good standing in Missouri and such other states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Riva Bancshares.

         6.2     Authority; No Breach By Agreement.

                 (a) Riva Bancshares has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and, subject to the approval and adoption of this Agreement by the shareholders of Riva Bancshares, to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Riva Bancshares, subject to the approval of this Agreement by its shareholders. Subject to such requisite shareholder approval (and assuming due authorization, execution and delivery by Riva Bancshares and Premier) and to such Consents of Regulatory Authorities as required by applicable Law, this Agreement represents a legal, valid, and binding obligation of Riva Bancshares, enforceable against Riva Bancshares, in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                 (b) Neither the execution and delivery of this Agreement by Riva Bancshares nor the consummation by Riva Bancshares of the transactions contemplated hereby, nor compliance by Riva

         Bancshares with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of the Certificate of Incorporation or Bylaws of Riva Bancshares or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of Riva Bancshares under any Contract or Permit of Riva Bancshares, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Riva Bancshares, or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to Riva Bancshares or any of its respective material Assets.

                 (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of NASDAQ, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Riva Bancshares, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Riva Bancshares of the Merger and the other transactions contemplated in this Agreement.

         6.3 Capital Stock. The authorized capital stock of Riva Bancshares consists of 21,000,000 shares of Riva Bancshares Common Stock, of which 10,000 shares will be issued and outstanding as of the Effective Time and (ii) 1,000,000 shares of Riva Bancshares Preferred Stock, of which 99,900 shares were issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Riva Bancshares Capital Stock are authorized and validly issued, and all of the Riva Bancshares Common Stock to be issued in exchange for Premier Common Stock upon consummation of the Merger, will be authorized and reserved for issuance prior to the Effective Time and, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the DGCL. Riva Bancshares has reserved 500,000 shares of Riva Bancshares Common Stock for issuance under the Riva Bancshares Stock Plans, pursuant to which options to purchase not more than 329,475 shares of Riva Bancshares Common Stock will be outstanding upon completion of the Merger. Warrants to purchase not more than 215,798 shares of Riva Bancshares Common Stock are outstanding and, upon completion of the Merger, warrants to purchase not more than 565,798 shares of Riva Bancshares Common Stock will be outstanding. None of the shares of Riva Bancshares Common Stock to be issued under Riva Bancshares Stock Plan or to be issued pursuant to warrants to purchase shares of Riva Bancshares Common Stock are subject to preemptive rights of any current or past shareholders of Riva Bancshares. None of the outstanding shares of Riva Bancshares Capital Stock has been, and none of the shares of Riva Bancshares Common Stock to be issued in exchange for shares of Premier Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of Riva Bancshares. Riva Bancshares will issue no additional Common Stock or Preferred Stock until the Effective Time.

         6.4 Riva Bancshares Subsidiaries. Riva Bancshares has no active or inactive Subsidiaries as of the date of this Agreement; provided, however, that pursuant to the Merger and after the Effective Time, Riva Bancshares shall own those Subsidiaries disclosed in Section 5.4 of the Disclosure Schedule.

         6.5 Financial Statements. Riva Bancshares has delivered to Premier prior to the execution of this Agreement copies of the Riva Bancshares Financial Statements as of December 31, 1998. Riva Bancshares shall provide Premier with its unaudited Financial Statements for the stub periods ending March 31, 1999 and June 30, 1999, as soon as practicable after the same become available. The Riva Bancshares Financial Statements (as of the dates thereof): (i) are, or will be, in accordance with the books and records of Riva Bancshares, which are complete and accurate in all material respects and which have been maintained in accordance with good business practices, and (ii) present fairly the financial position of Riva Bancshares as of December 31, 1998 in accordance with GAAP.

         6.6 Absence of Certain Changes or Events. Since January 1, 1998, except as disclosed in the Riva Bancshares Financial Statements delivered prior to the date of this Agreement, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Riva Bancshares, and (ii) Riva Bancshares has not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Riva Bancshares provided in Articles 7 or 8 of this Agreement.

         6.7     Tax Matters.

                 (a) As of the date of this Agreement, no federal, state, local and foreign Tax Returns have been required to be filed by or on behalf of Riva Bancshares. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on Riva Bancshares, except as reserved against in the Riva Bancshares Financial Statements delivered prior to the date of this Agreement. All Taxes and other liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

                 (b) Adequate provision for any Taxes due or to become due for Riva Bancshares for the period or periods through and including the date of the respective Riva Bancshares Financial Statements has been made and is reflected on such Riva Bancshares Financial Statements.

                 (c) Deferred Taxes of Riva Bancshares have been adequately provided for in the Riva Bancshares Financial Statements.

                 (d) To the Knowledge of Riva Bancshares, Riva Bancshares is in compliance with, and its records contain all information and documents (including properly completed Internal Revenue Service Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Riva Bancshares.

         6.8 Compliance With Laws. Prior to the consummation of the transactions contemplated by this Agreement, Riva Bancshares will become duly registered as a bank holding company under the BHC Act. Riva Bancshares has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Riva Bancshares. Riva Bancshares is not presently in Default under or in violation of any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Riva Bancshares. Riva Bancshares:

                 (a) is not in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Riva Bancshares; and

                 (b) has not received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that Riva Bancshares is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Riva Bancshares, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Riva Bancshares, or (iii) requiring Riva Bancshares to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management or the payment of dividends.

         6.9 Assets. Except as disclosed in Section 6.9(a) of the Disclosure Schedule, Riva Bancshares has good and marketable title, free and clear of all Liens (except for those Liens which are not likely to have a Material Adverse Effect on Riva Bancshares), to all of its respective material Assets, reflected in Riva Bancshares Financial Statements as being owned by Riva Bancshares as of the date hereof. All material tangible properties used in the business of Riva Bancshares are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Riva Bancshares' past practices. All Assets which are material to Riva Bancshares' business on a consolidated basis, held under leases or subleases by Riva Bancshares, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. Riva Bancshares currently maintains insurance in amounts, scope, and coverage as disclosed in Section 6.9(b) of the Disclosure Schedule. Riva Bancshares has not received written notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as disclosed in Section 6.9(c) of the Disclosure Schedule, to the Knowledge of Riva Bancshares there are presently no occurrences giving rise to a claim under such policies of insurance and no notices have been given by Riva Bancshares under such policies.

         6.10 Legal Proceedings. There is no Litigation instituted or pending, or, to the Knowledge of Riva Bancshares, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against Riva Bancshares, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Riva Bancshares, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against Riva Bancshares, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Riva Bancshares.

         6.11 Reports. Since its incorporation, Riva Bancshares has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Riva Bancshares). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         6.12 Statements True and Correct. None of the information supplied or to be supplied by Riva Bancshares for inclusion in the Registration Statement to be filed by Riva Bancshares with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by Riva Bancshares for inclusion in the Proxy Statement to be mailed to Premier's shareholders in connection with the Shareholders' Meeting, and any other documents to be filed by Riva Bancshares or with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Premier, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that Riva Bancshares is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

         6.13 Accounting, Tax and Regulatory Matters. To the Knowledge of Riva Bancshares neither Riva Bancshares nor any affiliate has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

         6.14    Environmental Matters.

                 (a) To the Knowledge of Riva Bancshares, except as disclosed in
         Section 6.14(a) of the Disclosure Schedule, Riva Bancshares, its Participation Facilities, and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Riva Bancshares.

                 (b) Except as disclosed in Section 6.14(b) of the Disclosure Schedule, there is no Litigation pending, or, to the Knowledge of Riva Bancshares, threatened before any court, governmental agency, or authority or other forum in which Riva Bancshares or any of its Loan Properties or Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving any of its Loan Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Riva Bancshares.

                 (c) To the Knowledge of Riva Bancshares, except as disclosed in
         Section 6.14(c) of the Disclosure Schedule, there is no reasonable basis for any Litigation of a type described above in

         Section 6.14(b), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Riva Bancshares.

                 (d) To the Knowledge of Riva Bancshares, except as disclosed in
         Section 6.14(d) of the Disclosure Schedule, during the period of (i) Riva Bancshares' ownership or operation of any of their respective properties, (ii) Riva Bancshares' participation in the management of any Participation Facility, or (iii) Riva Bancshares' holding a security interest in a Loan Property, to the Knowledge of Riva Bancshares there have been no releases of Hazardous Material in, on, under, or affecting any Participation Facility or Loan Property of Riva Bancshares, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Riva Bancshares.

         6.15 Derivatives Contracts. Riva Bancshares is not a party to or has agreed to enter into any Derivatives Contracts.

         6.16 Outstanding Premier Common Stock. As of the date of this Agreement, Riva Bancshares does not beneficially own any shares of Premier Capital Stock. During the term of this Agreement, Riva Bancshares shall not purchase or otherwise acquire beneficial ownership of any Premier Common Stock except pursuant to the terms of this Agreement.

         6.17 Material Contracts. Except as disclosed in Section 6.17 of the Disclosure Schedule, Riva Bancshares is not a party to or subject to the following: (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (ii) any Contract relating to the borrowing of money by Riva Bancshares or the guarantee by Riva Bancshares of any such obligation exceeding $50,000 (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), and (iii) any other Contract or amendment thereto as of the date of this Agreement not made in the ordinary course of business to which Riva Bancshares is a party or by which it is bound (together with all Contracts referred to in Sections 6.9 and 6.18 of this Agreement, the "Riva Bancshares Contracts"). With respect to each Riva Bancshares Contract and except as disclosed in Section 6.17 of the Disclosure Schedule: (i) the Contract is in full force and effect; (ii) Riva Bancshares is not in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Riva Bancshares; (iii) Riva Bancshares has not repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of Riva Bancshares, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Riva Bancshares, or has repudiated or waived any material provision thereunder. Except for Federal Home Loan Bank advances, all of the indebtedness of Riva Bancshares for money borrowed is prepayable at any time by Riva Bancshares, without penalty or premium.



         6.18    Employee Benefit Plans.

                 (a) Riva Bancshares has disclosed in Section 6.18(a) of the Disclosure Schedule and has delivered or made available to Premier prior to the execution of this Agreement, copies in each case of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plans, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" (as that term is defined in Section 3(3) of ERISA), currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Riva Bancshares for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "Riva Bancshares Benefit Plans"). Any of the Riva Bancshares Benefit Plans which is an "employee pension benefit plan" (as that term is defined in Section 3(2) of ERISA), is referred to herein as a "Riva Bancshares ERISA Plan." No Riva Bancshares Benefit Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

                 (b) Except as disclosed in Section 6.18(b) of the Disclosure Schedule, all Riva Bancshares Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Riva Bancshares, and each Riva Bancshares ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and Riva Bancshares is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of Riva Bancshares, it has not engaged in a transaction with respect to any Riva Bancshares Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject it to a Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Riva Bancshares.

                 (c) Except as disclosed in Section 6.18(c) of the Disclosure Schedule, no Riva Bancshares ERISA Plan has any "unfunded current liability" (as that term is defined in Section 302(d)(8)(A) of ERISA) and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Except as disclosed in Section 6.18(c) of the Disclosure Schedule, since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any Riva Bancshares ERISA Plan, (ii) no change in the actuarial assumptions with respect to any Riva Bancshares ERISA Plan, and (iii) no increase in benefits under any Riva Bancshares ERISA Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Riva Bancshares or materially adversely affect the funding status of any such plan. Neither any Riva Bancshares ERISA Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by Riva Bancshares, or the single-employer plan of any entity which is considered one employer with Riva Bancshares under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA, which is reasonably likely to have a Material Adverse Effect on Riva Bancshares. Riva Bancshares has not provided, and is not required to provide, security to an Riva Bancshares ERISA Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code.

                 (d) Within the six-year period preceding the Effective Time, no Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Riva Bancshares with respect to any ongoing, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which Liability is reasonably likely to have a Material Adverse Effect on Riva Bancshares. Riva Bancshares has not incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have a Material Adverse Effect on Riva Bancshares. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Riva Bancshares ERISA Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

                 (e) Except as disclosed in Section 6.18(e) of the Disclosure Schedule, Riva Bancshares has no Liability for retiree health and life benefits under any of the Riva Bancshares Benefit Plans and there are no restrictions on the rights of Riva Bancshares to amend or terminate any such plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on Riva Bancshares.

                 (f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of Riva Bancshares, (ii) increase any benefits otherwise payable under any Riva Bancshares Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, where such payment, increase, or acceleration is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Riva Bancshares.

                 (g) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of Riva Bancshares and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the Riva Bancshares Financial Statements to the extent required by and in accordance with GAAP.

         6.19 Year 2000. All computer software and hardware necessary for the conduct of business by Riva Bancshares (the "Software") is designed to be used before, on, and after January 1, 2000 and the Software will operate during each such time period without error relating to the year 2000, specifically including any error relating to, or the product of, any date data representing or referring to any particular date. As used in the preceding sentence, "operate" further includes, but is not limited to, accepting input of dates without ambiguity, outputting all dates without ambiguity, and performing calculations, comparisons, extractions, sorting and any other processing or taking actions or making decisions using dates or time periods without suffering any abends, aborts, invalid or incorrect results or other interruptions, whether before, on, or after January 1, 2000. Further, Riva Bancshares has received all year 2000 examinations and certifications as required by applicable Law and will, prior to the Effective Time, make available for Riva Bancshares' review all such examinations and certifications.

                                    ARTICLE 7

                    CONDUCT OF BUSINESS PENDING CONSUMMATION

         7.1 Affirmative Covenants of Premier. Unless the prior written consent of Riva Bancshares shall have been obtained which consent shall not be unreasonably withheld, and except as otherwise expressly contemplated herein, Premier shall and shall cause each of its Subsidiaries: (i) operate its business only in the usual, regular, and ordinary course, (ii) use its reasonable best efforts to preserve intact its business organization and Assets and maintain its rights and franchises, (iii) use its reasonable best efforts to maintain its current employee relationships, and (iv) take no action which would materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) of this Agreement, or materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

         7.2 Negative Covenants of Premier. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Premier covenants and agrees that it will not do or agree or commit to do, any of the following without the prior written consent of the chief executive officer of Riva Bancshares:

                 (a) amend the Articles of Incorporation, Bylaws, or other governing instruments of any Premier Company, except as expressly contemplated by this Agreement; or

                 (b) incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $50,000 (for every Premier Company on a consolidated basis) except in the ordinary course of the business of Premier Subsidiaries consistent with past practices (it being understood and agreed that the incurrence of indebtedness in the ordinary course of business shall include, without limitation, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of any Premier Company of any Lien or permit any such Lien to exist which Lien or Liens individually or in the aggregate secure an obligation not in excess of $50,000 (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the Disclosure Schedule) provided, however, that nothing in this paragraph shall prohibit Premier or any Premier Subsidiary from honoring any contractual obligation in existence on the date of this Agreement; or

                 (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Premier Company, or declare or pay any dividend or make any other distribution in respect of Premier's capital stock; or

                 (d) except for this Agreement, or pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, or as disclosed in
         Section 7.2(d) of the Disclosure Schedule, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Premier Common Stock, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

                 (e) adjust, split, combine, reclassify or declare and pay any dividend or other distribution on any capital stock of any Premier Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Premier Common Stock, or sell, lease, mortgage, or otherwise dispose of or otherwise encumber
         (x) any shares of capital stock of any Premier Subsidiary, or (y) any Asset other than in the ordinary course of business for reasonable and adequate consideration; or

                 (f) except for purchases of United States Treasury securities or United States Government agency securities, which in either case have maturities of five years or less, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned Premier Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution Subsidiary, in its fiduciary capacity, or (iii) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

                 (g) grant any increase in compensation or benefits to the officers or directors of any Premier Company (provided, however, that Premier may increase the compensation of non-officer employees by not more than 5% of such employees' annual compensation if such increase is consistent with past practice); pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and as disclosed in Section 7.2(g) of the Disclosure Schedule; enter into or amend any severance agreements with officers of any Premier Company; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits; or

                 (h) enter into or amend any employment Contract between any Premier Company and any Person (unless such amendment is required by Law) which provides that such Premier Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

                 (i) adopt any new employee benefit plan of any Premier Company or make any material change in or to any existing employee benefit plans of any Premier Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any plan; or

                 (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

                 (k) commence any Litigation other than in accordance with past practice or in the ordinary course of business or settle any Litigation involving any Liability of Premier Company which may have a Material Adverse Effect on Premier or result in the imposition of restrictions upon the operations of any Premier Company which may have a Material Adverse Effect on Premier without first consulting with Riva Bancshares; or

                 (l) except in the ordinary course of business, modify, amend, or terminate any material Contract other than renewals without material adverse change of terms, or waive, release, compromise, or assign any material rights or claims; or

                 (m) make any investment in excess of $50,000 either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly owned Subsidiary thereof; or

                 (n) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a direct or indirect wholly owned Subsidiary, or cancel, release or assign any indebtedness to any such Person or any claims held by any such Person, except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement.

         7.3 Covenants of Riva Bancshares. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Riva Bancshares covenants and agrees that it shall (i) continue to conduct its business and the business of its Subsidiaries in a manner designed in its reasonable judgment, to enhance the long-term value of the Riva Bancshares Common Stock and the business prospects of Riva Bancshares, and (ii) take no action which would (a) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) of this Agreement, or (b) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent Riva Bancshares from discontinuing or disposing of any of its Assets or business if such action is, in the judgment of Riva Bancshares, desirable in the conduct of the business of Riva Bancshares. Riva Bancshares further covenants and agrees that it will not, without the prior written consent of the Chairman and Chief Executive Officer of Premier, which consent shall not be unreasonably withheld, amend the Certificate of Incorporation or Bylaws of Riva Bancshares, in each case in any manner adverse to the holders of Premier Common Stock, issue additional Common Stock of Riva Bancshares, or warrants or options to purchase Common Stock of Riva Bancshares; or make an Acquisition Proposal to any individual or entity.

         7.4 Adverse Changes In Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable best efforts to prevent or promptly to remedy the same.

         7.5 Reports. Each Party and their respective Subsidiaries shall file all reports required to be filed by each of them with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to each other copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of Riva Bancshares financial statements to normal recurring year-end adjustments that are not material and except for the absence of certain footnote information in the unaudited financial statements). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                                    ARTICLE 8

                              ADDITIONAL AGREEMENTS

         8.1 Registration Statement; Proxy Statement; Shareholder Approval. As soon as practicable after execution of this Agreement (in no event later than May 31, 1999), Riva Bancshares shall file the Registration Statement related to Riva Bancshares' proposed Initial Public Offering ("IPO") and Riva Bancshares and Premier shall file the Registration Proxy Statement in connection with the Merger with the SEC, and shall use their reasonable best efforts to cause the Registration Statement and the Registration Proxy Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state blue sky or securities Laws in connection with the issuance of the shares of Riva Bancshares Common Stock upon consummation of the Merger. Premier shall furnish all information concerning it and the holders of its capital stock as Riva Bancshares may reasonably request in connection with such action. Premier shall call a Shareholders' Meeting, to be held on a date that is determined by the Parties to be a mutually desirable date, which date shall be as soon as practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and such other related matters as it deems appropriate. In connection with the Shareholders' Meeting,
(i) Premier shall prepare a Proxy Statement relating to the Merger and mail such Proxy Statement to its shareholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with the preparation of such Proxy Statement, (iii) the Board of Directors of Premier shall recommend (subject to compliance with their fiduciary duties under applicable law as advised by counsel) to its shareholders the approval of this Agreement, and (iv) the Board of Directors and officers of Premier shall (subject to compliance with their fiduciary duties under applicable law as advised by counsel) use their reasonable best efforts to obtain such shareholders' approval.

         8.2 Share Purchases by and Option Grants to Premier Shareholders. To induce Premier to enter into this Agreement, Premier Shareholders shall be entitled to the following:

                 (i) In addition to any shares received in the Merger, Premier shareholders shall not be limited in the number of shares which they may purchase in Riva Bancshares' IPO at the initial public offering price, subject to any required regulatory approvals for purchases that result in a Premier shareholder owning more than ten percent (10%) of the total outstanding shares of Riva Bancshares.

                 (ii) Upon completion of the IPO, Riva Bancshares will grant to each Premier shareholder (other than Bruce W. Wiley) (collectively, the "Premier Shareholders") a warrant to purchase shares of Riva Bancshares at the initial public offering price for a period of ten (10) years from the date of such grant. These warrants will be granted on the same terms and conditions as the warrants referenced in Section 6.3 of this Agreement. The number of shares granted under each Premier Shareholder's warrant will be determined on a pro rata basis, whereby each Premier Shareholder will receive a warrant to purchase 3.605 shares of Riva Bancshares Common Stock for each share of Premier owned by such shareholder prior to the Merger. The aggregate number of shares subject to these warrants shall not exceed 140,000. Riva Bancshares shall not be required to issue fractional shares upon the exercise of such warrants. The amount of shares issuable upon exercise of the warrants shall be rounded to the nearest whole number.

                 (iii) Upon completion of the IPO, Riva Bancshares will grant to each Premier shareholder, including Bruce W. Wiley, a warrant to purchase shares of Riva Bancshares at 120% of the initial public offering price for a period of ten (10) years from the date of such grant. With the exception of the exercise price, these warrants shall be granted on the same terms and conditions as the warrants referenced in Section 6.3 of this Agreement. The number of shares granted under each of these warrants will be determined on a pro rata basis, whereby each Premier shareholder will receive a warrant to purchase 5.020 shares of Riva Bancshares Common Stock for each share of Premier owned by such shareholder prior to the Merger. The aggregate number of shares subject to these warrants shall not exceed 210,000. Riva Bancshares shall not be required to issue fractional shares upon the exercise of such warrants. The amount of shares issuable upon exercise of the warrants shall be rounded to the nearest whole number.

                 (iv) for a period of forty-eight (48) months after the closing of the IPO, if any additional options are granted to any Premier Shareholder who serves as an advisory director of a banking subsidiary of Riva Bancshares or to any other non-employee Premier Shareholder; then warrants will be granted to each Premier Shareholder on a pro rata basis, whereby each Premier Shareholder will receive a warrant to purchase additional shares in the same proportion as the amount of option shares granted to each advisory director or non-employee Premier Shareholder relative to the amount of shares owned by such advisory director or non-employee shareholder at the Effective Time of the Merger. For example, if an advisory director or any non-employee Premier Shareholder owned 3,000 shares of Premier at the Effective Time of the Merger and is thereafter granted options to purchase 1,000 shares, then each Premier Shareholder will a warrant for one-third (i.e., 1,000 / 3,000) of the amount of shares owned by such shareholder at the Effective Time of the Merger. Therefore, pursuant to the example above, a Premier Shareholder who owns 1,000 shares of Premier would receive warrants to purchase 333 shares of Riva Bancshares.

         8.3 Restrictions on Transfer of Shares Held by Premier Directors, Officers and Shareholders.

                 (a) Premier and its directors will agree that, for a period of 180 days after the effective date of the Company's Registration Statement on Form S-1 related to the proposed IPO, they shall not directly or indirectly sell, offer to sell, contract to sell, solicit an offer to buy, grant any option, right or warrant for the purchase or sale of, assign, pledge, distribute or otherwise transfer, dispose of, encumber, (or make any announcement with respect to any of the foregoing), any shares of common stock received pursuant to Section 3.1 of this Agreement, which such director or officer currently owns, has the right to dispose of or hereafter acquire, either of record or beneficially, nor will any director or officer request the registration of the offer or sale of any of the foregoing.

                 (b) Premier Shareholders, except for any shareholder who serves as a director (whose Riva Bancshares shares will be restricted as described in Section 8.3(a) above) shall not directly or indirectly sell, offer to sell, contract to sell, solicit an offer to buy, grant any option, right or warrant for the purchase or sale of, assign, pledge, distribute or otherwise transfer, dispose of, encumber, (or make any announcement with respect to any of the foregoing), any shares of common stock received pursuant to Section 3.1 of this Agreement, which such shareholder owns, has the right to dispose of or hereafter acquire, either of record or beneficially, except as permitted in the schedule set forth below:


                                         Aggregate Percentage of Shares Issued
                                         to Such Person Pursuant to Section 3.1
TIME TABLE                                  Permitted for Sale by Such Person
- ----------                               --------------------------------------
From the date of pricing of the IPO
through the date of closing of the IPO            No sales are permitted
From 1 to 30 days after closing                   10%
From 31 to 60 after closing                       20%
From 61 to 90 days after closing                  40%
From 91 to 120 days after closing                 60%
From 121 days after closing and after             100%

         8.4 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including the use of their respective reasonable best efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9 of this Agreement; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable best efforts to obtain all Permits and Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

         8.5 Applications. Riva Bancshares shall promptly prepare and file, and Premier shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement and thereafter use its reasonable best efforts to cause the Merger to be consummated as expeditiously as possible.

         8.6 Access to Information; Confidentiality. From the date hereof to the Effective Time or termination pursuant to Article 10 of this Agreement, upon reasonable notice and subject to applicable Laws, Riva Bancshares and Premier shall afford each other, and each other's accountants, counsel, and other representatives, during normal working hours for the period of time prior to the Effective Time, reasonable access to all of its and its Subsidiaries' properties, books, contracts, commitments, and records and, during such period, each shall furnish promptly to the other party (i) a copy of each report, schedule, and other document filed or received by it or any of its Subsidiaries during such period pursuant to the requirements of the Securities Laws, (ii) a copy of all filings made with any Regulatory Authorities or other governmental entities in connection with the transactions contemplated by this Agreement and all written communications received from such Regulatory Authorities and governmental entities related thereto, and (iii) all other information concerning its or its Subsidiaries' business, properties and personnel as such other party may reasonably request, including reports of condition filed with Regulatory Authorities. In this regard, without limiting the generality of the foregoing, each of the parties hereto shall notify the other parties hereto promptly upon the receipt by it of any comments from the SEC, or its staff, and of any requests by the SEC for amendments or supplements to the Registration Statement or the Proxy Statement or for additional information and will supply the other parties hereto with copies of all correspondence between it and its representatives, on the one hand, and the SEC or the members of its staff or any other government official, on the other hand, with respect to the Registration Statement or the Proxy Statement. Each party hereto shall, and shall cause its advisors and representatives to (x) conduct its investigation in such a manner which will not unreasonably interfere with the normal operations, customers or employee relations of the other and shall be in accordance with procedures established by the parties having the due regard for the foregoing, and (y) refrain from using for any purposes other than as set forth in this Agreement, and shall treat as confidential, all information obtained by each hereunder or in connection herewith and not otherwise known to them prior to the Effective Time. Except as otherwise agreed to in writing, Riva Bancshares and Premier shall be bound by and all information given or received pursuant to this Section
8.5 shall be subject to the terms and conditions of that certain confidentiality agreement entered into between Riva Bancshares and Premier dated November 19, 1998, which shall survive the termination of this Agreement.

         8.7 Current Information. During the period from the date of this Agreement until the Effective Time or termination of this Agreement pursuant to
Article 10 hereof, each of Premier and Riva Bancshares shall, and shall cause its representatives to, confer on a regular and frequent basis with representatives of the other. Each of Premier and Riva Bancshares shall promptly notify the other of (i) any material change in its business or operations, (ii) any material complaints, investigations, or hearings (or communications indicating that the same may be contemplated) of any Regulatory Authority, (iii) the institution or threat of material Litigation involving such party, or (iv) the occurrence or nonoccurrence, of an event or condition, the occurrence, or nonoccurrence, of which would be reasonably expected to cause any of such party's representations or warranties set forth herein to be false or untrue in any respect as of the Effective Time; and in each case shall keep the other fully informed with respect thereto.

         8.8 Other Actions. No Party shall, or shall permit any of its Subsidiaries, if any, to, take any action, except in every case as may be required by applicable Law, that would or is intended to result in (i) any of its representations and warranties set forth in this Agreement that are qualified as to materiality being or becoming untrue, (ii) any of such representations and warranties that are not so qualified become untrue in any material manner having a Material Adverse Effect, (iii) any of the conditions set forth in this Agreement not being satisfied or in a violation of any provision of this Agreement, or (iv) adversely affecting the ability of any of them to obtain any of the Consents or Permits from Regulatory Authorities (unless such action is required by sound banking practice).

         8.9 Press Releases. Prior to the Effective Time, Premier and Riva Bancshares shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this
Section 8.9 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

         8.10 No Solicitation. Except with respect to this Agreement and the transactions contemplated hereby, from the date of this Agreement until the Effective Time or termination pursuant to Article 10, neither a Premier Company nor any Affiliate thereof, shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties of Premier's Board of Directors, determined after consultation with counsel, neither a Premier Company nor any Affiliate thereof, or any Representative thereof shall furnish any nonpublic information that it is not legally obligated to furnish or negotiate with respect to, any Acquisition Proposal, but Premier may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel. Premier shall promptly notify Riva Bancshares orally and in writing in the event that it receives any inquiry or proposal relating to any such transaction. Premier shall
(i) immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any of the foregoing and (ii) direct and use its reasonable best efforts to cause of all its Representatives not to engage in any of the foregoing.

         8.11 Accounting and Tax Treatment. Each of the Parties undertakes and agrees to use its reasonable best efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

         8.12 Anti-Takeover Provisions. Each Premier Company shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in any super-majority voting requirements or the grant of any rights to any Person under its Articles of Incorporation, Bylaws, or any other governing instruments. In addition, each Premier Company shall take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, ss. 351.459 RSMo of the GBCL.

         8.13 Agreement of Affiliates. Premier has disclosed in Section 8.13 of the Disclosure Schedule all Persons whom it reasonably believes are "affiliates" of Premier for purposes of Rule 145 under the 1933 Act. Premier shall use its reasonable best efforts to cause each such Person to deliver to Riva Bancshares not later than 30 days prior to the Effective Time, a written agreement, substantially in the form of Exhibit 2 attached hereto, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of Premier Common Stock held by such Person, except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of Riva Bancshares Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder (and Riva Bancshares shall be entitled to place restrictive legends upon certificates for shares of Riva Bancshares Common Stock issued to affiliates of Premier pursuant to this Agreement to enforce the provisions of this Section 8.13). Riva Bancshares shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of Riva Bancshares Common Stock by such affiliates.

         8.14 Employee Benefits and Contracts. Following the Effective Time, Riva Bancshares shall provide generally to continuing officers and employees of Premier Companies employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of Riva Bancshares Common Stock), on terms and conditions which when taken as a whole are no less favorable than those currently provided by Premier. For purposes of participation and vesting (but not benefit accrual under any employee benefit plans of Riva Bancshares other than the Premier Benefit Plans) under such employee benefit plans, the service of the employees of Premier prior to the Effective Time shall be treated as service with Riva Bancshares participating in such employee benefit plans. Riva Bancshares shall honor in accordance with their terms all employment, severance, consulting, and other compensation Contracts disclosed in Section 8.13 of the Disclosure Schedule between Premier and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the Premier Benefit Plans.

         8.15 Management Contracts. Riva Bancshares and Bruce W. Wiley have entered into an employment agreement dated as of the date hereof which agreement will become effective as of the Closing.

         8.16    Indemnification and Directors' Liability Insurance.

                 (a) Riva Bancshares shall, and shall cause the Surviving Corporation (and its successors and assigns) to, indemnify, defend, and hold harmless the present and former directors, officers, employees, and agents of Premier (each, an "Indemnified Party") against all costs, fees or expenses (including reasonable attorneys' fees), judgments, fines, penalties, losses, claims, damages, liabilities and amounts paid in settlement in connection with any Litigation arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the full extent permitted under applicable Law and by Premier's Articles of Incorporation and Bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation. Without limiting the foregoing, in any case in which approval by Riva Bancshares is required to effectuate any indemnification, Riva Bancshares shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Riva Bancshares and the Indemnified Party.

                 (b) If Riva Bancshares or the Surviving Corporation or any of their successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Riva Bancshares shall assume the obligations set forth in this Section 8.16.

                 (c) Prior to the Effective Time, Premier shall purchase for, and on behalf of, its current and former officers and directors, extended coverage under the current directors' and officers' liability insurance policy maintained by Premier to provide for continued coverage of such insurance for a period of five years following the Effective Time with respect to matters occurring prior to the Effective Time.

                 (d) The provisions of this Section 8.16 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party, his or her heirs and representatives and shall survive the consummation of the Merger and be binding on all successors and assigns of Riva Bancshares and the Surviving Corporation.

         8.17 Filings with State of Missouri. Upon the terms and subject to the conditions of this Agreement, Premier and Riva Bancshares shall execute articles of merger (the "Articles of Merger") and Riva Bancshares shall file the Articles of Merger and a copy thereof with the office of the Secretary of State of Missouri and Delaware in connection with the Closing. In addition, Riva Bancshares shall execute and file, pursuant to ss. 351.458 RSMo of the GBCL, (i) an agreement that Riva Bancshares will promptly pay to any Dissenting Shareholder the amount, if any, to which such shareholder shall be entitled under the Dissent Provisions, (ii) an agreement that Riva Bancshares may be served with process in the State of Missouri and (iii) an irrevocable appointment of the Secretary of State of Missouri as Riva Bancshares' agent to accept service of process in any proceeding based upon any cause of action against Premier arising prior to the Effective Time and any proceeding for the enforcement of rights of any Dissenting Shareholder under the Dissent Provisions.

                                    ARTICLE 9

                CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

         9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section
11.7 of this Agreement:

                 (a) Shareholder Approval. The shareholders of Premier shall have approved this Agreement and the consummation of the transactions contemplated hereby, including the Merger, by the requisite 662/3% vote pursuant to applicable provisions of the GBCL, and applicable Law. In addition, the shareholders of Riva Bancshares shall have approved this Agreement and the consummation of the transactions contemplated hereby, including the Merger, by the requisite majority vote pursuant to
         Section 251 of the DGCL, and applicable Law.

                 (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

                 (c) Consents and Approvals. Other than filing the Articles of Merger and receipt of the Certificate of Merger, each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement or listed in Section 9.1(c) of the Disclosure Schedule) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party.

                 (d) Legal Proceedings. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary, or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of any of the transactions contemplated by this Agreement.

                 (e) Registration Statement. The Registration Statement shall have been declared effective under the 1933 Act, and no stop orders suspending the effectiveness of the Registration Statement shall have been issued, and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of Riva Bancshares Common Stock issuable pursuant to the Merger or the IPO shall have been received.

                 (f) Tax Matters. Each Party shall have received a written opinion or opinions from Smith, Gambrell & Russell, LLP, and in a form reasonably satisfactory to such Parties (the "Tax

         Opinion"), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and (ii) the exchange in the Merger of Premier Common Stock for Riva Bancshares Common Stock will not give rise to gain or loss to the shareholders of Premier with respect to such exchange (except to the extent of any cash received). In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of Premier and Riva Bancshares reasonably satisfactory in form and substance to such counsel.

                 (g) Public Offering. Riva Bancshares shall have executed a definitive underwriting agreement with a reputable and financially capable investment banking firm, chosen in the sole discretion of the Board of Directors of Riva Bancshares, providing for the firm commitment underwriting of shares of Riva Bancshares Common Stock having an aggregate gross purchase price of at least $25 million and such shares shall, upon issuance, be available for trading on a registered stock exchange or the National Market of the Nasdaq Stock Market.

         9.2 Conditions to Obligations of Riva Bancshares. The obligations of Riva Bancshares to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Riva Bancshares pursuant to Section 11.7(a) of this Agreement:

                 (a) Representations and Warranties. For purposes of this
         Section 9.2(a), the accuracy of the representations and warranties of Premier set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Premier set forth in
         Section 5.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties of Premier set forth in Sections 5.17, 5.18, 5.19, and 5.20 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Premier set forth in this Agreement (including the representations and warranties set forth in Sections 5.3, 5.17, 5.18, 5.19, and 5.20) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Premier and its Subsidiaries taken as a whole; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

                 (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Premier to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all respects.

                 (c) Certificates. Premier shall have delivered to Riva Bancshares (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer acting in their capacities as officers of Premier, to the effect that the conditions of its obligations set forth in Section 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Premier's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Riva Bancshares and its counsel shall request.

                 (d) Affiliates Agreements. Riva Bancshares shall have received from each affiliate of Premier the affiliates agreements referred to in
         Section 8.13 of this Agreement.

                 (e) Opinion of Counsel. Riva Bancshares shall have received a written opinion of Suelthaus & Walsh, P.C., counsel to Premier, dated as of the Effective Time, with respect to such matters and in such form as shall be agreed upon between such firm and Riva Bancshares in substantially the form that is attached as Exhibit 2.

         9.3 Conditions to Obligations of Premier. The obligations of Premier to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Premier pursuant to Section 11.7(b) of this Agreement:

                 (a) Representations and Warranties. For purposes of this
         Section 9.3(a), the accuracy of the representations and warranties of Riva Bancshares set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Riva Bancshares set forth in Section 6.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties of Riva Bancshares set forth in Section
         6.11 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Riva Bancshares set forth in this Agreement (including the representations and warranties set forth in Sections 6.3 and 6.11) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Riva Bancshares; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

                 (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Riva Bancshares to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

                 (c) Certificates. Riva Bancshares shall have delivered to Premier (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 9.3(a) and 9.3(b) of this Agreement have been satisfied, and
         (ii) certified copies of resolutions duly adopted by Riva Bancshares' Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Premier and its counsel shall request.

                 (d) Fairness Opinion. Premier shall have received from GRA Thompson White & Company, PC, a letter to the effect that, in the opinion of such firm, the Exchange Ratio is fair, from a financial point of view, to the holders of Premier Common Stock.

                 (e) Payment of Consideration. Riva Bancshares shall have delivered to the Exchange Agent the consideration to be paid to holders of the Premier Common Stock pursuant to Sections 3.1 and 3.4 of this Agreement.

                 (f) Opinion of Counsel. Premier shall have received a written opinion of Smith, Gambrell & Russell, LLP, counsel to Riva Bancshares, dated as of the Effective Time, with respect to such matters and in such the form as shall be agreed upon between such firm and Premier in substantially the form that is attached hereto as Exhibit 3.

                 (g) Underwriters to Perform. The underwriters in the IPO shall have given their assurances that they are ready, willing, and able to close on the IPO, and have the funds available to deliver the full amount of the purchase price (less the underwriters' discount) for the shares under the IPO, immediately following the consummation of the Merger.

                                   ARTICLE 10

                                   TERMINATION

         10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Riva Bancshares and Premier, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

                 (a) By mutual written consent of the Board of Directors of Riva Bancshares and the Board of Directors of Premier; or

                 (b) By the Board of Directors of either Riva Bancshares or Premier (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Premier and Section 9.3(a) in the case of Riva Bancshares or in material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Premier and Section 9.3(a) of this Agreement in the case of Riva Bancshares; or

                 (c) By the Board of Directors of either Riva Bancshares or Premier in the event of a material breach by the other Party of any covenant, agreement, or obligation contained in this Agreement which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

                 (d) By the Board of Directors of either Riva Bancshares or Premier in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal; or (ii) the shareholders of either Riva Bancshares or Premier fail to vote their approval of this Agreement and the transactions contemplated hereby as required by the DGCL and GBCL, respectively; or

                 (e) By the Board of Directors of either Riva Bancshares or Premier in the event that the Merger shall not have been consummated by September 30, 1999, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

                 (f) By Riva Bancshares in the event appraisal rights are claimed, pursuant to the Dissent Provisions, by persons owning in the aggregate more than 10% of the issued and outstanding Premier Common Stock; or

                 (g) By the Board of Directors of either Riva Bancshares or Premier (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Premier and Section 9.3(a) in the case of Riva Bancshares or in material breach of any covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(e) of this Agreement; or

                 (h) By Premier, if at any time prior to the Effective Time, the fairness opinion of GRA Thompson White & Company, PC is withdrawn.

                 (i) By Premier if prior to the Effective Time, a corporation, partnership, person, or other entity or group shall have made a bona fide Acquisition Proposal that the Board of Directors of Premier determines in its good faith judgment and in the exercise of its fiduciary duties, with respect to legal matters on the written opinion of legal counsel and as to financial matters on the written opinion of GRA Thompson White & Company, PC, or another investment banking firm of national reputation, is more favorable to the shareholders of Premier and that the failure to terminate this Agreement and accept such alternative Acquisition Proposal would be inconsistent with the proper exercise of such fiduciary duties.

         10.2    Effect of Termination.

                 (a) In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2 and Sections 8.6 and 11.1 of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 10.1(b) or 10.1(c) or 10.1 (f), of this Agreement shall not relieve the breaching Party from liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination; provided, further, that in the event of any termination of this Agreement following the occurrence of an Initial Triggering Event (as defined below) other than termination due to: (A) the failure of Riva Bancshares to satisfy a condition to closing, (B) determination of Riva Bancshares pursuant to Section 9.2(a) not to perform this Agreement, (C) withdrawal of the fairness opinion of GRA Thompson White & Company, PC (so long as such withdrawal is not due to materially inaccurate or fraudulent information provided by Premier to GRA Thompson White & Company, PC), or (D) the failure to satisfy the conditions set forth in Section 9.1 paragraphs (b), (d),
         (e), (f) and (g), Riva Bancshares shall be entitled to a cash payment from Premier in an amount equal to $200,000 upon the occurrence of any Subsequent Triggering Event (as defined below) within twelve (12) months following the date of such termination. In the event this Agreement is terminated as a result of Riva Bancshares' or Premier's failure to satisfy any of its representations, warranties or covenants set forth herein in addition to any other claims or rights, the non-terminating party shall reimburse the terminating party for its reasonable out-of-pocket expenses relating to the Merger in an amount not to exceed $50,000.

                  (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date of this
         Agreement:

                     (i) Premier, without having received Riva Bancshares' prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any Person (the term "Person" for purposes of this Section also having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the 1934 Act, and the rules and regulations thereunder) other than Riva Bancshares or the Board of Directors of Premier shall have recommended that the shareholders of Premier approve or accept any Acquisition Transaction other than as contemplated by this Agreement. For purposes of this Agreement, "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving Premier, (y) a purchase, lease or other acquisition of all or substantially all of the assets or deposits of Premier, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 25% or more of the voting power of Premier;

                     (ii) Any Person (excluding the officers, directors and existing shareholders of Premier), other than Riva Bancshares, acting in a fiduciary capacity, shall have acquired beneficial ownership or the right to acquire beneficial ownership of 15% or more of the outstanding Premier Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder) and such Person does not vote such Premier Common Stock in favor of this Agreement at the Shareholders' Meeting or such meeting is not held or is canceled;

                     (iii) The Shareholders' Meeting shall not have been
                  held or shall have been canceled prior to termination of this Agreement, or Premier, without having received Riva Bancshares' prior written consent, shall have authorized, recommended, proposed (or publicly announced its intention to authorize, recommend or propose, or its interest in authorizing, recommending or proposing) an agreement to engage in an Acquisition Transaction, with any Person other than Riva Bancshares;

                     (iv) Any Person other than Riva Bancshares shall have made a bona fide proposal to any Premier Company or its shareholders by public announcement or written communication (a copy of which shall be provided to Riva Bancshares) to engage in an Acquisition Transaction, which proposal has an economic value to the shareholders of Premier equivalent to or in excess of that of the Merger.

                     (v) After a proposal is made by a third party to any Premier Company to engage in an Acquisition Transaction, Premier shall have willfully and materially breached any material covenant or obligation contained in this Agreement in anticipation of engaging in an Acquisition Transaction, and such breach would entitle Riva Bancshares to terminate this Agreement and such breach is not cured; or

                     (vi) Any person other than Riva Bancshares, other than in connection with a transaction to which Riva Bancshares has given its prior written consent, shall have filed an application or notice with the Board of Governors of the Federal Reserve System or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

                 (c) The term "Subsequent Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

                     (i) The acquisition by any person (excluding the officers, directors and existing shareholders of Premier) of beneficial ownership of 50% or more of the then outstanding Premier Common Stock; or

                     (ii) The closing of the Acquisition Transaction described in clause (i) of subsection (b) of this Section 10.2, except that the percentage referred to in clause (z) shall be 50%.

                 (d) Premier shall notify Riva Bancshares promptly upon the occurrence of any Initial Triggering Event or Subsequent Triggering Event.

         10.3 Non-Survival of Representations and Covenants. The respective representations and warranties of the Parties shall not survive the Effective Time. All agreements of the Parties to this Agreement which by their terms are to be performed following the Effective Time shall survive the Effective Time until performed in accordance with their terms.

                                   ARTICLE 11

                                  MISCELLANEOUS

         11.1    Definitions.

                 (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

                 "1933 Act" shall mean the Securities Act of 1933, as amended.

                 "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

                 "Acquisition Proposal" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving such Party or any of its Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its material Subsidiaries (other than the transactions contemplated or permitted by this Agreement).

                 "Affiliate" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person;
         (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

                 "Agreement" shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

                 "Assets" of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character, and description, whether real, personal, or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

                 "BHC Act" shall mean the Bank Holding Company Act of 1956, as amended.

                  "Closing" shall have the meaning set forth in Section 1.2 of this Agreement.

                 "Certificate of Merger" shall have the meaning set forth in
         Section 1.3 of this Agreement.

                 "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

                 "Contract" shall mean any written agreement, commitment, contract, note, bond, mortgage, indenture, instrument, lease, obligation, license, or plan of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock or Assets.

                 "Default" shall mean (i) any breach or violation of or default under any Contract, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any liability under, any Contract where, in any such event, such default is reasonably likely to have a Material Adverse Effect on a Party.

                 "Derivatives Contract" shall have the meaning set forth in
         Section 5.20 of this Agreement.

                 "DGCL" shall have the meaning set forth in Section 1.1 of this Agreement.

                 "Dissent Provisions" shall have the meaning set forth in
         Section 3.1(d) of this Agreement.

                 "Dissenting Premier Shares" shall have the meaning set forth in
         Section 3.1(d) of this Agreement.

                 "Dissenting Shareholders" shall have the meaning set forth in
         Section 3.1(d) of this Agreement.

                 "Effective Time" shall have the meaning set forth in Section
         1.3 of this Agreement.

                 "Environmental Laws" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

                 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                 "ERISA Affiliate" shall have the meaning set forth in Section 5.13(c) of this Agreement.

                 "Exchange Agent" shall have the meaning set forth in Section
         4.1 of this Agreement.

                 "Exchange Ratio" shall have the meaning set forth in Section 3.1(c) of this Agreement.

                 "Exhibits" 1, 2, and 3 shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

                 "GAAP" shall mean generally accepted accounting principles in the United States, consistently applied during the periods involved applicable to banks or bank holding companies, as the case may be.

                 "GBCL" shall have the meaning set forth in Section 1.1 of this Agreement.

                 "Hazardous Material" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental
         Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

                 "Indemnified Party" shall have the meaning set forth in Section
         8.16 of this Agreement.

                 "Initial Public Offering" shall have the meaning set forth in
         Section 8.1 of the Agreement.

                 "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

                 "Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean the personal knowledge of the chairman, president, chief financial officer, chief accounting officer, chief credit officer, general counsel, any assistant or deputy general counsel, or any senior or executive vice president of such Person and the knowledge of any such persons obtained or which would have been obtained from a reasonable investigation, except as otherwise stated in this Agreement.

                 "Law" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted, or enforced by any Regulatory Authority.

f


                 "Lien" with respect to any Asset, shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits, and (iii) other Liens incurred in the ordinary course of the banking business.

                 "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice by any Person alleging potential liability.

                 "Loan Property" shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or its Subsidiary holds a security or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

                 "Material Adverse Effect" on a Party shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, (i) would in the aggregate result in an adverse impact of $125,000 or more on the financial position or results of operations of such Party, or (ii) would impair the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, and (d) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties, (e) changes in the general economic conditions, (f) changes in the securities markets, or (g) changes generally affecting the financial institution industry in general, or the banking industry in Missouri or in the Jefferson City of Columbia, Missouri areas specifically. When used with respect to Premier, a Material Adverse Effect shall exist only if it exists with respect to Premier and its subsidiaries taken as a whole.

                 "Merger" shall have the meaning set forth in the Preamble of this Agreement.

                 "NASD" shall mean the National Association of Securities Dealers, Inc.

                 "NASDAQ" shall mean the Nasdaq Stock Market, Inc.

                 "Order" shall mean any decree, injunction, judgment, order, decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

                 "Participation Facility" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

                 "Party" shall mean either Riva Bancshares or Premier, and "Parties" shall mean collectively, Riva Bancshares and Premier.

                 "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person.

                 "Person" shall mean a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

                 "Premier" shall have the meaning set forth in the first paragraph of this Agreement.

                 "Premier Benefits Plans" shall have the meaning set forth in
         Section 5.13(a) of this Agreement.

                 "Premier Capital Stock" shall mean, collectively, Premier Common Stock and any other class or series of capital stock of Premier.

                 "Premier Common Stock" shall mean the $1.00 par value common stock of Premier.

                 "Premier Companies" shall mean, collectively, Premier and all Premier Subsidiaries.

                 "Premier Contracts" shall have the meaning set forth in Section
         5.14 of this Agreement.

                 "Premier ERISA Plan" shall have the meaning set forth in
         Section 5.13(a) of this Agreement.

                 "Premier Financial Statements" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Premier as of March 31, 1999, and as of December 31, 1998, 1997 and 1996, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the three months ended March 31, 1999, and for each of the three fiscal years ended December 31, 1998, 1997, and 1996, as filed by Premier with the Board of Governors of the Federal Reserve System and
         (ii) the consolidated balance sheets of Premier (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in Premier's financial statements filed and published in accordance with applicable federal regulations with respect to periods ended subsequent to December 31, 1998.

                 "Proxy Statement" shall mean the proxy statement used by Premier to solicit the approval of its shareholders of the transactions contemplated by this Agreement, which shall include the prospectus of Riva Bancshares relating to the issuance of Riva Bancshares Common Stock to holders of Premier Common Stock.

                 "Registration Statement" shall mean the Registration Statement on Form S-1, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Riva Bancshares under the 1933 Act with respect to the shares of Riva Bancshares Common Stock to be issued to the shareholders of Premier in connection with the transactions contemplated by this Agreement and with respect to the IPO.

                 "Regulatory Authorities" shall mean, collectively, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the SEC, the Missouri Division of Finance, the NASD, NASDAQ and all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries.

                 "Rights" shall mean all arrangements, calls, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or any Contract, commitments or other arrangements by which a Person is or may be bound to issue additional shares of its capital stock or options, warrants, rights to purchase or acquire any additional shares of its capital stock, or other Rights.

                 "Riva Bancshares" shall have the meaning set forth in the first paragraph of this Agreement.

                 "Riva Bancshares Capital Stock" shall mean, collectively, Riva Bancshares Common Stock, Riva Bancshares Preferred Stock, and any other class or series of capital stock of Riva Bancshares.

                 "Riva Bancshares Common Stock" shall mean the $.01 par value per share common stock of Riva Bancshares.

                 "Riva Bancshares Financial Statements" shall mean the (i) audited consolidated balance sheets (including related notes and schedules, if any) of Riva Bancshares as of December 31, 1998, and the related audited statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the fiscal year then ended, and (ii) the unaudited consolidated balance sheets (including related notes and schedules, if any) of Riva Bancshares as of March 31, 1999, and the related unaudited statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the portion of the fiscal year then ended.

                 "Riva Bancshares Preferred Stock" shall mean the $.01 par value per share preferred stock of Riva Bancshares.

                 "SEC" shall mean the Securities and Exchange Commission.

                 "SEC Documents" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

                 "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

                 "Shareholders' Meeting" shall mean the meeting of the shareholders of Premier to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

                 "Subsidiaries" shall mean all corporations, banks, associations, or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities, either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included in this definition any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

                 "Surviving Corporation" shall mean the surviving corporation resulting from the Merger.

                 "Tax" or "Taxes" shall mean all federal, state, local, and foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, foreign government or subdivision or agency thereof, including any interest, penalties or additions thereto.

                 "Tax Opinion" shall have the meaning set forth in Section 9.1(f) of this Agreement.

                 "Taxable Period" shall mean any period prescribed by any governmental authority, including the United States or any state, local, foreign government or subdivision or agency thereof for which a Tax Return is required to be filed or Tax is required to be paid.

                 "Tax Return" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

                 (b) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

         11.2    Expenses.

                 (a) Except as otherwise provided in this Section 11.2 and in
         Section 10.2, each of Riva Bancshares and Premier shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration, and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

                 (b) Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

         11.3 Brokers and Finders. Each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Riva Bancshares or Premier, each of Riva Bancshares and Premier, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

         11.4 Entire Agreement. Except for the Confidentiality Agreement and except as otherwise expressly provided herein, this Agreement constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral.

         11.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the shareholders of either Riva Bancshares or Premier, there shall be made no amendment that reduces or modifies in any material respect the consideration to be received by holders of Premier Common Stock, without the further approval of such shareholders.

         11.6 Obligations of Riva Bancshares. Whenever this Agreement requires Riva Bancshares (including the Surviving Corporation) to take any action, such requirement shall be deemed to include an undertaking by Riva Bancshares to cause any future Riva Bancshares Subsidiaries to take such action.

         11.7    Waivers.

                 (a) Prior to or at the Effective Time, Riva Bancshares, acting through its Board of Directors, chief executive officer, president or other authorized officer, shall have the right to waive any default in the performance of any term of this Agreement by Premier, to waive or extend the time for the compliance or fulfillment by Premier of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Riva Bancshares under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Riva Bancshares.

                 (b) Prior to or at the Effective Time, Premier, acting through its Board of Directors, chief executive officer, president or other authorized officer, shall have the right to waive any default in the performance of any term of this Agreement by Riva Bancshares, to waive or extend the time for the compliance or fulfillment by Riva Bancshares of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Premier under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Premier.

                 (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

         11.8 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

         11.9 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

         Premier:                  Premier Bancshares, Inc.
                                   815 West Stadium Boulevard
                                   Jefferson City, Missouri 65110
                                   Telephone Number: (573) 893-6000
                                   Telecopy Number: (573) 893-6200
                                   Attention: Charles R. Willibrand, Chairman
                                        and Bruce W. Wiley, President and
                                        Chief Executive Officer

         Copy to Counsel:          Suelthaus & Walsh, P.C.
                                   7733 Forsyth Boulevard, Twelfth Floor
                                   St. Louis, Missouri  63105
                                   Telephone Number: (314) 727-7676
                                   Telecopy Number: (314) 727-7166
                                   Attention:   Kenneth H. Suelthaus, Esq.

         Riva Bancshares:          Riva Bancshares, Inc.
                                   13004 Starbuck Road
                                   St. Louis, Missouri  63141
                                   Telephone Number: (314) 514-8491
                                   Telecopy Number:   (314) 453-0981
                                   Attention: Richard C. Jensen, President and
                                        Chief Executive Officer

         Copy to Counsel:          Smith, Gambrell & Russell, LLP
                                   Suite 3100, Promenade II
                                   1230 Peachtree Street
                                   Atlanta, Georgia 30309-3592
                                   Telephone Number: (404) 815-3758
                                   Telecopy Number: (404) 685-7058
                                   Attention:  Robert C. Schwartz, Esq.

         Copies to Counsel shall not constitute notice.

         11.10 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Missouri, without regard to any applicable principals of conflicts of laws, except to the extent that the Laws of the United States govern the consummation of the Merger.

         11.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         11.12 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

         11.13 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         11.14 Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.





                        [SIGNATURES FOLLOW ON NEXT PAGE]

         IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and attested by officers thereunto as of the day and year first above written.

                                       RIVA BANCSHARES, INC.


                              By:      /s/ Richard C. Jensen
                                       -------------------------------------
                              Name:    Richard C. Jensen
                              Title:   President and Chief Executive Officer


                                       PREMIER BANCSHARES, INC.


                              By:      /s/ Charles R. Willibrand
                                       -------------------------------------
                              Name:    Charles R. Willibrand
                              Title:   Chairman of the Board

                                   APPENDIX B

MO. REV. STAT. SS.351.455

         351.455 SHAREHOLDER WHO OBJECTS TO MERGER MAY DEMAND VALUE OF SHARES, WHEN.--1. If a shareholder of a corporation which is a party to a merger or consolidation shall file with such corporation, prior to or at the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote, a written objection to such plan of merger or consolidation, and shall not vote in favor thereof, and such shareholder, within twenty days after the merger or consolidation is effected, shall make written demand on the surviving or new corporation for payment of the fair value of his shares as of the day prior to the date on which the vote was taken approving the merger or consolidation, the surviving or new corporation shall pay to such shareholder, upon surrender of his certificate or certificates representing such shares, the fair value thereof. Such demand shall state the number and class of the shares owned by such dissenting shareholder. Any shareholder failing to make demand within the twenty day period shall be conclusively presumed to have consented to the merger or consolidation and shall be bound by the terms thereof.

         2. If within thirty days after the date on which such merger or consolidation was effected the value of such shares is agreed upon between the dissenting shareholder and the surviving or new corporation, payment therefor shall be made within ninety days after the date on which such merger or consolidation was effected, upon the surrender of his certificate or certificates representing said shares. Upon payment of the agreed value the dissenting shareholder shall cease to have any interest in such shares or in the corporation.

         3. If within such period of thirty days the shareholder and the surviving or new corporation do not so agree, then the dissenting shareholder may, within sixty days after the expiration of the thirty day period, file a petition in any court of competent jurisdiction within the county in which the registered office of the surviving or new corporation is situation, asking for a a finding and determination of the fair value of such shares, and shall be entitled to judgment against the surviving or new corporation for the amount of such fair value as of the day prior to the date on which such vote was taken approving such merger or consolidation, together with interest thereon to the date of such judgment. The judgment shall be payable only upon and simultaneously with the surrender to the surviving or new corporations of the certificate or certificates representing said shares. Upon the payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares, or in the surviving or new corporation. Such shares may be held and disposed of by the surviving or new corporation as it may see fit. Unless the dissenting shareholder shall file such petition within the time herein limited, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the merger or consolidation, and shall be bound by the terms thereof.

         4. The right of a dissenting shareholder to be paid the fair value of his shares as herein provided shall cease if and when the corporation shall abandon the merger or consolidation.

                                   APPENDIX C

               SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

         SECTION 262 -- APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

         (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss.251 (other than a merger effected pursuant to ss.251 (g) of this title), ss.252, ss.254, ss.257, ss.258, ss.263 or ss.264 of this title:

                           (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss.251 of this title.

                           (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                                    a.  Shares of stock of the corporation
                           surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                                    b.  Shares of stock of any other
                           corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                                    c.  Cash in lieu of fractional shares or
                           fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                                    d.  Any combination of the shares of stock,
                           depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

                           (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

         (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

         (d)      Appraisal rights shall be perfected as follows:

                           (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or
                  (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger, or consolidation of the date that the merger or consolidation has become effective; or

                           (2) If the merger or consolidation was approved pursuant to ss.228 or ss.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

         (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

         (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

         (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

         (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or execution of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

         (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

         (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

         (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

         (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                      APPENDIX D



                                  July 29, 1999





Board of Directors
Premier Bancshares, Inc.
c/o Premier Bank
Jefferson City, Missouri

Board of Directors:


         We have been retained by the Board of Directors of Premier Bancshares Inc. (Premier) to render an opinion of fairness, from a financial viewpoint, of a transaction whereby common shareholders of Premier would receive common shares of Riva Bancshares, Inc. (Riva) in a merger.


         We have provided accounting and consulting services to Premier since its inception in 1995. We have no present or contemplated future direct financial interest in Premier, its subsidiary, Premier Bank or in FPFC. The compensation for preparation of this letter is not contingent upon any action or conclusion.

         In the development of our opinion, our approach included:


         1) A review of the historical and projected financial performance of Premier Bank and Premier including audited consolidated financial statements as of December 31, 1998 and unaudited financial statements as of June 30, 1999.
         2) A review of financial information and other information regarding the stock of Riva including audited financial statements as of December 31, 1998 and unaudited financial statements as of June 30, 1999.
         3) A review of the Amended and Restated Agreement and Plan of Merger dated July 29, 1999 by and between Premier and Riva.

         4) A review of information regarding other comparable mergers in Missouri.
         5) A review of market prices of publicly held bank stocks in the region.

         6) A review of the investment characteristics of Premier and Riva.

         7) Any other factors that were considered necessary to render this opinion.


         In reviewing these items, we have considered the following items pertaining to Premier and Riva.


         - Historical financial performance
         - Dividend paying record

         - Marketability of common stock

         - Competition in the banking industry

         - Market area for banking companies

         - Comparison with other banking organizations

         - Comparison with other sales transactions in Missouri and the region

         - Risk areas inherent in banking

         - Financial impact of transaction

         - Tax consequences of the proposed merger for Premier shareholders

         - Such other factors as we considered necessary


         It is our understanding that the law firm of Smith, Gambrell & Russell, LLP counsel to Riva, will issue opinions that the exchange of shares in the transaction constitutes a non-taxable reorganization for federal income tax purposes. Our assumption, for purposes of the opinion, is that the tax opinion will be upheld by the Internal Revenue Service and therefore, the shareholders of Premier will incur no federal tax liability as a result of the exchange.

         In the performance of this engagement we did not visit with management representatives of Riva.


         We visited with management of Premier during the review concerning the future prospects of the Company as well as its current operating performance.


         We have reviewed the Amended and Restated Agreement and Plan of Merger between Premier and Riva dated July 29, 1999 and have assumed that the finally executed version is substantially the same. We have discussed appropriate aspects of this agreement and memorandum with management and counsel for Premier.

         The Agreement stipulates that each shareholder of Premier will receive a calculated number of common shares of Riva stock for each share of Premier stock. The formula utilizes $215.136 as the quotient. Based upon the 41,834 outstanding shares of Premier, the total consideration for all of the outstanding shares of Premier is $9,000,000. The book value of Premier shares at June 30, 1999 was $103.00. Consequently, the calculated multiple of June 30, 1999 book value is 2.08.

         The Agreement calls for a closing of Riva's public offering. Our opinion is subject to the successful public offering and dependent upon Premier's shareholders receiving shares which are marketable subject to certain time restrictions as outlined in Section 8.3 of the Agreement and applicable securities laws.

         The proposed exchange of shares and public offering provide a market for shareholders of Premier which is not currently available due to the limited number of shareholders in Premier. The shares received will be registered with the Securities and Exchange Commission and will be able to sold on the National Market of the Nasdaq Stock Market. Also, each Premier common shareholder, other than Bruce Wiley, will receive warrants to purchase Riva common shares as described in the Agreement. Additionally, all Premier shareholders will receive warrants which are exercisable for up to ten years which allow for purchase of shares at 1.20 times the initial offering price. The time restrictions on sale of the shares as outlined in Section 8.3 of the Agreement result in these shares being partially illiquid for up to

120 days for general shareholders and wholly illiquid up to 180 days for directors of Premier. Consequently, the shareholder is not guaranteed a market price equivalent to the value received at the initial exchange. Our opinion does not extend to any period subsequent to the initial exchange and public offering.

Premier Bancshares, Inc. - Background

         Premier Bancshares, Inc. (hereinafter referred to as Company) was organized in 1995 as a one-bank holding company under the Federal Bank Holding Company Act of 1956, as amended. The Company's operations are subject to supervision of the Board of Governors of the Federal Reserve System. The Company owns 100% of the outstanding shares of Premier Bank. The Company's only assets are its invested cash at the subsidiary bank and its investment in the subsidiary which is accounted for on the equity method of accounting. The Company's value is primarily dependent upon the subsidiary bank.


         The Company has a note payable totaling $925,000 to a commercial bank which bears interest at the prime rate and is secured by the subsidiary's common stock. The note payable was reduced by $300,000 in 1998 utilizing proceeds from a new stock offering. The total proceeds were approximately $1.2 million. Of the total proceeds, $750,000 was contributed as capital to the subsidiary Bank.


         There is one class of common stock issued and outstanding. The common stock consists of 100,000 authorized shares with a par value of $1.00. Issued and outstanding shares total 41,834.

         A comparative balance sheet of the Company is presented in Appendix B of this report.

Premier Bank - Background

         Premier Bank was chartered in 1995 in Jefferson City, Missouri. Its primary regulator is the Missouri Division of Finance and its deposits are insured by the Federal Deposit Insurance Corporation (FDIC). Jefferson City (population 36,000) is located in Cole County (population 65,000). Jefferson City is the state capital of Missouri. Cole County and parts of surrounding counties are considered to be the Bank's primary market area.

         The bank has a branch in Columbia, Missouri. Columbia is located 30 miles north of Jefferson City and this market has a population of approximately 120,000.

         The Bank maintains lobby hours between 9:00 a.m. and 4:00 p.m., Monday through Friday and is open Saturday until noon. The Bank provides a full range of banking services including the following:


         Loans                                 Deposits                                 Other
         ---------------------------------------------------------------------------------------------------
         Consumer Purpose                      Demand                                   Cashiers Check
         Commercial                            Interest bearing transaction             Travelers' Checks
         Real Estate                           Certificates of Deposit                  Wire Transfer
         Community Development                 Individual Retirement Accounts           Safe Deposit


         The Bank does not have a Trust Department.

Employees

         As of June 30, 1999, the Bank employed 21 persons. The Bank provides health, life, dental and disability benefits to employees. Benefits are fully paid by the Bank for employee coverage. There has been very minimal employee turnover and employee relations are considered to be good.

Regulatory Relations

         The Bank is examined regularly by the Missouri Division of Finance and FDIC. Mr. Bruce Wiley, President, indicated that the last examination was in late 1997 and that the Bank had received good performance ratings.

Data Processing and Year 2000

         The Bank utilizes Computer Services, Inc. processing software.

         The Bank also has customers who rely upon computers in their businesses. These customers are also subject to similar Year 2000 risks which could inhibit them from performing their normal business activities. If such problems are encountered, these customers may experience difficulties in meeting contractual loan obligations with the Bank.

         The Bank has received regulatory reviews of Year 2000 preparedness and the software developer has communicated its efforts relative to compliance with Year 2000 computerized processing. Due to the complexity of this matter, management made no representations to us as to the Bank's Year 2000 preparedness.

Litigation

         The Bank is regularly involved in legal proceedings relative to its lending activities. However, management indicated that they were not aware of any pending litigation which would materially impact the financial condition of the entity as of June 30, 1998.

Financial Review

         Our review of the financial data for Premier Bank consisted of information obtained from:

1) The annual Consolidated Reports of Condition and Income as filed with the FFIEC for the three years ended December 31, 1998 and for the six months ended June 30, 1999.

2) Uniform Bank Performance Report for December 31, 1998 (peer group reference only for analysis purposes).

3) Internally prepared financial statements for the period ended June 30, 1999.

         This information was prepared by the Bank's management in accordance with generally accepted accounting principles. We have accepted this information without further investigation as being an accurate representation of the Bank's financial condition and results of operations. We have assumed that management
1) is responsible for the integrity and objectivity of the financial statements and other related information, and 2) maintains a system of internal controls, policies and procedures to provide reasonable assurance that the Bank's assets are safeguarded and that financial transactions are fairly reflected in the financial statements. Since these financial statements also include estimates of value or potential exposure, we have also relied upon management's evaluation of asset quality.

Balance Sheet

         As of June 30, 1999, the Bank had total assets of $66,526,000. The Bank has grown rapidly since its chartering in 1995. Consequently, there has been a need for additional capital to maintain compliance with regulatory requirements.

         Total equity capital at June 30, 1999, aggregated $5,119,000 or 7.69% of total assets. This capital ratio is in excess of minimum regulatory guidelines of 3% to 6% and the Bank is considered to be well-capitalized.

         The Bank's loan-to-deposit ratio varies based upon seasonal demand but is generally between 80% - 85%. The Bank's liquidity position is adequate to support this level of lending.

         As of June 30, 1999, the Bank's loan portfolio consisted of the following:




                                                                            Amount                 Percentage
                                Category                                    (000's)             of Portfolio (%)
                                                                        ---------------       ---------------------
Real Estate:
         Construction and Land Development                              $         7,315                       14.73
         Farmland                                                                   456                         .92
         Residential (1-4 Family)                                                14,967                       30.13
         Multifamily                                                              3,061                        6.16
         Nonfarm Nonresidential Properties                                       16,735                       33.70
                                                                        ---------------       ---------------------
                  Subtotal                                              $        42,534                       85.64
                                                                        ---------------       ---------------------

Agricultural Production                                                              75                         .15
Commercial and Industrial                                                         4,148                        8.35
Loans to Individuals (Consumer)                                                   1,344                        2.71
Other                                                                             1,563                        3.15
                                                                        ---------------       ---------------------
                  Subtotal                                              $         7,130                       14.36
                                                                        ---------------       ---------------------
                                                                        $        49,664                      100.00
                                                                        ===============       =====================


         Source: Consolidated Report of Condition and Income (Schedule RC-C Loans and Lease Financing Receivables) June 30, 1998.

         The allowance for loan and lease losses was $500,000 at June 30, 1999, which was 1.01% of total loans. The current allowance amount is deemed adequate by Bank management.

         The market value of the Bank's securities portfolio as of June 30, 1999, was $9,397,000 as compared to amortized cost of $9,563,000 for a $166,000 positive variance. The Bank carries 100% of its portfolio in an available for sale category. The portfolio consists primarily of securities issued by the U.S. Government, U.S. Government Agencies and state and political subdivisions.

         Demand deposits represent 4% - 6% of total deposits which is less than peer group averages of 9% - 10%.

Income Statement

         The Bank's net income history is as follows:

                           1999              $126,000 (six months)
                           1998              $187,000
                           1997              $155,000
                           1996              ($56,000)
                           1995             ($129,000)

         The Bank has paid no dividends since its initial chartering in 1995.

Market Information

Public Company

         The aggregate market value (market capitalization) of publicly traded banks or bank holding companies can be calculated by multiplying the current quoted price of the stock by the number of shares outstanding. This value can then be correlated to readily available data resulting in price-to-earnings and price-to-equity multiples. However, this calculated value is based upon a price of a single share of stock and, therefore, represents an estimation of value from a minority perspective since purchasers of these shares are not able to influence operations or management decisions. Consequently, adjustments must be made to reflect an estimated value for a control price valuation.

         While the estimated value using public company market data should have a bearing on the market value of any banking institution, there are other factors which must be considered. Large publicly held companies generally have more diverse markets through well-developed branching networks, and they have also benefitted from certain economies of scale. The subject bank of this valuation operates in a more localized market area with a smaller shareholder group.


         Even though direct comparisons are impossible, we have selected some publicly traded multi-bank holding companies which operate in the Midwest for our guideline company comparable data. As of June 30, 1999, the current data is as follows:




                                                        Market
                                                    Capitalization       Current Price        Current Price
Publicly Held Stock                                  (in millions)        to Earnings         to Book Value
- -------------------                                  -------------        -----------         -------------
Commerce Bancshares (MO)                            $      2,443.5            16.2                 2.27
UMB Financial (MO)                                           860.2            15.8                 1.31
First Banks America (MO)                                      58.8            19.2                 1.57
Mississippi Valley Bancshares (MO)                           309.7            16.3                 2.69
Southside Bancshares (MO)                                     97.7            14.1                 1.46
Allegiant Bancorporation, Inc. (MO)                           62.3            12.8                 1.27
Cass Commercial Corp. (MO)                                    94.9            13.2                 1.63
Gold Bancorporation, Inc. (KS)                               225.5            26.3                 2.60
Intrust Financial Corp. (KS)                                 268.2            16.2                 2.01
MNB Bancshares, Inc. (KS)                                     12.0            14.1                  .90
BancFirst Corp. (OK)                                         319.3            14.5                 1.57
BOK Financial Corp. (OK)                                   1,140.0            16.6                 2.23
Southwest Bancorp (OK)                                        91.8            11.7                 1.41
         Range                                                            11.7 - 26.3           .90 - 2.69



         Source:   Bank INVESTOR - SNL Securities

Specific Transaction

         Although the public markets provide a basis for valuation purposes, the availability of information for other bank sales transactions also serves as a component for analysis purposes. Such transactions are documented via regulatory filings and through public disclosure. Various sources provide summaries of this information. Since these transactions are based upon majority sales, they must be analyzed in that context and are not comparable to the public company information presented above. These sales are for whole institutions, therefore, reported prices likely include elements of synergistic value. When a motivated buyer observes possibilities of synergistic operations or economies of scale, the resulting price is likely to be higher than a price arrived at by the theoretical fair market value standard. Additionally, these transactions include both cash and stock transactions with the majority of larger transactions being for stock. The statistics for "all cash" transactions indicates that ratios are 20-30% less than stock transactions and 10-25% less than the overall average. The following data was used as the basis for the "Specific Transaction" method.


                                                 Number of
Fourth Quarter-1998                            Transactions           Price-to-Earnings          Price-to-Equity
- -------------------                            ------------           -----------------          ---------------
All Banks                                           34                      21.51                      2.41
Greater than $50 million and                         9                      17.91                      2.22
    less than $150 million
Cash Deals                                          20                      21.63                      1.91
Stock Deals                                         14                      24.88                      3.12

First Quarter-1999
- ------------------
All Banks                                           26                      18.42                      2.27
Greater than $50 million and                         6                      15.94                      1.86
    less than $150 million
Cash Deals                                          14                      17.87                      1.81
Stock Deals                                         12                      19.06                      2.80


         Source:  The Banking Company Report, Kansas City, Missouri

         As mentioned previously, the transaction results in total consideration of $9,000,000 for the Company's stock. The calculated multiple of June 30, 1999 book value is 2.08. This is comparable to the multiples shown above for price-to-equity. Since the Bank is only four years old and has expanded rapidly, it has not established a strong earnings level. Consequently, the price-to-earnings ratio for this transaction is far in excess of the multiples shown above.

         We have relied on data available to us as of the date of this letter which was obtained from or developed by sources which we deem to be reliable without independent verification. Our opinion is for the use and benefit of the Board of Directors of Premier. The opinion is not intended to be and does not constitute a recommendation to the aforementioned parties as to whether to accept Riva shares in exchange for Premier shares as stipulated in the proposed transaction.

                  Based upon our valuation of the proposed merger and exchange of shares between Premier and Riva, it is our opinion that the exchange ratio for the conversion of Premier common shares into Riva common shares in the proposed transaction is fair from a financial viewpoint to the shareholders of Premier.

                                             GRA, Thompson, White & Co., P.C.
                                             by

                                             /s/ Terry W. White

                                             Terry W. White

                 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


The Certificate of Incorporation and Bylaws require Riva Bancshares to indemnify the directors and officers of Riva Bancshares to the fullest extent permitted by law. In addition, as permitted by Delaware Law, the Certificate of Incorporation and Bylaws provide that no director of Riva Bancshares shall be personally liable to Riva Bancshares or its shareholders for monetary damages for breach of duty of care or other duty as a director if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Riva Bancshares and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. This provision, however, shall not eliminate or limit the liability of a director:


         - for any breach of the director's duty of loyalty to the corporation or its shareholders,

         - for act or omissions not in good faith or which involve intentional misconduct or knowing violation of law,

         - under Section 174 of Delaware Law, involving the payment of unlawful dividends, stock repurchases or redemptions, or

         - for any transaction from which the director derived an improper personal benefit.

ITEMS 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

The following exhibits are filed as part of this Registration Statement:


Exhibit
Number                            Description of Exhibit
- --------       ------------------------------------------------------------
  2.1     --   Agreement and Plan of Merger, dated as of May 6, 1999 by and between Riva Bancshares, Inc. and Premier Bancshares, Inc.*

  2.2     --   Amendment No. 1 to Agreement and Plan of Merger, dated July 22,
               1999.

  2.3     --   Amended and Restated Agreement and Plan of Merger, dated July 29,
               1999. (included as Appendix A to the Proxy Statement/Prospectus).

  3.1     --   Certificate of Incorporation of Riva Bancshares.*

  3.1.1   --   Certificate of Designations, Preferences and Rights of Series
               A Preferred Stock of Riva Bancshares.*

  3.1.2   --   Certificate of Amendment No. 1 to the Certificate of
               Incorporation of Riva Bancshares.*

  3.1.3   --   Certificate of Amendment No. 2 to the Certificate of
               Incorporation of Riva Bancshares.

  3.1.4   --   Form of Amended and Restated Certificate of Incorporation
               of Riva Bancshares.

  3.1.5   --   Articles of Incorporation of Premier.*

  3.1.6   --   Amendment of Articles of Incorporation of Premier.*

  3.1.7   --   Articles of Agreement of Premier Bank.*

  3.2     --   Amended and Restated Bylaws of Riva Bancshares.

  3.2.1   --   Bylaws of Premier.*

  3.2.2   --   Bylaws of Premier Bank.*

  4.1     --   Specimen Stock Certificate.

  4.2     --   See Exhibits 3.1 and 3.2 for provisions of the Certificate of Incorporation, as amended, and Bylaws of Riva Bancshares defining rights of the holders of the common stock of Riva
               Bancshares.

  4.3     --   Form of Warrant to be issued to Premier shareholders.

  5.1     --   Opinion of Smith, Gambrell & Russell, LLP.*

  5.2     --   Opinion of Smith, Gambrell & Russell, LLP with respect to
               Warrants.

  8       --   Form of Tax Opinion of Smith, Gambrell & Russell, LLP.

 10.1     --   Employment Agreement dated July 16, 1998 between Riva
               Bancshares and Richard C. Jensen.*

10.1.1      --      Amendment No. 1 to Employment Agreement between Riva
                    Bancshares and Richard C. Jensen dated June 3, 1999.

10.2        --      Form of Employment Agreement between Riva Bancshares
                    and Riva Bancshares' executive officers.*

10.3        --      Riva Bancshares' 1999 Stock Option Plan.

10.4        --      Data Processing Agreement between Premier Bank and
                    Computer Services Incorporated.

23.1        --      Consent of Smith, Gambrell & Russell, LLP (contained in
                    their opinion at Exhibit 5).

23.2(a)     --      Consent of KPMG LLP with respect to the financial
                    statements of Riva Bancshares.

23.2(b)     --      Consent of KPMG LLP with respect to the consolidated
                    financial statements of Premier.

23.3        --      Consent of GRA Thompson & White & Company, P.C.

24          --      Power of Attorney (included in original signature page to
                    this Registration Statement).

99.1        --      Form of Proxy for Special Meeting of Shareholders of
                    Premier.

99.2        --      Form of Proxy for Special Meeting of Shareholders of
                    Riva Bancshares.

99.3        --      Opinion of GRA Thompson White & Company, P.C.
                    (included as Appendix D to the Proxy Statement/Prospectus).

99.4        --      Provisions of the General and Business Corporation Law of
                    Missouri regarding dissenters' rights of Premier
                    Shareholders (included as Appendix B to the Proxy Statement/
                    Prospectus).

99.5        --      Provisions of the Delaware General Corporation Law
                    regarding dissenters' rights of Riva Bancshares
                    shareholders (included as Appendix C to the Proxy Statement/
                    Prospectus).

99.6        --      Consent of Persons to be Named as directors of Riva
                    Bancshares.

99.7        --      Form of Letter of Transmittal for Holders.

- ---------------
*  Previously filed.

ITEM 22.  UNDERTAKINGS

                  (a) The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act;

                           (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the registration statement.

                           (iii) To include any additional material information with respect to the plan of distribution:

                  (2) For determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement to the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

                  (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the termination of the offering.

                  (b) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

                  (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                  (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form S-4 and has authorized this Amendment No. 1 to be signed on its behalf by the undersigned, in the City of St. Louis, State of Missouri, on the 28th day of July, 1999.


                                     Riva Bancshares, Inc.

                                     By: /s/ Richard C. Jensen
                                        ----------------------------------------
                                        Richard C. Jensen
                                        Chairman, President and Chief
                                        Executive Officer


         In accordance with the requirements of the Securities Act of 1933, this Amendment No. 1 was signed by the following persons in the capacities and on the dates stated:




                     SIGNATURE                                          TITLE                                 DATE
                     ---------                                          -----                                 ----
              /s/ Richard C. Jensen                     President and Chief Executive Officer             July 28, 1999
         ----------------------------------          (Principal Executive Officer) and Director
         Richard C. Jensen

              /s/ Daniel R. Sills                    Chief Financial Officer (Principal Financial         July 28, 1999
         ----------------------------------                    and Accounting Officer)
         Daniel R. Sills

                         *                                            Director                            July 28, 1999
         ----------------------------------
         Alan C. Henderson

                         *                                            Director                            July 28, 1999
         ----------------------------------
         Gerald G. Kaufman

                         *                                            Director                            July 28, 1999
         ----------------------------------
         Lewis A. Levey

                         *                                            Director                            July 28, 1999
         ----------------------------------
         Andrew M. Rosen

                         *                                            Director                            July 28, 1999
         ----------------------------------
         Patricia D. Whitaker


         *By:  /s/ Richard C. Jensen
              -----------------------------
                   As Attorney-in-Fact

                                 EXHIBIT INDEX


Exhibit
Number                            Description of Exhibit
- --------       ------------------------------------------------------------
  2.1      --   Agreement and Plan of Merger, dated as of May 6, 1999 by and between Riva Bancshares, Inc. and Premier Bancshares, Inc.*

  2.2      --   Amendment No. 1 to Agreement and Plan of Merger, dated
                July 22, 1999.

  2.3      --   Amended and Restated Agreement and Plan of Merger, dated
                July 29, 1999 (included as Appendix A to the Proxy
                Statement/Prospectus).

  3.1      --   Certificate of Incorporation of Riva Bancshares.*

  3.1.1    --   Certificate of Designations, Preferences and Rights of Series A
                Preferred Stock of Riva Bancshares.*

  3.1.2    --   Certificate of Amendment No. 1 to the Certificate of
                Incorporation of Riva Bancshares.*

  3.1.3    --   Certificate of Amendment No. 2 to the Certificate of
                Incorporation of Riva Bancshares.

  3.1.4    --   Form of Amended and Restated Certificate of Incorporation of
                Riva Bancshares.

  3.1.5    --   Articles of Incorporation of Premier.*

  3.1.6    --   Amendment of Articles of Incorporation of Premier.*

  3.1.7    --   Articles of Agreement of Premier Bank.*

  3.2      --   Amended and Restated Bylaws of Riva Bancshares.

  3.2.1    --   Bylaws of Premier.*

  3.2.2    --   Bylaws of Premier Bank.*

  4.1      --   Specimen Stock Certificate.

  4.2      --   See Exhibits 3.1 and 3.2 for provisions of the Certificate of
                Incorporation, as amended, and Bylaws of Riva Bancshares
                defining rights of the holders of the common stock of Riva
                Bancshares.

  4.3      --   Form of Warrant to be issued to Premier shareholders.

  5.1      --   Opinion of Smith, Gambrell & Russell, LLP.*

  5.2      --   Opinion of Smith, Gambrell & Russell, LLP with respect to
                Warrants.

  8        --   Form of Tax Opinion of Smith, Gambrell & Russell, LLP.

  10.1     --   Employment Agreement dated July 16, 1998 between Riva Bancshares and Richard C. Jensen.*

  10.1.1   --   Amendment No. 1 to Employment Agreement between Riva Bancshares and Richard C. Jensen dated June 3, 1999.

  10.2     --   Form of Employment Agreement between Riva Bancshares and Riva
                Bancshares' executive officers.*

  10.3     --   Riva Bancshares' 1999 Stock Option Plan.

  10.4     --   Data Processing Agreement between Premier Bank and Computer
                Services Incorporated.

23.1        --      Consent of Smith, Gambrell & Russell, LLP (contained in
                    their opinion at Exhibit 5).

23.2(a)     --      Consent of KPMG LLP with respect to the financial statements of Riva Bancshares.

23.2(b)     --      Consent of KPMG LLP with respect to the consolidated
                    financial statements of Premier.

23.3        --      Consent of GRA Thompson White & Company, P.C.

24          --      Power of Attorney (included in original signature page to
                    this Registration Statement).

99.1        --      Form of Proxy for Special Meeting of Shareholders of Premier.

99.2        --      Form of Proxy for Special Meeting of Shareholders of Riva
                    Bancshares.

99.3        --      Opinion of GRA Thompson White & Company, P.C. (included as
                    Appendix D to the Proxy Statement/Prospectus)

99.4        --      Provisions of the General and Business corporation Law of
                    Missouri regarding dissenters' rights of Premier
                    Shareholders (included as Appendix B to the Proxy Statement/
                    Prospectus)

99.5        --      Provisions of the Delaware General Corporation Law regarding dissenters' rights of Riva Bancshares shareholders
                    (included as Appendix C to the Proxy Statement/Prospectus)

99.6        --      Consent of Persons to be Named as Directors of Riva
                    Bancshares.

99.7        --      Form of Letter of Transmittal for Holders

_________________

*  Previously filed.